    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                          THERMO ELECTRON CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                        3569                    04-2209186
 (State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
     of Incorporation or         Industrial Classification    Identification No.)
        Organization)                  Code Number)

                                81 WYMAN STREET
                       WALTHAM, MASSACHUSETTS 02454-9046
                                 (781) 622-1000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                          SANDRA L. LAMBERT, SECRETARY
                          THERMO ELECTRON CORPORATION
                                81 WYMAN STREET
                       WALTHAM, MASSACHUSETTS 02454-9046
                                 (781) 622-1000

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                         ------------------------------

                                   COPIES TO:

          SETH H. HOOGASIAN, ESQ.                           WILLIAM P. GELNAW, JR., P.C.
              GENERAL COUNSEL                                  CHOATE, HALL & STEWART
        THERMO ELECTRON CORPORATION                                EXCHANGE PLACE
              81 WYMAN STREET                                     53 STATE STREET
     WALTHAM, MASSACHUSETTS 02454-9046                      BOSTON, MASSACHUSETTS 02109
               (781) 622-1000                                      (617) 248-5000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective time of the Registration Statement and as soon as certain other conditions under the Agreement and Plan of Merger, dated as of October 19, 1999, among Thermo Electron Corporation, TTT Acquisition Corporation, and Thermo TerraTech Inc. (the "Merger Agreement"), attached as Appendix A to the Proxy Statement-Prospectus forming a part of this Registration Statement as described herein, are met or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                       AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED (1)            SHARE              PRICE(2)
Common Stock, par value
  $1.00 per share (3)..............                  1,800,000 shares          $6.625             $11,925,000


                                                         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTRATION FEE
Common Stock, par value
  $1.00 per share (3)..............                       $3,316

(1) Based upon the maximum number of shares of Common Stock, par value $1.00 per share ("Thermo Common Stock"), of Thermo Electron Corporation ("Thermo Electron") that may be issued pursuant to the Merger Agreement.
(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"). This fee has been computed pursuant to Rules 457(f) and (c) thereof and is based on (i) $6.625, the average of the high and low per share prices of Common Stock, par value $0.10 per share ("TerraTech Common Stock") of Thermo TerraTech Inc. ("Thermo TerraTech") on the American Stock Exchange on November 5, 1999, and (ii) the maximum number of shares of TerraTech Common Stock to be acquired by Thermo Electron pursuant to the Merger.
(3) The Thermo Common Stock being registered hereby includes associated preferred stock purchase rights.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[THERMO TERRATECH LOGO]

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

    I am pleased to invite you to a Special Meeting of the stockholders of Thermo TerraTech Inc., at which you will be asked to adopt an Agreement and Plan of Merger dated as of October 19, 1999 by and among Thermo TerraTech, Thermo Electron Corporation (Thermo TerraTech's parent company) and TTT Acquisition Corporation, a newly formed subsidiary of Thermo Electron. The Special Meeting
will take place at 10:00 a.m., local time, on          ,            , 2000 at
the offices of Thermo Electron, 81 Wyman Street, Waltham, Massachusetts 02454. The Merger would result in the public stockholders of Thermo TerraTech receiving
0.4 shares of the common stock of Thermo Electron for each share of TerraTech Common Stock held by them (subject to adjustment as described herein) and Thermo TerraTech becoming a private company and a wholly owned subsidiary of Thermo Electron. Thermo Electron may terminate the Merger Agreement if it would be required to issue more than 1.8 million shares of Thermo Common Stock under the Merger Agreement.

    The Thermo Common Stock is listed on the New York Stock Exchange under the
trading symbol "TMO". On            , 1999, the Thermo Common Stock closed at
$      per share. The Merger cannot be completed unless the holders of the
TerraTech Common Stock, representing a majority of the votes entitled to be cast, adopt the Merger Agreement, which is attached as Appendix A to, and incorporated by reference into, the enclosed Proxy Statement-Prospectus. Please read the entire Merger Agreement carefully. Only stockholders who hold their
shares of TerraTech Common Stock at the close of business on            , 1999
will be entitled to vote at the Special Meeting. Each holder of a share of TerraTech Common Stock will be entitled to cast one vote per share at the meeting.

    A Special Committee of the Board of Directors of Thermo TerraTech, acting in the interests of Thermo TerraTech stockholders other than Thermo Electron and the directors and officers of Thermo TerraTech and Thermo Electron and their respective affiliates, evaluated the merits and negotiated the terms of the Merger. The Special Committee received an opinion from Adams, Harkness & Hill, Inc. as to the fairness of the Merger from a financial point of view, as of the date of its opinion, to the Thermo TerraTech stockholders (other than Thermo Electron and its affiliates). Please read carefully the written opinion of Adams, Harkness & Hill, dated October 19, 1999, which is attached as Appendix B to the enclosed Proxy Statement-Prospectus. The Special Committee recommended that Thermo TerraTech's Board of Directors approve the Merger Agreement.

    Thermo TerraTech's Board of Directors and its Special Committee believe that the proposed Merger is both substantively and procedurally fair to the public stockholders of Thermo TerraTech, and the Board recommends that stockholders vote "FOR" adoption of the Merger Agreement. You should be aware that five of the six members of the Thermo TerraTech Board of Directors are either directors or employees of Thermo Electron and thus have interests that are in addition to, or different from, your interests as stockholders of Thermo TerraTech. You should also be aware that Thermo Electron, which beneficially owns approximately 87% of the outstanding shares of TerraTech Common Stock, has agreed to vote its shares in favor of the Merger Agreement, and accordingly stockholder adoption is assured.

    This Proxy Statement-Prospectus provides you with detailed information concerning Thermo Electron and the proposed Merger. Please give all of the information contained in the Proxy Statement-Prospectus your careful attention. In particular, you should carefully consider the discussion in the section
entitled "Risk Factors" on page   of this Proxy Statement-Prospectus. You can
find out how to obtain additional information regarding Thermo Electron and Thermo TerraTech in the section entitled "Where You Can Find More Information"
on page   .

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE. RETURNING THE PROXY DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON. YOUR VOTE IS VERY IMPORTANT. THANK YOU FOR YOUR INTEREST AND PARTICIPATION.

                                          Very truly yours,

                                          John P. Appleton
                                          President and Chief Executive Officer

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Proxy Statement-Prospectus. Any representation to the contrary is a criminal offense.

    This Proxy Statement-Prospectus is dated            , 1999 and was first
mailed to stockholders on or about            , 1999.

    This Proxy Statement-Prospectus incorporates important business and financial information about Thermo TerraTech and Thermo Electron that is not included in or delivered with the document. This information is available without charge to you upon your written or oral request. Please contact Sandra
L. Lambert, Corporate Secretary, Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454 (telephone: 781-622-1000; facsimile: 781-768-6620).
In order to receive timely delivery, please contact us no later than          ,
1999.

[Thermo TerraTech logo]

                           NOTICE OF SPECIAL MEETING

                                                                          , 1999

TO THE HOLDERS OF THE COMMON STOCK OF
THERMO TERRATECH INC.

    I am pleased to give you notice of and cordially invite you to attend in person or by proxy the Special Meeting of the stockholders of Thermo TerraTech Inc., a Delaware corporation (the "Company" or "Thermo TerraTech"), which will
be held on        ,        , 2000, at 10:00 a.m., local time, at the offices of
Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454, and at any adjournment or adjournments thereof (the "Special Meeting"). At the Special Meeting, stockholders will:

    1. Consider and vote on a proposal to adopt an Agreement and Plan of Merger dated as of October 19, 1999 (the "Merger Agreement"), by and among Thermo TerraTech, Thermo Electron Corporation ("Thermo Electron") and TTT Acquisition Corporation (the "Merger Sub"), pursuant to which the Merger Sub, a newly formed, wholly owned subsidiary of Thermo Electron, will be merged with and into Thermo TerraTech (the "Merger"). Upon the Merger, each stockholder of Thermo TerraTech (other than Thermo Electron) will become entitled to receive 0.4 share (subject to adjustment as described herein) of the common stock, $1.00 par value, of Thermo Electron (the "Thermo Common Stock") for each outstanding share of common stock, $.10 par value, of Thermo TerraTech (the "TerraTech Common Stock") owned by such stockholder immediately prior to the effective time of the Merger. A copy of the Merger Agreement is attached as Appendix A to and is described in the accompanying Proxy Statement-Prospectus.

    2. Transact such other business as may properly come before the Special Meeting.

    Only stockholders of record at the close of business on           , 1999
will receive notice of and be able to vote at the Special Meeting.

    The accompanying Proxy Statement-Prospectus describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. Thermo TerraTech's Bylaws require that the holders of a majority of the outstanding shares of TerraTech Common Stock entitled to vote be present or represented by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the Special Meeting regardless of the number of shares you hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy Card in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy in the manner described in the accompanying Proxy Statement-Prospectus at any time before it is voted at the Special Meeting.

    This Notice, the Proxy Card and Proxy Statement-Prospectus enclosed herewith are sent to you by order of the Board of Directors.

                                          SANDRA L. LAMBERT
                                          Secretary

    WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. TO ADOPT THE MERGER AGREEMENT, THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF TERRATECH COMMON STOCK ENTITLED TO VOTE THEREON IS REQUIRED. YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT AT THE SPECIAL MEETING.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. IN CONSIDERING THE RECOMMENDATION OF THE BOARD OF DIRECTORS WITH RESPECT TO THE MERGER, STOCKHOLDERS OTHER THAN THERMO ELECTRON AND THE DIRECTORS AND OFFICERS OF THERMO TERRATECH AND THERMO ELECTRON (THE "'PUBLIC STOCKHOLDERS") SHOULD BE AWARE THAT CERTAIN OFFICERS AND DIRECTORS OF THERMO TERRATECH HAVE CERTAIN INTERESTS THAT ARE IN ADDITION TO, OR DIFFERENT FROM, THE INTERESTS OF THE PUBLIC STOCKHOLDERS. SEE "THE MERGER--CONFLICTS OF INTEREST."

    IF A PROPERLY EXECUTED PROXY CARD IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE SHARES OF TERRATECH COMMON STOCK REPRESENTED BY THAT PROXY WILL BE VOTED "FOR" ADOPTION OF THE MERGER AGREEMENT.

  PLEASE DO NOT SEND YOUR STOCK CERTIFICATES TO THERMO TERRATECH AT THIS TIME.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      8

SUMMARY OF THE PROXY STATEMENT-PROSPECTUS...................     11
  Date, Time and Place of the Special Meeting...............     11
  Purpose of the Special Meeting............................     11
  Record Date and Quorum....................................     11
  Vote Required and Revocation of Proxies...................     12
  Parties to the Merger.....................................     12
  The Merger................................................     13
  Effective Time of the Merger and Payment for Shares.......     14
  Effect of the Merger on Thermo TerraTech Stock Options,
    Warrants and Debentures.................................     14
  The Special Committee's and the Board's Recommendation....     15
  Opinion of Adams, Harkness & Hill.........................     16
  Purpose and Reasons of Thermo Electron for the Merger.....     16
  Purpose and Reasons of Thermo TerraTech for the Merger....     17
  Position of Thermo Electron as to Fairness of the
    Merger..................................................     18
  Conflicts of Interest.....................................     18
  Certain Effects of the Merger.............................     20
  Conditions to the Merger, Termination and Expenses........     20
  Federal Income Tax Consequences...........................     22
  Accounting Treatment......................................     22
  Federal and State Regulatory Requirements.................     22
  Restrictions on the Ability to Sell Thermo Electron
    Stock...................................................     22
  You Do Not Have Dissenters' or Appraisal Rights...........     23
  Where You Can Find More Information.......................     23
  Differences between Your Rights as a Thermo TerraTech
    Stockholder and as a Thermo Electron Stockholder........     23
  Forward Looking Statements in this Proxy
    Statement-Prospectus....................................     23
  Comparative Per Share Market Price Data...................     23

UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL
INFORMATION.................................................     24

RISK FACTORS................................................     26
  Thermo Electron is in the Midst of a Corporate
    Reorganization, which Includes Taking Several
    Subsidiaries Private and Selling Several Businesses.....     26
  The Value of the Thermo Common Stock You Receive in the
    Merger May Vary.........................................     26
  Acquired Businesses May Be Unprofitable and Difficult to
    Integrate...............................................     26
  Thermo Electron Has Significant Competition in the Sale of
    its Products and Services...............................     27
  International Operations Involve Many Risks...............     27
  Thermo Electron Must Adapt to Rapid and Significant
    Technological Change and Respond to Introductions of New
    Products................................................     27
  Changes in Governmental Regulations May Adversely Affect
    Demand for Thermo Electron's Products...................     27

                                                                PAGE
                                                              --------
  Some of Thermo Electron's Products Must be Approved by
    Government Agencies; Thermo Electron may not Obtain the
    Necessary Approvals.....................................     28
  Demand for Some Thermo Electron Products Depends on
    Capital Spending Policies of its Customers and on
    Government Funding Policies.............................     28
  Thermo Electron Depends on its Patents and Proprietary
    Rights..................................................     28
  The Year 2000 Computer Issue may Disrupt Thermo Electron's
    or its Customers'
    Businesses..............................................     29

THE MERGER..................................................     30
  Background of the Merger..................................     30
  The Special Committee's and the Board's Recommendation....     37
  Opinion of Adams, Harkness & Hill.........................     40
  Purpose and Reasons of Thermo Electron for the Merger.....     49
  Purpose and Reasons of Thermo TerraTech for the Merger....     50
  Position of Thermo Electron as to Fairness of the
    Merger..................................................     50
  Conflicts of Interest.....................................     51
  Certain Effects of the Merger.............................     53
  Conduct of Thermo TerraTech's Business After the Merger...     54
  Conduct of the Business of Thermo TerraTech if the Merger
    is Not Consummated......................................     54
  Conversion of Securities..................................     55
  Effect of the Merger on Thermo TerraTech Stock Options,
    Warrants and Debentures.................................     56
  Deferred Compensation Plan for Directors..................     56
  Transfer of Shares........................................     56
  Conditions................................................     56
  Representations and Warranties............................     58
  Covenants.................................................     58
  Indemnification and Insurance.............................     59
  Termination, Amendment and Waiver.........................     60
  Expenses..................................................     61
  Accounting Treatment......................................     61
  Regulatory Approvals......................................     61
  Restrictions on Sales of Shares by Affiliates of Thermo
    TerraTech and Thermo Electron...........................     61
  Listing on the New York Stock Exchange of Thermo Common
    Stock to be Issued in the Merger........................     62
  Dissenters' and Appraisal Rights..........................     62
  Comparative Per Share Market Price Data...................     62

THE SPECIAL MEETING.........................................     63
  Proxy Solicitation........................................     63
  Record Date and Quorum Requirement........................     63
  Voting Procedures.........................................     63
  Voting and Revocation of Proxies..........................     64
  Effective Time............................................     64

SELECTED FINANCIAL INFORMATION--THERMO ELECTRON.............     65

                                                                PAGE
                                                              --------
SELECTED FINANCIAL INFORMATION--THERMO TERRATECH............     66

FEDERAL INCOME TAX CONSEQUENCES.............................     67

CERTAIN PROJECTED FINANCIAL DATA............................     69

COMPARISON OF RIGHTS OF HOLDERS OF THERMO TERRATECH AND
THERMO COMMON STOCK.........................................     71

CERTAIN TRANSACTIONS........................................     78

RECENT DEVELOPMENTS.........................................

LEGAL OPINION...............................................     80

EXPERTS.....................................................     80

STOCKHOLDER PROPOSALS.......................................     81

WHERE YOU CAN FIND MORE INFORMATION.........................     81

INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS........    F-1

APPENDIX A--Agreement and Plan of Merger....................    A-1

APPENDIX B--Opinion of Adams, Harkness & Hill, Inc..........    B-1

APPENDIX C--Annual Report on Form 10-K of Thermo
  TerraTech Inc. for the Fiscal Year ended April 3, 1999....    C-1

APPENDIX D--Amendment No. 1 on Form 10-K to Annual Report on
  Form 10-K/A of Thermo TerraTech Inc. for the Fiscal Year
  ended April 3, 1999.......................................    D-1

APPENDIX E--Quarterly Report on Form 10-Q of Thermo
  TerraTech Inc. for the Quarter ended July 3, 1999.........    E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

1.  WHEN AND WHERE IS THE THERMO TERRATECH SPECIAL MEETING?

    The Special Meeting will take place on             , 2000, at 10:00 a.m.,
local time, at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.

2.  WHAT PROPOSALS ARE THERMO TERRATECH STOCKHOLDERS VOTING ON?

    Thermo TerraTech stockholders are being asked to adopt the Merger Agreement. The Merger Agreement provides that a wholly owned subsidiary of Thermo Electron will merge with and into Thermo TerraTech and, as a result, Thermo Electron will own all of the outstanding Common Stock of Thermo TerraTech.

3.  WHAT WILL THERMO TERRATECH STOCKHOLDERS RECEIVE IN THE MERGER?

    In the Merger, Thermo TerraTech stockholders will receive 0.4 share of Thermo Common Stock for each share of TerraTech Common Stock owned by them (as adjusted the "Exchange Ratio"). The Exchange Ratio may be adjusted, as follows:

    - If the average of the closing prices as reported in the consolidated transaction reporting system of shares of the Thermo Common Stock for each of the 20 consecutive trading days ending on the fifth trading day prior to the effective date of the Merger (the "Pre-Closing Average Price") multiplied by the Exchange Ratio is less than $7.25, then the Exchange Ratio shall be adjusted to be equal to $7.25 divided by the Pre-Closing Average Price, provided that Thermo Electron may terminate the Merger Agreement if it would be required to issue more than 1,800,000 shares of Thermo Common Stock as a result of this adjustment.

    - If the Pre-Closing Average Price multiplied by the Exchange Ratio is greater than $9.25, the Exchange Ratio will be adjusted to be equal to $9.25 divided by the Pre-Closing Average Price.

In other words:

        (i) If during the 20 trading days ending on the fifth trading day prior to the effective date of the Merger, the average closing price of Thermo Common Stock is less than $18.125, Thermo TerraTech stockholders would receive Thermo Common Stock worth the equivalent of $7.25 per share of TerraTech Common Stock (however, Thermo Electron may elect to terminate the Merger Agreement if it would be required to issue more than 1,800,000 shares of Thermo Common Stock in the transaction).

        (ii) If the average closing price of Thermo Common Stock is between $18.125 and $23.125, each share of Common Stock would be exchanged for 0.4 shares of Thermo Common Stock.

        (iii) If the average closing price of Thermo Common Stock is greater than $23.125, Thermo TerraTech shareholders would receive Thermo Common Stock worth the equivalent of $9.25 per share of Common Stock.

    On April 30, 1999, the last day before the public announcement of Thermo Electron's proposal to take Thermo TerraTech private (no price having been determined as of that date, and, accordingly, no exchange ratio or financial terms announced as of that date) on which the TerraTech Common Stock traded, the closing price of TerraTech Common Stock reported in the consolidated transaction reporting system was $4.1875; on May 4, 1999, the last trading day before the public announcement of Thermo Electron's proposal to take Thermo TerraTech private, the closing price of Thermo Common Stock reported in the consolidated transaction reporting system was $16.25; on October 19, 1999 (the last trading day before the announcement of the financial terms of the proposed Merger), the closing prices of TerraTech Common Stock and Thermo Common Stock reported in the consolidated transaction reporting
system were $5.375 and $13.0625, respectively; and on             , 1999 (the
most recent practicable date prior to the printing of this Proxy Statement-Prospectus), the closing prices of TerraTech Common Stock and Thermo Common Stock reported in the consolidated transaction reporting system were
$      and $      , respectively.

4.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

    The Merger is intended to qualify as a reorganization under the Internal Revenue Code. Accordingly, no gain or loss will generally be recognized by Thermo TerraTech, Thermo Electron or the Merger Sub as a result of the Merger. Additionally, no gain or loss will generally be recognized by Thermo TerraTech stockholders to the extent they receive shares of Thermo Common Stock in the Merger. In general, however, Thermo TerraTech stockholders will recognize taxable gain to the extent they receive cash in lieu of fractional shares in the Merger. Thermo TerraTech stockholders should consult their tax advisors for a full understanding of the tax consequences of the Merger.

5. WHY IS THERMO TERRATECH'S BOARD OF DIRECTORS RECOMMENDING ADOPTION OF THE TRANSACTION?

    Thermo TerraTech's Board of Directors believes, based on the recommendation of its Special Committee, that the proposed transaction is fair to and in the best interests of, Thermo TerraTech and its stockholders other than Thermo Electron and the directors and officers of Thermo TerraTech and Thermo Electron (the "Public Stockholders").

6.  ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
    MERGER?

    Yes. In evaluating the Merger, you should carefully consider the factors
discussed in the section entitled "Risk Factors" on page   .

7.  AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

    Under Delaware law, holders of TerraTech Common Stock are not entitled to dissenters' or appraisal rights in the Merger.

8.  WHAT STOCKHOLDER VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

    Under Delaware law and the charter documents of Thermo TerraTech, a majority of the outstanding shares of TerraTech Common Stock entitled to vote must vote to adopt the Merger Agreement. Thermo Electron owns approximately 87% of the outstanding TerraTech Common Stock and has agreed to vote in favor of adoption of the Merger Agreement. Accordingly, the stockholder vote adopting the Merger Agreement is assured.

9. WHAT HAPPENS IF I DO NOT INSTRUCT A BROKER HOLDING MY SHARES AS TO HOW TO VOTE THEM OR I ABSTAIN FROM VOTING?

    If your shares are held by a broker as nominee, your broker will not be able to vote your shares without instructions from you. If your broker is unable to vote your shares or if you abstain, it will have the effect of voting against adoption of the Merger Agreement under Delaware law; however, as indicated above, Thermo Electron owns sufficient shares to satisfy the Delaware law voting requirement.

10. WHO IS ENTITLED TO VOTE?

    Holders of record of TerraTech Common Stock at the close of business on
      , 1999, the record date for the Special Meeting, are entitled to vote at the Special Meeting.

11. WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

    We are working to complete all aspects of the Merger as quickly as possible. If adopted by the stockholders, we currently expect the Merger to be completed
by       , 2000.

12. WHAT DO I NEED TO DO NOW?

    After you have carefully read this Proxy Statement-Prospectus, please complete, sign and mail your Proxy Card in the enclosed return envelope as soon as possible. That way, your shares can be represented at the Special Meeting. If your shares are held by a broker as nominee, you should receive a Proxy Card from your broker.

    Thermo TerraTech stockholders must return their Proxy Cards before the Special Meeting or attend the Special Meeting in order for their votes to be counted at the Special Meeting.

13. CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

    You may change your vote at any time before the vote takes place at the Special Meeting. To do so, you can attend the Special Meeting and vote in person, complete and send a new Proxy Card with a later date or send a written notice stating you would like to revoke your proxy. The notice should be sent to: Thermo TerraTech Inc., c/o Thermo Electron Corporation, 81 Wyman Street, Waltham, MA 02454-9046, Attention: Corporate Secretary.

14. SHOULD I SEND IN MY THERMO TERRATECH STOCK CERTIFICATES NOW?

    No. You should continue to hold your certificates for TerraTech Common Stock. If the Merger is completed, you will receive a package containing instructions on how to exchange your shares of TerraTech Common Stock for Thermo Common Stock.

15. WILL THERMO TERRATECH'S 4 5/8% CONVERTIBLE SUBORDINATED DEBENTURES BE EXCHANGED IN THE MERGER?

    No. However, following the Merger, holders of the debentures will have the right to convert their debentures into Thermo Common Stock, rather than into TerraTech Common Stock. Holders of the debentures will not have the right to cause Thermo TerraTech to redeem the debentures in connection with the Merger. See "THE MERGER--Effect of the Merger on Thermo TerraTech Stock Options, Warrants and Debentures."

16. WHAT WILL HAPPEN TO THE THERMO TERRATECH STOCK OPTIONS AND WARRANTS?

    Options and warrants to purchase TerraTech Common Stock outstanding on the effective date of the Merger, whether or not the options are then exercisable, will be assumed by Thermo Electron and converted into options or warrants, as the case may be, to purchase shares of Thermo Common Stock.

17. WHO SHOULD I CALL IF I HAVE ANY ADDITIONAL QUESTIONS?

    You should call Thermo TerraTech Investor Relations at (781) 622-1111.

18. WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

    We do not expect to ask you to vote on any other matters at the Special Meeting. If you are voting by proxy, however, we ask that you give the proxies listed in the Proxy Card the power to act in their discretion upon any other matters that may come before the Special Meeting.

                   SUMMARY OF THE PROXY STATEMENT-PROSPECTUS

    This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the Merger. In particular, you should read the documents attached to this Proxy Statement-Prospectus, including the Merger Agreement, which is attached as Appendix A and incorporated by reference into the Proxy Statement-Prospectus. In addition, we incorporate by reference important business and financial information about Thermo Electron and Thermo TerraTech into this Proxy Statement-Prospectus. You may obtain the information incorporated by reference into this Proxy Statement-Prospectus without charge by following the instructions in the section entitled "Where You
Can Find More Information" on page   of this Proxy Statement-Prospectus.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The Special Meeting of stockholders of Thermo TerraTech Inc., a Delaware
corporation (the "Company" or "Thermo TerraTech"), will be held on       ,
      , 2000, at 10:00 a.m., local time, at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.

PURPOSE OF THE SPECIAL MEETING

    At the Special Meeting, the stockholders of the Company will consider and vote on a proposal to adopt an Agreement and Plan of Merger dated as of October 19, 1999 (the "Merger Agreement"), which is attached to this Proxy Statement as Appendix A. The Merger Agreement provides that TTT Acquisition Corporation (the "Merger Sub"), a newly-formed Delaware corporation that is a wholly owned subsidiary of Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), would merge with and into Thermo TerraTech (the "Merger"). Thermo TerraTech would be the surviving corporation (the "Surviving Corporation") in the Merger, and each outstanding share of common stock, $.01 par value, of Thermo TerraTech (the "TerraTech Common Stock"), other than shares held by Thermo TerraTech in treasury and shares held by Thermo Electron, will be converted automatically into the right to receive 0.4 share of the common stock, $1.00 par value per share, of Thermo Electron (the "Thermo Common Stock") (the "Exchange Ratio"), subject to adjustment as described below. See "THE MERGER."

RECORD DATE AND QUORUM

    The close of business on       , 1999 is the record date (the "Record Date")
for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Each holder of record of TerraTech Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At the close of business on the
Record Date, there were       shares of TerraTech Common Stock outstanding. The
holders of a majority of the outstanding shares of TerraTech Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions will be counted as shares present and entitled to vote for purposes of determining whether a quorum exists. If you hold your shares of TerraTech Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on certain matters for which it has discretionary voting authority. Brokers generally will not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are also counted as present or represented at the Special Meeting for purposes of determining whether a quorum exists. See "THE SPECIAL MEETING--Record Date and Quorum Requirement."

VOTE REQUIRED AND REVOCATION OF PROXIES

    Under Delaware law, holders of a majority of the outstanding shares of TerraTech Common Stock entitled to vote at the Special Meeting must adopt the Merger. For the purposes of this vote, a failure to vote, a vote to abstain and a broker non-vote will have the same legal effect as a vote cast against adoption of the Merger Agreement. Thermo Electron, which owns approximately 87% of the outstanding TerraTech Common Stock, owns enough shares of TerraTech Common Stock to adopt the Merger under Delaware law without the vote of any other holders of TerraTech Common Stock and has agreed to vote its shares in favor of the Merger Agreement. See "THE SPECIAL MEETING--Voting Procedures."

    A stockholder who returns a proxy may revoke it at any time before the stockholder's shares are voted at the Special Meeting. The proxy may be revoked by written notice to the Secretary of the Company received prior to the Special Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Special Meeting. See "THE SPECIAL MEETING--Voting and Revocation of Proxies."

    If a properly executed Proxy Card is submitted and no instructions are given, the shares of TerraTech Common Stock represented by that proxy will be voted "FOR" the adoption of the proposed Merger Agreement.

    The Board of Directors of the Company (the "Board" or the "Board of Directors") is not aware of any other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, including a motion to adjourn the Special Meeting for the purpose of soliciting additional proxies, the persons named on the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" adoption of the Merger Agreement will not be used to vote "FOR" adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "FOR" the Merger Agreement. See "THE SPECIAL MEETING--Voting Procedures."

PARTIES TO THE MERGER

THERMO ELECTRON

    Thermo Electron and its subsidiaries develop, manufacture and market monitoring, analytical, and biomedical instrumentation; biomedical products including heart-assist devices, respiratory-care equipment, and mammography systems; and paper recycling and papermaking equipment. Thermo Electron also develops alternative-energy systems and clean fuels, industrial process equipment; and other specialized products. Thermo Electron also provides a range of services including industrial outsourcing, particularly in environmental-liability management, laboratory analysis and metallurgical processing, and conducts advanced-technology research and development. Thermo Electron performs its business through wholly owned subsidiaries and divisions, as well as majority-owned subsidiaries that are partially owned by the public or private investors.

    Thermo Electron is a Delaware corporation and was incorporated in 1956. It completed its initial public offering in 1967, and the Thermo Common Stock has been listed on the New York Stock Exchange since 1980. The principal executive offices of Thermo Electron are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

THERMO TERRATECH

    Thermo TerraTech provides industrial outsourcing services and manufacturing support encompassing a broad range of specializations. Thermo TerraTech operates in four segments: environmental-liability management, engineering and design, laboratory testing, and metal treating.

    The Environmental-liability Management segment includes Thermo TerraTech's majority-owned, publicly held ThermoRetec Corporation subsidiary
("ThermoRetec"), which is a national provider of environmental-liability and resource-management services. Through a nationwide network of offices,

ThermoRetec offers these and related consulting services in four areas: consulting and engineering, nuclear remediation, soil remediation, and fluids
recycling. As of       , 1999, Thermo TerraTech owned   % of ThermoRetec's
outstanding common stock. ThermoRetec and Thermo Electron have entered into an Agreement and Plan of Merger, dated as of October 19, 1999, pursuant to which Retec Acquisition Corporation, a newly formed, wholly owned subsidiary of Thermo Electron, would be merged with and into ThermoRetec (the "ThermoRetec Merger") and, as a result, Thermo Electron would own all of the outstanding common stock of ThermoRetec.

    Thermo TerraTech's majority-owned, privately-held Thermo EuroTech N.V. subsidiary, located in the Netherlands, specializes in converting "off-spec" and contaminated petroleum fluids into useable oil products. Thermo EuroTech also provides in-plant waste management and recycling services through its
Ireland-based Green Sunrise Holdings Ltd. subsidiary. As of       , 1999, Thermo
TerraTech owned   % of Thermo EuroTech's outstanding common stock.

    The Engineering and Design segment includes Thermo TerraTech's majority-owned, publicly held subsidiary, The Randers Killam Group Inc. ("Randers Killam"), which provides comprehensive engineering and outsourcing services in four areas: water and wastewater treatment, process engineering and construction, highway and bridge engineering, and infrastructure engineering. As
of       , 1999, Thermo TerraTech owned approximately 95% of Randers Killam's outstanding common stock. Randers Killam and Thermo Electron have entered into an Agreement and Plan of Merger, dated as of October 19, 1999, pursuant to which RK Acquisition Corporation, a newly formed, wholly owned subsidiary of Thermo Electron, would be merged with and into Randers Killam (the "Randers Killam Merger") and, as a result, Thermo Electron would own all of the outstanding common stock of Randers Killam. This segment also includes Thermo TerraTech's wholly owned Normandeau Associates Inc. subsidiary, which provides consulting services that address natural resource management issues.

    Thermo TerraTech's wholly owned Thermo Analytical Inc. subsidiary, which represents the Laboratory Testing segment, operates analytical laboratories that provide environmental- and pharmaceutical-testing services, primarily to commercial clients throughout the United States.

    The Metal Treating segment performs metallurgical processing services using thermal-treatment equipment at locations in California, Minnesota, and Wisconsin.

    As of       , 1999, Thermo Electron owned             shares of TerraTech
Common Stock, representing   % of such stock outstanding. The principal
executive offices of Thermo TerraTech are located at 85 First Avenue, Waltham, Massachusetts 02451, and its telephone number is (781) 370-1640.

THE MERGER SUB

    The Merger Sub is a newly-formed Delaware corporation organized at the direction of Thermo Electron for the sole purpose of effecting the Merger and has not conducted any prior business.

    The principal executive offices of the Merger Sub are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

THE MERGER

    The Merger Agreement provides that, subject to satisfaction of certain conditions, the Merger Sub will be merged with and into Thermo TerraTech, and that following the Merger, the separate existence of the Merger Sub will cease and Thermo TerraTech will continue as the Surviving Corporation. At the effective time of the Merger, which shall be the date and time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time") (and the date on which the Effective Time occurs being the "Effective Date"), and subject to the terms and conditions set forth in the Merger Agreement, each share of issued and outstanding TerraTech Common Stock (other than shares held by Thermo TerraTech in treasury and shares held by Thermo Electron) will, by virtue of the Merger, be canceled and converted into the right to receive the Exchange Ratio, subject to adjustment as described below. As a result of the Merger, the TerraTech Common Stock will no longer be publicly traded and will be 100% owned by Thermo Electron. See "THE MERGER."

    The Exchange Ratio may be adjusted, as follows:

    - If the average of the closing prices as reported in the consolidated transaction reporting system of shares of the Thermo Common Stock for each of the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time (the "Pre-Closing Average Price") multiplied by the Exchange Ratio is less than $7.25 (the "Floor Price"), then the Exchange Ratio shall be adjusted to be equal to $7.25 divided by the Pre-Closing Average Price, provided that Thermo Electron may terminate the Merger Agreement if it would be required to issue more than 1,800,000 shares of Thermo Common Stock as a result of this adjustment.

    - If the Pre-Closing Average Price multiplied by the Exchange Ratio is greater than $9.25, the Exchange Ratio will be adjusted to be equal to $9.25 divided by the Pre-Closing Average Price.

    The Floor Price ($7.25 per share) represents a premium of (i) approximately 73% over the closing price of the TerraTech Common Stock reported in the consolidated transaction reporting system on April 30, 1999, the last day on which trading in the TerraTech Common Stock occurred prior to Thermo Electron's first public announcement of a proposal to take Thermo TerraTech private (no price having been determined and, accordingly, no exchange ratio or financial terms announced as of that date) and (ii) approximately 35% over the closing price of the TerraTech Common Stock reported in the consolidated transaction reporting system on October 19, 1999, the last trading day immediately prior to the public announcement of the financial terms of Thermo Electron's proposal.

EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES

    The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to adoption of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. See "--Conditions to the Merger, Termination and Expenses" and "THE MERGER--Conditions." Detailed instructions with regard to the surrender of stock certificates, together with a letter of transmittal, will be forwarded to stockholders by Thermo TerraTech's transfer agent, American Stock Transfer and Trust Company (the "Exchange Agent"), promptly following the Effective Time. Stockholders should not submit their stock certificates to the Exchange Agent until they have received such materials. The Exchange Agent will send certificates for Thermo Common Stock to Thermo TerraTech stockholders as promptly as practicable following receipt by the Exchange Agent of their stock certificates and other required documents. See "THE MERGER--Conversion of Securities." Stockholders should not send any stock certificates to Thermo Electron, Thermo TerraTech or the Exchange Agent at this time.

EFFECT OF THE MERGER ON THERMO TERRATECH STOCK OPTIONS, WARRANTS AND DEBENTURES

    At the Effective Time, each outstanding option to purchase shares of TerraTech Common Stock (each, a "Thermo TerraTech Stock Option") under the TerraTech Stock Option Plans (as defined below), whether or not exercisable, will be assumed by Thermo Electron. Each Thermo TerraTech Stock Option so assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions set forth in the applicable Thermo TerraTech Stock Option Plan immediately prior to the Effective Time, except that (i) each Thermo TerraTech Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Common Stock equal to the product of the number of shares of TerraTech Common Stock that were issuable upon exercise of such Thermo TerraTech Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and
(ii) the per share exercise price for the shares of Thermo Common Stock issuable upon exercise of such assumed Thermo TerraTech Stock Option will be equal to the quotient determined by dividing the exercise price per share of TerraTech Common Stock at which such Thermo TerraTech Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

    In addition, at the Effective Time, all warrants to purchase TerraTech Common Stock then outstanding shall be converted at the Effective Time into warrants to purchase Thermo Common Stock. The number of whole shares of Thermo Common Stock for which each warrant will be exercisable (or will become exercisable in accordance with its terms) and the per share exercise price for the shares of Thermo Common Stock issuable upon exercise of such Thermo TerraTech warrant will be determined in accordance with the terms of such warrants.

    The consummation of the Merger will also make Thermo TerraTech's 4 5/8% convertible subordinated debentures due May 1, 2003 (the "4 5/8% Debentures") convertible into shares of Thermo Common Stock, rather than into the TerraTech Common Stock into which the debentures are now convertible. Such 4 5/8% Debentures are currently convertible into TerraTech Common Stock at a price of $15.90 per share. An aggregate of $111,850,000 principal amount of the 4 5/8% Debentures was outstanding as of October 2, 1999. Holders of the 4 5/8% Debentures will not have the right to cause Thermo TerraTech to redeem the debentures as a result of the Merger. Assuming an Exchange Ratio of .55, following the Merger the 4 5/8% Debentures will be convertible into Thermo Common Stock at a conversion price of $28.91 per share.

    See "THE MERGER--Effect of the Merger on Thermo TerraTech Stock Options, Warrants and Debentures."

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

    In May 1999, the Board appointed a committee (the "Special Committee") of one director, Mr. Polyvios Vintiadis (who is not an officer or employee of Thermo TerraTech, the Merger Sub or Thermo Electron and who is not a director of Thermo Electron or the Merger Sub), to act on behalf of, and in the interests of, the Public Stockholders in his review of and evaluation of the proposed Merger. See "SPECIAL FACTORS--The Special Committee's and the Board's Recommendation." Mr. Vintiadis does not own any shares of TerraTech Common Stock outright; however, he does hold options to acquire 6,300 shares of TerraTech Common Stock, with exercise prices ranging from $4.16 to $10.03, which will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Common Stock on the same terms as all the other holders of Thermo TerraTech Stock Options. See "THE MERGER--Effect of the Merger on Thermo TerraTech Stock Options, Warrants and Debentures." Further, deferred units equal to 10,716 shares of TerraTech Common Stock have accumulated under the Company's deferred compensation plan for outside directors for the benefit of Mr. Vintiadis, which units will be converted into the right to receive 5,893.8 shares of Thermo Common Stock (assuming an Exchange Ratio of .55 shares of Thermo Common Stock, as would have been the case had the Pre-Closing Average Price been $13.1875, which was the closing price of the Thermo Common Stock on October 25, 1999). See "THE MERGER--Deferred Compensation Plan for Directors."

    At the conclusion of its review and evaluation of the proposed Merger, on October 19, 1999, the Special Committee recommended to Thermo TerraTech's Board that the Merger Agreement be approved and that it be recommended to the stockholders of Thermo TerraTech for adoption. In connection with its recommendation, the Special Committee considered the opinion of Adams, Harkness & Hill, Inc. ("Adams, Harkness & Hill"), that the consideration of 0.4 shares of Thermo Common Stock for each share of TerraTech Common Stock under the Merger Agreement (subject to adjustment as provided therein) was fair, from a financial point of view, as of the date of its opinion, to the Public Stockholders. See "THE MERGER--Opinion of Adams, Harkness & Hill." As part of its deliberations, the Special Committee determined that the Merger is substantively and procedurally fair to the Public Stockholders.

    Following the recommendation of the Special Committee, the Board of Directors approved the Merger Agreement, declared its advisability and recommended that the stockholders of Thermo TerraTech adopt the Merger Agreement. In connection with its recommendation, the Board also adopted the findings and recommendation of the Special Committee with regard to both the substantive and procedural fairness of the Merger. In reaching their respective decisions to recommend adoption of the Merger Agreement, the Special Committee and the Board also considered the factors set forth elsewhere in this Proxy Statement. See "THE MERGER--The Special Committee's and the Board's Recommendation."

    In considering the recommendations of the Board of Directors with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of Thermo TerraTech have certain interests that are in addition to, or different from, the interests of the Public Stockholders. See "THE MERGER--Conflicts of Interest."

    The Special Committee and the Board recommend that the Thermo TerraTech stockholders vote "FOR" adoption of the Merger Agreement.

OPINION OF ADAMS, HARKNESS & HILL

    Adams, Harkness & Hill provided its opinion to the Special Committee on October 19, 1999, that, as of the date of such opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the Public Stockholders of the Company. The full text of the written opinion of Adams, Harkness & Hill dated October 19, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. The opinion of Adams, Harkness & Hill referred to herein does not constitute a recommendation as to how any stockholder should vote with respect to the Merger. Holders of shares of TerraTech Common Stock are urged to, and should, read the opinion in its entirety. See "THE MERGER--Opinion of Adams, Harkness & Hill."

    The Special Committee retained Adams, Harkness & Hill to assist it in its evaluation of the proposed Merger. Pursuant to the terms of Adams, Harkness & Hill's engagement letter with the Special Committee, the Company paid Adams, Harkness & Hill a retainer fee of $50,000 and a fee of $87,500 upon the delivery of its written fairness opinion dated October 19, 1999 (which fee was payable regardless of the conclusions expressed therein). In addition, the Company has agreed to pay Adams, Harkness & Hill an additional $50,000 if the Special Committee requests an additional fairness opinion in connection with a new or materially revised transaction. The Company has also agreed to reimburse Adams, Harkness & Hill for all reasonable fees and disbursements of its counsel and all of its reasonable travel and other out-of-pocket expenses arising in connection with its engagement, and to indemnify Adams, Harkness & Hill and its affiliates to the full extent permitted by law against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from the bad faith, willful misconduct or gross negligence of Adams, Harkness & Hill.

    The Merger Agreement provides that it is a condition to the obligations of Thermo TerraTech to effect the Merger that Adams, Harkness & Hill shall reaffirm orally its written opinion as of the date of mailing of this Proxy Statement-Prospectus and at the Effective Time.

PURPOSE AND REASONS OF THERMO ELECTRON FOR THE MERGER

    The purpose of Thermo Electron for engaging in the transactions contemplated by the Merger Agreement is for Thermo Electron to acquire all of the outstanding shares of TerraTech Common Stock. In determining to acquire such shares of TerraTech Common Stock at this time, Thermo Electron considered the following factors: (i) recent public capital market trends affecting micro-cap companies;
(ii) the latest market trends in the markets in which the Company competes, primarily the environmental-liability and resource-management services industry;
(iii) the debt owed by the Company, including the debt owed to Thermo Electron;
(iv) the reduction in the amount of public information available to competitors about Thermo TerraTech's business that would result from the termination of the Company's obligations as a reporting company to the Securities and Exchange Commission (the "Commission"), (v) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including, for example, the dedication of time and resources of management and of the Board to stockholder and analyst inquiries, and investor and public relations; (vi) the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that Thermo Electron anticipates could result in savings of approximately $450,000 per year, including the approximate cost of associated legal and accounting fees; and (vii) the greater flexibility that the Company's management would have to focus on long-term business goals, as opposed to quarterly earnings, as a non-reporting company.

    Thermo Electron also considered the advantages and disadvantages of certain alternatives to taking Thermo TerraTech private, including leaving Thermo TerraTech as a public majority-owned subsidiary. Thermo Electron considered the number of Thermo TerraTech shares held by the Public Stockholders, recent trends in the price of the TerraTech Common Stock and the relative lack of liquidity for the TerraTech Common Stock. Thermo Electron also reviewed the net overall cost of the transaction and its benefits. Thermo Electron also explored the impact on its own common stock of the issuance of shares proposed to be used for this transaction. In addition, Thermo Electron considered that, by acquiring the minority stockholder interest in Thermo TerraTech, it would advance the goal of its proposed corporate reorganization, announced in August 1998, to reduce the number of Thermo Electron's majority-owned, public subsidiaries. After consideration of these various factors, Thermo Electron decided to make a proposal to Thermo TerraTech to acquire for stock, through a merger, all of the outstanding shares of TerraTech Common Stock that it did not already own. See "THE MERGER--Purpose and Reasons of Thermo Electron for the Merger."

    As of       , Thermo Electron beneficially owned approximately 87% of the outstanding TerraTech Common Stock.

PURPOSE AND REASONS OF THERMO TERRATECH FOR THE MERGER

    The purpose of Thermo TerraTech for engaging in the transactions contemplated by the Merger Agreement is to become part of a larger operating entity and thereby potentially realize improved operating and financial results and a stronger competitive position. Thermo TerraTech considered the following factors in determining to engage in the Merger at this time: (i) the benefits to be gained from becoming part of a larger operating entity, (ii) recent public capital market trends affecting micro-cap companies; (iii) the latest market trends in the markets in which the Company competes, primarily the environmental-liability and resource-management services industry; (iv) the debt owed by the Company, including the debt owed to Thermo Electron; (v) the reduction in the amount of public information available to competitors about Thermo TerraTech's business that would result from the termination of the Company's obligations as a reporting company to the Commission, (vi) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including, for example, the dedication of time and resources of management and of the Board to stockholder and analyst inquiries, and investor and public relations;
(vii) the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that Thermo Electron anticipates could result in savings of approximately $450,000 per year, including the approximate cost of associated legal and accounting fees; and (viii) the greater flexibility that the Company's management would have to focus on long-term business goals, as opposed to quarterly earnings, as a non-reporting company. See "THE MERGER--Purpose and Reasons of Thermo TerraTech for the Merger."

POSITION OF THERMO ELECTRON AS TO FAIRNESS OF THE MERGER

    Thermo Electron considered the findings and recommendation of the Special Committee and the Board of Thermo TerraTech with respect to the fairness of the Merger to the Public Stockholders (see "THE MERGER--The Special Committee's and the Board's Recommendation"). As of the date of the

Merger Agreement, Thermo Electron adopted the findings and recommendation of the Special Committee and the Board with respect to the fairness of the Merger. Based solely on the findings and recommendation of the Special Committee and its own internal review of the terms of the Merger, Thermo Electron believes that the Merger is both procedurally and substantively fair to the Public Stockholders and that the Exchange Ratio is fair to the Public Stockholders from a financial point of view. Thermo Electron did not attach specific weights to any factors in reaching its belief as to fairness. Thermo Electron is not making any recommendation as to how the Public Stockholders should vote on the Merger Agreement. See "THE MERGER--Position of Thermo Electron as to Fairness of the Merger."

    The Public Stockholders should be aware that certain officers and directors of Thermo Electron are also officers and directors of the Company and have certain interests that are in addition to, or different from, the interests of the Public Stockholders. See "THE MERGER--Conflicts of Interest." Thermo Electron considered these potential conflicts of interest and based in part thereon, Thermo Electron's proposed offer was conditioned on, among other things, the approval of the Merger by the Special Committee and the receipt by the Special Committee of a fairness opinion from an investment banking firm.

CONFLICTS OF INTEREST

    In considering the recommendation of the Special Committee and the Board with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of Thermo TerraTech have interests in connection with the Merger that present them with actual or potential conflicts of interest, which are described in more detail under "THE MERGER--Conflicts of Interest."

    THE SPECIAL COMMITTEE

    Mr. Vintiadis holds options to acquire 6,300 shares of TerraTech Common Stock, with exercise prices ranging from $4.16 to $10.03, which will be assumed by Thermo Electron and be converted into options to acquire shares of Thermo Common Stock on the same terms as all other Thermo TerraTech Stock Options. See "--Assumption of Thermo TerraTech Stock Options and Warrants by Thermo Electron." In addition, deferred units equal to 10,716 shares of TerraTech Common Stock have accumulated under Thermo TerraTech's deferred compensation plan for outside directors for the benefit of Mr. Vintiadis, which units will be converted into the right to receive 5,893.8 shares of Thermo Common Stock (assuming an Exchange Ratio of .55). Such options and deferred units were issued to Mr. Vintiadis pursuant to terms approved by Thermo TerraTech's stockholders. The Special Committee formally met 16 times, either in person or telephonically, with one or more of its advisors, from May 1999 through the date of this Proxy Statement-Prospectus and, in addition, had numerous informal discussions and consultations telephonically. As compensation for serving on the Special Committee, the Board has authorized that Mr. Vintiadis receive a special retainer fee of $20,000 and additional fees of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically. See "THE MERGER--Conflicts of Interest."

    THE THERMO TERRATECH DIRECTORS AND EXECUTIVE OFFICERS

    The members of the Thermo TerraTech Board of Directors (other than the member of the Special Committee) and executive officers of Thermo TerraTech own in the aggregate 177,645 shares of TerraTech Common Stock (or approximately 0.9% of the outstanding shares of TerraTech Common Stock) and will receive an aggregate of 97,705 shares of Thermo Common Stock upon consummation of the Merger (assuming an Exchange Ratio of .55). In addition, such Board members and executive officers hold options to acquire an aggregate of 673,000 shares of TerraTech Common Stock, with exercise prices ranging from $4.16 to $10.03, which will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Common Stock on the same terms as all the other holders of Thermo TerraTech Stock Options. See "--Effect of the Merger on Thermo TerraTech Stock Options, Warrants and Debentures." One member of the Thermo TerraTech Board of Directors owns a warrant to purchase an aggregate of 12,500 shares of TerraTech Common Stock, which will be converted into a warrant to purchase Thermo Common Stock on the same terms as all the other holders of warrants to purchase TerraTech Common Stock. Such Board members and executive officers also beneficially owned an aggregate of 2,312,349 shares of Thermo Common Stock as of October 2, 1999. Further, certain members of the Board and certain executive officers hold directorship or officer positions with Thermo Electron. See "THE MERGER--Conflicts of Interest."

    Directors and executive officers of Thermo Electron own in the aggregate 33,521 shares of TerraTech Common Stock, or approximately 0.2% of the outstanding TerraTech Common Stock.

    INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that the Surviving Corporation shall, and Thermo Electron will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of Thermo TerraTech, pursuant to Thermo TerraTech's Certificate of Incorporation and Bylaws, as in effect on the date of the Merger Agreement. In addition, the directors and officers of Thermo TerraTech will be provided with continuing directors' and executive officers' liability insurance coverage for a period of six years following the Effective Time, subject to certain limitations. See "THE MERGER--Conflicts of Interest" and "THE MERGER--Indemnification and Insurance."

    The Merger Agreement also provides that Thermo TerraTech will, regardless of whether the Merger becomes effective, indemnify Mr. Vintiadis against any costs and expenses paid in connection with any claim or action arising out of or pertaining to any action or omission in Mr. Vintiadis' capacity as a director or fiduciary of Thermo TerraTech (including as a member of the Special Committee or in connection with the transactions contemplated by the Merger Agreement) that occurs on, before or after the Effective Time, until the expiration of the statute of limitations relating to any such action or omission. Thermo TerraTech shall pay Mr. Vintiadis' expenses in advance of the final disposition of the action upon receipt of an undertaking by Mr. Vintiadis to repay those expenses if it is later decided that he is not entitled to such payment. If the Merger becomes effective, Thermo Electron will be jointly and severally responsible for the indemnification and expense advancement obligations as described above. If the Merger does not become effective, Thermo Electron shall only be responsible for indemnifying or advancing expenses for matters that arise out of or pertain to the work of the Special Committee, the Merger Agreement or the transactions contemplated by the Merger Agreement.

    In addition, Thermo Electron has entered into separate indemnification agreements with each of the members of the Board of Directors, including the member of the Special Committee, providing for indemnification of and advancement of expenses to such directors directly by Thermo Electron in certain circumstances. See "THE MERGER--Indemnification and Insurance."

CERTAIN EFFECTS OF THE MERGER

    As a result of the Merger, Thermo Electron will beneficially own the entire equity interest in Thermo TerraTech. Thermo Electron will have complete control over the conduct of Thermo TerraTech's business and will have a 100% interest in the net book value and net earnings of Thermo TerraTech and any future increases in the value of Thermo TerraTech. Thermo Electron's ownership of Thermo TerraTech prior to the transaction contemplated herein was approximately 87%. Upon completion of this transaction, Thermo Electron's interest in the Company's net book value of $48.9 million on July 3, 1999 and net loss of $1.4 million and $45.1 million for the year ended April 3, 1999 and the three months ended
July 3, 1999, respectively, would increase from approximately 87% of such amounts to 100% of such amounts. The Public Stockholders will no longer have any interest in, and will not be stockholders of, Thermo TerraTech and therefore will not participate in Thermo TerraTech's future earnings and potential growth and will no longer bear the risk of any decreases in the value of the Company. Instead, the stockholders of the

Company other than Thermo Electron will have the right to receive the Exchange Ratio for each share held.

    In addition, the TerraTech Common Stock will no longer be traded on the American Stock Exchange (the "AMEX") and price quotations with respect to sales of shares in the public market will no longer be available. The registration of the TerraTech Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated, and this termination will eliminate the Company's obligation to file periodic financial and other information with the Commission and will make most other provisions of the Exchange Act inapplicable. See "THE MERGER--Certain Effects of the Merger."

CONDITIONS TO THE MERGER, TERMINATION AND EXPENSES

    Each party's obligation to effect the Merger is subject to the satisfaction of the following conditions:

    - the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of TerraTech Common Stock entitled to vote thereon in accordance with the provisions of
      Section 251 of the General Corporation Law of the State of Delaware (the "DGCL");

    - no court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

    - the registration statement of which this Proxy Statement-Prospectus forms a part and a resale registration statement relating to the sale of shares of Thermo Common Stock issuable upon exercise of the TerraTech warrants assumed by Thermo Electron (the "Warrant Registration Statement") shall be effective and no order suspending the effectiveness of such registration statements shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Commission;

    - the Thermo Common Stock issuable pursuant to the Merger Agreement and all shares of Thermo Common Stock subject to issuance pursuant to the TerraTech Stock Option Plans, the 4 5/8% Debentures and the warrants issued by TerraTech, each as assumed by Thermo Electron under the Merger Agreement, shall have been authorized for listing on the New York Stock Exchange;

    - Thermo TerraTech and Thermo Electron shall have received a tax opinion regarding certain tax matters relating to the transactions contemplated under the Merger Agreement; and

    - no stock acquisition date or other event that would result in the occurrence of a distribution date shall have occurred with respect to the rights to purchase a unit consisting of one ten-thousandth of a share of Thermo Electron's Series B Junior Participating Preferred Stock, as defined in the Rights Agreement dated as of January 19, 1996, as amended, by and between Thermo Electron and BankBoston, N.A.

    The obligations of Thermo TerraTech to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, unless waived in writing by Thermo TerraTech (upon the written consent of the Special Committee):

    - the representations and warranties of the Merger Sub and Thermo Electron in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time, except as permitted by the Merger Agreement;

    - the Merger Sub and Thermo Electron shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time;

    - Thermo TerraTech shall have received a certificate of the President, Chief Executive Officer or Vice President of Thermo Electron certifying to the effect of above two clauses;

    - at the time of mailing of this Proxy Statement-Prospectus to the stockholders of Thermo TerraTech and at the Effective Time, Adams, Harkness & Hill shall have reaffirmed orally its fairness opinion and shall not have withdrawn such opinion; and

    - any and all necessary state securities approvals for the issuance of Thermo Common Stock pursuant to the Merger Agreement shall have been obtained.

    The obligations of the Merger Sub and Thermo Electron to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, unless waived in writing by Thermo Electron:

    - the representations and warranties of Thermo TerraTech in the Merger Agreement shall be true and correct in all material respects on and as if made at the Effective Time, except as otherwise permitted by the Merger Agreement;

    - Thermo TerraTech shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

    - Thermo Electron shall have received a certificate of the President, Chief Executive Officer or Vice President of Thermo TerraTech certifying to the effect of the above two clauses; and

    - the Special Committee shall not have withdrawn its recommendation to the Board of Directors that the Merger Agreement, including the Exchange Ratio, is fair to, and in the best interests of, the Public Stockholders.

    Certain conditions that have not been satisfied by one party may be waived by the other party; however, prior approval of the Special Committee is required for Thermo TerraTech to waive or amend any provision of the Merger Agreement. See "THE MERGER--Conditions." Although stockholder adoption of the Merger Agreement is assured, there can be no assurance that the Merger will be consummated.

    At any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of Thermo TerraTech, the Merger Agreement may be terminated by the mutual written consent of the board of directors of the Merger Sub and the Board of Directors of Thermo TerraTech (upon approval of the Special Committee). In addition, either the Merger Sub or Thermo TerraTech (upon approval of the Special Committee), in accordance with the provisions of the Merger Agreement, may terminate the Merger Agreement prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of Thermo TerraTech, if (i) the Merger has not been consummated by March 31, 2000 (in which case the right of Thermo TerraTech to terminate shall be exercised as directed by the Special Committee), subject to certain exceptions, (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling is final and nonappealable or (iii) the approval of the stockholders of Thermo TerraTech necessary to consummate the Merger has not been obtained, subject to certain exceptions. Thermo Electron has agreed to vote, or cause to be voted, all of the Common Stock owned by it and any of its subsidiaries in favor of the Merger. See "THE MERGER--Termination, Amendment and Waiver."

    In addition, the Merger Sub may terminate the Merger Agreement prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of Thermo TerraTech, if (i) Thermo TerraTech breaches any representation, warranty, covenant or agreement in any material respect and fails to cure such breach within 10 business days after written notice of such breach from the Merger Sub or (ii) Thermo Electron would be required to issue more than 1,800,000 shares of Thermo

Common Stock as a result of an adjustment to the Exchange Ratio. See "THE MERGER--Conversion of Securities." Thermo TerraTech may terminate the Merger Agreement prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of Thermo TerraTech, if (i) the Special Committee determines after consultation with outside legal counsel that failure to do so would be inconsistent with the Board's or the Special Committee's fiduciary duties under applicable law (which determination would result in the withdrawal or modification of the Special Committee's recommendation and, at the Special Committee's election, the termination of the Merger Agreement) or
(ii) Thermo Electron breaches any representation, warranty, covenant or agreement in any material respect and fails to cure such breach within 10 business days after written notice of such breach from Thermo TerraTech. There is no termination fee payable by either party in the event that the Merger Agreement is terminated. See "THE MERGER--Termination, Amendment and Waiver."

    Each of the parties has agreed to pay its own costs and expenses in connection with the Merger Agreement, whether or not the Merger is consummated. See "THE MERGER--Expenses."

FEDERAL INCOME TAX CONSEQUENCES

    The receipt of shares of Thermo Common Stock solely in exchange for TerraTech Common Stock pursuant to the Merger will generally not be a taxable transaction. See "FEDERAL INCOME TAX CONSEQUENCES" and "THE MERGER--Certain Effects of the Merger."

ACCOUNTING TREATMENT

    The Merger will be accounted for as the acquisition of a minority interest by Thermo Electron, using the purchase method of accounting.

FEDERAL AND STATE REGULATORY REQUIREMENTS

    No federal or state regulatory approvals are required to be obtained that have not already been obtained, nor any regulatory requirements complied with, in connection with the consummation of the Merger by any party to the Merger Agreement, except for (i) the requirements of the Delaware General Corporation Law in connection with stockholder approvals and consummation of the Merger and
(ii) the requirements of the federal securities laws.

RESTRICTIONS ON THE ABILITY TO SELL THERMO ELECTRON STOCK

    All shares of Thermo Common Stock received by you in connection with the Merger will be freely transferable unless you are considered an "affiliate" of Thermo Electron under the Securities Act of 1933, as amended. Shares of Thermo Common Stock held by its affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act.

YOU DO NOT HAVE DISSENTERS' OR APPRAISAL RIGHTS

    Under Delaware law, you are not entitled to dissenters' or appraisal rights in connection with the Merger.

WHERE YOU CAN FIND MORE INFORMATION

    If you have any questions about the Merger, please call Thermo Electron Investor Relations at 1-781-622-1111.

DIFFERENCES BETWEEN YOUR RIGHTS AS A THERMO TERRATECH STOCKHOLDER AND AS A
  THERMO ELECTRON STOCKHOLDER

    There are certain differences between the rights you have as a holder of TerraTech Common Stock and the rights you will have as a holder of Thermo Common Stock. See "COMPARISON OF RIGHTS OF HOLDERS OF THERMO TERRATECH AND THERMO COMMON STOCK."

FORWARD LOOKING STATEMENTS IN THIS PROXY STATEMENT-PROSPECTUS

    This Proxy Statement-Prospectus and the documents incorporated by reference into this Proxy Statement-Prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the Merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk
Factors" on page   .

COMPARATIVE PER SHARE MARKET PRICE DATA

    Thermo Common Stock is traded on the New York Stock Exchange under the symbol "TMO." TerraTech Common Stock is traded on the American Stock Exchange under the symbol "TTT."

    The following table sets forth the closing prices per share of the TerraTech Common Stock as reported in the consolidated transaction reporting system and the closing prices per share of Thermo Common Stock as reported in the consolidated transaction reporting system on (1) May 4, 1999, the last trading day before the public announcement of Thermo Electron's proposal (with no price having been determined) to take Thermo TerraTech private (in the case of the TerraTech Common Stock, closing price information is given as of April 30, 1999, which was the last day on which the TerraTech Common Stock traded prior to the May 5 announcement), and (2) October 19, 1999, the last trading day before the public announcement that Thermo Electron and Thermo TerraTech had entered into the Merger Agreement.

    The chart also sets forth, in the column entitled "Equivalent Per Share Price," the price per share of TerraTech Common Stock you would have received if the Exchange Ratio was set at .55, which is the assumed fraction of one Thermo Electron share into which one share of TerraTech Common Stock would be exchanged if the Pre-Closing Average Price was $13.1875 (the closing price of the Thermo Common Stock on October 25, 1999).

                                                              APRIL 30, 1999/
STOCK/DATE                                                      MAY 4, 1999     OCTOBER 19, 1999
----------                                                    ---------------   ----------------
Thermo TerraTech............................................      $4.1875           $ 5.375
Thermo Electron.............................................     16.25               13.0625
Equivalent Per Share Price..................................      7.25                7.25

          UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

    The following table presents unaudited pro forma combined selected financial information for Thermo Electron and Thermo TerraTech, historical selected financial information for Thermo Electron and Thermo TerraTech, and unaudited pro forma combined per share data for Thermo Electron and Thermo TerraTech. The historical financial information is derived from the financial statements of Thermo Electron and Thermo TerraTech, included in or incorporated by reference into this Proxy Statement-Prospectus. The pro forma information is derived from the pro forma combined condensed financial information included elsewhere in this Proxy Statement-Prospectus. The unaudited pro forma consolidated condensed statements of operations data set forth the results of operations for the six months ended July 3, 1999, and the fiscal year ended January 2, 1999, as if the Merger, the ThermoRetec Merger, and the Randers/Killam Merger had become effective at the beginning of 1998. The unaudited pro forma consolidated condensed balance sheet data sets forth the financial position as of July 3, 1999, as if the Merger, the ThermoRetec Merger, and the Randers/Killam Merger had become effective on July 3, 1999.

    This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                                                              SIX MONTHS ENDED     FISCAL YEAR ENDED
                                                                JULY 3, 1999        JANUARY 2, 1999
                                                             ------------------   -------------------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
PRO FORMA COMBINED:
STATEMENT OF OPERATIONS DATA:
  Revenues.................................................      $2,101,878             $3,867,596
  Net Income (Loss)........................................        (216,331)               177,177
BALANCE SHEET DATA (AT END OF PERIOD):
  Working Capital..........................................      $1,667,060
  Total Assets.............................................       5,932,076
  Long-term Obligations....................................       1,983,760
  Minority Interest........................................         527,270
  Common Stock of Subsidiaries Subject to Redemption.......          57,871
  Shareholders' Investment.................................       1,978,468
PER SHARE DATA:
THERMO ELECTRON (HISTORICAL):
  Book Value per Common Share..............................      $    12.35             $    14.18
  Earnings (Loss) per Share:
    Basic..................................................      $    (1.31)            $     1.12
    Diluted................................................      $    (1.32)            $     1.07
PRO FORMA:
COMBINED PER SHARE OF THERMO ELECTRON STOCK:
  Book Value per Common Share..............................      $    12.40
  Earnings (Loss) per Share:
    Basic..................................................      $    (1.36)            $     1.09
    Diluted................................................      $    (1.37)            $     1.04

                                                              SIX MONTHS ENDED     FISCAL YEAR ENDED
                                                                JULY 3, 1999        JANUARY 2, 1999
                                                             ------------------   -------------------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
COMBINED PER THERMO ELECTRON SHARE EQUIVALENT (1):
  Book Value per Common Share..............................      $     6.82
  Cash Dividends Declared per Share........................              --                     --
  Earnings (Loss) per Share:
    Basic..................................................      $     (.75)            $      .60
    Diluted................................................      $     (.75)            $      .57

                                                             THREE MONTHS ENDED   FISCAL YEAR ENDED
                                                                JULY 3, 1999        APRIL 3, 1999
                                                             ------------------   -----------------
THERMO TERRATECH (HISTORICAL):
  Book Value per Common Share..............................        $ 2.57               $4.84
  Loss per Share:
    Basic..................................................        $(2.37)              $(.07)
    Diluted................................................        $(2.37)              $(.07)

------------------------

(1) Pro forma combined per Thermo Electron share equivalent data has been calculated based on the pro forma combined data for Thermo Common Stock, multiplied by an assumed Exchange Ratio of .55, which is the assumed fraction of one Thermo Electron share into which one share of TerraTech Common Stock would be exchanged pursuant to the Merger if the Pre-Closing Average Price was $13.1875 (the closing price of the Thermo Common Stock on October 25, 1999).

                                  RISK FACTORS

    If you hold your shares of TerraTech Common Stock until the Merger, you will thereafter be investing in Thermo Common Stock. The following important factors, among others, in some cases have affected, and in the future could affect, Thermo Electron's actual results and could cause its actual results in the remainder of fiscal 2000 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Thermo Electron. In addition to the other information contained in or incorporated by reference into this Proxy Statement-Prospectus, you should carefully consider the following risk factors in deciding whether to vote for the Merger.

    THERMO ELECTRON IS IN THE MIDST OF A CORPORATE REORGANIZATION, WHICH INCLUDES TAKING SEVERAL SUBSIDIARIES PRIVATE AND SELLING SEVERAL
BUSINESSES. This corporate reorganization, which was initially announced on August 12, 1998, is meant to reduce the complexity of Thermo Electron's corporate structure, consolidate certain businesses to improve their competitive position and increase liquidity for stockholders by providing larger market floats for some subsidiaries. In addition, as part of its corporate reorganization, Thermo Electron has announced the sale of several business units by many of its publicly-held subsidiaries. Both the reduction of the number of Thermo Electron's publicly-held subsidiaries and the sale of several businesses are time-consuming, expensive, and consume management resources. In addition, the successful completion of the reorganization depends, in part, on many factors that are not in Thermo Electron's control. The failure to complete these transactions in a timely manner could have an adverse effect on Thermo Electron.

    THE VALUE OF THE THERMO COMMON STOCK YOU RECEIVE IN THE MERGER MAY
VARY. Upon completion of the Merger, each share of TerraTech Common Stock will be exchanged for shares of Thermo Common Stock. There will be no adjustment to the Exchange Ratio in the event of any fluctuation in the market price of TerraTech Common Stock. As described in "THE MERGER--Conversion of Securities," the Exchange Ratio may be adjusted based on changes in the price per share of the Thermo Common Stock. Specifically, the actual dollar value of Thermo Common Stock to be received by you upon completion of the Merger will depend on the market value of Thermo Common Stock during the 20 trading days ending on the
fifth business day prior to the completion of the Merger. As of       , 1999,
the last trading date for which information was available before the printing of this Proxy Statement-Prospectus, the closing price of Thermo Common Stock was
$      per share. The share prices of both TerraTech Common Stock and Thermo
Common Stock are subject to general price fluctuations in the market for publicly traded equity securities and have experienced significant volatility. No prediction can be made as to the market prices of either TerraTech Common Stock or Thermo Common Stock at any time before the completion of the Merger or as to the market price of Thermo Common Stock after the completion of the Merger.

    ACQUIRED BUSINESSES MAY BE UNPROFITABLE AND DIFFICULT TO INTEGRATE. One of Thermo Electron's principal growth strategies is to supplement its internal growth with the acquisition of businesses and technologies that complement or augment Thermo Electron's existing product lines. Certain businesses recently acquired by Thermo Electron have to date not been highly profitable. In addition, businesses that Thermo Electron may seek to acquire in the future may also be marginally profitable or unprofitable. In order for any acquired businesses to be as profitable as Thermo Electron would like, Thermo Electron must successfully integrate the acquired operations and improve market penetration. Thermo Electron may not succeed at this effort. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers, the need for regulatory approvals, including antitrust approvals, and the high valuations of businesses resulting from historically high stock prices in many countries. Thermo Electron may have to pay substantial premiums over the fair value of the net assets of the companies it acquires. Thermo Electron may not be able to complete pending or future acquisitions, and it may not be able to successfully integrate any acquired businesses into its existing business or make the acquired businesses profitable.

    In order to finance any acquisitions, Thermo Electron may have to raise additional funds, either through public or private financings. Any equity or debt financing, if available at all, may be on unfavorable terms and may dilute Thermo Electron's shareholders.

    THERMO ELECTRON HAS SIGNIFICANT COMPETITION IN THE SALE OF ITS PRODUCTS AND SERVICES. Thermo Electron has significant competition in the sale of its products and services. Thermo Electron competes against many large multinational corporations. Some competitors may adapt more quickly to new technologies and changes in customer requirements, or may devote more resources to promoting and selling their products than Thermo Electron. Competition may increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. Thermo Electron's current products, products under development, and ability to develop new technologies may not be sufficient to enable it to compete effectively.

    INTERNATIONAL OPERATIONS INVOLVE MANY RISKS. International revenues account for a substantial portion of Thermo Electron's revenues, and Thermo Electron intends to continue to expand its presence in international markets. International revenues are subject to a number of risks, including the following:

    - changes in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by Thermo Electron in foreign markets, where payment for Thermo Electron's products and services is made in the local currency;

    - Thermo Electron may find it hard to enforce agreements and collect receivables using a foreign country's legal system;

    - foreign customers may have longer payment cycles;

    - foreign countries may impose additional withholding taxes or otherwise tax Thermo Electron's foreign income, impose tariffs, or adopt other restrictions on foreign trade;

    - U.S. export licenses may be difficult to obtain; and

    - intellectual property rights may be harder to enforce.

    All of these factors may have a material adverse impact on Thermo Electron's business and results of operations. Some of Thermo Electron's revenues come from exports to Asia. Certain countries in Asia are in a severe economic crisis, involving sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. Thermo Electron's export sales to Asia may continue to be adversely affected by the unstable economic conditions there, which may continue to adversely affect Thermo Electron's results of operations, financial condition, or business.

    THERMO ELECTRON MUST ADAPT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE AND RESPOND TO INTRODUCTIONS OF NEW PRODUCTS. The markets for Thermo Electron's products undergo rapid and significant technological change, evolving industry standards and frequent new product introductions and enhancements. Many of Thermo Electron's products and products under development are technologically innovative and require significant planning, design, development, and testing at the technological, product, and manufacturing-process levels. These activities require significant capital commitments and investment by Thermo Electron. In addition, products that are competitive in Thermo Electron's markets are characterized by rapid and significant technological change due to industry standards that may change on short notice and by the introduction of new products and technologies that render existing products and technologies uncompetitive or obsolete. The products currently being developed by Thermo Electron, or those to be developed in the future, may not be technologically feasible or accepted by the marketplace, and Thermo Electron's products or proprietary technologies could become uncompetitive or obsolete.

    CHANGES IN GOVERNMENTAL REGULATIONS MAY ADVERSELY AFFECT DEMAND FOR THERMO ELECTRON'S PRODUCTS. Thermo Electron competes in several markets in which its customers must comply with federal, state, local, and foreign regulations, such as environmental, health and safety, and food and drug regulations. Thermo

Electron develops, configures, and markets its products to meet customer needs created by those regulations. These regulations may be changed in response to new scientific evidence or political or economic considerations. Any significant change in regulations could adversely affect demand for Thermo Electron's products in these markets.

    SOME OF THERMO ELECTRON'S PRODUCTS MUST BE APPROVED BY GOVERNMENT AGENCIES; THERMO ELECTRON MAY NOT OBTAIN THE NECESSARY APPROVALS. Some of Thermo Electron's products must receive pre-marketing clearance or approval by the U.S. Food and Drug Administration (the "FDA") and similar agencies in foreign countries. The use or sale of certain of Thermo Electron's products under development may require approvals by other government agencies. The process of obtaining clearance and approval from the FDA and other government agencies is time-consuming and expensive. Furthermore, the necessary clearances or approvals for Thermo Electron's products, services, and products and services under development may not be obtained on a timely basis, if at all.

    FDA regulations also require continuing compliance with specific standards in conjunction with the maintenance and marketing of products and services that have been approved or cleared. Failure to comply with applicable regulatory requirements can result in, among other things, civil and criminal penalties, suspension of approvals, recalls, or seizures of products, injunctions, and criminal prosecutions.

    DEMAND FOR SOME THERMO ELECTRON PRODUCTS DEPENDS ON CAPITAL SPENDING POLICIES OF ITS CUSTOMERS AND ON GOVERNMENT FUNDING POLICIES. Thermo Electron's customers include manufacturers of semiconductors and products incorporating semiconductors, pharmaceutical and chemical companies, laboratories, universities, healthcare providers, paper manufacturers, consumer product companies, government agencies, and public and private research institutions. The capital spending of these entities can have a significant effect on the demand for Thermo Electron's products. Such spending is based on many factors, including the resources available to make purchases, the spending priorities among various types of equipment, public policy, and the effects of different economic cycles, including fluctuating demand in the semiconductor industry. Any decrease in capital spending by any of the customer groups that account for a significant portion of Thermo Electron's sales could have a material adverse effect on Thermo Electron's business and results of operations.

    THERMO ELECTRON DEPENDS ON ITS PATENTS AND PROPRIETARY RIGHTS. Obtaining patent and trade secret protection for important new technologies, products, and processes is crucial to Thermo Electron, because developing new products and bringing them to the marketplace is time-consuming and expensive. Thermo Electron depends on being able to develop patentable products and obtain and enforce patent protection for its products in the U.S. and overseas. Thermo Electron owns many United States and foreign patents, and intends to file additional applications for patents as appropriate to cover its products. Patents may not be issued from any pending or future patent applications owned by or licensed to Thermo Electron. In addition, the claims allowed under any issued patents may not be broad enough to protect Thermo Electron's technology. Proceedings initiated by Thermo Electron to protect its proprietary rights could be very expensive to Thermo Electron. In addition, any issued patents owned by or licensed to Thermo Electron may be challenged, invalidated, or circumvented, and the rights granted thereunder may not provide competitive advantages to Thermo Electron. Third parties may claim that Thermo Electron is infringing their intellectual property rights. Defending those claims would be expensive, divert management's attention and could have a material adverse effect on Thermo Electron's business, financial condition, and results of operations. Furthermore, those claims could result in substantial damages awards and/or injunctive or other equitable relief, which could effectively block Thermo Electron's ability to make, use or sell its products and services in the United States or abroad. If a claim relating to intellectual property is made against Thermo Electron, Thermo Electron may seek licenses to such intellectual property. However, such licenses may not be obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture, or distribution of Thermo Electron's products and, therefore, could have a material adverse effect on Thermo Electron's business, financial condition, and results of operations.

    Thermo Electron relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. These agreements may be breached, Thermo Electron may not have adequate remedies for any breach, and Thermo Electron's trade secrets may otherwise become known or be independently developed by competitors.

    THE YEAR 2000 COMPUTER ISSUE MAY DISRUPT THERMO ELECTRON'S OR ITS CUSTOMERS' BUSINESSES. Thermo Electron is attempting to minimize any negative consequences arising from the year 2000 issue. However, year 2000 problems may still have a material adverse impact on Thermo Electron's business, operations, or financial condition. Thermo Electron expects that upgrades to its internal business systems will be completed soon, but it may encounter unexpected costs or delays. Despite its efforts to ensure that its material current products are year 2000 compliant, Thermo Electron may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third-party software or hardware. In addition, certain of Thermo Electron's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose Thermo Electron to claims. If any of Thermo Electron's significant suppliers or vendors experience business disruptions due to year 2000 issues, there may also be a material adverse effect on Thermo Electron. There is expected to be a significant amount of litigation relating to the year 2000 issue, and Thermo Electron could incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, Thermo Electron may not be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on Thermo Electron's business, operations, and financial condition in amounts that Thermo Electron cannot reasonably estimate at this time.

                                   THE MERGER

BACKGROUND OF THE MERGER

    In August 1998, Thermo TerraTech and Thermo Electron's senior management initially considered the possibility of an acquisition by Thermo TerraTech of the minority stockholder interests in Thermo TerraTech's two public subsidiaries, Randers/Killam and ThermoRetec, in connection with the proposed corporate reorganization of Thermo Electron and certain of its subsidiaries. Each of the acquisitions of Randers/Killam and ThermoRetec would be accomplished by means of a stock-for-stock merger. The goals of Thermo Electron's proposed corporate reorganization include (i) reducing the complexity of Thermo Electron's corporate structure, (ii) consolidating and strategically realigning certain businesses to enhance their competitive market positions and improve management coordination, and (iii) increasing liquidity in the public markets by providing larger market floats for Thermo Electron's publicly traded subsidiaries. If Thermo Electron's reorganization plan is completed as currently proposed, the number of Thermo Electron's majority-owned subsidiaries will be reduced from 22 to 12.

    In the context of the review of Thermo Electron's entire corporate structure which was taking place at the time, in April, 1999, Thermo Electron's management began to examine several factors, including the financial performance and profitability of Thermo TerraTech, uncertainty regarding Thermo TerraTech's future growth prospects, and the potential benefits to Thermo TerraTech's business if it were to become part of a larger business unit. Thermo Electron also considered the following factors: (i) recent public capital market trends affecting micro-cap companies; (ii) the latest trends in the markets in which the Company competes; (iii) the debt owed by the Company to, primarily, Thermo Electron; (iv) the reduction in the amount of public information available to competitors about Thermo TerraTech's business that would result from the termination of the Company's obligations under the Commission's reporting requirements; (v) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including, for example, the dedication of time and resources of management and of the Board to stockholder and analyst inquiries, and investor and public relations; (vi) the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that Thermo Electron anticipates could result in savings of approximately $450,000 per year, including fees for an audit by an independent accounting firm and legal fees; and (vii) the greater flexibility that the Company's management would have to focus on long-term business goals, as opposed to quarterly earnings, as a non-reporting company.

    Thermo Electron also considered the relatively low volume of trading in the TerraTech Common Stock and considered that the Merger would result in the Public Stockholders' receiving a somewhat more liquid, more readily tradeable security (the Thermo Common Stock). Management of Thermo Electron also considered that acquiring the minority stockholder interest in Thermo TerraTech would advance the goal of Thermo Electron's proposed corporate reorganization to reduce the number of majority-owned, public subsidiaries of Thermo Electron. Management of Thermo Electron also considered recent trends in the price of the TerraTech Common Stock, although Thermo TerraTech's current stock price was not a significant factor in the timing of Thermo Electron's decision to propose acquiring the minority stockholder interest in Thermo TerraTech. In April 1999, management of Thermo Electron decided to propose to the Board of Directors of Thermo Electron that it include TerraTech in the corporate reorganization and make an offer to acquire all of the shares of TerraTech Common Stock that Thermo Electron did not already own, for shares of Thermo Common Stock.

    On May 5, 1999, the Board of Directors of Thermo Electron held a special meeting at which Thermo Electron's management presented the proposal for Thermo Electron to acquire all of the shares of common stock held by the Public Stockholders, as a part of the ongoing corporate reorganization of Thermo Electron and certain of its subsidiaries. At that meeting, the Thermo Electron Board of Directors discussed several factors presented by management regarding this proposal, including the factors described in the preceding two paragraphs.

    The Thermo Electron Board of Directors also considered the advantages and disadvantages of certain alternatives to acquiring the minority stockholder interest in Thermo TerraTech, including (i) selling its equity interest in the Company and (ii) leaving Thermo TerraTech as a majority-owned, public subsidiary. The first alternative, of selling Thermo Electron's equity interest in the Company, was briefly considered by Thermo Electron management, but it was not an alternative that was pursued at length, given that Thermo Electron did not want to sell its equity interest in the Company, but rather intended to retain the Company as a part of the larger Thermo Electron operating unit. The advantages to leaving Thermo TerraTech as a majority-owned, public subsidiary of Thermo Electron which were considered by the Thermo Electron Board of Directors included (i) avoidance of the need to issue additional shares of Thermo Common Stock at a time when the price of such shares was relatively low and
(ii) maintaining the potential access Thermo TerraTech has to capital in the public markets as a public company. The disadvantages to leaving Thermo TerraTech as majority-owned, public subsidiary which were considered by Thermo Electron included (i) the burden on Thermo TerraTech of its debt owed, primarily, to Thermo Electron, (ii) the costs associated with being a public company, including those relating to reporting obligations and public and investor relations functions and (iii) the public information available to competitors about Thermo TerraTech's business as a result of its filing obligations with the Commission. Thermo Electron ultimately concluded that the advantages of leaving Thermo TerraTech as a majority-owned, public subsidiary were outweighed by the disadvantages of doing so, and accordingly that alternative was also rejected. The Thermo Electron board of directors also discussed the fact that acquiring the minority stockholder interest in Thermo TerraTech would advance the goal of Thermo Electron's proposed corporate reorganization to reduce the number of Thermo Electron's majority-owned, public subsidiaries. After consideration of these various factors, Thermo Electron's board of directors authorized further revisions to its corporate reorganization plan, including taking Thermo TerraTech private through its acquisition for shares of Thermo Common Stock of all of the shares of Thermo TerraTech that Thermo Electron did not already own.

    On May 5, 1999, Thermo Electron issued a press release announcing that Thermo TerraTech would be included in the larger reorganization of Thermo Electron and its subsidiaries. The Board of Directors of Thermo TerraTech met on May 6, 1999 and determined that, because Thermo Electron controlled approximately 87% of the outstanding common stock of Thermo TerraTech, it was desirable to appoint a special committee to act on behalf of and in the interests of the Public Stockholders for the purpose of evaluating the merits of and negotiating the proposed transaction, as well as making a recommendation to the full Board of Directors of Thermo TerraTech on whether or not to approve such transaction. The Board appointed Mr. Polyvios Vintiadis to act as the sole member of the Special Committee. The Board authorized the Special Committee to retain a legal advisor, an investment bank to provide a fairness opinion and any other professional advisors that the Special Committee deemed necessary or appropriate to assist it in carrying out its duties. Further, the Board granted the Special Committee and its advisors access to all of the officers and management of Thermo TerraTech, Thermo Electron and its direct and indirect subsidiaries, their respective books, records, projections and financial statements deemed necessary by the Special Committee and its advisors for their review. The Thermo TerraTech Board of Directors, in appointing Mr. Vintiadis to the Special Committee, noted that Mr. Vintiadis' position as a director of Thermo Instrument Systems, Inc., a majority-owned subsidiary of Thermo Electron, and Randers/Killam, a majority-owned subsidiary of Thermo TerraTech, did not prevent him from fulfilling his duties as an independent member of the Special Committee. As discussed below, Mr. Vintiadis elected to resign from the Board of Directors of Randers/Killam effective July 26, 1999.

    In May 1999, the Special Committee considered several law firms to act as its legal advisor. The Special Committee elected to retain Choate, Hall & Stewart ("Choate Hall") as its legal advisor. In making its determination, the Special Committee considered Choate Hall's reputation and experience, including its mergers and acquisition experience. The Special Committee considered that Choate Hall had already been selected to represent the special committee of the board of directors of Randers/Killam in connection with Thermo Electron's proposed acquisition of the minority interest of Randers/Killam. The Special Committee believed it to be an advantage to the Special Committee that Choate Hall was already familiar with the companies involved in the transaction and that it had already commenced its due diligence review. The Special Committee also determined that the interests of the special committees of Thermo TerraTech and Randers/Killam, respectively, were adverse to Thermo Electron and not adverse to each other in the proposed two transactions.

    In May 1999, the Special Committee met with Choate Hall and discussed the scope of the duties of the Special Committee, the scope of the Special Committee's authority and the requirement that the Special Committee be independent. The member of the Special Committee affirmed his independence, his understanding of his obligations and his intent to get the best result for the Public Stockholders. The Special Committee also determined that it would not recommend a transaction unless it believed that the proposed transaction was at a fair price and was the best transaction available for the Public Stockholders. The Special Committee discussed a proposed schedule for hiring an investment banker and for conducting due diligence in connection with the proposed transaction, including discussions with management of Thermo TerraTech, Randers/Killam, ThermoRetec and Thermo Electron about the business, financial condition and prospects of Thermo TerraTech and Thermo Electron. The sole member of the Special Committee had substantial experience in working with investment bankers. Over the next few weeks, the Special Committee then requested proposals from and conducted telephonic interviews with two investment banking firms, including Adams, Harkness & Hill.

    On May 24, 1999, Thermo TerraTech announced its plan to sell certain operating units of its majority-owned subsidiary, Randers/Killam, including its Randers division, BAC Killam and E3-Killam. In addition, it was announced that Thermo TerraTech's majority-owned subsidiary, Thermo EuroTech N.V., would sell its used-oil processing operations and that ThermoRetec would sell certain soil-recycling facilities. As of the date of mailing this Proxy Statement to stockholders, Thermo TerraTech has not entered into a definitive agreement to sell any of these operating units. Pursuant to the terms of the Merger Agreement, Thermo Electron is obligated to notify the Special Committee of any such offers it receives which set forth a proposed purchase price of greater than $3 million or in which the total value of the assets being sold is greater than $3 million.

    After due deliberation, the Special Committee decided in late May 1999 to retain Adams, Harkness & Hill. The Special Committee selected Adams, Harkness & Hill because of its reputation and experience generally, and in particular its experience in providing fairness opinions in public transactions. The Special Committee considered that Adams, Harkness & Hill had not previously acted as a financial advisor to or provided investment banking services for Thermo Electron or any of its subsidiaries. The Special Committee also considered that Adams, Harkness & Hill was located in Boston and could therefore meet more easily with the Special Committee and conduct its diligence of Thermo Electron. In making its decision to engage Adams, Harkness & Hill, the Special Committee noted and considered that Adams, Harkness & Hill already represented the special committee of the board of directors of Randers/Killam and had been contacted about representing the special committee of the board of directors of ThermoRetec in connection with the proposed acquisition by Thermo Electron of the minority interests of each of Thermo TerraTech, Randers/Killam and ThermoRetec. The Special Committee determined that, in each case, the interests of the special committees of Thermo TerraTech, Randers/Killam and ThermoRetec, respectively, were adverse to Thermo Electron and not adverse to each other in the proposed transactions. The Special Committee decided that, given the corporate structure of Thermo Electron, Thermo TerraTech (a first tier subsidiary of Thermo Electron), and Randers/Killam and ThermoRetec (each majority-owned subsidiaries of Thermo TerraTech), Adams, Harkness & Hill's engagement in the parallel mergers and more detailed knowledge of Thermo Electron and its subsidiaries would be an advantage to the Special Committee. Adams, Harkness & Hill agreed to assist the Special Committee in, among other things:

    - conducting due diligence on Randers/Killam, ThermoRetec and Thermo Electron, including without limitation, visiting the facilities of and interviewing the management of Thermo TerraTech, Randers/Killam, ThermoRetec and Thermo Electron;

    - reviewing Thermo TerraTech and Thermo Electron's historical, current and projected operating results and financial position, within the context of the business condition in the industry segments in which Thermo TerraTech and Thermo Electron compete and reviewing similar information for the peer group of companies deemed to be comparable to Thermo TerraTech and Thermo Electron;

    - evaluating the historical stock price trading records of Thermo TerraTech, Thermo Electron and the peer group;

    - identifying business combinations deemed to be comparable and assessing the terms of these precedent business combinations;

    - preparing an analysis of Thermo TerraTech to determine valuation parameters for Thermo TerraTech;

    - assisting in evaluating and negotiating the terms and conditions of any proposed offer from Thermo Electron; and

    - providing a written opinion, and any oral opinions, if requested, as to the fairness, from a financial point of view, of the consideration to be received by the Public Stockholders in connection with any proposed offer from Thermo Electron.

    Following its engagement, Adams, Harkness & Hill continued its diligence review and analysis, including preparation of a financial model that incorporated financial projections provided by Thermo TerraTech's and Thermo Electron's management, review of the valuations of comparable public companies and the financial terms of comparable merger transactions, and preparation of discounted cash flow valuations. See "--Opinion of Adams, Harkness & Hill".

    On June 8, 1999, the Special Committee met with Adams, Harkness & Hill and Choate Hall to review the status of the legal and financial due diligence and discuss the proposed schedule for the transaction, including the timing of Thermo Electron's proposed offer.

    Throughout June and July, Adams, Harkness & Hill provided the Special Committee with regular, periodic telephonic updates on its progress on due diligence and preliminary valuation methods. On July 22, 1999, the Special Committee met with Adams, Harkness & Hill and Choate Hall to review the preliminary valuation of Thermo TerraTech and Thermo Electron established by Adams, Harkness & Hill and to prepare for Thermo Electron's presentation and offer. The Special Committee decided in advance that it would defer responding to any offer until it had fully considered the offer, reviewed its underlying assumptions and analyses, and assessed the merits of the offer. Adams, Harkness & Hill discussed the valuation methodologies it employed, including without limitation those discussed in "--Opinion of Adams, Harkness & Hill", in determining its preliminary valuations. Full discussion ensued on the appropriateness of certain assumptions and analyses contained in the preliminary valuation. There was also a detailed discussion of the valuation methodologies used by Adams, Harkness & Hill and any material assumptions used by Adams, Harkness & Hill to prepare its preliminary valuation. After discussion, the Special Committee authorized Adams, Harkness & Hill to engage Environmental Business International, Inc., an environmental consultant, for the limited purpose of reviewing certain assumptions about the environmental industry contained in Adams, Harkness & Hill's preliminary valuation. See "Opinion of Adams, Harkness & Hill." Choate Hall again discussed with the Special Committee the duties and responsibilities of the independent committee of the Board of Directors in evaluating and negotiating the terms of the offer. Mr. Vintiadis resigned as a director of Randers/Killam effective on July 26, 1999.

    On July 23, 1999, Thermo Electron provided the Special Committee and Choate Hall with a draft Merger Agreement containing all of the proposed terms other than the proposed exchange ratio. The Special Committee instructed Choate Hall to review the proposed Merger Agreement and negotiate the agreement along the lines discussed with the Special Committee.

    On August 16, 1999, Thermo Electron provided the Special Committee with a proposal to acquire the outstanding shares of Thermo TerraTech. Under this proposal, each outstanding share of Thermo TerraTech common stock held by the Public Shareholders would be exchanged for 0.26 of a share of Thermo Electron common stock. On August 16, 1999, the date of the proposal, the closing stock prices for Thermo TerraTech and Thermo Electron were $5.25 and $16.875, respectively. While the terms of the proposal included a premium on the market value of the Thermo TerraTech common stock, a substantial premium also had been added to the Thermo Electron common stock, reflecting Thermo Electron's belief that its common stock was currently undervalued by the financial markets. The Special Committee instructed Adams, Harkness & Hill to review the terms of and assumptions underlying the proposed exchange ratio.

    On August 20, 1999, the Special Committee held a telephonic meeting with Adams, Harkness & Hill and Choate Hall to review the proposed exchange ratio. After detailed discussion, the Special Committee determined that it was incumbent on Thermo Electron to propose a more acceptable alternative. The Special Committee decided that no proposed exchange ratio would be considered that had the effect of valuing Thermo TerraTech common stock at less than its current market value or that valued Thermo Electron stock at a premium to its then market value. Furthermore, the Special Committee discussed possible ways to protect the Public Stockholders from fluctuations in the price of Thermo TerraTech and Thermo Electron common stock, including a collar on the proposed valuation and a oral update of the Adams, Harkness & Hill fairness opinion as of the date of distribution of the proxy statement to Thermo TerraTech stockholders and/or immediately prior to closing the transaction to ensure that the transaction remained fair. The Special Committee discussed requiring a collar on the proposed value of the deal, including a minimum dollar value (a "floor") for each share of Thermo TerraTech common stock held by the Public Stockholders. If the market value of Thermo Electron Common Stock to be issued in the proposed transaction went below the proposed floor, the exchange ratio would be adjusted such that each outstanding share of Thermo TerraTech common stock would be worth the number of shares of Thermo Electron Common Stock equal to the fixed dollar amount. For this purpose, the Thermo Common Stock would be valued based on the average closing price of such stock during a specified period prior to the Effective Date of the Merger. Similarly, a maximum dollar value (a "ceiling") could be placed on each share of the Thermo TerraTech common stock held by the Public Stockholders if the Thermo Electron common stock exceeded a specified price. The Special Committee asked Adams, Harkness & Hill and Choate Hall to propose a transaction structure that included a two-way collar on the price of Thermo Electron common stock. The Special Committee also requested Choate Hall to continue negotiations on the Merger Agreement along the lines discussed at the meeting.

    On August 24, 1999, Adams, Harkness & Hill communicated to Mr. Theo Melas-Kyriazi, the Chief Financial Officer of Thermo Electron, that the proposed exchange ratio was unacceptable and presented the proposed collar structure. On August 26, 1999, Thermo Electron responded with a new proposal that contained no premium on the trading price of Thermo Electron common stock and a proposed implied exchange ratio of 0.40 shares of Thermo Electron common stock for each outstanding share of Thermo TerraTech common stock held by the Public Stockholders. The Exchange Ratio would be subject to adjustment based on the average closing price of Thermo Electron Common Stock during a specified period prior to the effective time of the Merger, but would provide a minimum value, or floor, of $6.00 and a maximum value, or ceiling, of $8.00 for each outstanding share of Thermo TerraTech Common Stock.

    On August 26, 1999, the Special Committee held a telephonic meeting with Adams, Harkness & Hill and Choate Hall to discuss Thermo Electron's revised proposal. After extensive discussion, the Special Committee determined that the overall value of Thermo TerraTech was still greater than that reflected in Thermo Electron's revised proposal. The Special Committee and Adams, Harkness & Hill believed that the prevailing trading price of Thermo TerraTech did not reflect the underlying value of the company since, among other considerations, the stock was thinly-traded. Moreover, in certain cases Thermo Electron used different assumptions in its valuation of Thermo TerraTech than those used in Adams, Harkness & Hill preliminary projections. The Special Committee instructed Adams, Harkness & Hill to request an increase in both the proposed minimum value and maximum value per share.

    Several days later, Thermo Electron made a revised proposal. On August 31, 1999, the Special Committee held a telephonic meeting with Adams, Harkness & Hill and Choate Hall to discuss Thermo Electron's most recent proposal which contained an implied exchange ratio of 0.40 shares of Thermo Electron common stock for each share of outstanding Thermo TerraTech common stock held by the Public Stockholders, subject to adjustment but having a minimum value of $6.80 and a maximum value of $8.50 for each outstanding share. After discussion with Adams, Harkness & Hill, the Special Committee determined that although the maximum value or ceiling was acceptable, the proposed floor of $6.80 per share still did not reflect sufficient overall value for Thermo TerraTech. After a discussion of applicable legal requirements, the Special Committee's responsibilities and the applicability of the various pricing valuation models, the Special Committee determined that it would continue its efforts to obtain a minimum price higher than $6.80 per share. After several discussions between the Special Committee and Thermo Electron in which the Special Committee indicated that the minimum value should be increased to $7.00 per share, Thermo Electron proposed the implied exchange ratio remain at 0.40, subject to a minimum value of $7.00 and a maximum value of $8.50 for each outstanding share of Thermo TerraTech common stock. That offer was agreed upon by the Special Committee as fair from a financial point of view to the Public Stockholders on September 2, 1999. The closing prices for Thermo Electron common stock and Thermo TerraTech common stock on September 1, 1999 were $15.875 and $5.375, respectively.

    Beginning in August, 1999, the Special Committee and Choate Hall also negotiated the terms and conditions of the proposed merger agreement.

    On September 7, 1999, the Special Committee was informed that its majority-owned subsidiary, ThermoRetec, might shortly be awarded a material contract which could increase the value of ThermoRetec and, therefore, Thermo TerraTech. The Special Committee decided to postpone meeting with the full Board of Directors of Thermo TerraTech and making a recommendation with respect to the Merger until such time as the impact, if any, of the new contract, if awarded, on the price of the TerraTech Common Stock could be quantified and until negotiations between Thermo Electron and the ThermoTech Special Committee could be completed. These activities occurred throughout September and the beginning of October. On October 7, 1999, Thermo Electron made a new proposal, subject to approval of a final merger agreement. After discussing with Adams, Harkness & Hill and Choate Hall, the Special Committee accepted Thermo Electron's offer of an implied exchange ratio of 0.40, subject to adjustment but having a minimum value of $7.25 and a maximum value of $8.50 for each outstanding share of TerraTech Common Stock.

    On October 19, 1999, Adams, Harkness & Hill met with the Special Committee and Choate Hall to give its final report on the terms of the proposed Merger and rendered its oral opinion to the Special Committee that the proposal by Thermo Electron of an implied exchange ratio of 0.40 shares of Thermo Electron common stock for each share of Thermo TerraTech common stock, subject to adjustment but having a minimum value of $7.25 and a maximum value of $8.50 for each outstanding share of Thermo TerraTech was fair, from a financial point of view, to the Public Stockholders. Adams, Harkness & Hill reviewed the various factors it considered in rendering its opinion, which are described below under "--Opinion of Adams, Harkness & Hill." The full Board of Directors of Thermo TerraTech then met to hear the report of the Special Committee and Adams, Harkness & Hill, to review the terms of the Merger Agreement and to review the recommendations of the Special Committee. After the terms of the transaction were outlined but before Adams Harkness provided its report or the Special Committee made its recommendation, the Board meeting was adjourned. During the adjournment, representatives of Thermo Electron expressed concern to the Special Committee and its advisors over the decline in the trading price of Thermo Electron Common Stock since September. Thermo Electron's representatives also expressed concern that Thermo Electron's Board of Directors would not support a transaction which did not have a mechanism for limiting the potential dilution to Thermo Electron's stockholders from the Merger if the trading price of Thermo Electron's common stock experienced a supstantial drop. In other words, the adjustments to the exchange ratio did not, as currently proposed, have any limit. The representatives of Thermo Electron then left the room and the Special Committee met alone with its advisors. After a detailed discussion of Thermo Electron's concerns, the Special Committee invited Mr. Melas-Kyriazi, acting on behalf of Thermo Electron, to meet with the Special Committee and its advisors. Mr. Melas-Kyriazi proposed to the Special Committee that the exchange ratio should not be permitted to increase beyond a ratio of 0.65 shares of Thermo Common Stock for each share of TerraTech Common Stock held by the Public Stockholders. The Special Committee then again met privately with Choate Hall and Adams, Harkness & Hill. After discussion, the Special Committee determined that it was reasonable that Thermo Electron have the ability to put some limit on the number of shares issuable in the Merger. However, the Special Committee rejected the Thermo Electron proposal because it did not leave sufficient room for a potential decline in Thermo Electron's common stock. The Special Committee advised Thermo Electron that it believed Thermo Electron should only be in a position to proceed with the transaction if there were a substantial drop in Thermo Electron's trading price. Thermo Electron then proposed to change the terms of the Merger Agreement such that either party be allowed to terminate the agreement if the average of closing prices of Thermo Electron Common Stock for a specified period prior to the closing fell below a certain number. After discussion and several private meetings with its advisors, the Special Committee agreed that, pursuant to the terms of the Merger Agreement for adjustment of the Exchange Ratio, if Thermo Electron would otherwise be required to issue, at the effective time of the Merger Agreement, 1.8 million or more shares of Thermo Electron Common Stock to the Public Stockholders, Thermo Electron could elect to terminate the agreement. If Thermo Electron failed to terminate the Merger Agreement, no cap would be placed on the upward adjustments to the exchange ratio and therefore there would be no limit on the number of shares of Thermo Electron Common Stock issuable. In addition, the Special Committee requested and Thermo Electron agreed to delete the provision which Thermo Electron had demanded be included in the Merger Agreement pursuant to which Thermo Electron could refuse to close the Terra Tech Merger if the proposed transactions with either Randers/Killam or ThermoRetec did not close.

    The meeting of the full Board then resumed, Adams Harkness & Hill made its presentation and of the Special Committee then recommended to the full Board of Directors that it accept Thermo Electron's offer and approve the Merger Agreement in the form presented at the meeting. Adams, Harkness & Hill rendered its written opinion to the Special Committee on October 19, 1999, to the effect that, as of that date, the per share consideration to be received pursuant to the proposed Merger was fair, from a financial point of view, to the Public Stockholders. The Board of Directors unanimously approved the Merger Agreement, declared its advisability and recommended that the stockholders vote in favor of the proposed Merger.

    Later on October 19, 1999, the Merger Agreement was presented to the Board of Directors of Thermo Electron at a special meeting of the Board of Directors. Thermo Electron's Board of Directors unanimously approved the Merger Agreement. The Merger Agreement was then duly executed by the parties. The next day, Thermo TerraTech issued a press release announcing that, based on the recommendation of the Special Committee, its Board of Directors had approved the Merger Agreement with Thermo Electron.

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

    The Special Committee and the Board believe that the terms of the Merger are fair to, and in the best interests of, the Public Stockholders. In reaching this conclusion, the Special Committee has determined that the Merger is both substantively and procedurally fair, and is therefore entirely fair, to the Public Stockholders. The Board has adopted the findings and recommendation of the Special Committee with regard to both the substantive and procedural fairness of the Merger. Accordingly, the Board has unanimously approved the Merger Agreement and unanimously recommends its adoption by the stockholders.

    In reaching their decisions to approve the Merger Agreement, the Special Committee and the Board considered the following factors, each of which the Special Committee and the Board deemed favorable:

    --THE PREMIUM REFLECTED IN THE EXCHANGE RATIO. The Exchange Ratio, viewed in light of the course of negotiations with Thermo Electron and the historical market price of the Common Stock, was considered by the Special Committee and the Board in making their respective decisions to approve the Merger Agreement.

    - COURSE OF NEGOTIATIONS. The Special Committee and the Board considered the history of negotiations with respect to the Merger Agreement, which led to an increase in Thermo Electron's initial proposal of 0.26 of a share of Thermo Common Stock per share of TerraTech Common Stock on August 16, 1999, to an exchange ratio of 0.4 of a share of Thermo Common Stock with a value range of $6.00 to $8.00 per share offered on August 26, 1999 to an exchange ratio of 0.4 of a share of Thermo Common Stock with a value range of $6.80 to $8.50 per share offered on August 31, 1999 to an exchange ratio of 0.4 of a share of Thermo Common Stock with a value range of $7.00 to $8.50 per share offered later on August 31, 1999 to an exchange ratio of 0.4 of a share of Thermo Common Stock with a value range of $7.25 to $8.50 per share offered on October 7, 1999, and finally to an exchange ratio of 0.4 of a share of Thermo Common Stock with a value range of $7.25 to $9.25 per share offered on October 19, 1999.

    - THE RELATIONSHIP OF THE EXCHANGE RATIO, WITH A MINIMUM VALUE OF $7.25 AND A MAXIMUM VALUE OF $9.25, TO THE HISTORICAL MARKET PRICES FOR THE TERRATECH COMMON STOCK. The Special Committee and the Board considered the declining per share price of the TerraTech Common Stock and the possibility that the price would remain depressed. The Special Committee and the Board noted that it had been approximately two years since the Common Stock had consistently traded at or above $7.25 and that the Common Stock had ranged from a high of $12.0625 in the first quarter of 1997 to a low of $3.75 in the fourth quarter of 1998. The Special Committee and the Board concluded that the Exchange Ratio proposed by Thermo Electron would enable the Public Stockholders to obtain a higher price for their stock than would otherwise be available in the market at that time. The purchase by Thermo Electron would also eliminate the exposure of the Public Stockholders to any future or continued declines in the price of the Common Stock.

    --INFORMATION CONCERNING THE FINANCIAL PERFORMANCE, CONDITION, BUSINESS OPERATIONS AND PROSPECTS OF THERMO TERRATECH. The Special Committee and the Board considered the historical, current and potential future performance of Thermo TerraTech and determined that the premium reflected in the price per share offered by Thermo Electron was attractive in light of the current performance, declining sales and profitability, and the uncertainty of the Company's growth prospects. In addition, the Special Committee and the Board determined that the Merger would shift the risk of the future financial performance of Thermo TerraTech from the Public Stockholders, who do not have the power to control Thermo TerraTech, entirely to Thermo Electron, which does have the power to control Thermo TerraTech and has the resources to manage and bear that risk over the long term.

    --TERMS OF THE MERGER AGREEMENT. The Special Committee and the Board considered the terms of the Merger Agreement, including (i) the amount and form of the consideration, (ii) the limited number of conditions to the obligations of Thermo Electron, (iii) the right of the Special Committee to terminate the Merger Agreement if the Special Committee determines after consultation with outside legal counsel that failure to do so would be inconsistent with the Board's or the Special Committee's fiduciary duties under applicable law, and
(iv) the absence of a termination fee in the event Thermo TerraTech terminates the Merger Agreement. The Special Committee and the Board believed that the foregoing made the consummation of the transaction more likely than it would if more significant conditions were placed on the completion of the transaction. Further, the Special Committee and the Board believed that the ability of the Special Committee to terminate the Merger Agreement without payment of a termination fee in the event its fiduciary duties to the Thermo TerraTech stockholders required it to do so provided the Board the freedom to protect the interests of the Public Stockholders.

    --THE IMPROVED TRADING MARKET FOR THEIR INVESTMENT THAT WOULD BE REALIZED BY THE PUBLIC STOCKHOLDERS FROM THEIR RECEIPT OF THERMO COMMON STOCK. The Special Committee and the Board believed that the improved trading market and liquidity of their investment to be realized by the Public Stockholders would be beneficial to such stockholders since Thermo Electron's significant ownership of the TerraTech Common Stock (i) resulted in a relatively small public float that necessarily limited the amount of trading in the TerraTech Common Stock and
(ii) decreased the likelihood that a proposal to acquire the TerraTech Common Stock would be made by an independent entity without the consent of Thermo Electron and furthermore, Thermo Electron had stated its current intention to retain its majority holding in the Company, which foreclosed the opportunity to consider an alternative transaction with a third party purchaser of the Company or otherwise provide liquidity to the Public Stockholders.

    --THE OPINION OF ADAMS, HARKNESS & HILL THAT THE CONSIDERATION OFFERED BY THERMO ELECTRON OF 0.4, SUBJECT TO ADJUSTMENT BUT HAVING A MINIMUM VALUE OF $7.25 AND A MAXIMUM VALUE OF $9.25 FOR EACH OUTSTANDING SHARE OF TERRATECH COMMON STOCK IS FAIR, FROM A FINANCIAL POINT OF VIEW, AS OF THE DATE OF ITS OPINION, TO THE PUBLIC STOCKHOLDERS. The Special Committee reviewed the independent financial analyses performed by Adams, Harkness & Hill, including analyses of relative value and discounted cash flows that assume Thermo TerraTech will continue as a going concern, and found them to be reasonable. It believed that Adams, Harkness & Hill's conclusion that the Exchange Ratio offered by Thermo Electron was fair, from a financial point of view, to the Public Stockholders was a reasonable conclusion based on the analyses performed. See "--Opinion of Adams, Harkness & Hill."

    The Special Committee and the Board also considered the following factors, all of which they considered as negative factors in their deliberations concerning their respective decisions to approve the Merger Agreement:

    - FOLLOWING THE MERGER, THE PUBLIC STOCKHOLDERS WILL CEASE TO PARTICIPATE DIRECTLY IN THE FUTURE EARNINGS OR GROWTH, IF ANY, OF THERMO TERRATECH OR BENEFIT FROM INCREASES, IF ANY, IN THE VALUE OF THERMO TERRATECH. The Special Committee and the Board evaluated this in light of the recent financial performance of Thermo TerraTech, the current industry outlook and the risks and uncertainties associated with Thermo TerraTech's future prospects, as described above.

    - THE POSITIVE ASPECTS OF THE COMPANY, INCLUDING ITS HIGH QUALITY SERVICES, HIGHLY REGARDED MANAGEMENT TEAM, LEADING MARKET POSITION IN CERTAIN AREAS, DIVERSIFIED CUSTOMER BASE AND STRONG EXISTING SERVICES PORTFOLIO. The Special Committee and the Board believed that these aspects were potential contributors to the future success of Thermo TerraTech and weighed in favor of continuing Thermo TerraTech as a public company. However, these positive aspects were offset by the many other considerations listed above.

    - POTENTIAL OR ACTUAL CONFLICTS OF INTEREST OF OFFICERS AND DIRECTORS OF THERMO TERRATECH IN CONNECTION WITH THE MERGER. See "--Conflicts of Interest."

    The Special Committee and the Board also considered evaluating the Company on a going concern basis, but accorded this method of analysis little, if any, weight, because Thermo Electron indicated to the Special Committee and the Board that it had no desire or intention to sell the Company, but rather wanted to continue to operate the Company substantially as it was being operated.

    In determining that the Merger is fair to the Public Stockholders, the Special Committee and the Board considered the above factors as a whole and did not assign specific or relative weights to them. The factors described above constitute all of the material factors considered by the Special Committee and the Board. In the view of the Special Committee and the Board, each of the positive factors listed above, in the aggregate, reinforced their belief that the transaction was in the best interests of the Public Stockholders and outweighed the negative factors listed above.

    The Special Committee's and the Board's belief as to the procedural fairness of the Merger was based, among other things, on their recognition that (i) the Special Committee consisted of an independent director appointed by a majority of the Board of Directors to represent solely the interests of the Public Stockholders and to provide independent consideration of the transaction;
(ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained Adams, Harkness & Hill to assist in evaluating the proposed transaction and received advice from Adams, Harkness & Hill; and (iv) the Exchange Ratio and the other terms and conditions of the Merger Agreement resulted from active arms-length bargaining between representatives of the Special Committee and representatives of management of Thermo Electron. No other unaffiliated representative was retained to act solely on behalf of the Public Stockholders for the purposes of negotiating the terms of the Merger or the Merger Agreement.

    THE SPECIAL COMMITTEE AND THE BOARD HAVE APPROVED THE MERGER AGREEMENT, BELIEVE THAT THE TERMS OF THE MERGER ARE FAIR TO THE PUBLIC STOCKHOLDERS AND THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT.

    In considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, stockholders should be aware that certain members of the Special Committee and the Board have certain interests in the Merger that are different from, or in addition to, the interests of stockholders generally and that represent actual or potential conflicts of interest. The Special Committee and the Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "--Conflicts of Interest."

    In order to aid the evaluation of the Company by the Special Committee and Adams, Harkness & Hill and Adams, Harkness & Hill's assessment of the fairness, from a financial point of view, of the consideration of payable to the Public Stockholders pursuant to the Merger Agreement, the Company furnished the Special Committee and Adams, Harkness & Hill with certain projected financial data prepared by the Company's management. See "CERTAIN PROJECTED FINANCIAL DATA."

OPINION OF ADAMS, HARKNESS & HILL

    Pursuant to a letter agreement dated as of       , 1999 (the "Adams,
Harkness & Hill Engagement Letter"), Adams, Harkness & Hill was retained by the Special Committee to render an opinion (the

"Opinion") as to the fairness, from a financial point of view, to the Public Stockholders, of the consideration to be received by such Public Stockholders in connection with the Merger. The Special Committee selected Adams, Harkness & Hill for a number of reasons, including its qualifications, expertise and reputation in the area of valuation and financial advisory work. Adams, Harkness & Hill is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. Adams, Harkness & Hill also was engaged by the special committees of the Board of Directors of each of ThermoRetec and Randers/Killam, respectively, to render opinions as to the fairness to the holders of common stock of ThermoRetec and Randers/Killam other than Thermo Electron and its affiliates, of the consideration to be received by such holders in separate transactions involving Thermo Electron, and received customary fees therefor. At the meeting of the TerraTech Board on October 19, 1999, Adams, Harkness & Hill rendered its oral Opinion, subsequently confirmed in writing, that, as of October 19, 1999, based upon and subject to the various considerations set forth in the Opinion, the consideration pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of TerraTech Common Stock other than Thermo Electron and its affiliates. It is a condition to the obligation of Thermo TerraTech to effect the Merger that Adams, Harkness & Hill shall reaffirm orally its written Opinion as of the date of mailing of this Proxy Statement-Prospectus and at the Effective Time.

    THE FULL TEXT OF THE WRITTEN OPINION OF ADAMS, HARKNESS & HILL DATED OCTOBER 19, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY ADAMS, HARKNESS & HILL IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THERMO TERRATECH SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. ADAMS, HARKNESS & HILL'S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE PUBLIC STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT, FROM A FINANCIAL POINT OF VIEW AS OF OCTOBER 19, 1999, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF THERMO TERRATECH COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF ADAMS, HARKNESS & HILL SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    The following is a summary of the various sources of information and valuation methodologies used by Adams, Harkness & Hill in arriving at its Opinion regarding the proposed transaction with Thermo Electron. To determine the fairness of the transaction, Adams, Harkness & Hill employed analyses based on the following:

    - Public company peers' financial performance and relative valuations;

    - Transaction premiums paid in selected precedent acquisitions;

    - Stock price performance of Thermo TerraTech, ThermoRetec, and Randers/Killam;

    - Discounted cash flow analysis; and

    - Break-up analysis of Thermo TerraTech.

    In conducting its investigation and analysis and in arriving at its Opinion, Adams, Harkness & Hill reviewed the information and took into account the financial and economic factors it deemed relevant and material under the circumstances. The material actions undertaken by Adams, Harkness & Hill in its analysis were as follows:

    - Reviewed internal financial information concerning the business and operations of Thermo TerraTech that was furnished to Adams, Harkness & Hill by Thermo TerraTech's management for purposes of its analysis, as well as publicly available information, including but not limited to Thermo TerraTech's recent filings with the Commission;

    - Reviewed the Merger Agreement in the form presented to the Special Committee;

    - Compared the historical market prices and trading activity of the Common Stock with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

    - Compared the financial position and operating results of Thermo TerraTech with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

    - Compared the proposed financial terms of the Merger with the terms of other merger and acquisition transactions that Adams, Harkness & Hill deemed relevant; and

    - Held discussions with members of Thermo TerraTech's senior management concerning Thermo TerraTech's historical and current financial condition and operating results, as well as its future prospects.

    Adams, Harkness & Hill also reviewed relevant industry market research studies, company research reports and key economic and market indicators, including interest rates, and general stock market performance. Other than as set forth above, Adams, Harkness & Hill did not review any additional information in preparing its opinion that, independently, was material to its analysis. As a part of its engagement, Adams, Harkness & Hill was not requested to, and did not, solicit any third party indications of interest in acquiring Thermo TerraTech. The Special Committee did not place any limitation upon Adams, Harkness & Hill with respect to the procedures followed or factors considered by Adams, Harkness & Hill in rendering its Opinion.

    In rendering its Opinion, Adams, Harkness & Hill assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Adams, Harkness & Hill by, or on behalf of, Thermo TerraTech, and did not independently verify that information. Adams, Harkness & Hill assumed, with the Special Committee's consent, that:

    - All material assets and liabilities (contingent or otherwise, known or unknown) of Thermo TerraTech are as set forth in its financial statements;

    - Obtaining all regulatory and other approvals and third party consents required for consummation of the proposed Merger would not have a material effect on the anticipated benefits of the Merger; and

    - The Merger would be consummated in accordance with the terms set forth in the Merger Agreement, without any amendment thereto and without waiver by Thermo TerraTech or Thermo Electron of any of the conditions to their respective obligations thereunder.

    Adams, Harkness & Hill assumed that the projections examined by it were reasonably prepared based upon the best available estimates and good faith judgments of the Company's senior management as to the future performance of TerraTech. In conducting its review, Adams, Harkness & Hill did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of TerraTech. After consultation with the Special Committee and with its consent, however, Adams, Harkness & Hill engaged Environmental Business International, Inc., a leading independent strategic consulting firm serving the environmental services industry, to support its assessments of environmental industry conditions. Adams, Harkness & Hill's Opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may come available, after the date of its written Opinion.

PUBLIC COMPANY PEER ANALYSIS--TERRATECH

    Thermo TerraTech provides industrial outsourcing services and manufacturing support encompassing a broad range of specializations. Thermo TerraTech operates in four segments: environmental-liability management, engineering and design, laboratory testing, and metal treating. The Environmental-liability Management segment includes ThermoRetec, a majority-owned, publicly held subsidiary of Thermo TerraTech. ThermoRetec is a national provider of environmental-liability and resource-management services. Through a nationwide network of offices, ThermoRetec offers these and related consulting services in four areas: consulting and engineering, nuclear remediation, soil remediation, and fluids recycling. Thermo TerraTech's majority-owned, privately-held Thermo EuroTech N.V. subsidiary, located in the Netherlands, specializes in converting "off-spec" and contaminated petroleum fluids into useable oil products. Thermo EuroTech also provides in-plant waste management and recycling services through its Ireland-based Green Sunrise Holdings Ltd. subsidiary.

    The Engineering and Design segment includes Randers/Killam, another majority-owned, publicly-held subsidiary of Thermo TerraTech. Randers/Killam provides comprehensive engineering and outsourcing services in four areas: water and wastewater treatment, process engineering and construction, highway and bridge engineering, and infrastructure engineering. This segment also includes Thermo TerraTech's wholly owned Normandeau Associates Inc. subsidiary, which provides consulting services that address natural resource management issues. Thermo TerraTech's wholly owned Thermo Analytical Inc. subsidiary, which represents the Laboratory Testing segment, operates analytical laboratories that provide environmental- and pharmaceutical-testing services, primarily to commercial clients throughout the United States. The Metal Treating segment performs metallurgical processing services using thermal-treatment equipment at locations in California, Minnesota, and Wisconsin.

    Accordingly, Adams, Harkness & Hill established three groups of publicly traded companies to address the four business areas in which Thermo TerraTech operates, either directly, through wholly-owned subsidiaries, or indirectly, through financial reporting consolidation of majority-owned subsidiaries ThermoRetec and Randers/Killam. The three groups consist of:

    - Environmental Services Companies

       - Diversified Civil Engineering/Construction/Environmental/Consulting Companies

           1)  Baker (Michael) Corp.;

           2)  Jacobs Engineering Group, Inc.; and

           3)  URS Corp.

       - Environmental Services and Consulting Companies

           1)  EA Engineering Science & Technology;

           2)  Ecology and Environment;

           3)  GZA GeoEnvironmental Technologies;

           4)  Harding Lawson Associates Group; and

           5)  Tetra Tech Inc.

       - Environmental Engineering and Remediation Services

           1)  IT Group Inc.;

           2)  National Environmental Services Co.;

           3)  Sevenson Environmental Services Inc.;

           4)  TRC Companies Inc.;

           5)  Versar, Inc.; and

           6)  Weston (Roy F.)

    - Metal Treatment Companies

       1)  Bodycote International;

       2)  Gibraltar Steel Corp.; and

       3)  Lindberg Corp.

    - Commercial Laboratories

       1)  Applied Analytical Ind.;

       2)  BioReliance Corp.;

       3)  Covance Inc.;

       4)  Parexel International Corp.; and

       5)  Quintiles Transnational Corp.

    Adams, Harkness & Hill compared certain financial measures and metrics of Thermo TerraTech with those of the Peer Group Companies. Such information included: Market Capitalization ("MC"); Enterprise Value ("EV"); Price/Projected Calendar 1999 & 2000 Earnings Ratios ("Forward 1999 & 2000 P/ Es"); Enterprise Value/last twelve months' ("LTM") Revenue; LTM Operating Margin; Market Capitalization/Book Value; and Year/Year Quarterly Revenue Growth.

    Enterprise Value/LTM Revenue ("EV/LTM Revenue") and Price/Earnings ("P/E") multiples imply the range of value public markets place on companies in a particular market segment. Adams, Harkness & Hill employed an EV valuation in this analysis because this methodology implies value based on a company's operations, regardless of how the company finances those operations. To determine EV, MC is calculated as the product of a company's common stock price per share (Adams, Harkness & Hill used the closing price on October 8, 1999, for all public company comparable analyses) multiplied by the number of diluted shares outstanding. The MC is then adjusted for a company's debt and cash positions by adding the debt balance and subtracting the cash balance to arrive at an EV. Unlike EV-based valuation methodologies, P/E-based valuation methodologies imply a value based on net after-tax earnings inclusive of the earnings impact of how the company finances its operations. The following equation illustrates the manner in which EV has been calculated:

    ((market value of equity) + (debt))-(cash, cash equivalents and short-term investments)

    In order of descending EV/LTM Revenue, the Peer Group Companies (for which sufficient data was available) ranked as follows:

    - Environmental Services Companies

        1) Tetra Tech Inc.;

        2) National Environmental Services Co.;

        3) URS Corp.;

        4) IT Group Inc.;

        5) TRC Companies Inc.;

        6) Versar, Inc.;

        7) Sevenson Environmental Services Inc.;

        8) Jacobs Engineering Group, Inc.;

        9) Ecology and Environment;

       10) Weston (Roy F.);

       11) GZA GeoEnvironmental Technologies;

       12) Baker (Michael) Corp.;

       13) EA Engineering Science & Technology; and

       14) Harding Lawson Associates Group

    - Metal Treatment Companies

       1)  Bodycote International;

       2)  Gibraltar Steel Corp.; and

       3)  Lindberg Corp.

    - Commercial Laboratories

       1)  Applied Analytical Ind.;

       2)  Quintiles Transnational Corp.;

       3)  Covance Inc.;

       4)  BioReliance Corp.; and

       5)  Parexel International Corp.

    In order of descending Price/Projected Calendar 1999 Earnings (where earnings per share estimates were available), the Peer Group Companies ranked as follows:

    - Environmental Services Companies

       1)  Tetra Tech Inc.;

       2)  EA Engineering Science & Technology;

       3)  Jacobs Engineering Group, Inc.;

       4)  TRC Companies Inc.;

       5)  Harding Lawson Associates Group;

       6)  URS Corp.; and

       7)  IT Group Inc.

    - Metal Treatment Companies

       1)  Gibraltar Steel Corp.; and

       2)  Lindberg Corp.

    - Commercial Laboratories

       1)  Quintiles Transnational Corp.;

       2)  Parexel International Corp.; and

       3)  Covance Inc.

    In order of descending Price/Projected Calendar 2000 Earnings (where earnings per share estimates were available), the Peer Group Companies ranked as follows:

    - Environmental Services Companies

       1)  Tetra Tech Inc.;

       2)  Jacobs Engineering Group, Inc.;

       3)  URS Corp.;

       4)  IT Group Inc.; and

       5)  EA Engineering Science & Technology

    - Metal Treatment Companies

       1)  Gibraltar Steel Corp.; and

       2)  Lindberg Corp.

    - Commercial Laboratories

       1)  BioReliance Corp.;

       2)  Applied Analytical Ind.;

       3)  Quintiles Transnational Corp.;

       4)  Covance Inc.; and

       5)  Parexel International Corp.

    The low, high and average financial ratios for the Peer Group Companies are listed in the table below:

  -  ENVIRONMENTAL SERVICES COMPANIES

MULTIPLE                                                     LOW        HIGH     AVERAGE
--------                                                   --------   --------   --------
Enterprise Value/LTM Revenue.............................    0.1         1.2        0.6
Calendar Year 1999 Price/Earnings........................    8.5        21.2       14.1
Calendar Year 2000 Price/Earnings........................    4.2        17.6        9.5

  -  METAL TREATMENT COMPANIES

MULTIPLE                                                     LOW        HIGH     AVERAGE
--------                                                   --------   --------   --------
Enterprise Value/LTM Revenue.............................    0.8         2.7       1.4
Calendar Year 1999 Price/Earnings........................    6.0        12.1       9.1
Calendar Year 2000 Price/Earnings........................    5.9        10.5       8.2

  -  COMMERCIAL LABORATORIES

MULTIPLE                                                    LOW        HIGH     AVERAGE
--------                                                  --------   --------   --------
Enterprise Value/LTM Revenue............................     0.4        2.5        1.2
Calendar Year 1999 Price/Earnings.......................    10.7       13.9       11.9
Calendar Year 2000 Price/Earnings.......................     8.8       11.5       10.0

    To arrive at TerraTech's P/E multiples for Calendar Year 1999 and Calendar Year 2000, Adams, Harkness & Hill used TerraTech's internal management projections, as external research analysts' projections have not been published.

    Adams, Harkness & Hill compared these ranges of multiples to the multiple implied by the proposed consideration of approximately:

- Enterprise Value/LTM Revenue:.............................     0.9
- Calendar Year 1999 Price/Earnings:........................    24.3
- Calendar Year 2000 Price/Earnings:........................    12.0

TRANSACTION PREMIUMS PAID ANALYSIS

    Premiums paid in precedent public company change of control transactions typically imply the range of consideration acquirers are willing to pay above a seller's stock price prior to the announcement of the relevant transaction. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's stock price immediately prior to announcement, while the seller's stock price is measured one trading day, one week, and one month prior to the announcement of the transaction. Adams, Harkness & Hill reviewed 44 precedent transactions involving selected environmental services companies from January 1, 1998 to October 19, 1999, of which seven transactions involved the acquisition of the equity shares of publicly-traded companies for which share price data was available. In addition, Adams, Harkness & Hill reviewed 20 comparable precedent transactions involving selected metal treatment companies and 21 precedent transactions involving selected commercial laboratories. Although

Adams, Harkness & Hill is aware of the consolidation activity in the competitive metal treatment and commercial laboratory industries, and as such is aware of the appropriate metrics and multiples used to establish a range of value for companies in the respective industries, such data for publicly-traded companies was not sufficiently available.

    In order of descending premium paid based on the seller's stock price one trading day prior to announcement, the selected environmental transactions used were as follows:

    1)  Carmeuse Lime's acquisition of Dravo Corp.;

    2)  IT Group Inc.'s acquisition of Fluor Daniel GTI;

    3)  URS Corp.'s acquisition of Dames & Morre Group;

    4)  IT Group Inc.'s acquisition of OHM Corp.;

    5)  IT Group Inc.'s acquisition of Emcon;

    6)  USA Waste Services' acquisition of Trans American Waste Industries; and

    7) Special purposes acquisition vehicle of Weiss, Peck & Greer's acquisition of ATC Group Services.

    Based upon Adams, Harkness & Hill's analysis of premia paid in selected precedent environmental services industry transactions, the low, high and average premia (discounts) paid to sellers' share prices (using the buyer's share price on the day prior to the announcement date of the transaction to calculate consideration in stock transactions) for the month, week, and day prior are listed below:

                                                             LOW        HIGH     AVERAGE
                                                           --------   --------   --------
Premium Paid--1 Month prior..............................      3%        74%        42%
Premium Paid--1 Week prior...............................     (8%)       84%        33%
Premium Paid--1 Day prior................................      0%        87%        31%

    Adams, Harkness & Hill compared these ranges of implied premia to the implied premium offered by the difference between $7.25 (assuming that no less than the Floor Price would be paid) and the closing price of the ThermoTerraTech Common Stock on the dates noted below:

    Prior to announcement of the Merger Agreement (10/20/99):

- Premium Paid--1 Month prior:..............................     30%
- Premium Paid--1 Week prior:...............................     38%
- Premium Paid--1 Day prior:................................     35%

    Adams, Harkness & Hill also compared these ranges of precedent premia to the implied premium offered by the difference between $7.25 (assuming no less than the Floor Price would be paid) and the closing price of the Thermo TerraTech Common Stock on the dates noted below:

    Prior to original TMO reorganization announcement (8/12/98):

- Premium Paid--1 Month prior:..............................     49%
- Premium Paid--1 Week prior:...............................     53%
- Premium Paid--1 Day prior:................................     49%

    Prior to TMO restructuring announcement (5/24/99):

- Premium Paid--1 Month prior:..............................     61%
- Premium Paid--1 Week prior:...............................     66%
- Premium Paid--1 Day prior:................................     41%

STOCK PRICE PERFORMANCE ANALYSIS

    Adams, Harkness & Hill examined the following for Thermo TerraTech and Thermo Electron:

       1)  200-Day stock price performance;

       2)  Stock price performance since IPO;

       3) Stock price performance from January 1, 1998 to present compared to the NASDAQ Composite, S&P 500 and Russell 2000 stock indices;

       4) Stock price performance from January 1, 1998 to present compared to an index of each companies' respective public company comparables.

    In addition, in assessing the value of the Thermo Common Stock, Adams, Harkness & Hill examined selected research reports on Thermo Electron, produced between February 25, 1999 and June 1, 1999, by a number of institutional research analysts.

DISCOUNTED CASH FLOW ANALYSIS

    Adams, Harkness & Hill performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered (i.e. before interest expense) after-tax cash flows of Thermo TerraTech. To perform the discounted cash flow analysis, Adams, Harkness & Hill used the following data sources and assumptions:

    - Management projections for the year ended December 31, 1999 through the year ended December 31, 2003 for the following Thermo TerraTech subsidiaries or divisions:

           ThermoRetec;

           Randers/Killam;

           Lancaster Labs;

           Metal Treating;

           Normandeau; and

           EuroTech.

    - Unlevered after-tax cash flows were calculated as the after-tax (40% effective rate) operating earnings of the above listed businesses adjusted for the addition of non-cash expenses and the deduction of uses of cash not reflected in the income statement.

    - Weighted average costs of capital that ranged from 9.0% to 16.5% for the Environmental Services Companies (e.g. ThermoRetec, Randers/Killam, Normandeau and EuroTech) and Metal Treatment Companies and from 11.0% to 18.5% for the Commercial Laboratories.

    - Terminal values based on the above listed businesses' Earnings Before Interest and Taxes ("EBIT") for the year ended December 31, 2003, times EBIT multiples that ranged from 7.0x to 12.0x for the Environmental Services and Metal Treatment Companies (excluding Eurotech, whose EBIT multiple ranged from 5.0x to 10.0x) and from 10.0x to 15.0x for Commercial Laboratories.

    Adams, Harkness & Hill calculated the weighted average cost of capital for each of the Peer Group Companies, using a risk free rate of 6.0% and a market risk premium of 7.4%, and arrived at the following ranges:

    - Environmental Services Companies: 7.1% to 11.1%, with an average of 9.3%

    - Metal Treatment Companies: 9.0% to 10.7%, with an average of 9.9%

    - Commercial Laboratories: 9.2% to 14.1%, with an average of 11.9%

    In order to calculate an appropriate range of terminal values, Adams, Harkness & Hill also calculated an EV/EBIT multiple for each of the Peer Group Companies and arrived at the following ranges:

    - Environmental Services Companies: 1.5x to 25.9x, with an average of 10.6x

    - Metal Treatment Companies: 5.5x to 12.0x, with an average of 8.9x

    - Commercial Laboratories: 3.1x to 12.7x with an average of 7.1x

    For each of the above listed TerraTech businesses, Adams, Harkness & Hill combined the calculated present value of cash flows for the year ended December 31, 1999 through December 31, 2003 with the business' respective EBIT terminal value to arrive at a range of EVs based on the above assumptions.

    The EVs of ThermoRetec, Randers/Killam and EuroTech were then multiplied by TerraTech's percent ownership of each entity and combined with the EVs for the remaining businesses to arrive at a range of total EVs for TerraTech. These EVs were adjusted by adding TerraTech's cash balance and subtracting its debt balance to arrive at implied MCs (i.e. equity values). Adams, Harkness & Hill divided the computed equity values by TerraTech's shares outstanding and arrived at a range of implied per share values of $5.90 to $17.21, with a median implied value of $10.88.

BREAK-UP ANALYSIS OF TERRATECH

    Adams, Harkness & Hill performed a break-up analysis of Thermo TerraTech. A break-up analysis is an assessment of the cumulative value of individual operations and/or assets if valued on a stand-alone basis, assuming the arm's length sale of each operation to a third party.

    Adams, Harkness & Hill derived an implied value for each of TerraTech's businesses based on the high, low and median EV/LTM Revenue multiples from the businesses' respective public company peers analyses.

                            EV/LTM REVENUE MULTIPLE

                                                             HIGH       LOW       MEDIAN
                                                           --------   --------   --------
- ThermoRetec............................................  1.3          0.2        0.5

- Randers/Killam.........................................  1.3          0.2        0.5

- Lancaster Labs.........................................  2.5          0.4        1.0

- Metal Treating.........................................  2.7          0.8        0.8

- Normandeau.............................................  1.3          0.2        0.5

- EuroTech...............................................  1.3          0.2        0.5

    To arrive at a range of overall implied value for Thermo TerraTech, Adams, Harkness & Hill undertook the following:

    - Multiplied the respective businesses' LTM revenues by the above multiples to arrive at high, low and median implied valuations for each business.

    - The high, low and median valuations of ThermoRetec, Randers/Killam and EuroTech were then multiplied by Thermo TerraTech's percent ownership of each entity and combined with the high, low and median valuations for the remaining businesses to arrive at high, low and median EVs for TerraTech.

    - The high, low and median EVs were adjusted by adding Thermo TerraTech's cash balance and subtracting its debt balance to arrive at implied equity values.

    - Adams, Harkness & Hill divided the computed equity values by Thermo TerraTech's shares outstanding and arrived at implied per share values of: high--$16.02 and median--$1.21 (the low value was less than $0.00).

SUMMARY OF VALUATION ANALYSES

    The foregoing summary does not purport to be a complete description of the analyses performed by Adams, Harkness & Hill. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Adams, Harkness & Hill believes that its analyses must be considered as a whole, and that selecting portions of such analysis without considering all analyses and factors would create an incomplete view of the processes underlying its Opinion. Adams, Harkness & Hill did not attempt to assign specific weights to particular analyses. However, there were no specific factors reviewed by Adams, Harkness & Hill that did not support its Opinion. Any estimates contained in Adams, Harkness & Hill's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Adams, Harkness & Hill does not assume responsibility for their accuracy.

    Taken together, the information and analyses employed by Adams, Harkness & Hill lead to Adams, Harkness & Hill's overall Opinion that the consideration to be received in the merger is fair, from a financial point of view, to the Minority Stockholders.

PURPOSE AND REASONS OF THERMO ELECTRON FOR THE MERGER

    The purpose of Thermo Electron for engaging in the transactions contemplated by the Merger Agreement is for Thermo Electron to acquire all of the outstanding shares of TerraTech Common Stock. In determining to acquire such shares of TerraTech Common Stock at this time, Thermo Electron considered the following factors: (i) recent public capital market trends affecting micro-cap companies;
(ii) the latest market trends in the markets in which the Company competes, primarily the environmental-liability management market; (iii) the debt owed by the Company, including the debt owed to Thermo Electron; (iv) the reduction in the amount of public information available to competitors about Thermo TerraTech's business that would result from the termination of the Company's obligations as a reporting company to the Commission; (v) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including, for example, the dedication of time and resources of management and of the Board to stockholder and analyst inquiries, and investor and public relations, (vi) the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that Thermo Electron anticipates could result in savings of approximately $450,000 per year, including the approximate cost of associated legal and accounting fees; and (vii) the greater flexibility that the Company's management would have to focus on long-term business goals, as opposed to quarterly earnings, as a non-reporting company.

    In addition, the Thermo Electron board of directors considered the advantages and disadvantages of certain alternatives to acquiring the Public Stockholder interest in Thermo TerraTech, including (i) selling its equity interest in the Company and (ii) leaving Thermo TerraTech as a majority-owned, public subsidiary. The first alternative, that of selling its equity interest in the Company, was briefly considered by Thermo Electron management, but it was not an alternative that was pursued as reasonable, given that Thermo Electron did not want to sell its equity interest in the Company. The advantages to leaving Thermo TerraTech as a majority-owned, public subsidiary that Thermo Electron considered included (i) the avoidance of dilution to the Thermo Electron stockholders by the issuance of more of its shares of common stock as consideration for shares of TerraTech Common Stock and (ii) maintaining the potential access Thermo TerraTech has to capital in the public markets as a public company. The disadvantages to leaving Thermo TerraTech as a majority-owned, public subsidiary that Thermo Electron considered included
(i) the costs associated with being a public company and (ii) the public information available to competitors about Thermo TerraTech's business as result of its filing obligations with the Commission. Thermo Electron also considered the number of Thermo TerraTech shares held by the Public Stockholders, recent trends in the price of the TerraTech Common Stock and the relative lack of liquidity for the TerraTech Common Stock. Thermo Electron also reviewed the net overall cost of the transaction and its benefits, including the transaction's contribution to Thermo Electron's earnings. Thermo Electron also explored the impact on its own common stock of the issuance of shares proposed to be used for this transaction. In addition, Thermo Electron considered that, by acquiring the minority stockholder interest in Thermo TerraTech, it would advance the goal of its proposed corporate reorganization, announced in August 1998, to reduce the number of Thermo Electron's majority-owned, public subsidiaries. After consideration of these various factors, Thermo Electron decided to make a proposal to Thermo TerraTech to acquire for stock, through a merger, all of the outstanding shares of TerraTech Common Stock that it did not already own. After extensive negotiations with the Special Committee, Thermo Electron proposed an exchange ratio of 0.4 share of Thermo Common Stock for every share of TerraTech Common Stock (which ratio is subject to adjustment). The Floor Price ($7.25 per share) represents a premium of (i) approximately 73% over the closing price of the TerraTech Common Stock reported in the consolidated transaction reporting system on April 30, 1999, the last day on which trading in the TerraTech Common Stock occurred prior to Thermo Electron's first public announcement of a proposal to take Thermo TerraTech private (no price having been determined and, accordingly, no exchange ratio or financial terms announced as of that date) and (ii) approximately 35% over the closing price of the TerraTech Common Stock reported in the consolidated transaction reporting system on October 19, 1999, the trading day immediately prior to the public announcement of the financial terms of Thermo Electron's proposal.

    As of       , Thermo Electron beneficially owned approximately 87% of the outstanding TerraTech Common Stock.

PURPOSE AND REASONS OF THERMO TERRATECH FOR THE MERGER

    The purpose of Thermo TerraTech for engaging in the transactions contemplated by the Merger Agreement is to become part of a larger operating entity and thereby potentially realize improved operating and financial results and a stronger competitive position. Thermo TerraTech considered the following factors in determining to engage in the Merger at this time: (i) the benefits to be gained from becoming part of a larger operating entity, (ii) recent public capital market trends affecting micro-cap companies; (iii) the latest market trends in the markets in which the Company competes, primarily the environmental-liability and resource-management services industry; (iv) the debt owed by the Company, including the debt owed to Thermo Electron; (v) the reduction in the amount of public information available to competitors about Thermo TerraTech's business that would result from the termination of the Company's obligations as a reporting company to the Commission, (vi) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including, for example, the dedication of time and resources of management and of the Board to stockholder and analyst inquiries, and investor and public relations;
(vii) the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that Thermo Electron anticipates could result in savings of approximately $450,000 per year, including the approximate cost of associated legal and accounting fees; and (viii) the greater flexibility that the Company's management would have to focus on long-term business goals, as opposed to quarterly earnings, as a non-reporting company.

POSITION OF THERMO ELECTRON AS TO FAIRNESS OF THE MERGER

    Thermo Electron considered the findings and recommendation of the Special Committee and the Board with respect to the fairness of the Merger to the Public Stockholders (see "--The Special Committee's and the Board's Recommendation"). As of the date of the Merger Agreement, Thermo Electron adopted the findings and recommendation of the Special Committee and the Board with respect to the fairness of the Merger. Based solely on the findings and recommendation of the Special Committee and its own internal review of the terms of the Merger, Thermo Electron believes that the Merger is both procedurally and substantively fair to the Public Stockholders and that the Exchange Ratio is fair to the Public Stockholders from a financial point of view. Thermo Electron did not attach specific weights to any factors in reaching its belief as to fairness. Thermo Electron is not making any recommendation as to how the Public Stockholders should vote on the Merger Agreement.

    Certain officers and directors of Thermo Electron are also officers and directors of Thermo TerraTech and have certain interests that are in addition to, or different from, the interests of the Public Stockholders. See "--Conflicts of Interest." Thermo Electron considered these potential conflicts of interest and based in part thereon, Thermo Electron's proposed offer was conditioned on, among other things, the approval of the Merger by the Special Committee and the receipt by the Special Committee of a fairness opinion from an investment banking firm.

CONFLICTS OF INTEREST

    In considering the recommendation of the Board with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of Thermo TerraTech have interests in connection with the Merger that present them with actual or potential conflicts of interest, as summarized below. In making their respective decisions to recommend the Merger, the Special Committee and the Board were aware of these interests and considered them among the other matters described above under "--The Special Committee's and the Board's Recommendation."

    Following consummation of the Merger, the current officers and directors of Thermo TerraTech will continue as the initial officers and directors of the Surviving Corporation; however, Thermo Electron intends to appoint a board of directors comprised solely of members of the Surviving Corporation's and Thermo Electron's management after the Merger. Officers and directors who own TerraTech Common Stock will receive shares of Thermo Common Stock on the same terms as all the other stockholders.

    SPECIAL COMMITTEE

    As compensation for serving on the Special Committee, which formally met with one or more of its advisors on 16 occasions, either in person or telephonically, from May 1999 through the date of this Proxy Statement-Prospectus, the Board has authorized that the member of the Special Committee receive a special retainer fee of $20,000 and additional fees of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically.

    Mr. Vintiadis, the sole member of the Special Committee, holds options to acquire 6,300 shares of TerraTech Common Stock. The options have exercise prices ranging from $4.16 to $10.03. Under the terms of the Merger Agreement, the options held by Mr. Vintiadis will be treated on the same terms as all the other holders of Thermo TerraTech Stock Options and therefore will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Common Stock. See "--Effect of the Merger on Thermo TerraTech Stock Options, Warrants and Debentures." Mr. Vintiadis owns no shares of Thermo TerraTech Common Stock, and accordingly will receive no shares of Thermo Common Stock upon consummation of the Merger. Deferred units equal to 10,716 shares of TerraTech Common Stock have accumulated under Thermo TerraTech's deferred compensation plan for directors for the benefit of Mr. Vintiadis, which units will be converted into the right to receive 5,893.8 shares of Thermo Electron Common Stock (assuming an Exchange Ratio of .55). See "--Deferred Compensation Plan for Directors." The options and deferred units were issued to Mr. Vintiadis pursuant to benefit plans approved by the Company's stockholders.

    Mr. Vintiadis is also a member of the Board of Directors of Thermo Instrument Systems Inc., a majority-owned subsidiary of Thermo Electron ("Thermo Instrument"). As compensation for serving on the Thermo Instrument board, Mr. Vintiadis receives an annual retainer of $8,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. In addition, Mr. Vintiadis has been awarded options to purchase 8,636 shares of common stock of Thermo Instrument. Until his resignation on July 26, 1999, Mr. Vintiadis was also a director of Randers/Killam. In addition, Mr. Vintiadis owns shares of Thermo

Common Stock, as set forth in more detail under "Security Ownership of Certain Beneficial Owners and Management--Management."

    THE THERMO TERRATECH DIRECTORS AND EXECUTIVE OFFICERS

    The members of the Thermo TerraTech Board of Directors, other than the member of the Special Committee, and executive officers of Thermo TerraTech own in the aggregate 177,645 shares of TerraTech Common Stock and will receive an aggregate of 97,705 shares of Thermo Electron Common Stock upon consummation of the Merger (assuming an Exchange Ratio of .55). In addition, such Board members and executive officers hold options to acquire an aggregate of 673,000 shares of Thermo TerraTech Common Stock, with exercise prices ranging from $4.16 to $10.03, which will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Electron Common Stock on the same terms as all the other holders of Thermo TerraTech Stock Options. See "--Effect of the Merger on Thermo TerraTech Stock Options, Warrants and Debentures." Deferred units equal to 33,731 shares of Thermo TerraTech Common Stock have accumulated under Thermo TerraTech's deferred compensation plan for directors, which units will be converted into the right to receive 18,552 shares of Thermo Common Stock (assuming an Exchange Ratio of .55). See "--Deferred Compensation Plan for Directors." One member of the Thermo TerraTech Board of Directors owns a warrant to purchase an aggregate of 12,500 shares of TerraTech Common Stock, which will be converted into a warrant to purchase Thermo Common Stock on the same terms as all the other holders of warrants to purchase TerraTech Common Stock. See "--Effect of the Merger on Thermo TerraTech Stock Options, Warrants and Debentures." Such Board members and executive officers also beneficially owned an aggregate of 2,312,349 shares of common stock of Thermo Electron as of October 2, 1999.

    Further, certain members of the Board and certain executive officers hold directorship or officer positions with Thermo Electron. Mr. Melas-Kyriazi, the chief financial officer of Thermo TerraTech, is also a vice president and the chief financial officer of Thermo Electron. Mr. Kelleher, the chief accounting officer of Thermo TerraTech, is also senior vice president, finance and administration, and the chief accounting officer of Thermo Electron.
Mr. Hatsopoulos, a director of Thermo TerraTech, is also a director and vice chairman of the board of Thermo Electron. Mr. Holt, a director of Thermo TerraTech, is also the chief operating officer, energy and environment, of Thermo Electron. Mr. Rainville, a director of Thermo TerraTech, is also the chief operating officer, recycling and resource recovery, of Thermo Electron.

    INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that the Surviving Corporation shall, and Thermo Electron will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of Thermo TerraTech, pursuant to Thermo TerraTech's Certificate of Incorporation and Bylaws, as in effect on the date of the Merger Agreement. The Surviving Corporation's Certificate of Incorporation and Bylaws will contain the provisions with respect to indemnification and elimination of liability for monetary damages currently set forth in Thermo TerraTech's Certificate of Incorporation and Bylaws and such provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of those individuals who, as of the date of the Merger Agreement and at any time from the date of the Merger Agreement until the Effective Time, were directors and executive officers of Thermo TerraTech, unless such modification is required by law. See "--Indemnification and Insurance."

    In addition, Thermo Electron will cause the Surviving Corporation, either directly or through participation in Thermo Electron's umbrella policy, to maintain in effect, for a period of six (6) years after the Effective Time, a directors' and officers' liability insurance policy covering the Thermo TerraTech executive officers and directors who, on the date of the Merger Agreement, were then covered by Thermo Electron's liability insurance policy, with coverage no less favorable in amount and scope than such director's and officer's existing coverage. However, in no event will the Surviving Corporation be required to pay premiums for such insurance in excess of 175% of the current annual premiums, as adjusted for inflation each year, allocable to and paid by Thermo TerraTech. See "--Indemnification and Insurance."

    The Merger Agreement also provides that Thermo TerraTech will, regardless of whether the Merger becomes effective, indemnify Mr. Vintiadis against any costs and expenses paid in connection with any claim or action arising out of or pertaining to any action or omission in Mr. Vintiadis' capacity as a director or fiduciary of Thermo TerraTech (including as a member of the Special Committee or in connection with the transactions contemplated by the Merger Agreement) that occurs on, before or after the Effective Time, until the expiration of the statute of limitations relating to such action or omission. Thermo TerraTech shall pay Mr. Vintiadis' expenses in advance of the final disposition of the action upon receipt of an undertaking by Mr. Vintiadis to repay those expenses if it is later decided that he is not entitled to such payment. If the Merger becomes effective, Thermo Electron will be jointly and severally responsible for the indemnification and expenses advancement obligations as described above. If the Merger does not become effective, Thermo Electron shall only be responsible for indemnifying or advancing expenses for matters that arise out of or pertain to the work of the Special Committee, the Merger Agreement or the transactions contemplated by the Merger Agreement. See "--Indemnification and Insurance."

    In addition, Thermo Electron has entered into separate indemnification agreements with each of the members of the Board of Directors, including the member of the Special Committee, providing for indemnification of and advancement of expenses to such directors directly by Thermo Electron in the event that a director, by reason of his or her status as a director or officer of Thermo TerraTech (or service as a director, officer or fiduciary of another enterprise at the request of Thermo Electron), is made or threatened to be made a party to any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of Thermo Electron, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of Thermo Electron, indemnification shall be made to the maximum extent permitted under Delaware law. See "THE MERGER--Indemnification and Insurance."

CERTAIN EFFECTS OF THE MERGER

    As a result of the Merger, Thermo Electron will beneficially own the entire equity interest in Thermo TerraTech. Thermo Electron will have complete control over the conduct of Thermo TerraTech's business and will have a 100% interest in the net book value and net earnings of Thermo TerraTech and any future increases in the value of Thermo TerraTech. Thermo Electron's ownership of Thermo TerraTech prior to the transaction contemplated herein was approximately 87%. Upon completion of this transaction, Thermo Electron's interest in the Company's net book value of $48.9 million on July 3, 1999 and net loss of $1.4 million and $45.1 million for the fiscal year ended April 3, 1999 and the three months ended July 3, 1999, respectively, would increase from approximately 87% of such amounts to 100% of such amounts. The Public Stockholders will no longer have any interest in, and will not be stockholders of, Thermo TerraTech and therefore will not directly participate in Thermo TerraTech's future earnings and potential growth and will no longer bear the risk of any decreases in the value of the Company. Instead, the stockholders of the Company other than Thermo Electron will have the right to receive 0.4 share of Thermo Common Stock for each share held, subject to adjustment.

    In addition, upon consummation of the Merger, the TerraTech Common Stock will no longer be traded on the AMEX, price quotations with respect to sales of shares in the public market will no longer be available and the registration of the TerraTech Common Stock under the Exchange Act will be terminated. The termination of registration of the TerraTech Common Stock under the Exchange Act will eliminate the Company's obligation to file periodic financial and other information with the Commission and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable.

    As a condition to the consummation of the Merger, Thermo Electron and Thermo TerraTech will receive an opinion from Hale and Dorr LLP regarding certain tax matters relating to the Merger, including that the Merger will be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code if the Merger is consummated in accordance with the terms of the Merger Agreement. Provided that the Merger does qualify as a reorganization, no gain or loss will generally be recognized for federal income tax purposes by Thermo TerraTech stockholders upon their receipt of shares of Thermo Common Stock in exchange for their shares of TerraTech Common Stock, except to the extent of cash received in lieu of fractional shares. Such opinion is subject to certain limitations and qualifications and is based upon certain factual assumptions and representations. Furthermore, such opinion is not binding on the Internal Revenue Service. IN VIEW OF THE COMPLEXITIES OF FEDERAL INCOME AND OTHER TAX LAWS, EACH THERMO TERRATECH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR REGARDING, AMONG OTHER THINGS, THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF THE MERGER APPLICABLE TO SUCH STOCKHOLDER'S SPECIFIC CIRCUMSTANCES.

    The Merger will not have any United States federal tax consequences for Thermo Electron stockholders. See "FEDERAL INCOME TAX CONSEQUENCES."

CONDUCT OF THERMO TERRATECH'S BUSINESS AFTER THE MERGER

    Thermo Electron is continuing to evaluate Thermo TerraTech's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and discuss what changes, if any, will be desirable. Subject to the foregoing and the balance of this section, for the foreseeable future, Thermo Electron expects that the day-to-day business and operations of Thermo TerraTech will be conducted substantially as they are currently being conducted by Thermo TerraTech. On May 24, 1999, Thermo TerraTech announced its decision to sell various businesses at its Thermo EuroTech N.V., ThermoRetec and Randers/Killam subsidiaries and to record pretax restructuring and other charges totaling approximately $65 million in connection with the sales of such businesses. The Company has had preliminary discussions with potential buyers for these facilities, but except as described in the next paragraph, the Company has not received any firm offers for these units. Thermo Electron intends to carry out Thermo TerraTech's intention with respect to these matters to the extent that they are not completed prior to the consummation of the Merger. Thermo Electron does not currently intend to cause the disposition of any other material assets of Thermo TerraTech, but it may, in the future, reconsider its position as it continues to evaluate the Company. Additionally, Thermo Electron does not currently contemplate any material change in the composition of Thermo TerraTech's current management except that Thermo Electron intends to appoint a board of directors comprised of the Surviving Corporation's management after the Merger.

    Randers/Killam is currently negotiating with one of its directors, Mr. Thomas R. Eurich, who is also a Vice President of Randers/Killam, the sale of its Randers division to a corporation to be formed by Mr. Eurich and other members of the Randers division management. The terms of this proposed transaction have been considered and will be considered by Adams, Harkness & Hill in providing its oral opinion prior to the date of mailing of this Proxy Statement and the Effective Time, that the Merger is fair, from a financial point of view, to the Public Stockholders. See "CERTAIN TRANSACTIONS."

CONDUCT OF THE BUSINESS OF THERMO TERRATECH IF THE MERGER IS NOT CONSUMMATED

    If the Merger is not consummated, the Board of Directors expects that the Company's current management will continue to operate the Company's business substantially as currently operated, except with respect to the businesses that may be sold. See "--Conduct of Thermo TerraTech's Business After the Merger." No other alternatives are currently being considered.

CONVERSION OF SECURITIES

    At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Thermo TerraTech Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in treasury by Thermo TerraTech and shares held by Thermo Electron) will, by virtue of the Merger, be converted into the right to receive 0.4 share of Thermo Electron Common Stock, subject to adjustment as set forth below. Except for the right to receive shares of Thermo Electron Common Stock, from and after the Effective Time, all shares of Thermo TerraTech Common Stock, by virtue of the Merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a stock certificate formerly representing any shares of Thermo TerraTech Common Stock will after the Effective Time cease to have any rights with respect to such shares other than the right to receive shares of Thermo Electron Common Stock for their shares of Thermo TerraTech Common Stock upon surrender of the stock certificate.

    In the Merger, Thermo TerraTech stockholders will receive 0.4 share of Thermo Electron Common Stock for each share of Thermo TerraTech Common Stock owned by them (the "Exchange Ratio") (rounded down to the nearest whole share), without interest, plus a check issued for any fractional share of Thermo Electron Common Stock. The Exchange Ratio may be adjusted, as follows:

    - If the average of the closing prices as reported in the consolidated transaction reporting system of shares of the Thermo Electron Common Stock for each of the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time (the "Pre-Closing Average Price") multiplied by the Exchange Ratio is less than $7.25, then the Exchange Ratio shall be adjusted to be equal to $7.25 divided by the Pre-Closing Average Price, provided that Thermo Electron may terminate the Merger Agreement if it would be required to issue more than 1,800,000 shares of Thermo Common Stock as a result of this adjustment.

    - If the Pre-Closing Average Price multiplied by the Exchange Ratio is greater than $9.25, the Exchange Ratio will be adjusted to be equal to $9.25 divided by the Pre-Closing Average Price.

    No interest will be paid or accrued on the consideration payable upon the surrender of any stock certificate. Payment of the Exchange Ratio to be made to a person other than the registered holder of the stock certificate surrendered is conditioned upon the stock certificate so surrendered being properly endorsed and otherwise in proper form for transfer, as determined by the Exchange Agent. Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the stock certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Six months following the Effective Time, Thermo Electron may require the Exchange Agent to deliver to it any shares of Thermo Electron Common Stock and any cash in lieu of fractional shares (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of stock certificates formerly representing shares outstanding prior to the Effective Time. Neither the Exchange Agent nor any party to the Merger Agreement will be liable to any holder of stock certificates formerly representing shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time held by Thermo Electron will, by virtue of the Merger, be converted at the Effective Time into one share of common stock of the Surviving Corporation. All shares held in treasury by Thermo TerraTech immediately prior to the Effective Time will, at the Effective Time, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

EFFECT OF THE MERGER ON THERMO TERRATECH STOCK OPTIONS, WARRANTS AND DEBENTURES

    Thermo TerraTech has, from time to time, issued options to acquire TerraTech Common Stock pursuant to its Incentive and Nonqualified Stock Option Plans, its Equity Incentive Plan, and its Directors Stock Option Plan, each as amended (the "TerraTech Stock Option Plans"). At the Effective Time, each outstanding Thermo TerraTech Stock Option under the TerraTech Stock Option Plans, whether or not exercisable, will be assumed by Thermo Electron. Each Thermo TerraTech Stock Option so assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions set forth in the applicable Thermo TerraTech Stock Option Plan immediately prior to the Effective Time, except that (i) each Thermo TerraTech Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Common Stock equal to the product of the number of shares of TerraTech Common Stock that were issuable upon exercise of such Thermo TerraTech Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and
(ii) the per share exercise price for the shares of Thermo Common Stock issuable upon exercise of such assumed Thermo TerraTech Stock Option will be equal to the quotient determined by dividing the exercise price per share of TerraTech Common Stock at which such Thermo TerraTech Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

    In addition, at the Effective Time, all warrants to purchase TerraTech Common Stock then outstanding shall be converted at the Effective Time into warrants to purchase Thermo Common Stock. The number of whole shares of Thermo Common Stock for which each warrant will be exercisable (or will become exercisable in accordance with its terms) and the per share exercise price for the shares of Thermo Common Stock issuable upon exercise of such Thermo TerraTech warrant will be determined in accordance with the terms of such warrants.

    Following the consummation of the Merger, Thermo TerraTech's 4 5/8% Debentures will be convertible into shares of Thermo Common Stock, rather than into the TerraTech Common Stock into which the debentures are now convertible. Such 4 5/8% Debentures are currently convertible into TerraTech Common Stock at a price of $15.90 per share. An aggregate of $111,850,000 principal amount of the 4 5/8% Debentures was outstanding as of October 2, 1999. Holders of the 4 5/8% Debentures will not have the right to cause Thermo TerraTech to redeem the debentures as a result of the Merger. Assuming an Exchange Ratio of .55, following the Merger the 4 5/8% Debentures will be convertible into Thermo Common Stock at a conversion price of $28.91 per share.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

    At the Effective Time, subject to obtaining the consents of the affected participants, the Thermo TerraTech deferred compensation plan for directors (the "Deferred Compensation Plan") will terminate, and Thermo TerraTech will distribute to each participant Thermo Common Stock or cash in an amount equal to the balance of stock units credited as of the Effective Time multiplied by the Exchange Ratio.

TRANSFER OF SHARES

    Shares of TerraTech Common Stock will not be transferred on the stock transfer books at or after the Effective Time. If certificates representing such shares are presented to Thermo TerraTech after the Effective Time, together with an executed letter of transmittal, such shares will be canceled and exchanged for shares of Thermo Common Stock and cash in lieu of fractional shares.

CONDITIONS

    Each party's obligation to effect the Merger is subject to the satisfaction of each of the following conditions at or prior to the Effective Time:

    (i) the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of TerraTech Common Stock entitled to vote thereon in accordance with the provisions of
        Section 251 of the DGCL;

    (ii) no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

   (iii) the registration statement of which this Proxy Statement-Prospectus forms a part and the Warrant Registration Statement shall be effective and no order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission;

    (iv) the Thermo Common Stock issuable under the Merger Agreement and the shares of Thermo Common Stock subject to issuance pursuant to the TerraTech Stock Option Plans, the 4 5/8% Debentures and the warrants issued by TerraTech, each as assumed by Thermo Electron under the Merger Agreement, shall have been authorized for issuance on the New York Stock Exchange;

    (v) Thermo TerraTech and Thermo Electron shall have received a tax opinion regarding certain tax matters relating to the transactions contemplated under the Merger Agreement, including that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; and

    (vi) no stock acquisition date or other event that would result in the occurrence of a distribution date shall have occurred with respect to the rights to purchase a unit consisting of one ten-thousandth of a share of Thermo Electron's Series B Junior Participating Preferred Stock, as defined in the Rights Agreement dated as of January 19, 1996, as amended, by and between Thermo Electron and BankBoston, N.A.

    The obligations of Thermo TerraTech to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, unless waived in writing by Thermo TerraTech (upon the written consent of the Special Committee):

    (i) the representations and warranties of the Merger Sub and Thermo Electron in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time, except as otherwise permitted by the Merger Agreement;

    (ii) the Merger Sub and Thermo Electron shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the Effective Time;

   (iii) Thermo TerraTech shall have received a certificate of the President, Chief Executive Officer or Vice President of Thermo Electron certifying to the effect of above clauses (i) and (ii);

    (iv) at the time of mailing of this Proxy Statement-Prospectus to the stockholders of Thermo TerraTech and at the Effective Time, Adams, Harkness & Hill shall have reaffirmed orally its fairness opinion and shall not have withdrawn such opinion; and

    (v) any and all necessary state securities approvals for the issuance of Thermo Common Stock pursuant to the Merger Agreement shall have been obtained.

    The obligations of the Merger Sub and Thermo Electron to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, unless waived in writing by Thermo Electron:

    (i) the representations and warranties of Thermo TerraTech in the Merger Agreement shall be true and correct in all material respects on and as if made at the Effective Time, except as otherwise permitted by the Merger Agreement;

    (ii) Thermo TerraTech shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

   (iii) Thermo Electron shall have received a certificate of the President, Chief Executive Officer or Vice President of Thermo TerraTech certifying to the effect of above clauses (i) and (ii); and

    (iv) the Special Committee shall not have withdrawn its recommendation to the Board of Directors that the Merger Agreement, including the Exchange Ratio, is fair to, and in the best interests of, the stockholders of Thermo TerraTech (other than Thermo Electron).

REPRESENTATIONS AND WARRANTIES

    Thermo TerraTech has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, its capitalization, the accuracy of information supplied by Thermo TerraTech for inclusion in the Registration Statement of which this Proxy Statement-Prospectus forms a part, requisite governmental and other consents and approvals, and its receipt of a fairness opinion from Adams, Harkness & Hill.

    Thermo Electron and the Merger Sub have made representations and warranties in the Merger Agreement regarding, among other things, their organization and good standing, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, Thermo Electron's capitalization, the accuracy of information supplied by Thermo Electron for inclusion in forms and reports required to be filed with the Commission and supplied to Adams, Harkness & Hill, the accuracy of the representations contained in the tax representation letters to be given in connection with the rendering of the tax opinion, and requisite governmental and other consents and approvals.

    Except for the representation as to the accuracy of the tax representation letters, the representations and warranties of the parties in the Merger Agreement will expire upon consummation of the Merger. After such expiration, none of the parties to the Merger Agreement or their respective officers, directors or principals will have any liability for any such representations or warranties.

COVENANTS

    In the Merger Agreement, Thermo TerraTech has agreed that during the period from the date of the Merger Agreement and continuing until the earlier of termination of the Merger Agreement or the Effective Time, Thermo TerraTech will carry on its business in the usual, regular and ordinary course, substantially consistent with past practice, will pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

    In the Merger Agreement, Thermo Electron has agreed that during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the

Effective Time, Thermo Electron will, except for such actions which are contemplated by the Merger Agreement or certain other actions, carry on its business materially in the usual, regular and ordinary course, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, Thermo Electron agreed that it will not, and will not permit any of its material subsidiaries to, take any action which would make any of the representations and warranties of Thermo Electron contained in the Merger Agreement untrue or cause Thermo Electron not to be in compliance with any covenant in the Merger Agreement.

    Thermo Electron has also agreed to give prompt notice to Thermo TerraTech of any written offers or indications of interest that it receives from a prospective purchaser of any material properties or assets of Thermo TerraTech or its subsidiaries, which set forth a proposed purchase price greater than $3 million, or in which the book value of the assets being sold is greater than $3 million, other than sales of assets in the ordinary course of business. In addition, Thermo Electron has agreed that, until the Effective Time of the Merger, neither Thermo Electron nor Merger Sub will take, or permit any of Thermo Electron's direct or indirect subsidiaries to take, any action that would cause the Merger not to be a tax-free reorganization under Section 368(a) of the Code.

INDEMNIFICATION AND INSURANCE

    The Surviving Corporation shall, and Thermo Electron will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of Thermo TerraTech, pursuant to Thermo TerraTech's Certificate of Incorporation and Bylaws, each as in effect on the date of the Merger Agreement. The Merger Agreement provides that the Surviving Corporation's Certificate of Incorporation and Bylaws will contain the provisions with respect to indemnification and elimination of liability for monetary damages currently set forth in Thermo TerraTech's Certificate of Incorporation and Bylaws, and such provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of those individuals who, as of the date of the Merger Agreement and at any time from the date of the Merger Agreement until the Effective Time, were directors or officers of Thermo TerraTech, unless such modification is required by law.

    In addition, Thermo Electron will cause the Surviving Corporation, either directly or through participation in Thermo Electron's umbrella policy, to maintain in effect, for a period of six years after the Effective Time, a directors' and officers' liability insurance policy covering the Thermo TerraTech directors and officers who, on the date of the Merger Agreement, were then covered by Thermo Electron's liability insurance policy, with coverage no less favorable in amount and scope than such directors' and officers' existing coverage. However, in no event will the Surviving Corporation be required to pay premiums for such insurance in excess of 175% of the current annual premiums, as adjusted for inflation each year, allocable to and paid by Thermo TerraTech.

    The Merger Agreement also provides that Thermo TerraTech will, regardless of whether the Merger becomes effective, indemnify Mr. Vintiadis against any costs and expenses paid in connection with any claim or action arising out of or pertaining to any action or omission in Mr. Vintiadis' capacity as a director or fiduciary of Thermo TerraTech (including as a member of the Special Committee or in connection with the transactions contemplated by the Merger Agreement) that occurs on, before or after the Effective Time, until the expiration of the statute of limitations relating to such action or omission. Thermo TerraTech shall pay Mr. Vintiadis' expenses in advance of the final disposition of the action upon receipt of an undertaking by Mr. Vintiadis to repay those expenses if it is later decided that he is not entitled to such payment. If the Merger becomes effective, Thermo Electron will be jointly and severally responsible for the indemnification and expenses advancement obligations as described above. If the Merger does not become effective, Thermo Electron shall only be responsible for indemnifying or advancing expenses for matters that arise out of or pertain to the work of the Special Committee, the Merger Agreement or the transactions contemplated by the Merger Agreement.

    In addition, Thermo Electron has entered into separate indemnification agreements with each of the members of the Board of Directors, including the member of the Special Committee, providing for indemnification of and advancement of expenses to such directors directly by Thermo Electron in the event that a director, by reason of his or her status as a director or officer of Thermo TerraTech (or service as a director, officer or fiduciary of another enterprise at the request of Thermo Electron), is made or threatened to be made a party to any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of Thermo Electron, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of Thermo Electron, indemnification shall be made to the maximum extent permitted under Delaware law.

TERMINATION, AMENDMENT AND WAIVER

    At any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of Thermo TerraTech, the Merger Agreement may be terminated by the mutual written consent of the board of directors of the Merger Sub and the Board of Directors of Thermo TerraTech (upon approval of the Special Committee).

    In addition, either the Merger Sub or Thermo TerraTech (upon approval of the Special Committee), in accordance with the provisions of the Merger Agreement, may terminate the Merger Agreement prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of Thermo TerraTech, if (i) the Merger has not been consummated by March 31, 2000 (in which case the right of Thermo TerraTech to terminate shall be exercised as directed by the Special Committee), unless such party's action or inaction constitutes a breach of the Merger Agreement and has been a principal cause of or resulted in the failure of the Merger to be consummated, (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or action is final and nonappealable or (iii) the approval of the stockholders of Thermo TerraTech necessary to consummate the Merger has not been obtained, unless such party's action or inaction constitutes a breach of the Merger Agreement and has been the principal cause of or resulted in the failure to obtain the requisite stockholder approval to consummate the Merger. Thermo Electron has agreed to vote, or cause to be voted, all of the Common Stock owned by it and any of its subsidiaries in favor of the Merger.

    In addition, the Merger Sub may terminate the Merger Agreement prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of Thermo TerraTech, if Thermo TerraTech breaches any representation, warranty, covenant or agreement in any material respect and fails to cure such breach within 10 business days after written notice of such breach from the Merger Sub.

    Thermo TerraTech may terminate the Merger Agreement prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of Thermo TerraTech, if (i) the Special Committee determines after consultation with outside legal counsel that failure to do so would be inconsistent with the Board's or the Special Committee's fiduciary duties under applicable law (which determination would result in the withdrawal or modification of the Special Committee's recommendation and, at the Special Committee's election, the termination of the Merger Agreement) or (ii) Thermo Electron or Merger Sub breaches any representation, warranty, covenant or agreement in any material respect and fails to cure such breach within 10 business days after written notice of such breach from Thermo TerraTech.

    Subject to the provisions of applicable law, the Merger Agreement may be amended by the parties thereto at any time by written agreement of the parties; provided, however, that Thermo TerraTech may not amend the Merger Agreement without the approval of the Special Committee.

    There is no termination fee payable by either party in the event that the Merger Agreement is terminated.

EXPENSES

    The parties have agreed to pay their own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby. Assuming the Merger is consummated, the estimated costs and fees in connection with the Merger and the related transactions which will be paid by Thermo TerraTech are as follows:

COST OR FEE                                                   ESTIMATED AMOUNT
-----------                                                   ----------------
Financial advisory fees.....................................      $137,500
Listing fees................................................        14,750
Legal fees..................................................       100,000
Accounting fees.............................................        15,000
Special Committee fees......................................        40,000
Printing and mailing fees...................................       100,000
Commission filing fees......................................         3,316
Other regulatory filing fees................................         5,000
Miscellaneous...............................................        34,434
                                                                  --------
                                                                  $450,000
                                                                  ========

    See "--Opinion of Adams, Harkness & Hill" for a description of the fees to be paid to Adams, Harkness & Hill in connection with its engagement. For a description of certain fees payable to the member of the Special Committee, see "--Conflicts of Interest."

ACCOUNTING TREATMENT

    The Merger will be accounted for as the acquisition of a minority interest by Thermo Electron, using the purchase method of accounting.

REGULATORY APPROVALS

    No federal or state regulatory approvals are required to be obtained that have not already been obtained, nor any regulatory requirements complied with, in connection with the consummation of the Merger by any party to the Merger Agreement, except for (i) the requirements of the Delaware General Corporation Law in connection with stockholder approvals and consummation of the Merger and
(ii) the requirements of the federal securities laws.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF THERMO TERRATECH AND THERMO
  ELECTRON

    The shares of Thermo Common Stock to be issued in connection with the Merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Thermo Common Stock issued to any person who is deemed to be an "affiliate" of either of Thermo TerraTech or Thermo Electron at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either Thermo TerraTech or Thermo Electron and may include some of the officers and directors of Thermo Electron or Thermo TerraTech, as well as the principal stockholders of each company. Affiliates may not sell their shares of Thermo Common Stock acquired in connection with the Merger except pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - any other applicable exemption under the Securities Act.

    Thermo Electron's registration statement on Form S-4, of which this Proxy Statement-Prospectus forms a part, does not cover the resale of shares of Thermo Common Stock to be received by affiliates in the Merger.

LISTING ON THE NEW YORK STOCK EXCHANGE OF THERMO COMMON STOCK TO BE ISSUED IN
  THE MERGER

    Thermo Electron will use its best efforts to cause the shares of its common stock to be issued in connection with the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the completion of the Merger.

DISSENTERS' AND APPRAISAL RIGHTS

    Under Delaware law, shareholders of Thermo TerraTech are not entitled to exercise dissenters' or appraisal rights as a result of the Merger or to demand payment for shares of TerraTech Common Stock.

COMPARATIVE PER SHARE MARKET PRICE DATA

    The Thermo Common Stock is traded on the New York Stock Exchange under the symbol "TMO." The TerraTech Common Stock is traded on the American Stock Exchange under the symbol "TTT."

    The following table sets forth the closing prices per share of the TerraTech Common Stock as reported in the consolidated transaction reporting system and the closing prices per share of Thermo Common Stock as reported in the consolidated transaction reporting system on (1) May 4, 1999, the last trading day before the public announcement of Thermo Electron's proposal (with no price having been determined) to take Thermo TerraTech private (in the case of the TerraTech Common Stock, closing price information is given as of April 30, 1999, which was the last day on which the TerraTech Common Stock traded prior to the May 5 announcement) and (2) October 19, 1999, the last trading day before the public announcement that Thermo Electron and Thermo TerraTech had entered into the Merger Agreement.

                                                              APRIL 30, 1999/
STOCK/DATE                                                      MAY 4, 1999     OCTOBER 19, 1999
----------                                                    ---------------   ----------------
Thermo TerraTech............................................      $4.1875           $ 5.375
Thermo Electron.............................................     16.25               13.0625
Equivalent Per Share Price..................................      7.25                7.25

                              THE SPECIAL MEETING

PROXY SOLICITATION

    This Proxy Statement-Prospectus is being delivered to you in connection with the solicitation by the Board of proxies to be voted at the Special Meeting to
be held on             , 2000 at 10:00 a.m., local time, at the offices of
Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454. Thermo TerraTech will pay all expenses incurred in connection with solicitation of the Proxy Statement-Prospectus. Officers, directors and regular employees of Thermo TerraTech, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. Thermo TerraTech has requested brokers and nominees who hold stock in their names to furnish the Proxy Statement-Prospectus to their customers. Thermo TerraTech will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement-Prospectus and the accompanying Proxy Card are first being mailed on
or about       , 1999.

RECORD DATE AND QUORUM REQUIREMENT

    The close of business on             , 1999 is the Record Date for the
determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Each holder of record of TerraTech Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter voted on by stockholders. At the close of business on the Record
Date, there were             shares of TerraTech Common Stock issued and
outstanding held by       holders of record and by approximately
persons or entities holding in nominee name.

    The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining whether a quorum exists for the transaction of business. If you hold your shares of TerraTech Common Stock through a broker, bank or other nominee, generally the nominee may only vote the TerraTech Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on certain matters for which it has discretionary voting authority. Brokers generally will not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are also counted as shares present or represented at the Special Meeting for purposes of determining whether a quorum exists.

VOTING PROCEDURES

    Under Delaware law, holders of a majority of the outstanding shares of TerraTech Common Stock entitled to vote at the Special Meeting must vote to adopt the Merger Agreement. The Merger Agreement is attached to this Proxy Statement-Prospectus as Appendix A. For the purposes of the vote required under Delaware law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote cast against adoption of the Merger Agreement. Thermo Electron, which owns approximately 87% of the outstanding TerraTech Common Stock, owns enough shares of TerraTech Common Stock to vote to adopt the Merger Agreement under Delaware law without the vote of the Public Stockholders and has agreed to vote its shares in favor of the Merger Agreement. In addition, the Company's directors and executive officers have expressed their intention to vote to adopt the Merger Agreement.

    If a properly executed Proxy Card is submitted and no instructions are given, the shares of TerraTech Common Stock represented by that Proxy Card will be voted "FOR" adoption of the proposed Merger Agreement.

    The Board is not aware of any other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, including a motion to adjourn the Special Meeting for the purpose of soliciting additional proxies, the persons named on the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" adoption of the Merger Agreement will not be used to vote "FOR" adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "FOR" the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

    A stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of Thermo TerraTech an instrument revoking it, (ii) submitting a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Secretary of Thermo TerraTech will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to adopt the Merger Agreement. The shares represented by the accompanying Proxy Card and entitled to vote will be voted if the Proxy Card is properly signed and received by the Secretary of Thermo TerraTech prior to the Special Meeting.

EFFECTIVE TIME

    The Merger will be effective as soon as practicable following stockholder adoption of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions set forth in the Merger Agreement, and upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. See "THE MERGER--Conditions."

                SELECTED FINANCIAL INFORMATION--THERMO ELECTRON

    The selected financial information presented below as of and for the fiscal years ended January 2, 1999, and January 3, 1998, and for the fiscal year ended December 28, 1996, has been derived from Thermo Electron's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference into this Proxy Statement-Prospectus. The selected financial information presented below as of December 28, 1996, and as of and for the fiscal years ended December 30, 1995, and December 31, 1994, has been derived from Thermo Electron's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with Thermo Electron's Consolidated Financial Statements and related notes incorporated by reference into this Proxy Statement-Prospectus. The selected financial information for the six months ended July 3, 1999, and July 4, 1998, has not been audited but, in the opinion of Thermo Electron, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounts principles applied on a consistent basis. The results of operations for the six months ended July 3, 1999, are not necessarily indicative of results for the entire year.

                                            SIX MONTHS ENDED
                                         -----------------------                          FISCAL YEAR (1)
                                          JULY 3,      JULY 4,     --------------------------------------------------------------
                                          1999 (2)       1998       1998 (3)       1997       1996 (4)       1995         1994
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues...............................  $2,101,878   $1,892,062   $3,867,596   $3,558,320   $2,932,558   $2,270,291   $1,729,191
Net Income (Loss)......................    (206,889)     127,278      181,901      239,328      190,816      139,582      104,711
Earnings (Loss) per Share:
  Basic................................       (1.31)         .78         1.12         1.57         1.35         1.10          .90
  Diluted..............................       (1.32)         .71         1.07         1.41         1.17          .95          .78

BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital........................  $1,702,221   $2,515,617   $2,163,006   $2,001,963   $2,218,617   $1,317,146   $1,150,732
Total Assets...........................   5,934,991    6,436,209    6,331,645    5,795,869    5,141,244    3,786,339    3,061,935
Long-term Obligations..................   1,983,760    1,949,982    2,025,531    1,742,907    1,550,342    1,118,077    1,049,850
Minority Interest......................     555,518      840,411      649,382      719,622      684,050      471,648      327,734
Common Stock of Subsidiaries Subject to
  Redemption...........................      57,871       93,806       94,301       93,312       76,525       17,513           --
Shareholders' Investment...............   1,953,135    2,359,933    2,248,124    1,997,909    1,754,369    1,309,729    1,007,486

OTHER DATA (UNAUDITED):
Book Value per Share...................  $    12.35   $    14.14   $    14.18   $    12.56   $    11.70   $     9.85   $     8.37
Cash Dividends
  Declared per Share...................          --           --           --           --           --           --           --

------------------------------

(1) Thermo Electron's 1998, 1997, 1996, 1995, and 1994 fiscal years ended January 2, 1999, January 3, 1998, December 28, 1996, December 30, 1995, and December 31, 1994, respectively.

(2) Reflects a $422.9 million pretax charge for restructuring and other related costs and $24.9 million of other nonoperating charges.

(3) Reflects the issuance of $150.0 million principal amount of Thermo Electron's senior notes and Thermo Electron's public offering of common stock for net proceeds of $290.1 million.

(4) Reflects the issuance of $585.0 million principal amount of Thermo Electron's convertible debentures.

                SELECTED FINANCIAL INFORMATION--THERMO TERRATECH

    The selected financial information presented below as of and for the fiscal years ended April 3, 1999, and April 4, 1998, and for the fiscal year ended March 29, 1997, has been derived from Thermo TerraTech's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included in or incorporated by reference into this Proxy Statement-Prospectus. The selected financial information presented below as of March 29, 1997, and as of and for the fiscal years ended March 30, 1996, and April 1, 1995, has been derived from Thermo TerraTech's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with Thermo TerraTech's Consolidated Financial Statements and related notes included in or incorporated by reference into this Proxy Statement-Prospectus. The selected financial information for the three months ended July 3, 1999, and July 4, 1998, has not been audited but, in the opinion of Thermo TerraTech, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the three months ended July 3, 1999, are not necessarily indicative of results for the entire year.

                                                    THREE MONTHS ENDED
                                                  -----------------------                     FISCAL YEAR (1)
                                                   JULY 3,      JULY 4,     ----------------------------------------------------
                                                   1999 (2)       1998      1999 (3)   1998 (4)   1997 (5)   1996 (6)     1995
                                                  ----------   ----------   --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues........................................   $ 75,908     $ 76,693    $310,039   $298,786   $278,503   $220,484   $136,985
Net Income (Loss)...............................    (45,094)       1,001      (1,421)     3,273       (162)     3,447      4,476
Earnings (Loss) per Share:
  Basic.........................................      (2.37)         .05        (.07)       .18       (.01)       .20        .26
  Diluted.......................................      (2.37)         .05        (.07)       .17       (.01)       .18        .26

BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital.................................   $ 21,163     $ 67,450    $ 67,043   $ 69,319   $ 77,315   $ 66,008   $ 63,459
Total Assets....................................    307,560      345,298     351,698    360,526    393,784    333,656    273,298
Long-term Obligations...........................    120,618      153,111     158,617    153,144    165,186    155,384     96,851
Shareholders' Investment........................     48,936       98,976      92,157     97,130     83,526     85,870     77,217

OTHER DATA (UNAUDITED):
Book Value per Share............................   $   2.57         5.07    $   4.84   $   4.97   $   4.67   $   4.89   $   4.45
Cash Dividends Declared per Share...............         --           --          --         --         --         --         --

------------------------------

(1) Thermo TerraTech's 1999, 1998, 1997, 1996, and 1995 fiscal years ended April 3, 1999, April 4, 1998, March 29, 1997, March 30, 1996, and April 1,
    1995, respectively.

(2) Reflects a $55.9 million pretax charge for restructuring and related costs.

(3) Reflects a $10.2 million pretax charge for restructuring costs.

(4) Reflects a pretax gain of $3.0 million from ThermoRetec's sale of its investment in a joint venture.

(5) Reflects $7.8 million of pretax restructuring costs and a loss $1.5 million relating to the sale of Thermo TerraTech's J. Amerika division. Also reflects the issuance of $115.0 million principal amount of 4 7/8% subordinated convertible debentures, and a gain on issuance of stock by subsidiary of $1.5 million.

(6) Reflects the acquisition of Lancaster Laboratories, Inc. in May 1995, the purchase of the businesses formerly operated by the environmental services joint venture from Thermo Instrument Systems Inc., and the issuance of a $35.0 million promissory note to Thermo Electron to fund the purchase. Reflects ThermoRetec's acquisition of Remediation Technologies, Inc. in December 1995, the issuance of $38.0 million principal amount of 4 7/8% subordinated convertible debentures by ThermoRetec, and a gain on issuance of stock by subsidiaries of $4.1 million. Also reflects pretax restructuring costs of $5.0 million and a loss on the sale of assets of $0.6 million.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material United States federal income tax considerations relevant to the Merger that are applicable to holders of Thermo TerraTech Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Thermo Electron, Thermo TerraTech or Thermo TerraTech stockholders as described herein.

    Thermo TerraTech stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Thermo TerraTech stockholders in light of their particular circumstances (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who own their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not own their stock as a capital asset and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation). In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of TerraTech Common Stock are acquired or shares of Thermo Common Stock are disposed of, the tax consequences of the assumption by Thermo Electron of outstanding options and subscriptions to acquire TerraTech Common Stock, or the tax consequences to holders of the 4 5/8% Debentures. ACCORDINGLY, THERMO TERRATECH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

    As a condition to the consummation of the Merger, Thermo Electron and Thermo TerraTech will receive an opinion from Hale and Dorr LLP regarding certain tax matters relating to the Merger, including that the Merger will be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code if the Merger is consummated in accordance with the terms of the Merger Agreement. Such tax opinion is subject to certain assumptions, limitations and qualifications, and is based upon certain factual representations of Thermo Electron, Merger Sub and Thermo TerraTech. Assuming the Merger is a reorganization, then, subject to the assumptions, limitations and qualifications referred to herein and in the tax opinion, the Merger should result in the following federal income tax consequences:

        (a) No gain or loss will be recognized by Thermo Electron, Merger Sub or Thermo TerraTech as a result of the Merger;

        (b) No gain or loss will be recognized by Thermo TerraTech stockholders upon the exchange of TerraTech Common Stock solely for Thermo Common Stock in the Merger (except to the extent of cash received in lieu of a fractional share of Thermo Common Stock);

        (c) Cash received by the Thermo TerraTech stockholders in lieu of a fractional share of Thermo Common Stock will be treated as received as a distribution in redemption of such fractional share, subject to the provisions of Section 302 of the Internal Revenue Code, as if such fractional share had been issued in the Merger and then redeemed by Thermo Electron. A Thermo TerraTech stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share;

        (d) The tax basis of the Thermo Common Stock received by Thermo TerraTech stockholders in the Merger will be equal to the tax basis of the TerraTech Common Stock exchanged therefor in the Merger, reduced by any basis allocable to a fractional share of Thermo Common Stock treated as sold or exchanged under Section 302 of the Internal Revenue Code; and

        (e) The holding period for the shares of Thermo Common Stock received by each Thermo TerraTech stockholder in the Merger will include the holding period for the shares of TerraTech Common Stock exchanged therefor in the Merger, provided that the shares of TerraTech Common Stock are held as capital assets at the Effective Time.

    The parties will not request a ruling from the Internal Revenue Service in connection with the Merger. Thermo TerraTech stockholders should be aware that the Hale and Dorr LLP tax opinion described above does not bind the Internal Revenue Service and the IRS is therefore not precluded from successfully asserting a contrary opinion. A successful IRS challenge to the reorganization status of the Merger would result in Thermo TerraTech stockholders recognizing taxable gain or loss with respect to each share of TerraTech Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Thermo Common Stock received in exchange therefor. In such event, a stockholder's tax basis in the Thermo Common Stock so received would equal its fair market value as of the Effective Time, and the stockholder's holding period for such stock would begin the day after the Merger.

                        CERTAIN PROJECTED FINANCIAL DATA

    The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in order to aid the evaluation of the Company by the Special Committee and Adams, Harkness & Hill and Adams, Harkness & Hill's assessment of the fairness, from a financial point of view, of the consideration of 0.4 shares of Thermo Common Stock per share of TerraTech Common Stock payable to the Public Stockholders pursuant to the Merger Agreement, the Company, in July 1999, furnished the Special Committee and Adams, Harkness & Hill with certain projections (the "Projections") prepared by the Company's management. The following summary of the Projections is included in this Proxy Statement solely because the Projections were made available to such parties. The Projections do not reflect any of the effects of the Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. The Company has not updated the Projections to reflect changes that have occurred since their preparation.

    The Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the Projections, nor have they expressed any opinion or given any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such prospective financial information. Furthermore, the Projections necessarily make numerous assumptions, some (but not all) of which are set forth below and many of which are beyond the control of the Company and may prove not to have been, or may no longer be, accurate. Additionally, this information, except as otherwise indicated, does not reflect revised prospects for the Company's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. Accordingly, such information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as a representation that they will be achieved.

    THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND STOCKHOLDER VALUE OF THE COMPANY MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR PREDICT. STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED OR THAT THE COMPANY'S FUTURE FINANCIAL RESULTS WILL NOT MATERIALLY VARY FROM THE PROJECTIONS. THE COMPANY DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

    The Projections included herein have been prepared by the Company based upon management's estimates of the total market for its services and the Company's own performance through 2003, as well as the impact on the Company's financial results of the completion of the announced sales of various business units. The projected results for calendar 1999 set forth in the Projections were based upon actual results through April 3, 1999 and management forecasts for the remainder of the year.

                                  PROJECTIONS
                                 (IN THOUSANDS)

                                                               CALENDAR YEAR
                                            ----------------------------------------------------
                                            1999 (P)   2000 (P)   2001 (P)   2002 (P)   2003 (P)
                                            --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS:
Revenues..................................  $311,836   $288,745   $305,615   $330,711   $358,342
Costs and Operating Expenses:
  Cost of revenues........................   243,849    222,043    234,378    253,855    274,594
  Selling, general, and administrative
    expenses..............................    46,478     38,433     39,304     41,031     43,516
  Restructuring costs.....................    53,689         --         --         --         --
                                            --------   --------   --------   --------   --------
                                             344,016    260,476    273,682    294,886    318,110
                                            --------   --------   --------   --------   --------
Operating Income (Loss)...................   (32,180)    28,269     31,933     35,825     40,232
Interest Income...........................     2,357      2,771      3,146      3,682      4,164
Interest Expense..........................    (8,858)    (8,637)    (8,307)    (8,042)    (7,792)
                                            --------   --------   --------   --------   --------
Income (Loss) Before Provision for Income
  Taxes...................................   (38,681)    22,403     26,772     31,465     36,604
Provision for Income Taxes................     2,407      9,921     12,037     14,363     16,788
Minority Interest Expense.................       953        275        275        275        275
                                            --------   --------   --------   --------   --------
Net Income (Loss).........................  $(42,041)  $ 12,207   $ 14,460   $ 16,827   $ 19,541
                                            ========   ========   ========   ========   ========
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net..................  $ 57,481   $ 52,921   $ 53,205   $ 55,591   $ 59,188
Unbilled Contract Costs and Fees..........    18,531     14,359     14,535     15,839     16,938
Inventories...............................     1,015        122        122        122        122
Prepaid Income Taxes and Other Current
  Assets..................................    11,641     11,339     11,564     11,689     11,809
                                            --------   --------   --------   --------   --------
Total Current Assets Excluding Cash and
  Investments.............................    88,668     78,741     79,426     83,241     88,057
Property, Plant, and Equipment:
  Balance, beginning of year..............    91,419     72,660     71,112     70,048     69,655
  Additions...............................    15,510     11,729      9,869     10,965     11,450
  Depreciation expense....................   (12,032)   (10,590)   (10,933)   (11,358)   (11,388)
  Sales and retirements...................   (22,237)    (2,687)        --         --         --
                                            --------   --------   --------   --------   --------
Balance, end of year......................    72,660     71,112     70,048     69,655     69,717
Cost in Excess of Net Assets of Acquired
  Companies...............................    88,706     86,848     84,242     81,636     79,030

      COMPARISON OF RIGHTS OF HOLDERS OF TERRATECH AND THERMO COMMON STOCK

    This section of the Proxy Statement-Prospectus describes certain differences between the rights of holders of TerraTech Common Stock and Thermo Common Stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Thermo TerraTech and being a stockholder of Thermo Electron.

    As a stockholder of Thermo TerraTech, your rights are governed by Thermo TerraTech's Certificate of Incorporation and Thermo TerraTech's Bylaws. After completion of the Merger, you will become a stockholder of Thermo Electron. As a Thermo Electron stockholder, your rights will be governed by Thermo Electron's Certificate of Incorporation and Thermo Electron's Bylaws. We are each incorporated under the laws of the State of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the Merger.

CLASSES OF COMMON STOCK OF THERMO TERRATECH AND THERMO ELECTRON

    Each of Thermo Electron and Thermo TerraTech has only one class of common stock issued and outstanding. There are 350,000,000 shares of Thermo Common Stock authorized, and Thermo TerraTech presently has 30,000,000 shares of TerraTech Common Stock authorized.

    Thermo Electron presently has authorized a class of 50,000 shares of Preferred Stock, of which Thermo Electron presently has 40,000 shares designated as Series B Junior Participating Preferred Stock. A description of such preferred stock is set forth below under "Preferred Stock".

CLASSIFIED BOARD OF DIRECTORS

    Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Thermo Electron's board of directors is divided into three classes, as nearly equal in size as possible, with one class being elected annually. Thermo Electron directors are elected for a term of three years, provided that the term of each director is subject to the election and qualification of such director's successor and to such director's earlier death, resignation or removal. Thermo Electron's classified board of directors may make it more difficult for a third party to gain control of Thermo Electron.

    Thermo TerraTech's board of directors is not divided into different classes. Members of Thermo TerraTech's board of directors are elected by a majority of the votes cast at the annual meeting of the stockholders. Thermo TerraTech directors are elected until the next annual meeting of the stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

NUMBER OF DIRECTORS

    Thermo Electron's board of directors currently consists of thirteen directors. The number of directors on Thermo Electron's board is determined by resolution of the board, but in no event shall be less than three.

    Thermo TerraTech's board of directors currently consists of six directors. The number of directors on Thermo TerraTech's board shall not be less than three nor more than thirteen, the exact number of which is fixed from time to time by the board of directors or by the stockholders at an annual meeting.

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REMOVAL OF DIRECTORS

    Thermo TerraTech directors, or the entire Thermo TerraTech board, may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of TerraTech Common Stock then entitled to vote at an election of directors.

    Neither the Certificate of Incorporation or the Bylaws of Thermo Electron contains an explicit procedure for the removal of a member of the board of directors. Delaware law provides that unless otherwise provided in the Certificate of Incorporation of a company, a director of a classified board such as Thermo Electron's can be removed only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors of such company.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Except as otherwise required by the Certificate of Incorporation or the Delaware General Corporation Law, any vacancies in the Thermo Electron and Thermo TerraTech boards of directors, however occurring, or any newly-created directorship resulting from an increase in the number of seats on the board of directors, will be filled by vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and not by the stockholders. Newly created directorships or decreases in directorships in Thermo Electron's board of directors are to be apportioned among the classes of directors so as to make all classes as nearly equal in number as practicable.

    To the extent reasonably possible, any newly created Thermo Electron directorship will be added to the class of directors whose term of office is to expire at the latest date following the creation of that directorship, unless otherwise provided for by resolution of the majority of the directors then in office. Any newly eliminated Thermo Electron directorship will be subtracted from the class whose office is to expire at the earliest date following the elimination of the directorship, unless otherwise provided for by resolution of the majority of the directors then in office.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Thermo Electron stockholders may take action at annual or special meetings of stockholders, or by the written consent of stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

    Thermo TerraTech stockholders may take action at annual or special meetings of stockholders, or by the written consent of stockholders having not less than 50% of all of the stock entitled to vote upon the action if a meeting were held.

ABILITY TO CALL SPECIAL MEETINGS

    Special meetings of Thermo Electron stockholders may be called only by Thermo Electron's Board of Directors, the Chairman of the Board of Directors, or its Chief Executive Officer. Special meetings of Thermo TerraTech stockholders may be called only by Thermo TerraTech's Board of Directors, the Chairman of the Board of Directors, its President, or any Vice President.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

    The Thermo Electron Bylaws allow stockholders to nominate candidates for election to Thermo Electron's board of directors or to propose business to be transacted at an annual stockholder meeting. However, such nominations and proposals may only be made by a stockholder who has given timely written notice to the secretary of Thermo Electron before the annual stockholder meeting in the manner described below.

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    Under Thermo Electron's Bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholder meeting must be delivered to the secretary of Thermo Electron not less than 60 days nor more than 75 days before the first anniversary of the date on which Thermo Electron first mailed its proxy materials for the preceding year's annual stockholder meeting. However, if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year's annual stockholder meeting, notice to be timely must be delivered not later than the close of business on the later of (i) the 90(th) day prior to such annual meeting or (ii) the 10(th) day following the day on which public announcement of the date of such meeting is first made.

    Stockholder nominations and proposals will not be brought before any Thermo Electron stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Thermo Electron's stockholder advance notice procedure, as set forth in the Bylaws.

    Thermo TerraTech does not have a provision in its Certificate of Incorporation or Bylaws requiring advance notice or a specific procedural process for stockholder nominations of candidates for election to the board of directors or for stockholder proposals before Thermo TerraTech's annual stockholder meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    Under Delaware law, a Certificate of Incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's Certificate of Incorporation. Neither Thermo Electron nor Thermo TerraTech currently has a higher vote required by their respective Certificates of Incorporation in order to amend such documents.

AMENDMENT OF BYLAWS

    Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal Bylaws. In addition, a corporation may, in its Certificate of Incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal Bylaws, even though the board may also be delegated such power.

    Thermo Electron's board of directors is authorized to alter, amend and repeal Thermo Electron's Bylaws or to make new Bylaws. Thermo Electron's Bylaws may also be altered, amended and repealed, or new Bylaws may be made, by the affirmative vote of the holders of a majority of the shares of capital stock of Thermo Electron issued and outstanding and entitled to vote, voting together as a single class, except that the affirmative vote of the holders of at least
66 2/3% of the shares of capital stock of Thermo Electron issued and outstanding and entitled to vote is required to alter, amend or repeal, or make new Bylaws inconsistent with, Article II (on matters relating to Directors) or Article VI (on amendments to the Bylaws) of the Bylaws.

    Thermo TerraTech's board of directors is authorized to alter, amend and repeal Thermo TerraTech's Bylaws at any meeting of the board. Its Bylaws do not contain any supermajority voting requirements for amendments.

DELAWARE ANTI-TAKEOVER STATUTE

    We are both subject to Section 203 of the Delaware General Corporation Law which, under certain circumstances, may make it more difficult for a person who would be an "interested stockholder", as defined in Section 203, in our respective companies, to effect various business combinations with either of us for a three-year period after becoming an interested stockholder. Under Delaware law, a corporation's Certificate of Incorporation or Bylaws may exclude a corporation from the restrictions imposed by

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Section 203. Our respective certificates of incorporation and Bylaws do not exclude us from the restrictions imposed by Section 203.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, which they had no reasonable cause to believe was unlawful.

    Thermo Electron's Certificate of Incorporation and Thermo TerraTech's Bylaws each provide that any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (with certain exceptions), because that person is or was a director or officer of Thermo Electron or Thermo TerraTech, respectively (or an employee or agent of Thermo TerraTech), or is or was serving at the request of Thermo Electron or Thermo TerraTech, respectively, as a director or officer (or employee or agent, in the case of Thermo TerraTech) of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by Thermo Electron and Thermo TerraTech are not exclusive of any other right to which persons seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    In the case of any action or suit by Thermo Electron or Thermo TerraTech, respectively, to procure a judgment in its favor, no indemnification shall be made (1) except for expenses (including attorneys' fees) or (2) relating to any claim, issue or matter as to which the director or officer has been judged to be liable to Thermo Electron or Thermo TerraTech, respectively, unless and only to the extent that the court in which the action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the director or officer is entitled to indemnity for such expenses which the court deems proper.

    Additionally, Thermo Electron and Thermo TerraTech may each pay expenses incurred by their respective directors or officers in defending a civil or criminal action, suit or proceeding in advance of the final disposition of that action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by Thermo Electron or Thermo TerraTech, respectively.

PREFERRED STOCK

    Thermo Electron's Board of Directors may, without further action of Thermo Electron's stockholders, issue up to 50,000 shares of Preferred Stock, in one or more classes and one or more series and fix the number of shares constituting any such class or series. Pursuant to a Certificate of Designation filed on January 31, 1996, 40,000 shares of the Preferred Stock have been designated as Series B Junior Participating Preferred Stock of the par value of $100 per share. The terms of the Series B Junior Participating Preferred Stock are described in "Stockholder Rights Plan", below. Thermo Electron's Board may fix the rights and preferences of any class or series of the remaining 10,000 shares of Preferred Stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), maturity dates, redemption prices and liquidation preferences. The rights of the holders of Thermo Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Thermo Electron.

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    Thermo TerraTech does not have any shares of Preferred Stock authorized.

STOCKHOLDER RIGHTS PLAN

    Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its Certificate of Incorporation. The price and terms of such shares must be stated in the Certificate of Incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

    Thermo Electron has entered into a Rights Agreement (as amended from time to time, the "Rights Agreement") dated as of January 19, 1996 between Thermo Electron and BankBoston, N.A. (formerly, The First National Bank of Boston), as Rights Agent. As with most stockholder rights agreements, the terms of Thermo Electron's rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of Thermo Electron's common stock and to exercisability.

    On January 19, 1996, the Board of Directors of Thermo Electron declared a dividend distribution of one Right for each outstanding share of Thermo Electron's Common Stock to stockholders of record at the close of business on January 29, 1996. Each Right entitles the registered holder to purchase from Thermo Electron a unit consisting of one ten-thousandth of a share (a "Unit") of Series B Junior Participating Preferred Stock, $100 par value (the "Preferred Stock") at a Purchase Price of $250.00 in cash per Unit, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

    Initially, the Rights attach to all Thermo Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Thermo Common Stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Thermo Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Thermo Common Stock. Until the Distribution Date, (i) the Rights will be evidenced by the Thermo Common Stock certificates and will be transferred with and only with such Thermo Common Stock certificates, (ii) new Thermo Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and
(iii) the surrender for transfer of any certificates for Thermo Common Stock outstanding will also constitute the transfer of the Rights associated with the Thermo Common Stock represented by such certificate.

    The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 29, 2006, unless earlier redeemed or exchanged by Thermo Electron as described below.

    In the event that a Person becomes the beneficial owner of 15% or more of the then outstanding shares of Thermo Common Stock, except pursuant to an offer for all outstanding shares of Thermo Common Stock that at least a majority of the Board of Directors determines to be fair to, and otherwise in the best interests of, stockholders, each holder of a Right will thereafter have the right to receive, upon exercise, that number of shares of Thermo Common Stock (or, in certain circumstances, cash, property or other securities of Thermo Electron) which equals the exercise price of the Right divided by one-half of the current market price (as defined in the Rights Agreement) of the Thermo Common Stock at the date of the occurrence of the event. However, Rights are not exercisable following the event set forth above until such time as the Rights are no longer redeemable by Thermo Electron as set forth below. Notwithstanding any of the foregoing, following the occurrence of such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. The event set forth in this paragraph is referred to as a "Section 11(a)(ii) Event."

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    For example, at an exercise price of $250.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following a
Section 11(a)(ii) Event would entitle its holder to purchase for $250.00 such number of shares of Thermo Common Stock (or other consideration, as noted above) as equals $250.00 divided by one-half of the current market price (as defined in the Rights Agreement) of the Thermo Common Stock. Assuming that the Thermo
Common Stock had a per share value of $50.00 at such time, the holder of each valid Right would be entitled to purchase ten shares of Thermo Common Stock for $250.00.

    In the event that, at any time after any person has become an Acquiring Person, (i) Thermo Electron is acquired in a merger or other business combination transaction in which Thermo Electron is not the surviving corporation or its Common Stock is changed or exchanged (other than a merger which follows an offer determined by the board of directors to be fair as described in the first sentence of the second preceding paragraph), or (ii) 50% or more of Thermo Electron's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the Right divided by one-half of the current market price of such common stock at the date of the occurrence of the event.

    For example, at an exercise price of $250.00 per Right, each Right following an event set forth in the preceding paragraph would entitle its holder to purchase for $250.00 such number of shares of common stock of the acquiring company as equals $250.00 divided by one-half of the current market price (as defined in the Rights Agreement) of such common stock. Assuming that such common stock had a per share value of $100.00 at such time, the holder of each valid Right would be entitled to purchase five shares of common stock of the acquiring company for $250.00.

    At any time after the occurrence of a Section 11(a)(ii) Event, the board of directors of Thermo Electron may exchange the Rights (other than Rights owned by such Acquiring Person that have become void), in whole or in part, at an exchange ratio of one share of Thermo Common Stock, or one ten-thousandth of a share of Preferred Stock (or of a share of a class or series of Thermo Electron's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $100 per share and will be entitled to an aggregate dividend of 10,000 times the dividend declared per share of Thermo Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidating payment of $100 per share and will be entitled to an aggregate payment of 10,000 times the payment made per share of Thermo Common Stock. Each share of Preferred Stock will have 10,000 votes, voting together with the Thermo Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Thermo Common Stock is changed or exchanged, each share of Preferred Stock will be entitled to receive 10,000 times the amount received per share of Thermo Common Stock. These rights are protected by customary antidilution provisions and, in accordance therewith, in light of Thermo Electron's stock dividend in 1996, currently provide for (i) an aggregate dividend per share of Preferred Stock of 15,000 times the dividend declared per share of Thermo Common Stock, (ii) an aggregate payment per share of Preferred Stock, in the event of liquidation, of 15,000 times the payment made per share of Thermo Common Stock and (iii) 15,000 votes per share of Preferred Stock, voting together with the Thermo Common Stock.

    Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of one ten-thousandth of a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Thermo Common Stock.

    At any time until ten days following the Stock Acquisition Date, Thermo Electron may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash or stock). Immediately upon the action of the board of directors ordering redemption of the Rights, the Rights will terminate and the

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only right of the holders of Rights will be to receive the $.01 redemption price. The Rights may also be redeemable following certain other circumstances specified in the Rights Agreement.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Thermo Electron, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to Thermo Electron, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Thermo Common Stock (or other consideration) of Thermo Electron or for common stock of the acquiring company as set forth above.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Thermo Electron without conditioning the offer on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of Thermo Electron and its stockholders, as determined by a majority of the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of Thermo Electron since the Board of Directors may, at its option, at any time prior to the close of business on the earlier of (i) the tenth day following the Stock Acquisition Date or (ii) January 29, 2006, and in certain other circumstances, redeem all but not less than all of the then outstanding Rights at the Redemption Price.

    Thermo TerraTech has not entered into a stockholder's rights agreement.

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                              CERTAIN TRANSACTIONS

    Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors, resulting in several majority-owned, private and publicly held subsidiaries. Thermo Electron has created the Company as a majority-owned publicly held subsidiary. The Company and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

    Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Company, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined,
(3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

    To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

    The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

    As provided in the Charter, the Company and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides

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certain administrative services, including general legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Company. The Company is assessed an annual fee equal to 0.8% of the Company's revenues for these services. The fee is reviewed annually and may be changed by mutual agreement of the Company and Thermo Electron. During fiscal 1998, 1999 and the three months ended July 3, 1999, Thermo Electron assessed the Company $2,845,000, $2,480,000 and $607,000, respectively, in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. In fiscal 1998, 1999 and the three months ended July 3, 1999, the Company paid Thermo Electron an additional $160,000, $765,000 and $26,000 for certain administrative services required by the Company that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.

    The Company has entered into a Tax Allocation Agreement with Thermo Electron that outlines the terms under which the Company and certain of its subsidiaries will be included in Thermo Electron's consolidated federal and state income tax returns. Under current law, the Company will be included in such tax returns as long as Thermo Electron owns at least 80% of the outstanding TerraTech Common Stock. In years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed its own separate company tax returns. If Thermo Electron's equity ownership of the Company were to drop below 80%, the Company would file its own tax returns. In fiscal 1998 and 1999, the Company paid Thermo Electron $669,000 and $1,217,000 under the Tax Allocation Agreement. No amounts were paid to Thermo Electron under the Tax Allocation Agreement during the three months ended July 3, 1999.

    The Company leases an office and operating facility from Thermo Electron. The total rental payments made to Thermo Electron during fiscal 1998, 1999 and the three months ended July 3, 1999 under these agreements was $166,000, $166,000 and $42,000. The future minimum payments due under the lease are $166,000 in fiscal 2000 through 2005 and thereafter.

    The Company and Thermo Electron entered into a development agreement under which Thermo Electron agreed to fund up to $4,000,000 of the direct and indirect costs of the Company's development of soil-remediation centers. In exchange for this funding, the Company granted Thermo Electron a royalty equal to approximately 3% of net revenues from soil-remediation services performed at the centers developed under this agreement. The royalty payments may cease if the amounts paid by the Company yield a certain internal rate of return to Thermo Electron on the funds advanced to the Company under this agreement. The Company paid Thermo Electron royalties under this agreement of $115,000, $186,000 and $44,000 in fiscal 1998, 1999 and the three months ended July 3, 1999, respectively.

    As of July 3, 1999, the Company owed Thermo Electron and its other subsidiaries an aggregate of $2,405,000 for amounts due under the Services Agreement and related administrative charges, for other products and services, firm and for miscellaneous items, net of amounts owed to the Company by Thermo Electron and its other subsidiaries for miscellaneous items. The largest amount of net indebtedness owed by the Company to Thermo Electron and its other subsidiaries since April 5, 1998 was $3,129,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

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
    The Company's Thermo EuroTech N.V. subsidiary ("Thermo EuroTech"), along with certain other European-based Thermo Subsidiaries, participates in a zero balance arrangement with ABN AMRO, which includes a $22,534,000 credit facility. The Company has access to $8,424,000 under this credit facility. Funds borrowed by the Company under this arrangement pay interest at a rate set by Thermo Finance B.V., a wholly owned subsidiary of Thermo Electron, at the beginning of each month, based on Netherlands market rates. Funds invested by the Company under the arrangement earn a rate set by Thermo Finance B.V. at the beginning of each month, based on Netherlands market rates. Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of July 3, 1999, the Company had a negative cash balance of approximately $7,500,000 based on an exchange rate of $0.4680/NLG 1.00. As of July 3, 1999, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 3.29% and the average annual interest rate paid on overdrafts was approximately 3.83%.

    As of July 3, 1999, $39,338,000 of the Company's cash equivalents were invested in a cash management arrangement with Thermo Electron. Under the cash management arrangement, the Company lends excess cash to Thermo Electron and has the contractual right to withdraw its invested funds upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least 50% of all funds invested under the arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company's funds invested in the cash management arrangement earn a rate equal to the 30-day Dealer Commercial Paper Rate as reported in THE WALL STREET JOURNAL plus 50 basis points, set at the beginning of each month.

    The Company purchases and sells products and services in the ordinary course of business with other companies affiliated with Thermo Electron. In fiscal 1998, 1999 and the three months ended July 3, 1999, purchases from these companies totaled $938,000, $231,000 and $27,000, respectively, and sales to these companies totaled $320,000, $379,000 and $23,000, respectively.

    The human resources committee of the Company's board of directors established a stock holding policy that required its executive officers to acquire and hold a minimum number of shares of TerraTech Common Stock. In order to assist the executive officers in complying with the policy, the Company also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable them to purchase the TerraTech Common Stock in the open market. The stock holding policy and the stock holding assistance plan were both subsequently amended to apply only to the chief executive officer. During fiscal 1998 and 1999, Dr. Appleton, the Company's president and chief executive officer, received loans in the principal amount of $137,607 under this plan to purchase 20,000 shares, the entire amount of which was outstanding as of July 3, 1999. The loan is repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the Company's board of directors.

    Randers/Killam is currently negotiating with one of its directors, Mr. Thomas R. Eurich, who is also a Vice President of Randers/Killam, the sale of its Randers division for approximately $2.7 million to a corporation to be formed by Mr. Eurich and other members of the Randers division management. The purchase price proposed by Mr. Eurich approximates the book value of the Randers division as of October 2, 1999. In the fiscal year ended April 3, 1999 and the three months ended July 3, 1999, the revenues of the Randers division were $18,300,000 and $2,788,000, respectively.

                              RECENT DEVELOPMENTS

    On November 8, 1999, Thermo TerraTech issued a press release containing information as to its earnings for the fiscal quarter ended October 2, 1999. Thermo TerraTech reported net income of $1,207,000 on revenues of $78,036,000 for the quarter, compared with a net loss of $3,696,000 on revenues of $77,177,000 for the same period in fiscal 1999. Diluted earnings per share for the second quarter of fiscal 2000 were $.06, compared with a loss per diluted share of $.19 for the same period in fiscal 1999.

Thermo TerraTech recorded pretax restructuring costs of $120,000 and $10,217,000 in the fiscal 2000 and 1999 quarters, respectively. Excluding restructuring and related costs, net income for the second quarter of fiscal 2000 and 1999 would have been $1,265,000 and $1,106,000, respectively, or $.06 per diluted share for both periods.

                                 LEGAL OPINION

    The validity of the shares of Thermo Common Stock offered by this Proxy Statement-Prospectus will be passed upon for Thermo Electron by Seth H. Hoogasian, Esq. Mr. Hoogasian is a full-time employee of Thermo Electron, is an officer of Thermo TerraTech and Thermo Electron, and owns or has the right to acquire 5,258 shares of TerraTech Common Stock, 348,828 shares of Thermo Common Stock, and 159,070 shares of the common stock of Thermo Electron's subsidiaries other than Thermo TerraTech.

                                    EXPERTS

    The financial statements of Thermo Electron and Thermo TerraTech incorporated by reference in this Proxy Statement-Prospectus and the financial statement schedules incorporated by reference in the Registration Statement of which this Proxy Statement-Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                             STOCKHOLDER PROPOSALS

    If the Merger is not completed, Thermo TerraTech will set a date for its 2000 Annual Meeting of Stockholders. Proposals of stockholders of Thermo TerraTech intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of Stockholders must be received by Thermo TerraTech for inclusion in the proxy statement and form of proxy on or before December 14, 1999. Management proxies will be authorized to exercise discretionary voting authority with respect to any shareholder proposal not included in Thermo TerraTech's proxy materials for the 2000 Annual Meeting unless (a) Thermo TerraTech receives notice of such proposal by March 1, 2000 and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met. Such proposals must also meet other requirements of the rules of the Commission relating to stockholders' proposals. If the Merger is consummated, the annual meeting of stockholders may be scheduled for an earlier or later date consistent with Thermo TerraTech's organizational documents.

                      WHERE YOU CAN FIND MORE INFORMATION

    This Proxy Statement-Prospectus incorporates documents by reference, including important business and financial information, which are not presented in or delivered with this Proxy Statement-Prospectus.

    All documents filed by Thermo Electron, pursuant to Section 13(a), 13(c),
14 or 15(d) of the Exchange Act after the date of this Proxy
Statement-Prospectus and before the date of the Special Meeting are incorporated by reference into and are deemed to be a part of this Proxy Statement-Prospectus from the date of filing of those documents.

    You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with any additional information.

THERMO TERRATECH

    The following documents, filed by Thermo TerraTech (File No. 1-9549) with the Securities and Exchange Commission, are hereby incorporated by reference into this Proxy Statement-Prospectus:

    - Annual Report on Form 10-K for the fiscal year ended April 3, 1999, as amended;

    - Current Report on Form 8-K filed on May 12, 1999 regarding the announcement that Thermo TerraTech may be merged into Thermo Electron;

    - Current Report on Form 8-K filed on May 25, 1999 regarding certain pretax restructuring and other charges to be taken by Thermo TerraTech;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 1999;
      and

    - Current Report on Form 8-K filed on October 21, 1999 regarding the execution of the Merger Agreement.

THERMO ELECTRON

    The following documents, filed by Thermo Electron (File No. 1-8002) with the Securities and Exchange Commission, are hereby incorporated by reference into this Proxy Statement-Prospectus:

    - Annual Report on Form 10-K for the fiscal year ended January 2, 1999;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 1999;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 1999;

    - Current Report on Form 8-K filed on January 8, 1999 regarding the commencement of Thermo Instrument Systems Inc.'s cash tender offer for all outstanding shares of Spectra-Physics AB;

    - Current Report on Form 8-K filed on March 9, 1999 regarding the declaration by Thermo Instrument that its cash tender offer for all outstanding shares of Spectra-Physics AB was unconditional;

    - Current Report on Form 8-K filed on March 15, 1999 regarding the appointment of Richard F. Syron as President and Chief Executive Officer and regarding expected earnings per share for the first quarter of 1999;

    - Current Report on Form 8-K filed on May 25, 1999 regarding additions to Thermo Electron's proposed reorganization plan;

    - The description of the Thermo Common Stock which is contained in Thermo Electron's Registration Statement on Form 8-A filed under the Exchange Act, as amended; and

    - The description of Thermo Electron's Preferred Stock Purchase Rights which is contained in Thermo Electron's Registration Statement on Form 8-A filed under the Exchange Act, as amended.

    Any statement contained in a document incorporated or deemed to be incorporated by reference into this Proxy Statement-Prospectus will be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained in this Proxy Statement-Prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this Proxy Statement-Prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

    The documents incorporated by reference into this Proxy Statement-Prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this Proxy Statement-Prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this Proxy Statement-Prospectus are not themselves specifically incorporated by reference in this Proxy Statement-Prospectus, then such exhibits will not be provided. Any request for
documents should be made by       , 1999 to ensure timely delivery of the
documents.

    Requests for documents relating to Thermo TerraTech or Thermo Electron should be directed to: Sandra L. Lambert, Corporate Secretary, Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454 (telephone:
781-622-1000; facsimile: 781-768-6620).

    We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza                       Citicorp Center                        Seven World Trade Center
Room 1024                             500 West Madison Street                13th Floor
450 Fifth Street, N.W.                Suite 1400                             New York, New York 10048
Washington, D.C. 20549                Chicago, Illinois 60661

    Reports, proxy statements and other information concerning Thermo TerraTech may be inspected at:

       The American Stock Exchange
       86 Trinity Place
       New York, New York 10006-1881

    Reports, proxy statements and other information concerning Thermo Electron may be inspected at:

       The New York Stock Exchange
       20 Broad Street
       New York, New York 10005

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room at the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

    Thermo Electron has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to the Thermo Common Stock to be issued to Thermo TerraTech stockholders in the Merger. This Proxy Statement-Prospectus constitutes the prospectus of Thermo Electron filed as part of the registration statement. This Proxy Statement-Prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

    Copies of Thermo TerraTech's Annual Report on Form 10-K for the fiscal year ended April 3, 1999, its Annual Report on Form 10-K/A for the fiscal year ended April 3, 1999, and its Quarterly Report on Form 10-Q for the quarter ended
July 3, 1999 are attached to this Proxy Statement-Prospectus as Appendices C, D and E, respectively. Please read each of such documents in their entirety for the important information they contain regarding the business of Thermo TerraTech.

    If you have any questions about the Merger, please call Thermo TerraTech Investor Relations at 1-781-622-1111.

    This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of securities pursuant to this Proxy Statement-Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this Proxy Statement-Prospectus by reference or in our affairs since the date of this Proxy Statement-Prospectus.

                          THERMO ELECTRON CORPORATION

              INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                                                PAGE
                                                              --------
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF THERMO
  ELECTRON CORPORATION, THERMO TERRATECH INC., THERMORETEC
  CORPORATION, AND THE RANDERS KILLAM GROUP INC.
  (UNAUDITED)...............................................     F-2

  Pro Forma Consolidated Condensed Statement of Operations
    for the six months ended July 3, 1999...................     F-3

  Pro Forma Consolidated Condensed Statement of Operations
    for the year ended January 2, 1999......................     F-4

  Pro Forma Consolidated Condensed Balance Sheet as of July
    3, 1999.................................................     F-5

  Notes to Pro Forma Consolidated Condensed Financial
    Statements..............................................     F-6

                          THERMO ELECTRON CORPORATION

              INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The following unaudited pro forma consolidated condensed statements of operations set forth the results of operations for the six months ended July 3, 1999, and the year ended January 2, 1999, as if the Merger, the ThermoRetec Merger, and the Randers/Killam Merger had become effective at the beginning of 1998. The following unaudited pro forma consolidated condensed balance sheet sets forth the financial position as of July 3, 1999, as if the Merger, the ThermoRetec Merger, and the Randers/Killam Merger had become effective on July 3, 1999. For purposes of determining the number of shares of Thermo Electron that will be issued under the Merger Agreement, an Exchange Ratio of
 .55 shares of Thermo Electron Common Stock for each share of Thermo TerraTech Common Stock has been assumed. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had these mergers become effective at the beginning of 1998.

                          THERMO ELECTRON CORPORATION

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JULY 3, 1999

                                  (UNAUDITED)

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                            -----------   ------------   -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues:
  Product and service revenues............................  $2,006,466      $    --      $2,006,466
  Research and development contract revenues..............      95,412           --          95,412
                                                            ----------      -------      ----------
                                                             2,101,878           --       2,101,878
                                                            ----------      -------      ----------
Costs and Operating Expenses:
  Cost of product and service revenues....................   1,224,548           --       1,224,548
  Expenses for research and development...................     213,273           --         213,273
  Selling, general, and administrative expenses...........     541,103          403         541,506
  Restructuring and other nonrecurring costs, net.........     388,291           --         388,291
                                                            ----------      -------      ----------
                                                             2,367,215          403       2,367,618
                                                            ----------      -------      ----------
Operating Loss............................................    (265,337)        (403)       (265,740)
Other Expense, Net........................................     (41,683)        (897)        (42,580)
                                                            ----------      -------      ----------
Loss Before Income Taxes and Minority Interest............    (307,020)      (1,300)       (308,320)
Income Tax Benefit........................................      56,733          332          57,065
Minority Interest Income (Expense)........................      43,398       (8,474)         34,924
                                                            ----------      -------      ----------
Net Loss..................................................  $ (206,889)     $(9,442)     $ (216,331)
                                                            ==========      =======      ==========
Loss per Share:
  Basic...................................................  $    (1.31)     $    --      $    (1.36)
                                                            ==========      =======      ==========
  Diluted.................................................  $    (1.32)     $    --      $    (1.37)
                                                            ==========      =======      ==========
Basic and Diluted Weighted Average Shares.................     158,028        1,369         159,397
                                                            ==========      =======      ==========

                          THERMO ELECTRON CORPORATION

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                           YEAR ENDED JANUARY 2, 1999

                                  (UNAUDITED)

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                            -----------   ------------   -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues:
  Product and service revenues............................  $3,690,545      $    --      $3,690,545
  Research and development contract revenues..............     177,051           --         177,051
                                                            ----------      -------      ----------
                                                             3,867,596           --       3,867,596
                                                            ----------      -------      ----------
Costs and Operating Expenses:
  Cost of product and service revenues....................   2,186,893           --       2,186,893
  Expenses for research and development...................     367,343           --         367,343
  Selling, general, and administrative expenses...........     937,640          806         938,446
  Restructuring and other nonrecurring costs, net.........      44,450           --          44,450
                                                            ----------      -------      ----------
                                                             3,536,326          806       3,537,132
                                                            ----------      -------      ----------
Operating Income..........................................     331,270         (806)        330,464
Gain on Issuance of Stock by Subsidiaries.................      51,775           --          51,775
Other Income, Net.........................................       8,465       (1,980)          6,485
                                                            ----------      -------      ----------
Income Before Income Taxes, Minority Interest, and
  Extraordinary Items.....................................     391,510       (2,786)        388,724
Income Tax Benefit (Provision)............................    (170,680)         732        (169,948)
Minority Interest Expense.................................     (44,023)      (2,670)        (46,693)
                                                            ----------      -------      ----------
Income Before Extraordinary Items.........................     176,807       (4,724)        172,083
Extraordinary Items, Net of Provision for Income Taxes and
  Minority Interest of $8,247.............................       5,094           --           5,094
                                                            ----------      -------      ----------
Net Income................................................  $  181,901      $(4,724)     $  177,177
                                                            ==========      =======      ==========
Earnings per Share:
  Basic...................................................  $     1.12      $    --      $     1.09
                                                            ==========      =======      ==========
  Diluted.................................................  $     1.07      $    --      $     1.04
                                                            ==========      =======      ==========
Weighted Average Shares:
  Basic...................................................     161,866        1,369         163,235
                                                            ==========      =======      ==========
  Diluted.................................................     178,449        1,369         179,818
                                                            ==========      =======      ==========

                          THERMO ELECTRON CORPORATION

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                  JULY 3, 1999

                                  (UNAUDITED)

                                                                          PRO FORMA
                                                            HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                            ----------   -----------   ----------
                                                                       (IN THOUSANDS)
                          ASSETS
Current Assets:
  Cash and cash equivalents...............................  $  386,864     $(35,161)   $  351,703
  Short-term available-for-sale investments, at quoted
    market value..........................................     681,197           --       681,197
Accounts receivable, net..................................     930,228           --       930,228
Inventories...............................................     645,992           --       645,992
Other current assets......................................     297,483           --       297,483
                                                            ----------     --------    ----------
                                                             2,941,764      (35,161)    2,906,603
                                                            ----------     --------    ----------
Property, Plant, and Equipment, at Cost, Net..............     710,848           --       710,848
                                                            ----------     --------    ----------
Other Assets..............................................     356,942           --       356,942
                                                            ----------     --------    ----------
Cost in Excess of Net Assets of Acquired Companies........   1,925,437       32,246     1,957,683
                                                            ----------     --------    ----------
                                                            $5,934,991     $ (2,915)   $5,932,076
                                                            ==========     ========    ==========
         LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities.......................................  $1,239,543     $     --    $1,239,543
                                                            ----------     --------    ----------
Deferred Income Taxes and Other Deferred Items............     145,164           --       145,164
                                                            ----------     --------    ----------
Long-term Obligations:
  Subordinated convertible obligations....................   1,588,071           --     1,588,071
  Other...................................................     395,689           --       395,689
                                                            ----------     --------    ----------
                                                             1,983,760           --     1,983,760
                                                            ----------     --------    ----------
Minority Interest.........................................     555,518      (28,248)      527,270
                                                            ----------     --------    ----------
Common Stock of Subsidiaries Subject to Redemption........      57,871           --        57,871
                                                            ----------     --------    ----------
Shareholders' Investment:
  Common stock............................................     167,253        1,369       168,622
  Capital in excess of par value..........................   1,027,956       23,964     1,051,920
  Retained earnings.......................................   1,009,652           --     1,009,652
  Treasury stock at cost..................................    (161,598)          --      (161,598)
  Deferred compensation...................................      (6,524)          --        (6,524)
  Accumulated other comprehensive items...................     (83,604)          --       (83,604)
                                                            ----------     --------    ----------
                                                             1,953,135       25,333     1,978,468
                                                            ----------     --------    ----------
                                                            $5,934,991     $ (2,915)   $5,932,076
                                                            ==========     ========    ==========

                          THERMO ELECTRON CORPORATION

         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1-- PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
      (IN THOUSANDS EXCEPT IN TEXT)

                                                                                     FISCAL
                                                              SIX MONTHS ENDED     YEAR ENDED
                                                                JULY 3, 1999     JANUARY 2, 1999
                                                              ----------------   ---------------
                                                                        DEBIT (CREDIT)
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
Amortization over 40 years of $32,246,000 of cost in excess
  of net assets of acquired companies created by Thermo
  Electron's increased ownership of Thermo TerraTech,
  ThermoRetec, and Randers/Killam...........................        $ 403             $ 806
                                                                    -----             -----
OTHER INCOME (EXPENSE), NET
Decrease in interest income as a result of the use of
  $35,161,000 of cash to fund the acquisition of additional
  shares of ThermoRetec and Randers/Killam, calculated using an average interest rate of 5.10% and 5.63% for the six
  months ended July 3, 1999, and the year ended January 2,
  1999, respectively........................................          897             1,980
                                                                    -----             -----
INCOME TAX BENEFIT (PROVISION)
Increase in income tax benefit for the six months ended July
  3, 1999, and decrease in income tax provision for the year ended January 2, 1999, associated with the pro forma
  adjustment for interest income above, calculated at Thermo
  Electron's applicable tax rate of 37%.....................         (332)             (732)
                                                                    -----             -----
MINORITY INTEREST INCOME (EXPENSE)
Decrease in minority interest income for the six months
  ended July 3, 1999, and increase in minority interest
  expense for the year ended January 2, 1999, as a result of
  Thermo Electron's increased ownership of Thermo TerraTech,
  ThermoRetec, and Randers/Killam, which reported
  consolidated losses for both periods......................        8,474             2,670
                                                                    -----             -----
WEIGHTED AVERAGE SHARES
Increase in weighted average shares outstanding due to the
  assumed issuance of 1,369,159 shares of Thermo Electron's
  common stock for the acquisition of additional shares of
  Thermo TerraTech as of the beginning of 1998..............        1,369             1,369
                                                                    -----             -----

                          THERMO ELECTRON CORPORATION

                                  (UNAUDITED)

NOTE 2-- PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (IN THOUSANDS)

                                                                     JULY 3, 1999
                                                                    --------------
                                                                    DEBIT (CREDIT)
CASH AND CASH EQUIVALENTS
Decrease in cash and cash equivalents as a result of the use of cash to fund the acquisition of additional shares of
  ThermoRetec and Randers/Killam and the payment under
  Thermo TerraTech's outstanding put rights.................           $(35,161)
                                                                       --------
COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES
Increase in cost in excess of net assets of acquired
  companies as a result of Thermo Electron's increased
  ownership of Thermo TerraTech, ThermoRetec, and
  Randers/Killam............................................             32,246
                                                                       --------
MINORITY INTEREST
Decrease in minority interest as a result of Thermo
  Electron's increased ownership of Thermo TerraTech,
  ThermoRetec, and Randers/Killam...........................             28,248
                                                                       --------
COMMON STOCK
Increase in common stock due to the assumed issuance of
  1,369,159 shares of Thermo Electron's common stock for the
  acquisition of additional shares of Thermo TerraTech......             (1,369)
                                                                       --------
CAPITAL IN EXCESS OF PAR VALUE
Increase in capital in excess of par value as a result of
  Thermo Electron's increased ownership of Thermo TerraTech
  and the conversion of outstanding stock options of Thermo
  TerraTech, ThermoRetec, and Randers/Killam into stock
  options of Thermo Electron................................            (23,964)
                                                                       --------

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          THERMO ELECTRON CORPORATION
                          TTT ACQUISITION CORPORATION
                                      AND
                             THERMO TERRATECH INC.
                          DATED AS OF OCTOBER 19, 1999

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                    --------
ARTICLE I  THE MERGER.............................................      2
1.1   The Merger..................................................      2
1.2   Effective Time; Closing.....................................      2
1.3   Effect of the Merger........................................      2
1.4   Certificate of Incorporation; Bylaws........................      3
1.5   Directors and Officers......................................      3
1.6   Effect on Capital Stock.....................................      3
1.7   Surrender of Certificates...................................      5
1.8   No Further Ownership Rights in TerraTech Common Stock.......      6
1.9   Lost, Stolen or Destroyed Certificates......................      6
1.10  Dividends...................................................      7
1.11  Fractional Shares...........................................      7
1.12  Closing of Transfer Books...................................      7
1.13  Taking of Necessary Action; Further Action..................      7
1.14  Tax Treatment...............................................      8

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF TERRATECH...........      8
2.1   Organization of TerraTech...................................      8
2.2   TerraTech Capital Structure.................................      8
2.3   Authority...................................................      8
2.4   Board Approval..............................................      9
2.5   Fairness Opinion............................................      9
2.6   Registration Statement; Proxy Statement/Prospectus..........      9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THERMO ELECTRON AND
             MERGER SUB...........................................     10
3.1   Organization................................................     10
3.2   Authority...................................................     10
3.3   Capitalization..............................................     11
3.4   Reports and Financial Statements............................     12
3.5   Merger Sub..................................................     13
3.6   Tax Treatment...............................................     13
3.7   Information Provided to Investment Bankers..................     13
3.8   Litigation..................................................     13
3.9   Compliance with Agreements..................................     13
3.10  Registration Statement; Proxy Statement/Prospectus..........     14

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME...................     14
4.1   Conduct of Business by TerraTech............................     14
4.2   Conduct of Business by Thermo Electron......................     14

ARTICLE V  ADDITIONAL AGREEMENTS..................................     15
5.1   Registration Statement; Other Filings.......................     15
5.2   Meeting of TerraTech Stockholders...........................     16
5.3   Access to Information.......................................     17
5.4   Public Disclosure...........................................     17
5.5   Legal Requirements..........................................     17
5.6   Notification of Certain Matters.............................     18
5.7   Best Efforts and Further Assurances.........................     18

                                                                      PAGE
                                                                    --------
      Stock Option and Employee Stock Purchase Plans; Reservation
5.8   of Shares...................................................     18
5.9   Thermo Electron Form S-8....................................     19
5.10  Thermo Electron Form S-3....................................     19
5.11  Indemnification; Insurance..................................     19
5.12  Deferred Compensation Plan..................................     21
5.13  Compliance by Merger Sub....................................     21
5.14  Tax Treatment...............................................     22
5.15  NYSE Listing................................................     22

ARTICLE VI  CONDITIONS TO THE MERGER..............................     22
      Conditions to Obligations of Each Party to Effect the
6.1   Merger......................................................     22
6.2   Additional Conditions to Obligations of TerraTech...........     23
      Additional Conditions to the Obligations of Thermo Electron
6.3   and Merger Sub..............................................     24

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER....................     24
7.1   Termination.................................................     24
7.2   Notice of Termination; Effect of Termination................     25
7.3   Fees and Expenses...........................................     26
7.4   Amendment...................................................     26
7.5   Extension; Waiver...........................................     26

ARTICLE VIII  GENERAL PROVISIONS..................................     26
8.1   Non-Survival of Representations and Warranties..............     26
8.2   Notices.....................................................     26
8.3   Counterparts................................................     27
8.4   Entire Agreement............................................     27
8.5   Severability................................................     28
8.6   Other Remedies; Specific Performance........................     28
8.7   Governing Law...............................................     28
8.8   Assignment..................................................     28
8.9   Headings....................................................     28

Exhibit A: Form of Tax Opinion

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of October 19, 1999 is by and among Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), TTT Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Thermo Electron ("Merger Sub"), and Thermo
TerraTech Inc., a Delaware corporation ("TerraTech").

                                    RECITALS

    A. Thermo Electron owns approximately 87% of the outstanding shares of common stock, par value $.10 per share, of TerraTech (the "TerraTech Common Stock"), and Thermo Electron desires to acquire all of the remaining outstanding shares of TerraTech Common Stock.

    B. Thermo Electron has formed the Merger Sub as a subsidiary with the intent of causing it to merge with TerraTech, as described in this Agreement.

    C. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Thermo Electron and TerraTech will enter into a business combination transaction pursuant to which Merger Sub will merge with and into TerraTech (the "Merger").

    D. The Board of Directors of Thermo Electron (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Thermo Electron, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

    E. The Board of Directors of TerraTech, on the recommendation of a special committee of the Board of Directors (the "Special Committee"), consisting of a director of TerraTech who is not an officer or director of Thermo Electron or an officer of TerraTech, (i) has determined that this Agreement, including the Exchange Ratio (as defined below), and the transactions contemplated by this Agreement, are fair to, and in the best interests of, the stockholders of TerraTech (other than Thermo Electron), (ii) has approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has resolved to recommend the approval and adoption of this Agreement by the stockholders of TerraTech.

    F. Adams, Harkness & Hill ("AH&H") has delivered to the Special Committee, for its consideration, and for delivery to the stockholders of TerraTech, its written opinion that, subject to the various assumptions and limitations set forth therein, as of the date of such opinion the consideration to be received by the stockholders of TerraTech (other than Thermo Electron) is fair to such stockholders from a financial point of view.

    G. The parties hereto intend that this transaction shall qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    H. Thermo Electron, TerraTech and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1. THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into TerraTech, the separate corporate existence of Merger Sub shall cease and TerraTech shall continue as the surviving corporation. TerraTech as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2. EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the Surviving Corporation shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time" and the date on which the Effective Time occurs being the "Effective Date") as soon as practicable on the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the executive offices of Thermo Electron at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). At the Closing, (i) TerraTech shall deliver to Thermo Electron the various certificates and instruments required under Article VI, (ii) Thermo Electron and Merger Sub shall deliver to TerraTech the various certificates and instruments required under Article VI and
(iii) TerraTech shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL.

    1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of TerraTech and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of TerraTech and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4. CERTIFICATE OF INCORPORATION; BYLAWS.

    (a) Subject to the requirements of Section 5.11 hereof, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

    (b) Subject to the requirements of Section 5.11 hereof, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    1.5. DIRECTORS AND OFFICERS. The directors of TerraTech immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of TerraTech immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.

    1.6. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, TerraTech or the holders of any of the following securities:

    (a) EXCHANGE OF TERRATECH COMMON STOCK. Subject to the balance of this
Section 1.6, each share of TerraTech Common Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive 0.4 share (subject to adjustment pursuant to Section 1.6(g) hereof, the "Exchange Ratio") of the common stock, $1.00 par value, of Thermo Electron (the "Thermo Common Stock"). As of the Effective Time, all such shares of TerraTech Common Stock shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of TerraTech Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (as defined in Section 1.7(b)) upon surrender of the certificate representing such share of TerraTech Common Stock in the manner provided in
Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.9).

    (b) STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN. All options to purchase TerraTech Common Stock outstanding immediately prior to the Effective Time under stock option plans maintained by TerraTech (including those plans adopted when TerraTech was known as Thermo Process Systems Inc.), consisting of the Thermo Process Systems Inc. Incentive Stock Option Plan, the Thermo Process
Systems Inc. Nonqualified Stock Option Plan, the Thermo Process Systems Inc. Equity Incentive Plan and the Thermo Process Systems Inc. Directors Stock Option Plan, each as amended (together, the "TerraTech Stock Option Plans"), shall be converted into options to purchase Thermo Common Stock in accordance with
Section 5.8 hereof. All options to purchase shares of TerraTech Common Stock under the Amended and Restated Thermo TerraTech Employees' Stock Purchase Plan (the "TerraTech ESPP") shall be converted into options to purchase Thermo Common Stock in accordance with Section 5.8 hereof.

    (c) WARRANTS. All warrants to purchase TerraTech Common Stock outstanding immediately prior to the Effective Time shall be converted at the Effective Time into warrants to purchase Thermo Common Stock. The number of whole shares of Thermo Common Stock for which each warrant will be exercisable (or will become exercisable in accordance with its terms) and the per share exercise price for the shares of Thermo Common Stock issuable upon exercise of such TerraTech warrant will be determined in accordance with the terms of such warrants.

    (d) CONVERTIBLE DEBENTURES. All TerraTech convertible debentures (the "Convertible Debentures") issued pursuant to the Fiscal Agency Agreement dated as of May 2, 1996 by and among TerraTech, Thermo Electron and Chase Manhattan Bank (formerly Chemical Bank) as Fiscal Agent (the "Fiscal Agency Agreement"), outstanding at the Effective Time shall remain the Convertible Debentures of TerraTech, provided however, that in lieu of TerraTech Common Stock being issuable upon conversion of such Convertible Debentures, after the Effective Time, Thermo Common Stock shall be issuable upon conversion of such Convertible Debentures in accordance with the terms of the Fiscal Agency Agreement. At the Effective Time, the price at which the TerraTech Convertible Debentures then outstanding will be convertible into Thermo Common Stock shall be adjusted in accordance with the terms of the Fiscal Agency Agreement.

    (e) CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    (f) TREASURY STOCK; STOCK HELD BY THERMO ELECTRON. Notwithstanding any other provision of this Agreement, each share of TerraTech Common Stock issued and outstanding and owned by Thermo Electron or any wholly owned subsidiary of Thermo Electron, together with all treasury shares held by TerraTech immediately prior to the Effective Time shall cease to be outstanding, and shall automatically be cancelled and retired without payment of any consideration therefor, cash or otherwise, and cease to exist.

    (g) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, TerraTech Common Stock or Thermo Common Stock, as the case may be), recapitalization or other like change without receipt of consideration with respect to either the TerraTech Common Stock or the Thermo Common Stock occurring on or after the date hereof and prior to the Effective Time. The Exchange Ratio shall also be subject to adjustment as follows:

        (i) In the event the average of the closing prices per share of Thermo Common Stock as reported in the consolidated transaction reporting system for each of the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time (the "Pre-Closing Average Price") multiplied by the Exchange Ratio is less than $7.25, then the Exchange Ratio shall be adjusted to be equal to $7.25 divided by the Pre-Closing Average Price, subject to the provisions of Section 7.1(h).

        (ii) In the event the Pre-Closing Average Price multiplied by the Exchange Ratio is greater than $9.25, then the Exchange Ratio shall be adjusted to be equal to $9.25 divided by the Pre-Closing Average Price.

    1.7. SURRENDER OF CERTIFICATES.

    (a) EXCHANGE AGENT. Prior to the Effective Time, Thermo Electron shall authorize Boston EquiServe to act as the exchange agent (the "Exchange Agent") in the Merger. Immediately following the Effective Time, Thermo Electron shall deposit with the Exchange Agent, for the benefit of the holders of shares of TerraTech Common Stock, for exchange in accordance with the provisions of this
Article I, certificates representing the shares of Thermo Common Stock issuable pursuant to this Agreement in exchange for outstanding shares of TerraTech Common Stock. The Thermo Common Stock into which TerraTech Common Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

    (b) EXCHANGE PROCEDURES. As soon as practicable after, and in no event more than three business days after, the Effective Time, Thermo Electron shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate (a "Certificate" or the "Certificates") representing TerraTech Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall otherwise be in such form and have such other provisions as Thermo Electron may reasonably specify and as are reasonably acceptable to TerraTech, with the approval of the Special Committee) and (ii) instructions for effecting the exchange of the Certificates for certificates representing shares of Thermo Common Stock, as provided herein. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing shares of Thermo Common Stock equal to the Exchange Ratio multiplied by the number of shares of TerraTech Common Stock represented by such Certificate (rounded down to the nearest whole share), (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10 and (z) a check issued pursuant to Section 1.11 hereof for any fractional share of Thermo Common Stock (the consideration specified in clauses (x), (y) and (z) being collectively referred to herein as the "Merger Consideration"), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of TerraTech Common Stock which is not registered in the transfer records of TerraTech as of the Effective Time, the Merger Consideration may be paid in accordance with this Article I to a transferee if the Certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required by law to evidence and effect such transfer pursuant to this Section. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive shares of Thermo Common Stock equal to the Exchange Ratio for each share of TerraTech Common Stock represented on such Certificate, and the other Merger Consideration.

    (c) TRANSFERS OF OWNERSHIP. If payment of the Exchange Ratio is to be made to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment will have paid to Thermo Electron or any agent designated by it any transfer or other taxes required by reason of payment to a person other than the registered holder of the Certificate surrendered, or established to the satisfaction of Thermo Electron or any agent designated by it that such tax has been paid or is not payable.

    (d) NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Thermo Electron, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of TerraTech Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (e) RESPONSIBILITY; TERM. During the term of its engagement, the Exchange Agent shall be responsible for delivering certificates representing Thermo Common Stock and the other Merger Consideration to the holders of properly endorsed Certificates that are returned to the Exchange Agent. Promptly following the date that is six months after the Effective Date, the Exchange Agent shall, upon request by Thermo Electron, deliver to Thermo Electron all cash, Certificates, certificates representing shares of Thermo Common Stock and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of TerraTech Common Stock may surrender such Certificate to Thermo Electron and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration represented by such Certificate, without any interest thereon.

    1.8. NO FURTHER OWNERSHIP RIGHTS IN TERRATECH COMMON STOCK. The Thermo Common Stock and cash, if any, delivered to the holders of TerraTech Common Stock upon the surrender of shares of TerraTech Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of TerraTech Common Stock.

    1.9. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver the certificates representing Thermo Common Stock and the other Merger Consideration in respect of such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that, as a condition precedent to the payment thereof, the owner of such lost, stolen or destroyed Certificates shall deliver a bond in such sum as Thermo Electron or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Thermo Electron or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, unless Thermo Electron waives such requirement in writing.

    1.10. DIVIDENDS. No dividends or other distributions that are payable to the holders of record of Thermo Common Stock as of a date on or after the Effective Time shall be paid to the holders of TerraTech Common Stock entitled by reason of the Merger to receive Thermo Common Stock until such holders surrender their Certificates in accordance with Section 1.7(b) or provide an affidavit and indemnity in accordance with Section 1.9. Upon such surrender, the Exchange Agent or Thermo Electron (in the event that the Exchange Agent's term has expired), shall pay or deliver to the persons in whose name the certificates representing such Thermo Common Stock are issued any dividends or other distributions that are payable to the holders of record of Thermo Common Stock as of a date on or after the Effective Time and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

    1.11. FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Thermo Common Stock shall be issued to holders of TerraTech Common Stock upon the surrender for exchange of Certificates, and such holders of TerraTech Common Stock shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Thermo Electron with respect to any fractional shares of Thermo Common Stock that would otherwise be issued to such holders of TerraTech Common Stock. In lieu of any fractional shares of Thermo Common Stock that would otherwise be issued, each holder of TerraTech Common Stock that would have been entitled to receive a fractional share of Thermo Common Stock shall, upon proper surrender of such person's Certificates, receive a cash payment (rounded to the nearest cent) equal to the closing price per share of Thermo Common Stock as reported in the consolidated transaction reporting system on the trading day immediately preceding the Closing Date, multiplied by the fraction of a share that such holder of TerraTech Common Stock would otherwise be entitled to receive.

    1.12. CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of TerraTech shall be closed and no transfer of TerraTech Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to Thermo Electron, they shall be canceled and exchanged for the Merger Consideration in accordance with Article I.

    1.13. TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of TerraTech and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of TerraTech and Merger Sub or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

    1.14 TAX TREATMENT. The Merger is intended to constitute a tax-free reorganization under Section 368(a) of the Code. The parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 368(a) of the Code and the regulations thereunder.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF TERRATECH

    TerraTech represents and warrants to Thermo Electron and Merger Sub as follows:

    2.1. ORGANIZATION OF TERRATECH. TerraTech and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed by TerraTech to be conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on TerraTech. In this Agreement, the term "Material Adverse Effect" used in reference to TerraTech means any event, change or effect, that is or is reasonably likely to be, individually or in the aggregate with other events, changes or effects, materially adverse to the financial condition, assets, liabilities, results of operations or business of TerraTech and its subsidiaries, taken as a whole.

    2.2. TERRATECH CAPITAL STRUCTURE. The authorized capital stock of TerraTech consists of 75,000,000 shares of Common Stock, par value $.10 per share, of which there were 19,072,133 shares issued and outstanding as of October 2, 1999, and 511,640 shares in treasury as of October 2, 1999. All outstanding shares of TerraTech Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of TerraTech or any agreement or document to which TerraTech is a party or by which it is bound. As of October 2, 1999, an aggregate of 2,038,550 shares of TerraTech Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to the TerraTech Stock Option Plans, under which options were outstanding for an aggregate of 1,628,725 shares as of such date. As of October 2, 1999, an aggregate of 700,500 shares of TerraTech Common Stock were reserved for issuance upon the exercise of warrants and an aggregate of 7,034,592 shares of TerraTech Common Stock were reserved for issuance upon the conversion of the Convertible Debentures. All shares of TerraTech Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

    2.3. AUTHORITY.

    (a) TerraTech has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TerraTech, subject only to the adoption of this Agreement by TerraTech's stockholders and the filing and recording of the Certificate of Merger pursuant to the DGCL. Under the DGCL, TerraTech's stockholders may adopt this Agreement by vote of the holders of a majority of the outstanding shares of TerraTech Common Stock. This Agreement has been duly executed and delivered by TerraTech, and assuming the due authorization, execution and delivery by Thermo Electron and Merger Sub, constitutes the valid and binding obligation of TerraTech, enforceable in accordance with its terms. The execution and delivery of this Agreement by TerraTech do not, and the performance of this Agreement by TerraTech will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of TerraTech or (ii) subject to obtaining the adoption by TerraTech's stockholders of this Agreement as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 2.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to TerraTech or any of its material subsidiaries or by which its or their respective properties is bound, except, with respect to clause (ii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on TerraTech or the Surviving Corporation.

    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") is required by or with respect to TerraTech in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing by TerraTech and Thermo Electron of the Proxy Statement and the Registration Statement (as defined in Section 5.1), respectively, with the U.S. Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

    2.4. BOARD APPROVAL. The Board of Directors of TerraTech, upon recommendation of the Special Committee that this Agreement, including the Exchange Ratio, is fair to, and in the best interests of, the stockholders of TerraTech (other than Thermo Electron), has, as of the date of this Agreement, unanimously (i) adopted a resolution approving this Agreement and declaring its advisability, (ii) determined that the Merger is fair to, and in the best interests of, TerraTech and its stockholders, and (iii) determined to recommend that the stockholders of TerraTech approve this Agreement.

    2.5. FAIRNESS OPINION. The Special Committee has received an opinion from AH&H dated October 19, 1999 that, as of such date, the consideration to be received by TerraTech's stockholders in the Merger is fair, from a financial point of view, to TerraTech's stockholders other than Thermo Electron.

    2.6 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by TerraTech for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by TerraTech with the SEC) shall not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. Other than with respect to the information supplied by Thermo Electron and/or Merger Sub, the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the TerraTech Stockholders' Meeting (as defined in Section 5.1(b)) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (other than with respect to information relating to Thermo Electron and/or Merger Sub) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                  ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF THERMO ELECTRON AND MERGER SUB

    Thermo Electron and Merger Sub, jointly and severally, represent and warrant to TerraTech as follows:

    3.1. ORGANIZATION. Thermo Electron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, each has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Thermo Electron. In this Agreement, the term "Material Adverse Effect" used in reference to Thermo Electron means any event, change or effect, that is or is reasonably likely to be, individually or in the aggregate with other events, changes or effects, materially adverse to the financial condition, assets, liabilities, results of operations or business of Thermo Electron and its subsidiaries, taken as a whole.

    3.2. AUTHORITY.

    (a) Each of Thermo Electron and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Thermo Electron and Merger Sub, subject only to the filing and recording of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Thermo Electron and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by TerraTech, this Agreement constitutes the valid and binding obligation of each of Thermo Electron and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement by each of Thermo Electron and Merger Sub do not, and the performance of this Agreement by each of Thermo Electron and Merger Sub will not,
(i) conflict with or violate the Certificate of Incorporation or Bylaws of Thermo Electron or the Certificate of Incorporation or Bylaws of Merger Sub or of any material subsidiary, direct or indirect, of Thermo Electron (each, a "Material Thermo Subsidiary"), (ii) subject to compliance with the requirements set forth in Section 3.2(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Thermo Electron or any Material Thermo Subsidiaries (including Merger Sub, but excluding TerraTech and its wholly owned subsidiaries) or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Thermo Electron's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Thermo Electron or any Material Thermo Subsidiaries (including Merger Sub, but excluding TerraTech and its wholly owned subsidiaries) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Thermo Electron or any Material Thermo Subsidiaries (including Merger Sub, but excluding TerraTech and its wholly owned subsidiaries) is a party or by which Thermo Electron or any Material Thermo Subsidiaries (including Merger Sub, but excluding TerraTech and its wholly owned subsidiaries) or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Thermo Electron.

    (b) All shares of Thermo Common Stock issuable in accordance with this Agreement, and shares of Thermo Common Stock which will be subject to issuance pursuant to the TerraTech Stock Option Plans, the TerraTech ESPP, the Convertible Debentures and the warrants issued by TerraTech, each as assumed by Thermo Electron pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Thermo Electron or any other agreement or document to which Thermo Electron is a party or by which it is bound.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Thermo Electron or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing of the Proxy Statement and the Registration Statement (as defined in Section 5.1) with the SEC in accordance with the Securities Act and the Exchange Act, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

    3.3. CAPITALIZATION.

    (a) The authorized capital stock of Thermo Electron consists of 350,000,000 shares of Thermo Common Stock, par value $1.00 per share, of which there were 158,236,781 shares issued and outstanding as of October 2, 1999, and 9,011,451 shares in treasury as of October 2, 1999, and 50,000 shares of preferred stock, $100 par value per share, of which 40,000 shares have been designated Series B Junior Participating Preferred Stock, none of which are issued and outstanding. All of the outstanding shares of Thermo Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Thermo Electron or any agreement or document to which Thermo Electron is a party or by which it is bound. As of October 2, 1999, an aggregate of 15,653,373 shares of Thermo Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to stock option plans maintained by Thermo Electron, under which options are outstanding for an aggregate of 11,912,116 shares. As of October 2, 1999, an aggregate of 15,476,191 shares of Thermo Common Stock were reserved for issuance upon the conversion of convertible debentures issued by Thermo Electron. All shares of Thermo Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness of Thermo Electron issued and outstanding which have rights to vote in the election of directors of Thermo Electron. Except as set forth in the Thermo Reports (as defined in Section 3.4) filed prior to the date of this Agreement, there are no other material outstanding options, warrants, equity securities, subscriptions, calls, rights, commitments or agreements of any character to which Thermo Electron or any of its subsidiaries is a party or by which it is bound, obligating Thermo Electron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Thermo Electron or obligating Thermo Electron to grant or enter into any such option, warrant, equity security, call, right, commitment or agreement.

    (b) Since July 3, 1999, there have been no material issuances of options, warrants, equity securities, subscriptions, calls, rights, commitments or agreements of any character to which Thermo Electron or any of its subsidiaries is a party or by which it is bound, obligating Thermo Electron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Thermo Electron or obligating Thermo Electron to grant or enter into any such option, warrant, equity security, call, right, commitment or agreement.

    (c) As of the date of this Agreement, no Stock Acquisition Date or other event that would result in the occurrence of a Distribution Date has occurred (as such terms are defined in the Rights Agreement dated January 19, 1996, as amended, by and between Thermo Electron and BankBoston, N.A. (the "Rights Agreement")), with respect to the rights to purchase a unit consisting of one ten-thousandth of a share of Thermo Electron's Series B Junior Participating Preferred Stock pursuant to the Rights Agreement.

    3.4 REPORTS AND FINANCIAL STATEMENTS. Thermo Electron has filed all material forms, reports and documents required to be filed by it with the SEC since January 1, 1997. Thermo Electron has made available to TerraTech complete and accurate copies, as amended or supplemented, of (a) its Annual Report on Form 10-K for the fiscal year ended January 2, 1999 as filed with the SEC, and
(b) all other reports filed by Thermo Electron with the SEC under Sections 13 or 14 of the Exchange Act since January 2, 1999 (such reports are collectively referred to herein as the "Thermo Reports"). No event has occurred since
July 3, 1999 which will be required to be reported by Thermo Electron on a report required to be filed under Sections 13 or 14 of the Exchange Act. Without limitation of the foregoing, since July 3, 1999, there has been no change in the business, financial condition or results of operations of Thermo Electron that has resulted or is reasonably likely to result in a Material Adverse Effect on Thermo Electron. As of their respective dates, the Thermo Reports (i) complied in all material respects with the requirements of the Exchange Act and the applicable rules of the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Thermo Electron included in the Thermo Reports (in each case including the notes thereto)
(i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present, in all material respects, the consolidated financial condition, results of operation and cash flows of Thermo Electron as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Thermo Electron. There are no liabilities of Thermo Electron which are not disclosed in the Thermo Reports which would be reasonably likely to have a Material Adverse Effect on Thermo Electron.

    3.5 MERGER SUB. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

    3.6 TAX TREATMENT. As of the Effective Time, all representations contained in the Representation Letters delivered to Hale and Dorr LLP pursuant to
Section 6.1(d) shall be true, correct and complete in all material respects. Stockholders of TerraTech are each third party beneficiaries of this
Section 3.6 and may seek relief for breach hereof in their own names.

    3.7 INFORMATION PROVIDED TO INVESTMENT BANKERS. To the knowledge of Thermo Electron, the information provided by Thermo Electron and TerraTech to AH&H in connection with the Merger does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing sentence, any projections or forward-looking statements shall not be deemed to be statements of material facts; however, the projections were prepared in good faith and based on assumptions that were reasonable at the time such projections were prepared, given the information known by management at such time. Furthermore, it is recognized that such projections and forward-looking statements do not constitute any warranty as to the future performance of Thermo Electron or TerraTech and that actual results may vary from projected results.

    3.8 LITIGATION. Except as discussed in the Thermo Reports, there are no suits, actions, arbitrations, demands, claims or proceedings pending, or to the knowledge of Thermo Electron, threatened against Thermo Electron or any subsidiary of Thermo Electron which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Thermo Electron.

    3.9 COMPLIANCE WITH AGREEMENTS. The treatment provided for herein with respect to outstanding Convertible Debentures, options (both under the TerraTech Stock Option Plans and the TerraTech ESPP) and warrants of TerraTech is in compliance with the applicable agreements and instruments governing such securities. No consent or approval of the holders of such instruments is required in connection with the transactions contemplated by this Agreement.

    3.10 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Other than with respect to the information supplied by TerraTech, the Registration Statement shall not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by Thermo Electron for inclusion in the Proxy Statement (including any information incorporated by reference in the Proxy Statement from other filings made by Thermo Electron with the SEC) shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the TerraTech Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (with respect to information relating to Thermo Electron) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1. CONDUCT OF BUSINESS BY TERRATECH. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, TerraTech shall, except for such actions which are contemplated by this Agreement or reasonably appropriate in connection with the transactions contemplated by this Agreement, and except as consented to by Thermo Electron, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

    4.2 CONDUCT OF BUSINESS BY THERMO ELECTRON. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Thermo Electron
(i) shall, except for such actions which are contemplated by this Agreement or reasonably appropriate in connection with the transactions contemplated by this Agreement, or which are undertaken in connection with the Merger or with the reorganization of Thermo Electron and its subsidiaries as publicly announced or as disclosed to AH&H prior to the date of this Agreement, carry on its business materially in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings; and
(ii) shall not, and shall not permit any Material Thermo Subsidiary to, take any action which would make any of the representations and warranties of Thermo Electron contained herein untrue or cause Thermo Electron not to be in compliance with any covenant set forth herein.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1. REGISTRATION STATEMENT; OTHER FILINGS. (a) As promptly as practicable after the execution of this Agreement, TerraTech and Thermo Electron will jointly prepare and file with the SEC a preliminary proxy statement (with appropriate requests for confidential treatment) relating to the Merger and this Agreement (such proxy statement, as amended or supplemented, the "Proxy Statement"), and Thermo Electron will prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus. Thermo Electron will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing, and will take all actions required under applicable federal or state securities laws in connection with the issuance of Thermo Common Stock in the Merger. Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, the Registration Statement or any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement or the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the relevant party will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of TerraTech, such amendment or supplement.

    (b) The information supplied by TerraTech for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by TerraTech with the SEC) will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by TerraTech for inclusion in the Proxy Statement to be sent to the stockholders of TerraTech in connection with the meeting of TerraTech's stockholders to consider the adoption of this Agreement and approval of the Merger (the "TerraTech Stockholders' Meeting") (including any information incorporated by reference in the Proxy Statement from other filings made by TerraTech with the SEC) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to TerraTech stockholders, at the time of the TerraTech Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the TerraTech Stockholders' Meeting which has become false or misleading.

    (c) The information supplied by Thermo Electron and Merger Sub for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by Thermo Electron with the SEC) will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Thermo Electron and Merger Sub for inclusion in the Proxy Statement to be sent to the stockholders of TerraTech in connection with the TerraTech Stockholders' Meeting (including any information incorporated by reference in the Proxy Statement from other filings made by Thermo Electron with the SEC) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to TerraTech stockholders, at the time of the TerraTech Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the TerraTech Stockholders' Meeting which has become false or misleading.

    (d) The Proxy Statement will include the recommendation of the Special Committee in favor of approval of this Agreement (except that the Special Committee may withdraw, modify or refrain from making such recommendation to the extent that the Special Committee determines after consultation with outside legal counsel that failure to do so would be inconsistent with the Special Committee's fiduciary duties under applicable law).

    (e) The Proxy Statement will include the recommendation of the Board of Directors of TerraTech in favor of approval of this Agreement (except that the Board of Directors of TerraTech may withdraw, modify or refrain from making such recommendation to the extent that the Board determines after consultation with outside legal counsel that failure to do so would be inconsistent with the Board's fiduciary duties under applicable law).

    (f) To the extent that the Special Committee or the Board withdraws, modifies or refrains from making their respective recommendations pursuant to Sections 5.1(d) or (e) hereof, the Proxy Statement will reflect such action.

    5.2. MEETING OF TERRATECH STOCKHOLDERS. Promptly after the date hereof, TerraTech will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the TerraTech Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement. Unless the Special Committee determines after consultation with outside legal counsel that to do so would be inconsistent with the Board's or the Special Committee's fiduciary duties under applicable law, TerraTech will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals. Thermo Electron shall vote, or cause to be voted, all of the TerraTech Common Stock then owned by it and any of its subsidiaries in favor of the approval of this Agreement and the Merger.

    5.3. ACCESS TO INFORMATION. Subject to applicable legal restrictions, each of the parties hereto will afford the other (including, in the case of TerraTech, the Special Committee) and each of their respective accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of each of them during the period prior to the Effective Time to obtain all information concerning the their respective businesses, including the status of their respective product development efforts, properties, results of operations and personnel, as each of them may reasonably request. Each of the parties hereto agrees that it will, and will cause its representatives and agents to, keep all such information confidential and will not, and will cause its representatives or agents not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, none of the parties hereto shall be required to keep confidential any information (i) which is or becomes generally available to the public, other than by wrongful disclosure by the disclosing party in violation of this Agreement or (ii) which becomes available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or any officer or director of such party.

    5.4. PUBLIC DISCLOSURE. Thermo Electron and TerraTech will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. Promptly upon the execution hereof, the parties shall jointly make a press release with respect to the transactions contemplated by this Agreement, in form reasonably satisfactory to the Special Committee, and TerraTech shall, within five days after the execution hereof, file with the SEC a Current Report on Form 8-K, which shall attach as an exhibit this Agreement.

    5.5. LEGAL REQUIREMENTS. Subject to the terms of this Agreement, each of Thermo Electron, Merger Sub and TerraTech will take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and including using its reasonable best efforts to defend any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

    5.6. NOTIFICATION OF CERTAIN MATTERS. Subject to the terms of this Agreement, Thermo Electron and Merger Sub will give prompt notice to TerraTech, and TerraTech will give prompt notice to Thermo Electron, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Thermo Electron and Merger Sub or TerraTech, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. From the date of this Agreement until the Effective Time, Thermo Electron will give prompt notice to TerraTech (including, without limitation, the Special Committee) of any written offers or indications of interest it receives from a prospective purchaser of any material properties or assets of TerraTech or its subsidiaries, which set forth a proposed purchase price greater than $3 million or in which the book value of the assets being sold is greater than $3 million, other than sales of assets and services in the ordinary course of business. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

    5.7. BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of Thermo Electron and TerraTech under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, it being understood that such efforts shall not include any obligation to settle any litigation prompted hereby. Subject to the terms hereof, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

    5.8. STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS; RESERVATION OF SHARES.

    (a) At the Effective Time, each outstanding option to purchase shares of TerraTech Common Stock (each a "TerraTech Stock Option") under the TerraTech Stock Option Plans, whether or not exercisable, will be assumed by Thermo Electron. Each TerraTech Stock Option so assumed by Thermo Electron under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable TerraTech Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each TerraTech Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Common Stock equal to the product of the number of shares of TerraTech Common Stock that were issuable upon exercise of such TerraTech Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (ii) the per share exercise price for the shares of Thermo Common Stock issuable upon exercise of such assumed TerraTech Stock Option will be equal to the quotient determined by dividing the exercise price per share of TerraTech Common Stock at which such TerraTech Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Thermo Electron will issue to each holder of an outstanding TerraTech Stock Option a notice describing the foregoing assumption of such TerraTech Stock Option by Thermo Electron.

    (b) At the Effective Time, each outstanding option to purchase shares of TerraTech Common Stock (each, a "TerraTech ESPP Stock Option") under the TerraTech ESPP will be assumed by Thermo Electron. Each TerraTech ESPP Stock Option so assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions as are set forth in the TerraTech ESPP immediately prior to the Effective Time except that (i) the assumed option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Common Stock equal to the product of the number of shares of TerraTech Common Stock that would have been issuable upon exercise of such TerraTech ESPP Stock Option multiplied by the Exchange Ratio; (ii) the purchase price per share of Thermo Common Stock shall be the lower of
(A) eighty-five percent (85%) of (x) the per-share Market Value of TerraTech Common Stock on the Grant Date divided by (y) the Exchange Ratio, with the resulting price rounded up to the nearest whole cent, and (B) eighty-five percent (85%) of the Market Value of Thermo Common Stock as of the Exercise Date; and (iii) the $25,000 limit under Section 9.2(i) of the TerraTech ESPP shall be applied by taking into account Thermo Electron's assumption of the TerraTech ESPP Stock Options in accordance with the Code and applicable regulations. For purposes of this subsection, "Market Value," "Grant Date," and "Exercise Date" shall have the meaning given them in the TerraTech ESPP.

    (c) Thermo Electron will reserve sufficient shares of Thermo Common Stock for issuance under this Section 5.8 and pursuant to conversion of the Convertible Debentures and the exercise of warrants issued by TerraTech.

    5.9. THERMO ELECTRON FORM S-8. Thermo Electron agrees to file a registration statement on Form S-8 or, if possible, an amendment to Thermo Electron's then effective registration statement on Form S-8, for the shares of Thermo Common Stock issuable with respect to the assumed TerraTech Stock Options and the assumed TerraTech ESPP Stock Options within five (5) business days of the Effective Time, and shall keep such registration statement effective for so long as any such options remain outstanding.

    5.10. THERMO ELECTRON FORM S-3. Thermo Electron agrees to file, promptly after the date of this Agreement, a registration statement on Form S-3 to cover the shares of Thermo Common Stock issuable upon the exercise of the warrants issued by TerraTech (the "Warrant Share S-3"), and shall keep such Warrant Share S-3 effective until all of the shares of Thermo Common Stock covered thereby have been sold pursuant thereto or until, by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, the shares of Thermo Common Stock covered thereby are no longer required to be registered for the public sale thereof by the holders of such securities or the warrants have expired by their terms.

    5.11. INDEMNIFICATION; INSURANCE.

    (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of TerraTech, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof and at any time from the date hereof to the Effective Time, were directors or officers of TerraTech, unless such modification is required by law. The Surviving Corporation shall, and Thermo Electron will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of TerraTech pursuant to the provisions of the Certificate of Incorporation and the Bylaws of TerraTech as in effect on the date of this Agreement.

    (b) For a period of six (6) years after the Effective Time, Thermo Electron shall cause the Surviving Corporation to, either directly or through participation in Thermo Electron's umbrella policy, maintain in effect a directors' and officers' liability insurance policy covering those TerraTech directors and officers currently covered by Thermo Electron's liability insurance policy with coverage no less favorable in amount and scope than existing coverage for such TerraTech directors and officers (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided, however, that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 5.11, directly or through participation in Thermo Electron's policy, an amount per annum in excess of 175% of the current annual premiums, as adjusted for inflation each year, allocable and payable by TerraTech (the "Maximum Premium") with respect to such insurance, or, if the cost of such insurance exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

    (c) TerraTech shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless Polyvios Vintiadis ("Vintiadis") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in Vintiadis' capacity as a director (including, without limitation, as a member of the Special Committee) or fiduciary of TerraTech (including, without limitation, in connection with the transactions contemplated by this Agreement) occurring on, before or after the Effective Time (or, if this Agreement is terminated without the Merger becoming effective, occurring on, before or after the date of such termination), until the expiration of the statute of limitations relating thereto (and shall pay any expenses in advance of the final disposition of such action or proceeding to Vintiadis to the fullest extent permitted under applicable law, upon receipt from Vintiadis of an undertaking (which need not be secured or subject to a bond or other requirement) to repay any advanced expenses if it shall ultimately be determined that Vintiadis is not entitled to be indemnified against such expenses). If the Merger becomes effective, Thermo Electron shall be jointly and severally responsible, to the fullest extent permitted by applicable law (it being understood that applicable law may permit Thermo Electron to indemnify or advance expenses to Vintiadis under circumstances in which TerraTech could not do so), for the indemnification and advancement of expenses obligations provided for in the first sentence of this
Section 5.11(c). If the Merger does not become effective, Thermo Electron shall have the same responsibilities set forth in the immediately preceding sentence, except that Thermo Electron shall have no responsibility for indemnifying or advancing expenses to Vintiadis with respect to matters that do not arise out of or pertain to the work of the Special Committee, this Agreement or the transactions contemplated hereby. In the event of any claim, action, suit, proceeding or investigation covered by this Section 5.11(c), (i) TerraTech, Thermo Electron and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by Vintiadis, promptly after statements therefor are received, and (ii) TerraTech, Thermo Electron and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither TerraTech nor Thermo Electron nor the Surviving Corporation shall be liable for any settlement effected without Thermo Electron's prior written consent (such consent not to be unreasonably withheld or delayed); and provided, further, that, in the event any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. In connection with Thermo Electron or the Surviving Corporation making any payment or advancing any funds pursuant to this Section 5.11(c), Thermo Electron or the Surviving Corporation, as the case may be, shall be entitled to require Vintiadis to use commercially reasonable efforts, at the cost and expense of Thermo Electron and the Surviving Corporation, to cause Thermo Electron or the Surviving Corporation, as the case may be, to be subrogated to Vintiadis' rights under any insurance coverage maintained by the Surviving Corporation, Thermo Electron or any of their respective affiliates with respect to the underlying subject matter of, and to the extent of, such payment or advance.

    (d) In the event TerraTech, Thermo Electron or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties or assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of TerraTech, Thermo Electron and the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

    (e) Heirs, representatives and estates of the officers and directors of TerraTech (including, without limitation, Vintiadis) shall have the right to enforce the obligations arising under this Section 5.11.

    (f) The rights of the officers and directors of TerraTech (including, without limitation, Vintiadis) under this Section 5.11 are in addition to any rights of such persons under separate indemnification agreements any such persons may have with TerraTech and/or Thermo Electron, under the Certificate of Incorporation or Bylaws of TerraTech or Thermo Electron or otherwise.

    5.12. DEFERRED COMPENSATION PLAN. Subject to obtaining the consents of the affected participants, at the Effective Time, the TerraTech Deferred Compensation Plan for Directors (the "Deferred Compensation Plan") will terminate, and TerraTech will distribute to each participant the sum in cash equal to the balance of stock units credited to his or her deferred compensation account under the Deferred Compensation Plan as of the Effective Time multiplied by the Exchange Ratio.

    5.13 COMPLIANCE BY MERGER SUB. Thermo Electron shall cause Merger Sub to timely perform and comply with all of its obligations under or related to this Agreement.

    5.14 TAX TREATMENT. From and after the date of this Agreement until the Effective Time, neither Thermo Electron nor Merger Sub will take, or permit any of Thermo Electron's direct or indirect subsidiaries to take, any action that would cause the Merger not to be a tax-free reorganization under Section 368(a) of the Code. Notwithstanding anything in this Agreement to the contrary, this
Section 5.14 shall survive the Closing and shall apply without regard to any disclosure made on behalf of Thermo Electron or Merger Sub. Stockholders of TerraTech are each third party beneficiaries of this Section 5.14 and may seek relief for breach hereof in their own names.

    5.15 NYSE LISTING. Thermo Electron shall use its best efforts to cause all shares of Thermo Common Stock issuable to stockholders of TerraTech, and all shares of Thermo Common Stock which will be subject to issuance pursuant to the TerraTech Stock Option Plans, the TerraTech ESPP, the Convertible Debentures and the warrants issued by TerraTech, each as assumed by Thermo Electron pursuant to this Agreement, to be authorized for listing on the New York Stock Exchange.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (b) REGISTRATION STATEMENTS. The Registration Statement and the Warrant Share S-3 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement or the Warrant Share S-3 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (c) NYSE LISTING. The Thermo Common Stock issuable to holders of TerraTech Common Stock and all shares of Thermo Common Stock which will be subject to issuance pursuant to the TerraTech Stock Option Plans, the TerraTech ESPP, the Convertible Debentures and the warrants issued by TerraTech, each as assumed by Thermo Electron pursuant to this Agreement, shall have been authorized for listing on the New York Stock Exchange.

    (d) TAX OPINION. TerraTech and Thermo Electron shall have received an opinion from Hale and Dorr LLP, dated the Closing Date, in substantially the form attached to this Agreement, regarding certain tax matters relating to the transactions contemplated under this Agreement, including that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, in form and substance reasonably satisfactory to TerraTech (including the Special Committee) and Thermo Electron. Such opinion shall be based upon factual representations (reasonably satisfactory to TerraTech (including the Special Committee) and Thermo Electron) from TerraTech and Thermo Electron contained in certain letters to be delivered to Hale and Dorr LLP (the "Representation Letters").

    (e) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite vote under the DGCL by the stockholders of TerraTech.

    (f) RIGHTS AGREEMENT. No Stock Acquisition Date or other event that would result in the occurrence of a Distribution Date shall have occurred (as such terms are defined in the Rights Agreement), with respect to the rights to purchase a unit consisting of one ten-thousandth of a share of Thermo Electron's Series B Junior Participating Preferred Stock pursuant to the Rights Agreement.

    6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF TERRATECH. The obligations of TerraTech to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by TerraTech (provided that the Special Committee shall have consented in writing to any such waiver):

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Thermo Electron and Merger Sub contained in this Agreement shall be true and correct in all material respects (other than those already qualified by a materiality standard, which shall be true and correct in all respects) on and as of the Effective Time, except for changes expressly contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time; and TerraTech shall have received a certificate to such effect signed on behalf of Thermo Electron by the President, Chief Executive Officer or Vice President of Thermo Electron.

    (b) AGREEMENTS AND COVENANTS. Thermo Electron and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and TerraTech shall have received a certificate to such effect signed on behalf of Thermo Electron by the President, Chief Executive Officer or Vice President of Thermo Electron.

    (c) FAIRNESS OPINION. At the time of mailing of the Proxy Statement to the stockholders of TerraTech and at the Effective Time, AHH shall have reaffirmed orally the fairness opinion previously prepared and delivered by it to the Special Committee and AHH shall not have withdrawn such opinion.

    (d) STATE SECURITIES LAWS. Any and all necessary state securities approvals for the issuance of Thermo Common Stock pursuant to this Agreement shall have been obtained.

    6.3. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THERMO ELECTRON AND MERGER SUB. The obligations of Thermo Electron and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Thermo Electron:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TerraTech contained in this Agreement shall be true and correct in all material respects (other than those already qualified by a materiality standard, which shall be true and correct in all respects) on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a Material Adverse Effect on TerraTech; and Thermo Electron and Merger Sub shall have received a certificate to such effect signed on behalf of TerraTech by the President, Chief Executive Officer or Vice President of TerraTech.

    (b) AGREEMENTS AND COVENANTS. TerraTech shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Thermo Electron shall have received a certificate to such effect signed on behalf of TerraTech by the President, Chief Executive Officer or Vice President of TerraTech.

    (c) NO WITHDRAWAL OF SPECIAL COMMITTEE RECOMMENDATION. The Special Committee shall not have withdrawn its recommendation to the Board of Directors of TerraTech as set forth in Section 2.4 hereof.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the stockholders of TerraTech:

    (a) by mutual written consent duly authorized by the Boards of Directors of Merger Sub and TerraTech (upon approval of the Special Committee);

    (b) by either TerraTech (at the direction of the Special Committee) or Merger Sub if the Merger shall not have been consummated by March 31, 2000; provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

    (c) by either TerraTech (upon approval of the Special Committee) or Merger Sub if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

    (d) by either TerraTech (upon approval of the Special Committee) or Merger Sub if the required approval of the stockholders of TerraTech contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to TerraTech where the failure to obtain stockholder approval of TerraTech shall have been caused by the action or failure to act of TerraTech in breach of this Agreement and the right to terminate this Agreement under this Section 7.1(d) shall not be available to Merger Sub where the failure to obtain the requisite vote by the stockholders of TerraTech shall have been caused by the failure of Thermo Electron or any direct or indirect subsidiary of Thermo Electron (whether or not wholly-owned) to vote its shares of TerraTech Common Stock in favor of the Merger and this Agreement);

    (e) by TerraTech if the Special Committee determines after consultation with outside legal counsel that failure to do so would be inconsistent with the Board's or the Special Committee's fiduciary duties under applicable law;

    (f) by TerraTech (upon approval of the Special Committee), upon a breach of any representation, warranty, covenant or agreement on the part of Thermo Electron or Merger Sub set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by Thermo Electron or Merger Sub within ten (10) business days following receipt by Thermo Electron of written notice of such breach from TerraTech;

    (g) by Merger Sub, upon a breach of any representation, warranty, covenant or agreement on the part of TerraTech set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.3(a) or
Section 6.3(b) would not be satisfied as of the time of such breach and
(ii) such breach shall not have been cured by TerraTech within ten
(10) business days following receipt by TerraTech of written notice of such breach from Merger Sub; or

    (h) by Merger Sub at the direction of Thermo Electron if, as a result of an adjustment in the Exchange Ratio pursuant to Section 1.6(g) hereof, Thermo Electron would be required to issue more than 1,800,000 shares of Thermo Common Stock (exclusive of shares issuable upon the exercise of options or warrants or the conversion of convertible debentures outstanding on the date of this Agreement; and subject to adjustment for any stock split, reverse stock split, stock dividend, recapitalization or other like change).

    7.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto (or, in the case of a termination pursuant to Section 7.1(f) or 7.1(g), the expiration of the ten business day period referred to therein). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except that (i) the confidentiality obligations of each party hereto contained in Section 5.3, the obligations contained in Section 5.11, and the provisions of Sections 7.2, 7.3 and 8.1 shall survive any such termination and (ii) nothing herein shall relieve any party from liability for any willful and material breach of this Agreement.

    7.3. FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    7.4. AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that TerraTech may not amend this Agreement without the approval of the Special Committee.

    7.5. EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that TerraTech may not take any such actions without the approval of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of TerraTech, Thermo Electron and Merger Sub contained in this Agreement (other than those contained in Section 3.6) shall terminate at the Effective Time, and only the covenants that by their terms, or as the context requires, survive the Effective Time shall survive the Effective Time.

    8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to Thermo Electron or Merger Sub, to:

    Thermo Electron Corporation
    81 Wyman Street
    Waltham, MA 02454
    Attention: President
    Telephone: (781) 622-1000
    Facsimile: (781) 622-1283

    with a copy (which shall not constitute notice to Thermo Electron or Merger
Sub) to:

    Thermo Electron Corporation
    81 Wyman Street
    Waltham, MA 02454
    Attention: General Counsel
    Telephone: (781) 622-1000
    Facsimile: (781) 622-1283

    (b) if to TerraTech, to:

    Thermo TerraTech Inc.
    85 First Avenue
    Waltham, MA 02451
    Attention: President
    Telephone: (781) 370-1640
    Facsimile: (781) 370-1615

    with a copy (which shall not constitute notice to TerraTech) to:

    Choate, Hall & Stewart
    Exchange Place
    53 State Street
    Boston, MA 02109
    Attention: William P. Gelnaw, Jr., Esq.
    Telephone: (617) 248-5000
    Facsimile: (617) 248-4000

    8.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.4. ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, with the exception of the agreements relating to the Convertible Debentures, the TerraTech ESPP, the TerraTech Stock Option Plans, the warrants issued by TerraTech, the Deferred Compensation Plan, and any agreements relating to indemnification of members of the Board; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth or otherwise contemplated herein. Notwithstanding the foregoing, Section 5.11 hereof is intended to be for the benefit of, and may be enforced by, those individuals who, as of the date hereof and at any time from the date hereof to the Effective Time, were directors or officers of TerraTech.

    8.5. SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.6. OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the DGCL applies.

    8.8. ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

    8.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

               [The rest of this page intentionally left blank.]

    IN WITNESS WHEREOF, Thermo Electron, Merger Sub and TerraTech have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                                       THERMO ELECTRON CORPORATION

                                                       By:  /s/ THEO MELAS-KYRIAZI
                                                            -----------------------------------------
                                                            Name: Theo Melas-Kyriazi
                                                            Title: VICE PRESIDENT AND CHIEF FINANCIAL
                                                            OFFICER

                                                       TTT ACQUISITION CORPORATION

                                                       By:  /s/ THEO MELAS-KYRIAZI
                                                            -----------------------------------------
                                                            Name: Theo Melas-Kyriazi
                                                            Title: PRESIDENT

                                                       THERMO TERRATECH INC.

                                                       By:  /s/ KENNETH J. APICERNO
                                                            -----------------------------------------
                                                            Name: Kenneth J. Apicerno
                                                            Title: TREASURER

                                                           H&D Draft of 10/18/99

                         [Hale and Dorr LLP letterhead]

                                          October [  ], 1999

Thermo Electron Corporation
81 Wyman Street
Waltham, MA 02454

Thermo TerraTech Inc.
85 First Avenue
Waltham, MA 02451

    Re:    Merger Pursuant to Agreement and Plan of Merger by and Among
        Thermo Electron Corporation, TT Acquisition Corporation, and Thermo TerraTech Inc.

Ladies and Gentlemen:

    This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of October [ ], 1999 (the "Merger Agreement"), by and among Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), TT Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Thermo Electron ("Merger Sub"), and Thermo TerraTech Inc., a Delaware corporation ("TerraTech"). Pursuant to the Merger Agreement, Merger Sub will merge with and into TerraTech (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Hale and Dorr LLP by Thermo Electron and TerraTech containing certain representations of Thermo Electron and TerraTech relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

    In our capacity as counsel to Thermo Electron in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

    We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

    The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you or your shareholders of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

    Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

    This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of TerraTech that are subject to special tax rules (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who own their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not own their stock as a capital asset and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation), and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for TerraTech stock.

    On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the following opinion:

        1. The Merger will constitute a reorganization within the meaning of
    Section 368(a);

        2. No gain or loss will be recognized by Thermo Electron, Merger Sub, or TerraTech as a result of the Merger;

        3. No gain or loss will be recognized by the shareholders of TerraTech upon the exchange of TerraTech stock solely for shares of Thermo Electron stock in the Merger;

        4. Cash received by the shareholders of TerraTech in lieu of fractional shares of Thermo Electron stock will be treated as received as a distribution in redemption of such fractional shares, subject to the provisions of Section 302, as if such fractional shares had been issued in the Merger and then redeemed by Thermo Electron;

        5. The tax basis of the shares of Thermo Electron stock received by the shareholders of TerraTech in the Merger will be equal to the tax basis of the shares of TerraTech stock exchanged therefor in the Merger, reduced by any basis allocable to a fractional share of Thermo Electron stock treated as sold or exchanged under Section 302; and

        6. The holding period for the shares of Thermo Electron stock received by the shareholders of TerraTech will include the holding period for the shares of TerraTech stock exchanged therefor in the Merger, provided that the shares of TerraTech stock are held as capital assets at the Effective Time.

    No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

    This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, other than you and your shareholders, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,
                                          HALE AND DORR LLP

                                                                      APPENDIX B

                       ADAMS, HARKNESS & HILL LETTERHEAD

October 19, 1999

Special Committee of the Board of Directors
Thermo TerraTech Inc.
81 Wyman Street
Waltham, MA 02254

Dear Sirs:

    The Special Committee of the Board of Directors (the "Special Committee") of Thermo TerraTech Inc. ("TTT" or the "Company") has requested our opinion (the "Opinion"), as investment bankers, as to the fairness, from a financial point of view, to the shareholders of the Company other than Thermo Electron Corporation ("Thermo Electron"), of the consideration to be received by such shareholders, in the form of shares of the common stock, par value $1.00 per share, of Thermo Electron ("Thermo Common Stock"), in connection with the proposed acquisition (the "Transaction") of the Company by Thermo Electron, pursuant to an Agreement and Plan of Merger to be dated as of October 19, 1999 (the "Merger Agreement"), by and among Thermo Electron, TT Acquisition Corporation, a wholly-owned subsidiary of Thermo Electron ("Merger Sub"), and the Company. Adams,
Harkness & Hill, Inc. ("AH&H"), as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In the Transaction and pursuant to the Merger Agreement, subject to Company shareholder approval, each share of the Company's common stock, par value $.10 per share (the "Common Shares"), issued and outstanding immediately prior to the effective date of the Transaction, will be converted into the right to receive
0.4 of a share of Thermo Common Stock at or subsequent to the effective date of the Transaction (the "Exchange Ratio"), subject to adjustment as follows:

    - If the average of the closing prices per share of the Thermo Common Stock as reported in the consolidated transaction reporting system for each of the 20 consecutive trading days ending on the fifth trading day prior to the effective time of the Merger (the "Pre-Closing Average Price") multiplied by the Exchange Ratio is less than $7.25, the Exchange Ratio will be adjusted to become equal to a fraction, the numerator of which is $7.25 and the denominator of which is the Pre-Closing Average Price; PROVIDED, HOWEVER, that if the Exchange Ratio, as so adjusted, would result in the aggregate issuance by Thermo Electron in the Transaction of greater than 1,800,000 shares of Thermo Common Stock, then Thermo Electron may elect to terminate the Merger Agreement.

    - If the product of the Pre-Closing Average Price multiplied by the Exchange Ratio is greater than $9.25, the Exchange Ratio will be adjusted to become equal to a fraction, the numerator of which is $9.25 and the denominator of which is the Pre-Closing Average Price.

    In developing our Opinion, we have, among other activities: (i) reviewed the Company's Annual Reports, Reports on Form 10-K and related financial information for the three fiscal years ended April 3, 1999, and the Company's Report on Form 10-Q and the related unaudited financial information for the three month period ending July 3, 1999 (the "Public Historical Financial Information");
(ii) reviewed Thermo Electron's Annual Reports, Reports on Form 10-K and related financial information for the three fiscal years ended January 2, 1999, and Thermo Electron's Reports on Form 10-Q and the related unaudited financial information for the three month periods ending April 3, 1999 and July 3, 1999;
(iii) analyzed certain internal financial statements and other internal financial and operating data and business plans prepared by the management of the Company, including five-year financial budgets (the "Budgets"); (iv) conducted due diligence discussions with members of senior management of the Company and Thermo Electron, and discussed with members of senior management of the Company and Thermo Electron their views regarding the business and prospects of the Company and Thermo Electron and financial and operating benefits arising from the Transaction; (v) reviewed the historical market prices and trading activity for the Common Shares and compared them with that of certain publicly traded companies we deemed to be relevant and comparable to the Company; (vi) compared the results of operations of the Company with those of certain companies we deemed to be relevant and comparable to the Company; (vii) compared the financial terms of the Transaction with the financial terms of certain other mergers and acquisitions we deemed to be relevant and comparable to the Transaction; (viii) reviewed the Merger Agreement; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, monetary, market and industry conditions. In support of our assessment of environmental industry conditions, we engaged and consulted Environmental Business International, Inc. ("EBI"), a leading strategic consulting firm serving the environmental services industry. EBI reviewed the Public Historical Financial Information, the Budgets, and certain financial and industry analyses prepared by AH&H, and provided to us its professional opinion that the Budgets had been prepared on a reasonable basis, the analysis, procedures and industry assessments performed by AH&H were sufficiently comprehensive, and the major industry-related factors affecting TTT had been duly considered by AH&H.

    Our Opinion as expressed herein is limited to the fairness, from a financial point of view, of the proposed consideration and does not address the Company's underlying business decision to engage in the Transaction. Our Opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Transaction. We are expressing no opinion as to the value of Common Shares at the time of our analysis or at any time prior to and including the effective date of the Transaction. In connection with our review and in arriving at our Opinion, we have not independently verified any information received from the Company, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. With respect to any internal forecasts or budgets reviewed relating to the prospects of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance and cash requirements of the Company. Our Opinion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of the Company as known to us on the date hereof. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company. In addition, we have assumed, with your consent, that the terms set forth in the executed Merger Agreement will not differ materially from the proposed terms provided to us in the October 19, 1999 draft Merger Agreement.

    AH&H also has been engaged by Special Committees of the Boards of Directors of each of Randers Killam Group, Inc. ("RGI") and ThermoRetec Corporation ("Retec") to develop opinions as to the fairness to the holders of common stock of RGI and Retec other than Thermo Electron and TTT, respectively, of the consideration to be received by such holders in separate transactions involving Thermo Electron.

    It is understood that this letter is for the information of the Special Committee and the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement.

    Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the consideration to be received in the Transaction by the shareholders of the Company other than Thermo Electron is fair, from a financial point of view, to such shareholders.

Sincerely,
ADAMS, HARKNESS & HILL, INC.

By: /s/ James A. Simms
James A. Simms
Group Head, Mergers & Acquisitions

                                                                      APPENDIX C

                 ANNUAL REPORT ON FORM 10-K OF THERMO TERRATECH
                    FOR THE FISCAL YEAR ENDED APRIL 3, 1999

                                                                    APPENDIX C


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
              ----------------------------------------------------

                                    FORM 10-K

(mark one)

[ X ] Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange
      Act of 1934 for the fiscal year ended April 3, 1999

[   ] Transition Report Pursuant to Section 13 or 15(d) of the Securities
      Exchange Act of 1934

                          Commission file number 1-9549

                              THERMO TERRATECH INC.
             (Exact name of Registrant as specified in its charter)

Delaware                                                             04-2925807
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

81 Wyman Street, P.O. Box 9046                               02454-9046
Waltham, Massachusetts                                       (Zip Code)
(Address of principal executive offices)


       Registrant's telephone number, including area code: (781) 622-1000

           Securities registered pursuant to Section 12(b) of the Act:

       Title of each class            Name of each exchange on which registered
----------------------------------    -----------------------------------------
    Common Stock, $.10 par value            American Stock Exchange

          Securities registered pursuant to Section 12(g) of the Act:
                                      None

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to the filing requirements for at least the past 90 days. Yes [ X ] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference into Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the voting stock held by nonaffiliates of the Registrant as of April 30, 1999, was approximately $9,493,000.

As of April 30, 1999, the Registrant had 19,049,354 shares of Common Stock outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant's Fiscal 1999 Annual Report to Shareholders for the year ended April 3, 1999, are incorporated by reference into Parts I and II.

Portions of the Registrant's definitive Proxy Statement for the Annual Meeting of Shareholders to be held on September 16, 1999, are incorporated by reference into Part III.

                                     PART I

Item 1.    BUSINESS

(a)    GENERAL DEVELOPMENT OF BUSINESS

       Thermo TerraTech Inc. (the Company or the Registrant) provides industrial outsourcing services and manufacturing support encompassing a broad range of specializations. The Company operates in four segments: environmental-liability management, engineering and design, laboratory testing, and metal treating.

       The Environmental-liability Management segment includes the Company's majority-owned, publicly held ThermoRetec Corporation (formerly Thermo Remediation Inc.) subsidiary, which is a national provider of environmental-liability and resource-management services. Through a nationwide network of offices, ThermoRetec offers these and related consulting services in four areas: consulting and engineering, nuclear remediation, soil remediation, and fluids recycling. As of April 3, 1999, the Company owns 70% of ThermoRetec's outstanding common stock and holds a $2.7 million principal amount 3 7/8% subordinated convertible note due 2000 issued by ThermoRetec, convertible into shares of ThermoRetec common stock at a conversion price of $9.83 per share. The Company's majority-owned Thermo EuroTech N.V. subsidiary, located in the Netherlands, specializes in converting "off-spec" and contaminated petroleum fluids into useable oil products. Thermo EuroTech also provides in-plant waste management and recycling services through its Ireland-based Green Sunrise Holdings Ltd. subsidiary. As of April 3, 1999, the Company owns 78% of Thermo EuroTech's outstanding common stock.

       The Engineering and Design segment includes the Company's majority-owned, publicly held The Randers Killam Group Inc. (formerly The Randers Group Incorporated) subsidiary, which provides comprehensive engineering and outsourcing services in four areas: water and wastewater treatment, process engineering and construction, highway and bridge engineering, and infrastructure engineering. As of April 3, 1999, the Company owns approximately 95% of Randers Killam's outstanding common stock. This segment also includes the Company's wholly owned Normandeau Associates Inc. subsidiary, which provides consulting services that address natural resource management issues.

       The Company's wholly owned Thermo Analytical Inc. subsidiary, which represents the Laboratory Testing segment, operates analytical laboratories that provide environmental- and pharmaceutical-testing services, primarily to commercial clients throughout the U.S.

       The Metal Treating segment performs metallurgical processing services using thermal-treatment equipment at locations in California, Minnesota, and Wisconsin.

       In May 1999, the Company announced the planned sale of several businesses by its majority-owned subsidiaries. In connection with these proposed sales, the Company expects to incur pretax charges totaling approximately $65 million, primarily in the first quarter of fiscal 2000. Thermo EuroTech intends to sell its used-oil processing operations, Randers Killam plans to sell three operating units, and ThermoRetec plans to sell three soil-recycling facilities. For the fiscal year ended April 3, 1999, revenues and operating loss from these businesses totaled approximately $50 million and $0.1 million, respectively.

       The Company was incorporated on May 30, 1986, as an indirect, wholly owned subsidiary of Thermo Electron Corporation. As of April 3, 1999, Thermo Electron owned 16,605,831 shares of the Company's common stock, representing 87% of such stock outstanding. Thermo Electron is a world leader in monitoring, analytical, and biomedical instrumentation; biomedical products including heart-assist devices, respiratory-care equipment, and mammography systems; and paper recycling and papermaking equipment. Thermo Electron also develops alternative-energy systems and clean fuels, provides a range of services including industrial outsourcing and environmental-liability management, and conducts research and development in advanced imaging, laser, and electronic information-management technologies.

       Thermo Electron has from time to time repurchased shares of the Company's, ThermoRetec's, Randers Killam's, and Thermo EuroTech's common stock in the open market or in negotiated transactions. During fiscal 1999*, Thermo Electron purchased 670,521 shares, 70,800 shares, and 474,000 shares of the Company's, ThermoRetec's, and Thermo EuroTech's common stock, respectively, in the open market and negotiated transactions for a total price of $3.4 million, $0.2 million, and $1.5 million, respectively.

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company, ThermoRetec, and Randers Killam would be merged into Thermo Electron. As a result, all three companies would become wholly owned subsidiaries of Thermo Electron. The public shareholders of the Company, ThermoRetec, and Randers Killam would receive common stock in Thermo Electron in exchange for their shares. The completion of these transactions is subject to numerous conditions, as outlined in Note 17 to Consolidated Financial Statements in the Registrant's Fiscal 1999 Annual Report to Shareholders, which statements are incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

       Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Annual Report on Form 10-K. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed under the heading "Forward-looking Statements" in the Registrant's Fiscal 1999 Annual Report to Shareholders, which statements are incorporated herein by reference.

(b)    FINANCIAL INFORMATION ABOUT SEGMENTS

       Financial information concerning the Company's segments is summarized in
Note 15 to Consolidated Financial Statements in the Registrant's Fiscal 1999 Annual Report to Shareholders, which information is incorporated herein by reference.

(c)    DESCRIPTION OF BUSINESS

       (i)    PRINCIPAL SERVICES AND PRODUCTS

ENVIRONMENTAL-LIABILITY MANAGEMENT

       The Company provides environmental consulting and remediation construction management to clients in the transportation, refining, chemical, wood-treating, gas, and electric utility industries across the nation. The Company offers a broad array of remedial solutions to help clients manage problems associated with environmental compliance, resource management, and the remediation of industrial sites contaminated with various wastes and residues. The Company provides particular expertise in bioremediation and in managing wastes from manufactured-gas plants, refineries, and railroad properties.

       The Company also performs cleanups of hazardous waste sites for government and industry as a prime construction contractor and completes predesigned remedial action contracts at sites containing hazardous, toxic, and radioactive wastes. Under contracts with federal and state governments, and other public and private sector clients, the Company also provides project management and construction services for the remediation of hazardous and nonhazardous wastes. Most of this contract work is obtained through a bid process, with the job being awarded to the best qualified bidder.

--------------------
* References to fiscal 1999, 1998, and 1997 herein are for the fiscal years ended April 3, 1999, April 4, 1998, and March 29, 1997, respectively.

       In addition, the Company helps public utilities, government institutions, and Fortune 500 companies develop and implement management and computer-based systems that aid in the collection and application of environmental and resource-management data. By helping to establish or improve a customer's environmental-compliance program, the Company's customized services promote and support the integration of environmental-management functions with everyday business activities. The Company's services help multinational companies accurately estimate and control the cost of their environmental-compliance and health and safety efforts. The Company also develops measurement systems that track clients' progress toward their stated environmental performance goals.

       The Company provides services to remove radioactive contaminants from sand, gravel, and soil, as well as health physics services, radiochemistry laboratory services, radiation dosimetry services, radiation-instrument calibration and repair services, and radiation-source production. As part of its radiation and nuclear/health physics services business, the Company provides site surveys for radioactive materials and on-site samples, as well as analysis in support of decontamination programs and dosimetry services to measure personnel exposure. In addition, using its proprietary segmented-gate system technology, the Company removes radioactive contaminants from sand, gravel, and soil. A substantial part of the Company's health physics services has been performed under the U.S. Department of Energy's remedial action programs.

       The Company designs and operates facilities for the remediation of nonhazardous soil. The Company's soil-remediation centers are environmentally secure facilities for receiving, storing, and processing petroleum-contaminated soils. Each site consists principally of a soil-remediation unit and a soil-storage area. The Company currently provides soil-remediation services at facilities in California, Oregon, Washington, Maryland, and New York. During fiscal 1999, the Company announced plans to close two soil-recycling facilities, one of which was closed in March 1999. The Company is actively seeking a buyer for the second facility. In May 1999, ThermoRetec announced plans to sell three additional soil-recycling facilities.

       The market for remediation of petroleum-contaminated soils, as with many other waste markets, was created by environmental regulations. The market for soil-remediation services has been driven largely by state programs to enforce the Environmental Protection Agency's (EPA's) underground storage tank (UST) regulations and to fund cleanups. UST compliance requirements and attendant remediation costs are often beyond the financial capabilities of individuals and smaller companies. To address this problem, some states established tax-supported trust funds to assist in the financing of UST compliance and remediation. Many states have realized that the number of sites requiring remediation and the costs of compliance are substantially higher than were originally estimated. As a result, several states have significantly reduced compliance requirements and altered regulatory approaches and standards in order to reduce the costs of cleanup. More lenient regulatory standards, reduced enforcement, and uncertainty with respect to such changes have already resulted in lower levels of cleanup activity in most states where the Company conducts business, which had a material adverse effect on the Company's business in recent years. Although the Company expects this market to remain viable for some time after April 3, 1999, there can be no assurance that this business will not decline in future years.

       The Company offers a full spectrum of environmental services related to managing and recycling nonhazardous, liquid, and solid materials generated by business and industry. The Company's client base is largely public retail and industrial businesses, but also includes municipalities, public utilities, railroads, the mining industry, and government agencies. The materials managed by the Company for its customers primarily are used oils and oil-contaminated waters, which are continuously generated as part of the customers' operations. As such, the Company provides services for its customers on a recurring basis. The Company processes the materials it collects into products for resale and/or recycling, such as fuel, glycol, steel, and clean water. The Company has expanded its services to include a variety of field technical services, including on-site waste sampling and testing, emergency response, and tank cleaning.

       Thermo EuroTech specializes in processing "off-spec" mixtures of oil that contain water, ash, and sediment into commercially tradable end products used in blending. The end products of this process are commercial grade oils that can be blended to make diesel fuels and marine fuels or be used as a feed material. In recent years, the global drop in oil prices has affected sales of the off-spec oil produced at Thermo EuroTech's North Refinery division. Because of the price decline and instability in the worldwide oil market, Thermo EuroTech has applied to Dutch authorities for licenses to broaden the variety of waste streams that could be treated at North Refinery. In addition, Thermo EuroTech has taken steps to replace and diversify its feedstock suppliers. However, no assurance can be given that it will not experience future disruptions in deliveries. In May 1999, the Company announced plans to exit this business. Thermo EuroTech also provides in-plant waste management and recycling services through its Ireland-based Green Sunrise subsidiary.

       During fiscal 1999, 1998, and 1997, the Company derived revenues of $159.1 million, $141.1 million, and $126.8 million, respectively, from environmental-liability management services.

ENGINEERING AND DESIGN

       The Company provides comprehensive engineering and outsourcing services in such areas as water and wastewater treatment, process engineering and construction, highway and bridge engineering, and infrastructure engineering. A substantial portion of the Company's engineering and design services sales are made to existing customers on a repeat basis. Engineering and design services are often performed as multiyear studies. In addition to federal, state, and local governments, customers include public utilities, waste management companies, oil refineries, mining companies, chemical manufacturers, architectural and engineering firms, and a variety of service companies involved with real estate transactions.

       The Company specializes in the design, planning, and construction observation of municipal and privately owned water treatment plants, wastewater treatment plants, and hazardous wastewater facilities. The Company provides full-service contract operations to plant owners in the public and private sectors. These services facilitate regulatory compliance; optimize day-to-day plant operations; reduce costs; provide competent, experienced personnel; and promote good community relations.

       In addition, the Company provides design engineering, project management, and construction services for industrial clients in the manufacturing, pharmaceutical, and chemical-processing industries, principally in the Mid-West, Massachusetts, and West Virginia; a broad range of consulting services that address transportation planning and design; and transportation and environmental consulting, professional engineering, and architectural services.

       In May 1999, Randers Killam announced plans to sell three businesses: the Randers division, which provides the Company's process engineering and construction services; BAC Killam Inc., which provides the Company's highway and bridge engineering services; and E3-Killam Inc., which provides a small portion of the Company's water and wastewater treatment services.

       During fiscal 1999, 1998, and 1997, the Company derived revenues of $91.8 million, $84.6 million, and $74.8 million, respectively, from engineering and design services.

LABORATORY TESTING

       The Company provides comprehensive laboratory-based services for the environmental and pharmaceutical industries. Analytical laboratory services consist of a comprehensive range of analytical tests to detect and measure organic contaminants and inorganic contaminants in samples of soil, water, air, industrial wastes, and biological materials. The Company also provides testing services for major pharmaceutical companies in support of their new healthcare drug development.

       During fiscal 1999, 1998, and 1997, the Company derived revenues of $40.5 million, $37.5 million, and $35.4 million, respectively, from laboratory testing services.

METAL TREATING

       The Company performs metallurgical processing services using thermal-treatment equipment at locations in California, Minnesota, and Wisconsin. Through its Holcroft Division, which was sold in October 1997, the Company designed, manufactured, and installed computer-controlled, custom-engineered, thermal-processing systems used to treat primary metals and metal parts.

       During fiscal 1999, 1998, and 1997, the Company derived revenues of $19.3 million, $36.6 million, and $44.3 million, respectively, from metal treating services and process systems.

       (ii)   NEW PRODUCTS

       The Company has made no commitments to new products that would require the investment of a material amount of the Company's assets.

       (iii)  RAW MATERIALS

       Prior to fiscal 1996, a large percentage of oil feedstock at Thermo EuroTech's North Refinery division came from the former Soviet Union. Thermo EuroTech no longer receives any oil from that nation as a result of political and economic changes that make transportation of waste oil difficult. To overcome this loss of supply, Thermo EuroTech has taken steps to replace and diversify its feedstock suppliers. However, no assurance can be given that it will not experience future disruptions in deliveries. In May 1999, the Company announced plans to sell the North Refinery division.

       Since the Company's business is primarily service oriented, it does not involve the processing of raw materials and is not dependent on fluctuations in the supply or price of raw materials, except as described above. To date, the Company has not experienced any difficulty in obtaining any of the materials or components used in its operations and does not foresee any such difficulty in the future. The Company has multiple sources for all of its significant raw material needs.

       (iv)   PATENTS, LICENSES, AND TRADEMARKS

       The Company currently owns or has rights under licenses to a number of U.S. patents. Although the Company believes that patent protection provides it with competitive advantages with respect to certain portions of its business and will continue to seek patent protection when appropriate, the Company also believes that its business depends primarily upon trade secrets and the technical and marketing expertise of its personnel.

       (v)    SEASONAL INFLUENCES

       A majority of the Company's businesses experience seasonal fluctuations. A majority of the Company's soil-remediation sites, as well as the Company's fluids-recycling sites, experience declines in revenues if severe weather conditions occur. Site remediation work and certain environmental testing services may decline in winter months as a result of severe weather conditions. In Europe, Thermo EuroTech may experience a decline in the feedstock delivered to and from its facilities during winter months due to frozen waterways.

       (vi)   WORKING CAPITAL REQUIREMENTS

       In general, there are no special inventory requirements or credit terms extended to customers that would have a material adverse effect on the Company's working capital.

       (vii)  DEPENDENCY ON A SINGLE CUSTOMER

       See Government Contracts.

       (viii) BACKLOG

       The Company's backlog of firm orders at fiscal year-end 1999 and 1998 was:



(In thousands)                                                                                            1999            1998
-----------------------------------------------------------------------------------------------------------------    -----------
Environmental-liability Management                                                                     $ 47,635       $  51,860
Engineering and Design                                                                                   62,136          59,633
Laboratory Testing                                                                                        2,517           2,362
Metal Treating                                                                                              300             300
                                                                                                       --------        --------
                                                                                                       $112,588        $114,155
                                                                                                       --------        --------
                                                                                                       --------        --------



       These amounts include the backlog of all of the Company's subsidiaries, with the exception of soil-recycling, fluids-recycling, and in-plant waste management and recycling services, which are provided on a current basis pursuant to purchase orders. Included in the Company's backlog at fiscal year-end 1999 and 1998 is the incomplete portion of contracts that are accounted for using the percentage-of-completion method. The Company believes that substantially all of the backlog at April 3, 1999, will be completed during fiscal 2000. Certain of these orders are subject to cancellation by the customer upon payment of a cancellation charge and all government contracts are subject to termination at any time by the government without penalty.

       (ix)   GOVERNMENT CONTRACTS

       Approximately 6%, 4%, and 13%, of the Company's revenues in fiscal 1999, 1998, and 1997, respectively, were derived from contracts or subcontracts with the federal government that are subject to renegotiation of profits or termination. The Company does not have any knowledge of threatened or pending renegotiation or termination of any material contract or subcontract.

       (x)    COMPETITION

       Many of the Company's businesses are engaged in highly competitive, regional markets, with competition coming from numerous small firms offering limited services, as well as much larger firms that offer an array of services.

ENVIRONMENTAL-LIABILITY MANAGEMENT

       In the market for consulting and engineering services, the Company competes with numerous regional and local companies as well as a number of national remediation contractors. The Company competes primarily on the basis of value, with the vast majority of the contracts it seeks awarded on the basis of scope, effectiveness, and cost. Other competitive factors for the Company's consulting and engineering businesses include: reputation; experience; breadth and quality of services offered; and technical, managerial, and business proficiency.

       The type of radiation and nuclear/health physics services offered by the Company are also offered by many large national companies. The Company competes primarily on the basis of its proprietary technology and price.

       Competition in the soil-remediation business is intense. The Company's principal competitors are landfills, including major landfill companies. The Company also currently competes with companies offering a wide range of disposal options, including other fixed-site, thermal-treatment facilities, operators of mobile thermal-treatment facilities, bioremediation and vapor-extraction facilities, and, in certain states, with asphalt plants and brick kilns that use the contaminated soil in their production processes. Competition in the soil-remediation market has always been highly localized, consisting mostly of single-site or single-unit operators. Competitive conditions limit the prices charged by the Company in each local market for soil-remediation services. Pricing is therefore a major competitive factor for the Company. The Company believes competition and price pressure will remain intense for the foreseeable future.

       Competition in the fluids recycling market is highly fragmented and ranges in size from small, under-capitalized private enterprises to larger national public companies. At both ends of this spectrum, the industry continues to consolidate and restructure. The Company competes primarily on the basis of quality and price.

       Thermo EuroTech faces competition for oil from other oil processors and blenders and from a company with a similar distillation technology in Italy. The market for blending oils is very large and oils such as Thermo EuroTech's end products represent a very small percentage of the total market. Green Sunrise is the leading integrated service provider in an emerging, still fragmented market. No one competitor offers Green Sunrise's complete line of services and no single firm is dominant in any of Green Sunrise's primary service areas. Thermo EuroTech competes primarily on the basis of price.

ENGINEERING AND DESIGN

       The Company's engineering and design businesses are engaged in highly competitive markets in all of its service areas. These markets tend to be regional. In its geographic service area, competition consists of small, one- to three-person firms offering a limited scope of services, as well as much larger firms that may be regional, national, or international in the scope of services they offer. The principal competitive factors for the Company are: reputation; experience; price; breadth and quality of services offered; and technical, managerial, and business proficiency.

LABORATORY TESTING

       Hundreds of independent analytical testing laboratories and consulting firms compete for business nationwide. Many of these firms use equipment and processes similar to those of the Company. Competition is based not only on price, but also on reputation for accuracy, quality, and the ability to respond rapidly to customer requirements. In addition, many industrial companies have their own in-house analytical testing capabilities. The Company believes that its competitive strength lies in the quality of its services.

METAL TREATING

       The market for metal-treating services is typically regional and competitive. All regions in which the Company has facilities contain numerous competitors. In addition, in-house heat-treating facilities provide a major source of competition. The Company competes in this segment on the basis of services provided, turnaround time, and price.

       (xi)   ENVIRONMENTAL PROTECTION REGULATIONS

       The Company believes that compliance by the Company with federal, state, and local environmental protection regulations will not have a material adverse effect on its capital expenditures, earnings, or competitive position.

       (xii)  NUMBER OF EMPLOYEES

       As of April 3, 1999, the Company employed approximately 2,900 persons.

(d)    FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS

       The Company's sales in foreign locations are currently insignificant.

(e)    EXECUTIVE OFFICERS OF THE REGISTRANT


       Name                                   Age    Present Title (Fiscal Year First Became Executive Officer)
       ------------------------------------- ------- -----------------------------------------------------------------

       Dr. John P. Appleton                    64    President and Chief Executive Officer (1993)
       Emil C. Herkert                         61    Vice President (1996)
       Jeffrey L. Powell                       40    Vice President (1994)
       Theo Melas-Kyriazi                      39    Chief Financial Officer (1999)
       Paul F. Kelleher                        56    Chief Accounting Officer (1986)


       Each executive officer serves until his successor is chosen or appointed by the Board of Directors and qualified or until earlier resignation, death, or removal. All executive officers, except Mr. Herkert and Mr. Powell, have held comparable positions for at least five years, either with the Company or with its parent company, Thermo Electron. Mr. Herkert has served as President of Killam Associates, a subsidiary of Randers Killam, since 1977 and was appointed Chief Executive Officer of Randers Killam in May 1997. Mr. Powell served as President of ThermoRetec since its inception in 1993, and as its Chief Executive Officer from May 1997 until April 1998, when he was named Senior Vice President. Mr. Melas-Kyriazi was appointed Chief Financial Officer of the Company and Thermo Electron on January 1, 1999. He joined Thermo Electron in 1986 as Assistant Treasurer, and became Treasurer in 1988. He was named President and Chief Executive Officer of ThermoSpectra Corporation, a public subsidiary of Thermo Instrument Systems Inc., in 1994, a position he held until becoming Vice President of Corporate Strategy for Thermo Electron in 1998. Mr. Melas-Kyriazi remains a Vice President of Thermo Electron. Messrs. Melas-Kyriazi and Kelleher are full-time employees of Thermo Electron, but devote such time to the affairs of the Company as the Company's needs reasonably require.

Item 2.    PROPERTIES

       The location and general character of the Company's principal properties by segment as of April 3, 1999, are:

ENVIRONMENTAL-LIABILITY MANAGEMENT

       The Company owns approximately 115,000 square feet of office, engineering, laboratory, and production space, principally in Ireland, the Netherlands, and California, and leases approximately 200,000 square feet of office, engineering, laboratory, and production space pursuant to leases expiring in fiscal 2000 through 2023, principally in Ireland, Colorado, Pennsylvania, Massachusetts, and New Mexico.

       The Company also owns approximately 72 acres in Maryland, California, Oregon, and Idaho, from which it provides soil-remediation services. The Company occupies approximately 20 acres principally in New York, Washington, and South Carolina pursuant to leases expiring in fiscal 2000 through 2006, from which it provides soil-remediation services.

       The Company leases approximately six acres on one site in Arizona and one site in Nevada pursuant to leases expiring in fiscal 2001 and 2003, respectively, upon which it has constructed fluids storage and processing equipment.

       The Company occupies approximately 15 acres in Delfzijl, the Netherlands, pursuant to a lease expiring in 2059, consisting of office space, distillation facilities, and oil storage tanks.

ENGINEERING AND DESIGN

       The Company owns approximately 75,000 square feet of office, engineering, and laboratory space in New Jersey, Massachusetts, and Michigan, and leases approximately 180,000 square feet of office, engineering, and laboratory space pursuant to leases expiring in fiscal 2000 through 2008, principally in Pennsylvania, New Jersey, New York, Florida, New Hampshire, and Michigan.

LABORATORY TESTING

       The Company owns approximately 180,000 square feet of office and laboratory space in Pennsylvania, and leases approximately 12,000 square feet of office and laboratory space pursuant to leases expiring in fiscal 2001 and 2009 in Michigan and South Carolina, respectively.

METAL TREATING

       The Company owns approximately 140,000 square feet of office, laboratory, and production space in Minnesota and Wisconsin, and leases approximately 330,000 square feet of office, laboratory, and production space pursuant to leases expiring in fiscal 2003 in California.

       The Company believes that these facilities are in good condition and are adequate for its present operations and that other suitable space is readily available if any of such leases are not extended. With respect to leases expiring in the near future, in the event the Company does not renew such leases, the Company believes suitable alternate space is available for lease on acceptable terms.

Item 3.    LEGAL PROCEEDINGS

       Not applicable.

Item 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

       Not applicable.

                                     PART II

Item 5.    MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

       Information concerning the market and market price for the Registrant's Common Stock, $.10 par value, and dividend policy are included under the sections labeled "Common Stock Market Information" and "Dividend Policy" in the Registrant's Fiscal 1999 Annual Report to Shareholders and is incorporated herein by reference.

Item 6.    SELECTED FINANCIAL DATA

       The information required under this item is included under the sections labeled "Selected Financial Information" and "Dividend Policy" in the Registrant's Fiscal 1999 Annual Report to Shareholders and is incorporated herein by reference.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The information required under this item is included under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's Fiscal 1999 Annual Report to Shareholders and is incorporated herein by reference.

Item 7A.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       The information required under this item is included under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's Fiscal 1999 Annual Report to Shareholders and is incorporated herein by reference.

Item 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

       The Registrant's Consolidated Financial Statements as of April 3, 1999, are included in the Registrant's Fiscal 1999 Annual Report to Shareholders and are incorporated herein by reference.

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

       Not applicable.

                                    PART III

Item 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

       The information concerning Directors required under this item is incorporated herein by reference from the material contained under the caption "Election of Directors" in the Registrant's definitive proxy statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A, not later than 120 days after the close of the fiscal year. The information concerning delinquent filers pursuant to Item 405 of Regulation S-K is incorporated herein by reference from the material contained under the heading "Section 16(a) Beneficial Ownership Reporting Compliance" under the caption "Stock Ownership" in the Registrant's definitive proxy statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A, not later than 120 days after the close of the fiscal year.

Item 11.   EXECUTIVE COMPENSATION

       The information required under this item is incorporated herein by reference from the material contained under the caption "Executive Compensation" in the Registrant's definitive proxy statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A, not later than 120 days after the close of the fiscal year.

Item 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The information required under this item is incorporated herein by reference from the material contained under the caption "Stock Ownership" in the Registrant's definitive proxy statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A, not later than 120 days after the close of the fiscal year.

Item 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The information required under this item is incorporated herein by reference from the material contained under the caption "Relationship with Affiliates" in the Registrant's definitive proxy statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A, not later than 120 days after the close of the fiscal year.

                                     PART IV

Item 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a,d)  FINANCIAL STATEMENTS AND SCHEDULES

       (1) The consolidated financial statements set forth in the list below are filed as part of this Report.

       (2) The consolidated financial statement schedule set forth in the list below is filed as part of this Report.

       (3) Exhibits filed herewith or incorporated herein by reference are set forth in Item 14(c) below.

       LIST OF FINANCIAL STATEMENTS AND SCHEDULES REFERENCED IN THIS ITEM 14

       Information incorporated by reference from Exhibit 13 filed herewith:

           Consolidated Statement of Operations
           Consolidated Balance Sheet
           Consolidated Statement of Cash Flows
           Consolidated Statement of Comprehensive Income and Shareholders'
             Investment
           Notes to Consolidated Financial Statements
           Report of Independent Public Accountants

       Financial Statement Schedule filed herewith:

           Schedule II:  Valuation and Qualifying Accounts

      All other schedules are omitted because they are not applicable or not required, or because the required information is shown either in the financial statements or the notes thereto.

(b)    REPORTS ON FORM 8-K

       None.

(c)    EXHIBITS

       See Exhibit Index on the page immediately preceding exhibits.

                                   SIGNATURES

       Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

Date:  June 10, 1999                    THERMO TERRATECH INC.


                                        By:  /S/ John P. Appleton
                                                -------------------------------
                                                John P. Appleton
                                                President and Chief Executive
                                                Officer

       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated, as of June 10, 1999.



SIGNATURE                                                     TITLE
---------                                                     -----
By:   /S/ John P. Appleton                                    President, Chief Executive Officer, and Director
      ---------------------------
      John P. Appleton


By:   /S/ Theo Melas-Kyriazi                                  Chief Financial Officer
      ---------------------------
      Theo Melas-Kyriazi


By:   /S/ Paul F. Kelleher                                    Chief Accounting Officer
      ---------------------------
      Paul F. Kelleher


By:   /S/ John N. Hatsopoulos                                 Director
      ---------------------------
      John N. Hatsopoulos


By:   /S/ Brian D. Holt                                       Director
      ---------------------------
      Brian D. Holt


By:   /S/ Donald E. Noble                                     Director
      ---------------------------
      Donald E. Noble


By:   /S/ William A. Rainville                                Director
      ---------------------------
      William A. Rainville


By:   /S/ Polyvios C. Vintiadis                               Chairman of the Board and Director
      ---------------------------
      Polyvios C. Vintiadis


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Thermo TerraTech Inc.:

       We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements included in Thermo TerraTech Inc.'s Annual Report to Shareholders incorporated by reference in this Form 10-K, and have issued our report thereon dated May 11, 1999 (except with respect to the matters discussed in Note 19, as to which the date is June 1, 1999). Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in Item 14 on page 13 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the consolidated financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



                                                          Arthur Andersen LLP



Boston, Massachusetts
May 11, 1999

SCHEDULE II

                              THERMO TERRATECH INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)




                                              Balance at     Provision                      Accounts                      Balance
                                               Beginning    Charged to      Accounts        Written                        at End
 Description                                     of Year       Expense      Recovered            Off     Other (a)        of Year
------------------------------------------ -------------- ------------- -------------- -------------- ------------- --------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS

Year Ended April 3, 1999                       $  4,450       $  2,085      $    (45)      $ (2,479)      $   (434)     $  3,577

Year Ended April 4, 1998                       $  3,838       $  1,141      $      -       $   (773)      $    244      $  4,450

Year Ended March 29, 1997                      $  2,861       $    625      $     49       $   (516)      $    819      $  3,838



                                                                    Balance at        Provision                           Balance
                                                                     Beginning       Charged to             Cash           at End
 Description                                                           of Year      Expense (c)         Payments          of Year
-------------------------------------------------------------- ---------------- ---------------- ---------------- ----------------
ACCRUED RESTRUCTURING COSTS (b)

Year Ended April 3, 1999                                              $      -        $   2,095        $    (376)       $  1,719


(a)  Includes allowances of businesses acquired during the year as described in
     Note 3 to Consolidated Financial Statements in the Registrant's Fiscal 1999 Annual Report to Shareholders. Fiscal 1999 amount includes an acquired company's reserves that were not required and were therefore reversed to cost in excess of net assets of acquired companies.
(b) The nature of activity in this account is described in Note 13 to Consolidated Financial Statements in the Registrant's Fiscal 1999 Annual Report to Shareholders.
(c) Excludes provision of $8.1 million for fixed asset and intangible asset write-downs.

                                  EXHIBIT INDEX

Exhibit
Number            Description of Exhibit
-------           ----------------------

    2.1 Purchase and Sale Agreement executed October 6, 1997, by and among Remediation Technologies, Inc., RETEC Thermal, Inc.,
                  TETRA Thermal, Inc., and TETRA Technologies, Inc. (filed as
                  Exhibit 2.1 to Thermo Remediation Inc.'s Current Report on
                  Form 8-K dated October 6, 1997 [File No. 1-12636] and incorporated herein by reference).

    2.2 Assignment and Assumption Agreement executed October 6, 1997, by and among Remediation Technologies, Inc., RETEC Thermal,
                  Inc., TETRA Thermal, Inc., and TETRA Technologies, Inc. (filed as Exhibit 2.2 to Thermo Remediation Inc.'s Current Report on
                  Form 8-K dated October 6, 1997 [File No. 1-12636] and incorporated herein by reference).

    2.3           Asset Purchase Agreement dated as of October 10, 1997, between the Registrant and Holcroft L.L.C. (filed as Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated October 10, 1997
                  [File No. 1-9549] and incorporated herein by reference).

    2.4           $2,218,000.00 Principal Promissory Note issued by Holcroft L.L.C.
                  to the Registrant (filed as Exhibit 2.2 to the Registrant's
                  Current Report on Form 8-K dated October 10, 1997 [File No. 1-9549]
                  and incorporated herein by reference).

    2.5           $663,117.82 Principal Promissory Note issued by Holcroft L.L.C.
                  to the Registrant (filed as Exhibit 2.3 to the Registrant's
                  Current Report on Form 8-K dated October 10, 1997 [File No. 1-9549]
                  and incorporated herein by reference).

    2.6           Subordination Agreement dated as of October 10, 1997, between the
                  Registrant and Comerica Bank (filed as Exhibit 2.4 to the
                  Registrant's Current Report on Form 8-K dated October 10, 1997
                  [File No. 1-9549] and incorporated herein by reference).

    2.7 Stock Purchase and Sale Agreement dated May 12, 1997, by and between the Registrant and Thomas R. Eurich, Michael J.
                  Krivitzky, Thomas J. McEnhill, and Bruce M. Bourdon (filed as
                  Exhibit (iv) to Amendment No. 3 to Schedule 13D filed by
                  Thermo Electron Corporation, Thermo Power Corporation, and the
                  Registrant on May 13, 1997, and incorporated herein by reference).

    2.8 Amendment No. 1 dated September 19, 1997, to Stock Purchase and Sale Agreement dated May 12, 1997, by and between the Registrant and Thomas R. Eurich, Michael J. Krivitzky, Thomas
                  J. McEnhill, and Bruce M. Bourdon (filed as Exhibit 2.5 to The
                  Randers Group Incorporated's Annual Report on Form 10-K for the fiscal year ended April 4, 1998 [File No. 0-18095] and incorporated herein by reference).

    2.9           Letter of Intent dated May 12, 1997, by and between the Registrant and The Randers Group Incorporated (filed as Exhibit (v) to
                  Amendment No. 3 to Schedule 13D filed by Thermo Electron
                  Corporation and the Registrant on May 13, 1997, and incorporated herein by reference).

    2.10 Stock Purchase Agreement entered on September 19, 1997, by and between the Registrant and The Randers Group Incorporated
                  (filed as Exhibit (vii) to Amendment No. 4 to Schedule 13D filed by Thermo Electron Corporation and the Registrant on October 3, 1997, and incorporated herein by reference).


                                  EXHIBIT INDEX



Exhibit
Number            Description of Exhibit
-------           ----------------------
    2.11          Amendment No. 1 dated as of April 4, 1998, to Stock Purchase
                  Agreement entered on September 19, 1997, by and between the
                  Registrant and The Randers Group Incorporated (filed as
                  Exhibit 2.8 to The Randers Killam Group Incorporated's Annual
                  Report on Form 10-K for the fiscal year ended April 4, 1998
                  [File No. 0-18095] and incorporated herein by reference).

    2.12          Agreement by and among the Registrant, The Randers Group
                  Incorporated, Thomas R. Eurich, Michael J. Krivitzky, Thomas
                  J. McEnhill, Bruce M. Bourdon, and David A. Wiegerink (filed as Exhibit 10 to The Randers Group Incorporated's Current
                  Report on Form 8-K dated October 3, 1997 [File No. 0-18095] and incorporated herein by reference).

    3.1           Restated Certificate of Incorporation, as amended (filed as
                  Exhibit 99 to the Registrant's Registration Statement on Form
                  S-2 [Reg. No. 333-02269] and incorporated herein by reference).

    3.2           Bylaws of the Registrant (filed as Exhibit 3(b) to the
                  Registrant's Annual Report on Form 10-K for the fiscal year ended April 2, 1988 [File No. 1-9549] and incorporated herein by reference).

    4.1           Fiscal Agency Agreement dated as of May 2, 1996, among the
                  Registrant, Thermo Electron Corporation, and Chemical Bank, as Fiscal Agent (filed as Exhibit 4.2 to the Registrant's
                  Annual Report on Form 10-K for the fiscal year ended March 30, 1996 [File No. 1-9549] and incorporated herein by reference).

    4.2           Fiscal Agency Agreement dated as of May 5, 1995, among Thermo
                  Remediation Inc., Thermo Electron Corporation, and Chemical
                  Bank, as fiscal agent (filed as Exhibit 4.1 to Thermo
                  Remediation Inc.'s Annual Report on Form 10-K for the fiscal year ended April 4, 1998 [File No. 1-12636] and incorporated herein by reference).

                  The Registrant hereby agrees, pursuant to Item 601(b)(4)(iii)
                  (A) of Regulation S-K, to furnish to the Commission, upon request, a copy of each other instrument with respect to other long-term debt of the Company or its subsidiaries.

   10.1           Thermo Electron Corporate Charter as amended and restated effective
                  January 3, 1993 (filed as Exhibit 10(a) to the Registrant's
                  Annual Report on Form 10-K for the fiscal year ended April 3,
                  1993 [File No. 1-9549] and incorporated herein by reference).

   10.2           Amended and Restated Corporate Services Agreement dated
                  January 3, 1993, between Thermo Electron Corporation and the
                  Registrant (filed as Exhibit 10(b) to the Registrant's Annual
                  Report on Form 10-K for the fiscal year ended April 3, 1993
                  [File No. 1-9549] and incorporated herein by reference).

   10.3           Agreement of Lease dated December 31, 1985, between Claridge
                  Properties Ltd. and Thermo Electron Corporation (filed as
                  Exhibit 10(c) to the Registrant's Registration Statement on
                  Form S-1 [Reg. No. 33-6763] and incorporated herein by reference).

   10.4           Assignment of Lease dated December 31, 1985, between Thermo
                  Electron Corporation and TMO, Inc. (filed as Exhibit 10(d) to the Registrant's Registration Statement on Form S-1 [Reg.
                  No. 33-6763] and incorporated herein by reference).


                                  EXHIBIT INDEX


Exhibit
Number            Description of Exhibit
-------           ----------------------
   10.5           Sublease dated March 30, 1986, between TMO, Inc. and
                  Holcroft/Loftus, Inc. (filed as Exhibit 10(e) to the
                  Registrant's Registration Statement on Form S-1 [Reg. No.
                  33-6763] and incorporated herein by reference).

   10.6           Lease Amending Agreement dated January 1, 1995, between Claridge
                  Properties Ltd., Thermo Electron Corporation, and TMO, Inc.
                  (filed as Exhibit 10.6 to the Registrant's Annual Report on
                  Form 10-K for the fiscal year ended April 1, 1995 [File No.
                  1-9549] and incorporated by reference).

   10.7 Second Amendment to Sublease dated as of October 10, 1997, between the Registrant and TMO, Inc. (filed as Exhibit 2.5 to the Registrant's Current Report on Form 8-K dated October 10,
                  1997 [File No. 1-9549] and incorporated herein by reference).

   10.8 Sublease dated as of October 10, 1997, between the Registrant and Holcroft L.L.C. (filed as Exhibit 2.6 to the
                  Registrant's Current Report on Form 8-K dated October 10,
                  1997 [File No. 1-9549] and incorporated herein by reference).

   10.9 Exclusive License and Marketing Agreement dated March 22, 1990, among TPS Technologies Inc., Holcroft Inc., and Thermo Soil
                  Recyclers Inc. (filed as Exhibit 10(q) to the Registrant's
                  Annual Report on Form 10-K for the fiscal year ended March 31, 1990 [File No. 1-9549] and incorporated herein by reference).

   10.10          Form of Indemnification Agreement with Directors and Officers
                  (filed as Exhibit 10(k) to the Registrant's Annual Report on
                  Form 10-K for the fiscal year ended March 30, 1991 [File No.
                  1-9549] and incorporated herein by reference).

   10.11          Development Agreement dated September 15, 1991, between Thermo
                  Electron Corporation and the Registrant (filed as Exhibit
                  10(l) to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 1991 [File No. 1-9549] and incorporated herein by reference).

   10.12          Amended and Restated Development Agreement dated January 2, 1992, between Thermo Electron Corporation and the Registrant
                  (filed as Exhibit 10(m) to the Registrant's Annual Report on
                  Form 10-K for the fiscal year ended March 28, 1992 [File No.
                  1-9549] and incorporated herein by reference).

   10.13 Asset Transfer Agreement dated as of October 1, 1993, among the Registrant, TPS Technologies Inc., and Thermo Remediation
                  Inc. (filed as Exhibit 2.3 to Thermo Remediation Inc.'s
                  Registration Statement on Form S-1 [Reg.
                  No. 33-70544] and incorporated herein by reference).

   10.14          Exclusive License Agreement dated as of October 1, 1993, among the
                  Registrant, TPS Technologies Inc., and Thermo Remediation
                  Inc. (filed as Exhibit 2.4 to Thermo Remediation Inc.'s
                  Registration Statement on Form S-1 [Reg. No. 33-70544] and
                  incorporated herein by reference).

   10.15          Non-Competition and Non-Disclosure Agreement dated as of October 1, 1993, among the Registrant, TPS Technologies Inc.'s, and Thermo
                  Remediation Inc. (filed as Exhibit 2.5 to Thermo Remediation
                  Inc.'s Registration Statement on Form S-1 [Reg. No.
                  33-70544] and incorporated herein by reference).

   10.16          Tax Allocation Agreement dated as of June 1, 1992, between the
                  Registrant and Thermo Remediation Inc. (filed as Exhibit 10.3 to
                  Thermo Remediation Inc.'s Registration Statement on Form S-1
                  [Reg. No. 33-70544] and incorporated herein by reference).


                                  EXHIBIT INDEX



Exhibit
Number            Description of Exhibit
--------          ----------------------

   10.17          Agreement of Partnership dated May 16, 1994, among Terra Tech
                  Labs Inc. (a wholly owned subsidiary of the Registrant) and Eberline Analytical Corporation, Skinner & Sherman, Inc.,
                  TMA/NORCAL Inc., Normandeau Associates Inc., Bettigole Andrews
                  & Clark Inc., Fellows, Read & Associates Inc., and Thermo
                  Consulting Engineers Inc. (each a wholly owned subsidiary of Thermo Instrument Systems Inc.; filed as Exhibit 1 to the
                  Registrant's Current Report on Form 8-K relating to the events occurring on May 16, 1994 [File No. 1-9549] and incorporated herein by reference).

   10.18 Promissory Note dated May 16, 1994, issued by the Registrant to Thermo Electron Corporation (filed as Exhibit 2 to the
                  Registrant's Current Report on Form 8-K relating to the events occurring on May 16, 1994 [File No. 1-9549] and incorporated herein by reference).

   10.19 Agreement of Dissolution of Partnership dated May 9, 1995, among Thermo Terra Tech (the Partnership), Terra Tech Labs,
                  Inc. (a wholly owned subsidiary of the Registrant) and Eberline Analytical Corporation, Skinner & Sherman, Inc.,
                  TMA/NORCAL Inc., Normandeau Associates Inc., Bettigole Andrews
                  & Clark Inc., Fellows, Read & Associates Inc., and Thermo
                  Consulting Engineers Inc. (each a wholly owned subsidiary of Thermo Instrument Systems Inc.; filed as Exhibit 2.1 to the
                  Registrant's Current Report on Form 8-K relating to the events occurring on May 9, 1995 [File No. 1-9549] and incorporated herein by reference).

   10.20          Stock Purchase Agreement dated May 9, 1995, between the Registrant and Thermo Instrument Systems Inc. (filed as Exhibit 2.2 to the Registrant's Current Report on Form 8-K relating to the events occurring on May 9, 1995 [File No. 1-9549] and
                  incorporated herein by reference).

   10.21          Note dated May 17, 1995, from the Registrant to Thermo Electron
                  Corporation (filed as Exhibit 2.3 to the Registrant's Current
                  Report on Form 8-K relating to the events occurring on May 9, 1995 [File No. 1-9549] and incorporated herein by reference).

   10.22          Stock Purchase and Note Issuance Agreement dated as of November 22, 1993, between the Registrant and Thermo Remediation Inc. (filed as
                  Exhibit 10.11 to Thermo Remediation Inc.'s Registration
                  Statement on Form S-1 [Reg. No. 33-70544] and incorporated herein by reference).

   10.23 $2,650,000 principal amount Subordinated Convertible Note dated as of November 22, 1993, made by Thermo Remediation Inc., issued to the Registrant (filed as Exhibit 10.12 to Thermo
                  Remediation Inc.'s Registration Statement on Form S-1 [Reg.
                  No. 33-70544] and incorporated herein by reference).

   10.24 Stock Purchase and Sale Agreement made and entered into on February 6, 1995, to be effective as of January 29, 1995, by and between Nord Est S.A., the Registrant, and Emil C.
                  Herkert, Kenneth L. Zippler, Franklin O. Williamson, Jr.,
                  Fletcher N. Platt, Jr., Eugene J. Destefano, Meint Olthof, and Stanley P. Kaltnecker, Jr. (filed as Exhibit 1 to the
                  Registrant's Current Report on Form 8-K relating to the events occurring on February 6, 1995 [File No. 1-9549] and incorporated herein by reference).

   10.25 Agreement and Plan of Merger dated as of June 28, 1995, by and among the Registrant, Eberline Acquisition Inc., Thermo
                  Remediation Inc., and Eberline Holdings Inc. (filed as
                  Appendix B to Thermo Remediation Inc.'s Proxy Statement for the Annual Meeting held on December 13, 1995 [File No.
                  1-12636] and incorporated herein by reference).

                                  EXHIBIT INDEX

Exhibit
Number            Description of Exhibit
--------          ----------------------

   10.26          $28,000,000 Secured Promissory Note dated as of January 29, 1995, issued by the Registrant to Nord Est S.A. (filed as Exhibit 2 to the Registrant's Current Report on Form 8-K relating to the events occurring on February 6, 1995 [File No. 1-9549]
                  and incorporated herein by reference).

   10.27 $38,000,000 Promissory Note dated as of February 21, 1995, issued by the Registrant to Thermo Electron Corporation (filed as Exhibit 3 to the Registrant's Current Report on Form 8-K relating to the events occurring on February 6, 1995 [File No.
                  1-9549] and incorporated herein by reference).

   10.28          Asset Purchase Agreement by and among Thermo Analytical Inc.
                  (as Buyer); Lancaster Laboratories, Inc. and Clewmark
                  Holdings (as Sellers); and Earl H. Hess, Anita F. Hess,
                  Kenneth E. Hess, J. Wilson Hershey, and Carol D. Hess (as the principal owners of Sellers) (filed as Exhibit 1 to the Registrant's Current Report on Form 8-K relating to the events occurring on May 10, 1995 [File No. 1-9549] and incorporated herein by reference).

   10.29 Agreement and Plan of Merger dated as of the first day of December 1995, by and among Thermo Remediation Inc., TRI
                  Acquisition Inc., and Remediation Technologies, Inc. (filed as Exhibit 2(a) to the Registrant's Current Report on Form
                  8-K relating to the events occurring on December 8, 1995
                  [File No. 1-9549] and incorporated herein by reference).

   10.30 Purchase and Sale Agreement dated as of December 20, 1994, by and among TPS Technologies Inc., TPST Soil Recyclers of
                  Maryland Inc., Rafich Corporation, Harry Ratrie, John C.
                  Cyphers, and J. Thomas Hood (filed as Exhibit 1 to Thermo
                  Remediation Inc.'s Current Report on Form 8-K for the events occurring on December 21, 1994 [File No. 1-12636] and incorporated herein by reference).

   10.31 Stock Purchase Agreement entered into on March 29, 1995, by and among Stalt Holding, B.V., Beheersmaatschappij J. Amerika
                  N.V., A.J. Van Es, J.B. Van Es and D.A. Slager, and the
                  Registrant (filed as Exhibit 1 to the Registrant's Current
                  Report on Form 8-K relating to the events occurring on March
                  29, 1995 [File No. 1-9549] and incorporated herein by reference).

   10.32          Thermo TerraTech Inc. - The Randers Group Incorporated
                  Nonqualified Stock Option Plan (filed as Exhibit 10.1 to the
                  Registrant's Quarterly Report on Form 10-Q for the quarter ended January 3, 1998 [File No. 1-9549] and incorporated herein by reference).

   10.33          Incentive Stock Option Plan of the Registrant (filed as
                  Exhibit 10(h) to the Registrant's Registration Statement on
                  Form S-1 [Reg. No. 33-6763] and incorporated herein by reference). (Maximum number of shares issuable in the aggregate under this plan and the Registrant's Nonqualified
                  Stock Option Plan is 1,850,000 shares, after adjustment to reflect share increases approved in 1987, 1989, and 1992, 6-for-5 stock splits effected in July 1988 and March 1989, and 3-for-2 stock split effected in September 1989.)

   10.34          Nonqualified Stock Option Plan of the Registrant (filed as
                  Exhibit 10(i) to the Registrant's Registration Statement on
                  Form S-1 [Reg. No. 33-6763] and incorporated herein by reference). (Maximum number of shares issuable in the aggregate under this plan and the Registrant's Incentive Stock
                  Option Plan is 1,850,000 shares, after adjustment to reflect share increases approved in 1987, 1989, and 1992, 6-for-5 stock splits effected in July 1988 and March 1989, and 3-for-2 stock split effected in September 1989.)

   10.35          Deferred Compensation Plan for Directors of the Registrant
                  (filed as Exhibit 10(k) to the Registrant's Registration
                  Statement on Form S-1 [Reg. No. 33-6763] and incorporated herein by reference).

                                  EXHIBIT INDEX


Exhibit
Number            Description of Exhibit
-------           ----------------------
   10.36          Equity Incentive Plan (filed as Exhibit 10.63 to Thermedics Inc.'s
                  Annual Report on Form 10-K for the fiscal year ended January 1,
                  1994 [File No. 1-9567] and incorporated herein by
                  reference; maximum number of shares issuable is 1,750,000
                  shares, after adjustment to reflect share increase approved in 1994).

   10.37          Directors Stock Option Plan, as amended and restated effective
                  January 1, 1995 (filed as Exhibit 10.39 to the Registrant's
                  Annual Report on Form 10-K for the fiscal year ended April 1, 1995
                  [File No. 1-9549] and incorporated herein by reference).

   10.38          Thermo TerraTech Inc. (formerly Thermo Process Systems Inc.)
                  - Thermo Remediation Inc. Nonqualified Stock Option Plan
                  (filed as Exhibit 10(l) to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 1994
                  [File No. 1-9549] and incorporated herein by reference).

                  In addition to the stock-based compensation plans of the Registrant, the executive officers of the Registrant may be granted awards under stock-based compensation plans of Thermo
                  Electron for services rendered to the Registrant or to such affiliated corporations. The terms of such plans are substantially the same as those of the Registrant's Equity
                  Incentive Plan.

10.39             Restated Stock Holdings Assistance Plan and Form of Executive
                  Loan (filed as Exhibit 10.42 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 29, 1997 [File
                  No. 1-9549] and incorporated herein by reference).

10.40 Deferred Compensation Agreement dated September 16, 1996, between Elson T. Killam Associates Inc. and Emil C. Herkert
                  (filed as Exhibit 10.1 to the Registrant's Quarterly Report on
                  Form 10-Q for the fiscal quarter ended July 4, 1998 [File No.
                  1-9549] and incorporated herein by reference).

10.41             Addendum dated 1990, to Deferred Compensation Agreement dated
                  September 16, 1986, between Elson T. Killam Associates Inc.
                  and Emil C. Herkert (filed as Exhibit 10.2 to the Registrant's
                  Quarterly Report on Form 10-Q for the fiscal quarter ended
                  July 4, 1998 [File No. 1-9549] and incorporated herein by reference).

10.42             Amendment No. 1, dated April 27, 1990, to Deferred
                  Compensation Agreement dated September 16, 1986, between Elson
                  T. Killam Associates Inc. and Emil C. Herkert (filed as
                  Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 1998 [File No. 1-9549] and incorporated herein by reference).

10.43             Master Cash Management, Guarantee Reimbursement, and Loan
                  Agreement dated as of June 1, 1999, between the Registrant and Thermo Electron Corporation.

10.44             Master Cash Management, Guarantee Reimbursement, and Loan
                  Agreement dated as of June 1, 1999, between ThermoRetec
                  Corporation and Thermo Electron Corporation (filed as Exhibit
                  10.17 to ThermoRetec Corporation's Annual Report on Form 10-K for the fiscal year ended April 3, 1999 [File No. 1-12636] and incorporated herein by reference).

10.45             Master Cash Management, Guarantee Reimbursement, and Loan
                  Agreement dated as of June 1, 1999, between The Randers Killam
                  Group Inc. and Thermo Electron Corporation (filed as Exhibit
                  10.18 to The Randers Killam Group Inc.'s Annual Report on Form
                  10-K for the fiscal year ended April 3, 1999 [File No.
                  0-18095] and incorporated herein by reference).

                                  EXHIBIT INDEX

Exhibit
Number            Description of Exhibit
-------           ----------------------

   13             Annual Report to Shareholders for the fiscal year ended
                  April 3, 1999 (only those portions incorporated herein by reference).

   21             Subsidiaries of the Registrant.

   23             Consent of Arthur Andersen LLP.

   27             Financial Data Schedule.


                                                                    EXHIBIT 13


















                              Thermo TerraTech Inc.

                        Consolidated Financial Statements

                                   Fiscal 1999

THERMO TERRATECH INC.                                  1999 FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF OPERATIONS




                                                                                                       Year Ended
                                                                                         ----------------------------------------
                                                                                             April 3,     April 4,   March 29,
(In thousands except per share amounts)                                                          1999          1998        1997
---------------------------------------------------------------------------------------- ------------- ------------- ------------
REVENUES (Note 12):
 Service revenues                                                                         $   310,039   $  281,456    $  251,384
 Product revenues                                                                                   -       17,330        27,119
                                                                                          -----------   ----------    ----------

                                                                                              310,039      298,786       278,503
                                                                                          -----------   ----------    ----------

Costs and Operating Expenses:
 Cost of service revenues                                                                     247,610      230,376       204,724
 Cost of product revenues                                                                           -       14,735        22,677
 Selling, general, and administrative expenses (Note 8)                                        46,224       41,941        39,191
 Restructuring and nonrecurring items (Notes 3 and 13)                                         10,217            -         9,282
                                                                                          -----------   ----------    ----------

                                                                                              304,051      287,052       275,874
                                                                                          -----------   ----------    ----------

Operating Income                                                                                5,988       11,734         2,629

Interest Income                                                                                 2,185        4,163         7,253
Interest Expense (includes $162, $593, and $2,638 to parent company)                           (8,981)     (10,778)      (12,914)
Gain on Issuance of Stock by Subsidiary (Note 10)                                                   -            -         1,475
Gain on Sale of Unconsolidated Subsidiary (Note 3)                                                  -        3,012             -
Equity in Earnings of Unconsolidated Subsidiary                                                     -          174           865
Other Income, Net                                                                                   -          209           401
                                                                                          -----------   ----------    ----------

Income (Loss) Before Provision for Income Taxes and Minority Interest                            (808)       8,514          (291)
Provision for Income Taxes (Note 5)                                                             1,786        5,146         1,705
Minority Interest (Income) Expense                                                             (1,173)          95        (1,834)
                                                                                          -----------   ----------    ----------

NET INCOME (LOSS)                                                                         $    (1,421)  $    3,273    $     (162)
                                                                                          -----------   ----------    ----------
                                                                                          -----------   ----------    ----------

EARNINGS (LOSS) PER SHARE (Note 16)
 Basic                                                                                    $     (.07)   $      .18    $     (.01)
                                                                                          -----------   ----------    ----------
                                                                                          -----------   ----------    ----------

 Diluted                                                                                  $     (.07)   $      .17    $     (.01)
                                                                                          -----------   ----------    ----------
                                                                                          -----------   ----------    ----------

WEIGHTED AVERAGE SHARES (Note 16)
 Basic                                                                                         19,402       18,700        18,090
                                                                                          -----------   ----------    ----------
                                                                                          -----------   ----------    ----------

 Diluted                                                                                       19,402       18,978        18,090
                                                                                          -----------   ----------    ----------
                                                                                          -----------   ----------    ----------




The accompanying notes are an integral part of these consolidated financial statements.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                           CONSOLIDATED BALANCE SHEET



                                                                                                          April 3,      April 4,
(In thousands)                                                                                                1999         1998
----------------------------------------------------------------------------------------------------- ------------- ------------
ASSETS
Current Assets:
 Cash and cash equivalents (includes $41,667 and $29,583 under repurchase agreements
    with parent company; Note 19)                                                                       $   43,013    $   34,711
 Available-for-sale investments, at quoted market value (amortized cost of $2,008; Note 2)                       -         2,003
 Short-term held-to-maturity investments, at amortized cost (quoted market value of
    $13,979; Note 2)                                                                                             -        13,939
 Accounts receivable, less allowances of $3,577 and $4,450                                                  59,377        60,050
 Unbilled contract costs and fees                                                                           21,207        20,547
 Inventories                                                                                                 1,869         1,498
 Prepaid and refundable income taxes (Note 5)                                                                6,946         6,224
 Prepaid expenses                                                                                            3,196         3,810
                                                                                                        ----------    ----------

                                                                                                           135,608       142,782
                                                                                                        ----------    ----------
Property, Plant, and Equipment, at Cost, Net                                                                91,514        91,709
                                                                                                        ----------    ----------

Other Assets                                                                                                15,949        18,227
                                                                                                        ----------    ----------

Cost in Excess of Net Assets of Acquired Companies (Notes 3 and 13)                                        108,627       107,808
                                                                                                        ----------    ----------

                                                                                                        $  351,698    $  360,526
                                                                                                        ----------    ----------
                                                                                                        ----------    ----------


THERMO TERRATECH INC.                                  1999 FINANCIAL STATEMENTS



                                                                                                          April 3,      April 4,
(In thousands except share amounts)                                                                           1999         1998
----------------------------------------------------------------------------------------------------- ------------- ------------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
 Notes payable and current maturities of long-term obligations (includes $9,228 under
    overdraft facility with related party; Note 6)                                                      $   17,618    $   27,165
 Accounts payable                                                                                           17,404        17,728
 Accrued payroll and employee benefits                                                                      12,771        11,359
 Deferred revenue                                                                                            3,908         3,394
 Other accrued expenses (Note 13)                                                                           14,342        11,476
 Due to parent company and affiliated companies                                                              2,522         2,341
                                                                                                        ----------    ----------

                                                                                                            68,565        73,463
                                                                                                        ----------    ----------
Deferred Income Taxes (Note 5)                                                                               3,538         2,901
                                                                                                        ----------    ----------

Other Deferred Items                                                                                         1,076         1,049
                                                                                                        ----------    ----------

Long-term Obligations (Notes 6 and 11):
 Subordinated convertible debentures (includes $4,695 and $3,000 of related-party debt)                    156,799       149,800
 Other                                                                                                       1,818         3,344
                                                                                                        ----------    ----------

                                                                                                           158,617       153,144
                                                                                                        ----------    ----------
Minority Interest                                                                                           27,745        32,839
                                                                                                        ----------    ----------

Commitments and Contingencies (Note 7)

Shareholders' Investment (Notes 4 and 9):
 Common stock, $.10 par value, 75,000,000 shares authorized; 19,583,773 shares issued                        1,958         1,958
 Capital in excess of par value                                                                             70,633        70,437
 Retained earnings                                                                                          25,898        27,319
 Treasury stock at cost, 543,319 and 51,188 shares                                                          (4,130)         (484)
 Deferred compensation (Note 4)                                                                               (252)            -
 Accumulated other comprehensive items                                                                      (1,950)       (2,100)
                                                                                                        ----------    ----------

                                                                                                            92,157        97,130
                                                                                                        ----------    ----------
                                                                                                        $  351,698    $  360,526
                                                                                                        ----------    ----------
                                                                                                        ----------    ----------







The accompanying notes are an integral part of these consolidated financial statements.

THERMO TERRATECH INC.                                  1999 FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                                          Year Ended
                                                                                          ---------------------------------------
                                                                                             April 3,     April 4,   March 29,
(In thousands)                                                                                   1999         1998         1997
---------------------------------------------------------------------------------------- ------------- ------------- ------------
OPERATING ACTIVITIES
 Net income (loss)                                                                         $   (1,421)   $   3,273     $    (162)
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation and amortization                                                            16,823       14,784        12,900
      Noncash restructuring and nonrecurring items (Note 13)                                    8,122            -         9,282
      Gain on sale of unconsolidated subsidiary (Note 3)                                            -       (3,012)            -
      Equity in earnings of unconsolidated subsidiary                                               -         (174)         (865)
      Minority interest (income) expense                                                       (1,173)          95        (1,834)
      Provision for losses on accounts receivable                                               2,085        1,141           625
      Other noncash items                                                                         199          327           430
      Increase (decrease) in deferred income taxes                                                443       (1,583)          (43)
      Gain on issuance of stock by subsidiary (Note 10)                                             -            -        (1,475)
      Changes in current accounts, excluding the effects of acquisitions and dispositions:
          Accounts receivable                                                                    (643)     (11,154)       (6,818)
          Inventories and unbilled contract costs and fees                                     (2,026)      (3,353)       (7,784)
          Other current assets                                                                   (176)       1,715           403
          Accounts payable                                                                         55        5,507           895
          Other current liabilities                                                             7,653       (1,038)        3,399
                                                                                           ----------    ---------     ---------

            Net cash provided by operating activities                                          29,941        6,528         8,953
                                                                                           ----------    ---------     ---------

INVESTING ACTIVITIES
 Acquisitions, net of cash acquired (Note 3)                                                     (643)     (12,746)       (5,156)
 Purchases of available-for-sale investments                                                        -            -       (38,913)
 Proceeds from sale and maturities of available-for-sale investments (Note 2)                   2,006       16,372        29,822
 Proceeds from maturity of held-to-maturity investments (Note 2)                               14,065       13,935             -
 Purchases of property, plant, and equipment                                                  (17,415)     (18,460)      (15,426)
 Proceeds from sale of businesses (Note 3)                                                          -       19,722           347
 Issuances of notes receivable                                                                      -         (569)            -
 Purchases of other assets                                                                     (1,570)      (1,993)         (450)
 Other, net                                                                                       474        2,464         1,356
                                                                                           ----------    ---------     ---------

            Net cash provided by (used in) investing activities                            $   (3,083)   $  18,725     $ (28,420)
                                                                                           ----------    ---------     ---------


THERMO TERRATECH INC.                                  1999 FINANCIAL STATEMENTS


                                                                                                          Year Ended
                                                                                          ---------------------------------------
                                                                                             April 3,     April 4,   March 29,
(In thousands)                                                                                   1999         1998         1997
---------------------------------------------------------------------------------------- ------------- ------------- ------------
FINANCING ACTIVITIES
 Net proceeds from issuance of subordinated convertible debentures                         $        -    $       -     $ 112,398
 Repayment of notes payable to parent company                                                       -      (38,000)      (50,000)
 Proceeds from issuance of Company and subsidiaries' common stock (Note 10)                        58        1,148         5,346
 Repurchase of Company and subsidiaries' common stock and subordinated
    convertible debentures                                                                     (3,390)      (7,355)      (14,984)
 Issuance of short-term obligations                                                                 -        6,171           803
 Repayment of notes payable (Note 2)                                                          (14,748)     (14,878)         (736)
 Dividends paid by subsidiary to minority shareholders                                           (805)        (751)         (847)
 Other, net                                                                                       425            -          (266)
                                                                                           ----------    ---------     ---------

            Net cash provided by (used in) financing activities                               (18,460)     (53,665)       51,714
                                                                                           ----------    ---------     ---------

Exchange Rate Effect on Cash                                                                      (96)         (49)         (257)
                                                                                           ----------    ---------     ---------

Increase (Decrease) in Cash and Cash Equivalents                                                8,302      (28,461)       31,990
Cash and Cash Equivalents at Beginning of Year                                                 34,711       63,172        31,182
                                                                                           ----------    ---------     ---------

Cash and Cash Equivalents at End of Year                                                   $   43,013    $  34,711     $  63,172
                                                                                           ----------    ---------     ---------
                                                                                           ----------    ---------     ---------


See Note 14 for supplemental cash flow information.























The accompanying notes are an integral part of these consolidated financial statements.

THERMO TERRATECH INC.                                  1999 FINANCIAL STATEMENTS

   CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND SHAREHOLDERS' INVESTMENT


                                                                                                         Year Ended
                                                                                           --------------------------------------
                                                                                              April 3,      April 4,  March 29,
(In thousands)                                                                                    1999          1998        1997
----------------------------------------------------------------------------------------- ------------- ------------- -----------
COMPREHENSIVE INCOME
Net Income (Loss)                                                                           $  (1,421)    $   3,273     $    (162)
                                                                                            ---------     ---------     ---------

Other Comprehensive Items:
  Foreign currency translation adjustment                                                         147        (1,071)       (1,661)
  Unrealized gains (losses) on available-for-sale investments                                       3           (10)           15
                                                                                            ---------     ---------     ---------

                                                                                                  150        (1,081)       (1,646)
                                                                                            ---------     ---------     ---------

Minority Interest Income (Expense)                                                               (284)          461           724
                                                                                            ---------     ---------     ---------

                                                                                            $  (1,555)    $   2,653     $  (1,084)
                                                                                            ---------     ---------     ---------
                                                                                            ---------     ---------     ---------

SHAREHOLDERS' INVESTMENT
Common Stock, $.10 Par Value:
  Balance at beginning of year                                                              $   1,958     $   1,830     $   1,760
  Issuance of stock under employees' and directors' stock plans                                     -             -            24
  Conversions of subordinated convertible debentures                                                -           128            46
                                                                                            ---------     ---------     ---------

  Balance at end of year                                                                        1,958         1,958         1,830
                                                                                            ---------     ---------     ---------

Capital in Excess of Par Value:
  Balance at beginning of year                                                                 70,437        62,610        59,419
  Activity under employees' and directors' stock plans                                           (130)       (5,490)          264
  Tax benefit related to employees' and directors' stock plans                                    181           655           461
  Effect of outstanding put rights                                                             (1,271)            -             -
  Conversions of subordinated convertible debentures (Note 6)                                       -        13,092         4,766
  Effect of majority-owned subsidiaries' equity transactions                                    1,416          (430)       (2,300)
                                                                                            ---------     ---------     ---------

  Balance at end of year                                                                       70,633        70,437        62,610
                                                                                            ---------     ---------     ---------

Retained Earnings:
  Balance at beginning of year                                                                 27,319        24,046        24,474
  Net income (loss)                                                                            (1,421)        3,273          (162)
  Metal Treating, Inc. transfer of cash to parent company (Note 3)                                  -             -          (266)
                                                                                            ---------     ---------     ---------

  Balance at end of year                                                                       25,898        27,319        24,046
                                                                                            ---------     ---------     ---------

Treasury Stock:
  Balance at beginning of year                                                                   (484)       (3,941)         (410)
  Activity under employees' and directors' stock plans                                            411         6,637           260
  Purchases of Company common stock                                                            (4,057)       (3,180)       (3,791)
                                                                                            ---------     ---------     ---------

  Balance at end of year                                                                    $  (4,130)    $    (484)    $  (3,941)
                                                                                            ---------     ---------     ---------


THERMO TERRATECH INC.                                  1999 FINANCIAL STATEMENTS

 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND SHAREHOLDERS' INVESTMENT (CONTINUED)


                                                                                                         Year Ended
                                                                                          ---------------------------------------
                                                                                              April 3,      April 4,  March 29,
(In thousands)                                                                                    1999          1998        1997
----------------------------------------------------------------------------------------- ------------- ------------- -----------
Deferred Compensation (Note 4):
  Balance at beginning of year                                                              $       -     $       -     $       -
  Activity under employees' stock plans                                                          (252)            -             -
                                                                                            ---------     ---------     ---------

  Balance at end of year                                                                         (252)            -             -
                                                                                            ---------     ---------     ---------

Accumulated Other Comprehensive Items:
  Balance at beginning of year                                                                 (2,100)       (1,019)          627
  Other comprehensive items                                                                       150        (1,081)       (1,646)
                                                                                            ---------     ---------     ---------

  Balance at end of year                                                                       (1,950)       (2,100)       (1,019)
                                                                                            ---------     ---------     ---------

                                                                                            $  92,157     $  97,130     $  83,526
                                                                                            ---------     ---------     ---------
                                                                                            ---------     ---------     ---------
































The accompanying notes are an integral part of these consolidated financial statements.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

       Thermo TerraTech Inc. (the Company) provides industrial outsourcing services and manufacturing support encompassing a broad range of specializations. The Company operates in four segments: environmental-liability management, engineering and design, laboratory testing, and metal treating.

RELATIONSHIP WITH THERMO ELECTRON CORPORATION

       The Company was incorporated on May 30, 1986, as an indirect, wholly owned subsidiary of Thermo Electron Corporation. As of April 3, 1999, Thermo Electron owned 16,605,831 shares of the Company's common stock, representing 87% of such stock outstanding.

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company and its majority-owned subsidiaries, ThermoRetec Corporation (formerly Thermo Remediation Inc.) and The Randers Killam Group Inc. (formerly The Randers Group Incorporated), would be merged into Thermo Electron (Note 17).

PRINCIPLES OF CONSOLIDATION

       The accompanying financial statements include the accounts of the Company; its wholly owned subsidiaries; its majority-owned public subsidiaries, ThermoRetec and Randers Killam; and its majority-owned, privately held Thermo EuroTech N.V. subsidiary. All material intercompany accounts and transactions have been eliminated. The Company accounted for its investment in a business in which it owned 50% using the equity method. In October 1997, the Company sold this investment (Note 3).

FISCAL YEAR

       The Company has adopted a fiscal year ending the Saturday nearest March
31. References to fiscal 1999, 1998, and 1997 are for the fiscal years ended April 3, 1999, April 4, 1998, and March 29, 1997, respectively. Fiscal years 1999 and 1997 each included 52 weeks; fiscal 1998 included 53 weeks.

REVENUE RECOGNITION

       For the majority of its operations, the Company recognizes revenues upon completion of the services it renders. Revenues and profits on substantially all contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $109,798,000 in fiscal 1999, $117,464,000 in fiscal 1998, and $113,481,000 in fiscal 1997. The percentage of completion is determined by relating either the actual costs or actual labor incurred to date to management's estimate of total costs or total labor, respectively, to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions. Amounts billed in excess of revenues recognized are included in other accrued expenses in the accompanying balance sheet. Revenues from soil-remediation services are recognized as soil is processed and the Company bills customers upon receipt of contaminated soil at its remediation centers.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       (CONTINUED)

GAIN ON ISSUANCE OF STOCK BY SUBSIDIARY

       At the time a subsidiary sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that subsidiary increases. If at that time the subsidiary is an operating entity and not engaged principally in research and development, the Company records the increase as a gain (Note 10).

       If gains have been recognized on issuances of a subsidiary's stock and shares of the subsidiary are subsequently repurchased either by the subsidiary, the Company, or Thermo Electron, gain recognition does not occur on issuances subsequent to the date of a repurchase until such time as shares have been issued in an amount equivalent to the number of repurchased shares. Such transactions are reflected as equity transactions and the net effect of these transactions is reflected in the accompanying statement of comprehensive income and shareholders' investment as effect of majority-owned subsidiaries' equity transactions.

EQUITY IN EARNINGS OF UNCONSOLIDATED SUBSIDIARY

       Equity in earnings of unconsolidated subsidiary in the accompanying statement of operations represents the Company's proportionate share of income from a 50% investment in RETEC/TETRA L.C., acquired in December 1995 through ThermoRetec's acquisition of RETEC. In October 1997, ThermoRetec sold its 50% limited-liability interest in RETEC/TETRA to Tetra Thermal, Inc. (Note 3).

       For the year ended December 31, 1996, RETEC/TETRA reported revenues of $12,066,000, cost of revenues of $9,040,000, gross profit of $3,026,000, and net income of $981,000.

STOCK-BASED COMPENSATION PLANS

       The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans (Note 4). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

INCOME TAXES

       The Company and Thermo Electron have a tax allocation agreement under which the Company and certain of its subsidiaries, exclusive of foreign operations, are included in Thermo Electron's consolidated federal and certain state income tax returns. The agreement provides that in years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. If Thermo Electron's equity ownership of the Company were to drop below 80%, the Company would be required to file its own federal income tax return.


       In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

EARNINGS (LOSS) PER SHARE

       Basic earnings (loss) per share have been computed by dividing net income
(loss) by the weighted average number of shares outstanding during the year. Except where the result would be antidilutive, diluted earnings (loss) per share have been computed assuming the exercise of stock options and warrants, as well as their related income tax effects. Diluted earnings (loss) per share for all periods exclude the effect of assuming the conversion of convertible obligations and the elimination of the related interest expense and the exercise of put rights, because the result would be antidilutive.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       (CONTINUED)

CASH AND CASH EQUIVALENTS

       At fiscal year-end 1999 and 1998, $40,625,000 and $29,583,000, respectively, of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter (Note 19).

        At fiscal year-end 1999, $1,042,000 of the Company's cash equivalents, denominated in Dutch guilders, were invested in a repurchase agreement with a wholly owned subsidiary of Thermo Electron. Under this agreement, the Company in effect lends excess cash to the subsidiary, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the Netherlands market rates, set at the beginning of each month.

       At fiscal year-end 1999 and 1998, the Company's cash equivalents also included investments in a money market fund, which has an original maturity of three months or less. Cash equivalents are carried at cost, which approximates market value.

INVENTORIES

       Inventories are stated at the lower of cost (on an average-cost basis) or market value and include materials, labor, and overhead. The components of inventories are:


(In thousands)                                                                                                1999         1998
----------------------------------------------------------------------------------------------------- ------------- ------------
Raw Materials and Supplies                                                                              $      640    $      618
Work in Process and Finished Goods                                                                           1,229           880
                                                                                                        ----------    ----------

                                                                                                        $    1,869    $    1,498
                                                                                                        ----------    ----------
                                                                                                        ----------    ----------

PROPERTY, PLANT, AND EQUIPMENT

       The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization primarily using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 5 to 40 years; machinery and equipment, 2 to 15 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Soil-remediation units, which accounted for 8% and 12% of the Company's machinery and equipment, net, at fiscal year-end 1999 and 1998, respectively, are depreciated based on an hourly rate that is computed by estimating total hours of operation for each unit. Property, plant, and equipment consists of:


(In thousands)                                                                                                1999         1998
----------------------------------------------------------------------------------------------------- ------------- ------------
Land                                                                                                    $    7,741    $    7,743
Buildings                                                                                                   42,161        38,785
Machinery, Equipment, and Leasehold Improvements                                                           101,317        95,840
                                                                                                        ----------    ----------

                                                                                                           151,219       142,368
Less:  Accumulated Depreciation and Amortization                                                            59,705        50,659
                                                                                                        ----------    ----------

                                                                                                        $   91,514    $   91,709
                                                                                                        ----------    ----------
                                                                                                        ----------    ----------


THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       (CONTINUED)

OTHER ASSETS

       Other assets in the accompanying balance sheet includes the costs of acquired technology and other specifically identifiable intangible assets that are being amortized using the straight-line method over their estimated useful lives, which range from 5 to 20 years. These assets were $3,291,000 and $5,212,000, net of accumulated amortization of $6,771,000 and $5,716,000, at fiscal year-end 1999 and 1998, respectively. In fiscal 1999, the Company wrote off $1,169,000 of other assets in connection with restructuring actions (Note
13).

COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES

       The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over periods ranging from 20 to 40 years. Accumulated amortization was $16,725,000 and $13,651,000 at fiscal year-end 1999 and 1998, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished (Note 13). The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

FOREIGN CURRENCY

       All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment. Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for the three years presented.

COMPREHENSIVE INCOME

       During the first quarter of fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. In general, comprehensive income combines net income and "other comprehensive items," which represents certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax gains and losses on available-for-sale investments. At fiscal year-end 1999, the balance of accumulated other comprehensive items represents the Company's cumulative translation adjustment. At fiscal year-end 1998, the balance also includes net unrealized losses on available-for-sale investments of $3,000.

USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRESENTATION

       Certain amounts in fiscal 1998 and 1997 have been reclassified to conform to the presentation in the fiscal 1999 financial statements.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     AVAILABLE-FOR-SALE AND HELD-TO-MATURITY INVESTMENTS

       The Company's debt securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment. The aggregate market value and cost basis of available-for-sale investments in the accompanying fiscal 1998 balance sheet, which represents investments in corporate bonds, were $2,003,000 and $2,008,000, respectively. The gross unrealized loss on these investments was $5,000.

       The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of operations. In fiscal 1997, the Company recorded gross realized gains of $204,000 and gross realized losses of $9,000 relating to the sale of available-for-sale investments.

       In order to secure the Company's obligation to the former owner of a business acquired in fiscal 1995, the Company purchased U.S. treasury bonds. In May 1998 and February 1998, $13,939,000 and $13,935,000 principal amounts, respectively, of the U.S. treasury bonds matured and the proceeds were used to repay the Company's zero coupon promissory note to the seller. The unmatured portion of these securities was classified as short-term held-to-maturity investments in the accompanying fiscal 1998 balance sheet and was carried at amortized cost.

3.     ACQUISITIONS AND DISPOSITIONS

ACQUISITIONS

       During fiscal 1999, the Company, through ThermoRetec, acquired one company for $576,000 in cash and paid an additional $67,000 for a post-closing adjustment relating to a fiscal 1998 acquisition.

       In May 1997, the Company purchased a controlling interest in The Randers Group Incorporated, a publicly traded provider of design, engineering, project management, and construction services for industrial clients in the manufacturing, pharmaceutical, and chemical-processing industries. The Company purchased 1,420,000 shares of Randers' common stock from certain members of Randers' management, and 84,000 shares from Thermo Power Corporation, an affiliate of the Company, at a price of $3.125 per share, for an aggregate cost of $4,700,000. Following these transactions, the Company owned approximately 53.3% of Randers' outstanding common stock. In addition, Thermo Electron owned approximately 8.9% of Randers' outstanding common stock.

       Subsequently, in September 1997, the Company entered into a definitive agreement to transfer The Killam Group Inc., its wholly owned engineering and consulting businesses, to Randers in exchange for newly issued shares of Randers' common stock. Effective April 4, 1998, the agreement was amended to provide that the price for these businesses would equal $70,644,407, the book value of the transferred businesses as of April 4, 1998. The number of new shares of Randers' common stock issued to the Company equaled such book value divided by $3.125, or 22,606,210 shares. In January 1999, the Randers shareholders approved the listing of these shares on the American Stock Exchange and an amendment to Randers' certificate of incorporation changing Randers' name to The Randers Killam Group Inc. Upon such issuance, the Company and Thermo Electron owned approximately 94.8% and 1.0%, respectively, of Randers Killam's outstanding common stock.

       In addition, during fiscal 1998, ThermoRetec made three acquisitions for an aggregate purchase price of $5,665,000 in cash and 459,613 shares of ThermoRetec's common stock, valued at $2,850,000. In fiscal 1998, Thermo EuroTech made an acquisition of 70% of the outstanding shares of a business for $4,400,000 in cash and a commitment to issue 69,200 shares of Thermo EuroTech's common stock valued at $275,000. As of April 3, 1999, these shares had not been issued.

       In October 1996, the Company acquired Metal Treating, Inc. from Thermo Electron in exchange for $1,600,000 in cash. Metal Treating provides heat treating services, including carburizing, vacuum hardening, silver and copper brazing, and aluminum heat treating, primarily in the Milwaukee and southeastern Wisconsin areas. Because the Company and Metal Treating were deemed for accounting purposes to be under control of their common majority owner, Thermo Electron, the transaction has been accounted for at historical cost in a manner similar to a pooling-of-interests and the results of Metal Treating are included in the accompanying statement of operations from the beginning of fiscal 1997.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     ACQUISITIONS AND DISPOSITIONS (CONTINUED)

       In addition, during fiscal 1997, the Company, directly and through ThermoRetec, acquired two companies for an aggregate of $3,865,000 in cash, 311,040 shares of ThermoRetec's common stock valued at $2,006,000, and the issuance of $1,300,000 of short- and long-term obligations.

       These acquisitions, except for Metal Treating, have been accounted for using the purchase method of accounting, and their results have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $27,181,000, which is being amortized over periods ranging from 20 to 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired. Pro forma data is not presented since the acquisitions were not material to the Company's results of operations.

DISPOSITIONS

       In October 1997, ThermoRetec sold its 50% limited-liability interest in RETEC/TETRA L.C. to TETRA Thermal, Inc. for $8,825,000 in cash. The Company realized a pretax gain of $3,012,000 on the sale, which is classified as "gain on sale of unconsolidated subsidiary" in the accompanying statement of operations.

       In addition, in October 1997, the Company sold substantially all of the assets of its Holcroft Division, its thermal-processing equipment business, excluding certain accounts receivable, to Holcroft L.L.C., an affiliate of Madison Capital Partners. The sale price for the transferred assets consisted of $10,897,000 in cash, two promissory notes for principal amounts aggregating $2,881,000, which is generally payable in annual installments through fiscal 2003, and the assumption by Holcroft L.L.C. of certain liabilities of the Holcroft Division. After recording a post-closing purchase price adjustment, the Company incurred a nominal loss on the sale. This business represented the Company's product revenues in the accompanying statement of operations and contributed $893,000 and $1,765,000 of operating income in fiscal 1998 and 1997, respectively.

       In fiscal 1997, the Company sold its J. Amerika division, resulting in a loss of $1,482,000, which is included in restructuring and other nonrecurring items in the accompanying statement of operations. J. Amerika's revenues and operating loss were $3,970,000 and $552,000, respectively, in fiscal 1997.

4.     EMPLOYEE BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS

STOCK OPTION PLANS

       The Company has stock-based compensation plans for its key employees, directors, and others. Two of these plans permit the grant of nonqualified and incentive stock options. A third plan permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which may range from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. Generally, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three to seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.     EMPLOYEE BENEFIT PLANS (CONTINUED)

       In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 1,182,000 shares at a weighted average exercise price of $8.80 elected to participate in this exchange and, as a result, received options to purchase 591,000 shares of Company common stock at $4.50 per share, which are included in the fiscal 1999 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.

       In February 1999, the Company awarded 50,400 shares of restricted Company common stock to certain key employees. The shares had an aggregate value of $252,000 and vest three years from the date of award, assuming continued employment, with certain exceptions. The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying balance sheet and is amortizing such amount over the vesting period.

       A summary of the Company's stock option activity is:


                                                                  1999                    1998                      1997
                                                        -----------------------  -----------------------  ------------------------
                                                                       Weighted                 Weighted                 Weighted
                                                            Number      Average       Number     Average      Number      Average
                                                                of     Exercise           of    Exercise          of     Exercise
(Shares in thousands)                                       Shares        Price       Shares       Price      Shares        Price
------------------------------------------------------- ----------- ------------ ----------- ------------ ---------- ------------
Options Outstanding, Beginning of Year                      1,986       $  8.87      2,558      $   6.99      2,561     $   6.13
 Granted                                                    1,111          4.78        296          7.67        288        10.10
 Exercised                                                      -             -       (696)         1.36       (242)        1.16
 Forfeited                                                   (158)         8.28       (172)         9.35        (49)        8.79
 Canceled due to exchange                                  (1,182)         8.80          -             -          -            -
                                                          -------                   ------                   ------
Options Outstanding, End of Year                            1,757       $  6.38      1,986       $   8.87     2,558      $  6.99
                                                          -------       -------     ------       --------    ------      --------
                                                          -------       -------     ------       --------    ------      --------
Options Exercisable                                         1,757       $  6.38      1,986       $   8.87     2,558      $  6.99
                                                          -------       -------     ------       --------    ------      --------
                                                          -------       -------     ------       --------    ------      --------
Options Available for Grant                                   351                      327                      483
                                                          -------                   ------                   ------
                                                          -------                   ------                   ------

       A summary of the status of the Company's stock options at April 3, 1999, is:


                                                                              Options Outstanding and Exercisable
                                                                 ---------------------------------------------------------------
                                                                         Number                 Weighted               Weighted
                                                                             of                  Average                Average
                                                                         Shares                Remaining               Exercise
Range of Exercise Prices                                         (In thousands)         Contractual Life                  Price
------------------------------------------------------ -------------------------- ----------------------- ----------------------
$  4.16 - $  5.85                                                         1,065                6.9 years                  $ 4.74
   5.86 -    7.55                                                            55                4.5 years                    6.62
   7.56 -    9.24                                                           230                3.6 years                    8.40
   9.25 -   10.93                                                           407                4.6 years                    9.49
                                                                         ------

$  4.16 - $10.93                                                          1,757                5.9 years                  $ 6.38
                                                                         ------
                                                                         ------

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.     EMPLOYEE BENEFIT PLANS (CONTINUED)

EMPLOYEE STOCK PURCHASE PROGRAM

       Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Prior to November 1, 1998, the applicable shares of common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period and the shares purchased were subject to a six-month resale restriction. Effective November 1, 1998, the applicable shares of common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the plan year, and the shares purchased are subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. No shares were issued under this program during fiscal 1999. During fiscal 1998 and 1997, the Company issued 13,976 shares and 25,053 shares, respectively, of its common stock under this program.

PRO FORMA STOCK-BASED COMPENSATION EXPENSE

       In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after fiscal 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income (loss) and earnings (loss) per share would have been:


(In thousands except per share amounts)                                                        1999           1998         1997
-------------------------------------------------------------------------------------- -------------- ------------- ------------
Net Income (Loss):
 As reported                                                                              $  (1,421)     $   3,273     $    (162)
 Pro forma                                                                                   (3,172)         2,218          (866)

Basic Earnings (Loss) per Share:
 As reported                                                                                   (.07)           .18           (.01)
 Pro forma                                                                                     (.16)           .12           (.05)

Diluted Earnings (Loss) per Share:
 As reported                                                                                   (.07)           .17           (.01)
 Pro forma                                                                                     (.16)           .12           (.05)


       Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to April 2, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

       The weighted average fair value per share of options granted was $1.45, $2.27, and $4.15 in fiscal 1999, 1998, and 1997, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                                                                               1999          1998          1997
-------------------------------------------------------------------------------------- ------------- -------------- ------------
Volatility                                                                                      28%           27%            29%
Risk-free Interest Rate                                                                        4.9%          5.6%           6.2%
Expected Life of Options                                                                  4.0 years     3.6 years      6.1 years


THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.     EMPLOYEE BENEFIT PLANS (CONTINUED)

       The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

401(k) SAVINGS PLAN

       The majority of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to this 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $650,000, $955,000, and $975,000 in fiscal 1999, 1998, and 1997, respectively.

OTHER RETIREMENT PLANS

        Certain of the Company's subsidiaries offer other retirement plans in lieu of participation in the Thermo Electron 401(k) savings plan. Company contributions to these plans are based on formulas determined by the Company. For these plans, the Company contributed and charged to expense $4,258,000, $3,585,000, and $2,872,000 in fiscal 1999, 1998, and 1997, respectively.

5.      INCOME TAXES

        The components of income (loss) before provision for income taxes and minority interest are:


(In thousands)                                                                                1999            1998          1997
------------------------------------------------------------------------------------ -------------- -------------- --------------
Domestic                                                                                 $     179      $   8,812      $   3,149
Foreign                                                                                       (987)          (298)        (3,440)
                                                                                         ---------      ---------      ---------

                                                                                         $    (808)     $   8,514      $    (291)
                                                                                         ---------      ---------      ---------
                                                                                         ---------      ---------      ---------

       The Company's foreign results of operations prior to fiscal 1998 include losses associated with its J. Amerika division, which was sold during the fourth quarter of fiscal 1997 (Note 3).

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.      INCOME TAXES (CONTINUED)

       The components of the provision for income taxes are:

(In thousands)                                                                                1999           1998           1997
------------------------------------------------------------------------------------ -------------- -------------- --------------
Currently Payable (Prepaid):
 Federal                                                                                  $  2,232       $  2,688      $   1,271
 State                                                                                       1,415          1,330          1,122
 Foreign                                                                                       (78)          (110)          (234)
                                                                                          --------       --------      ---------

                                                                                             3,569          3,908          2,159
                                                                                          --------       --------      ---------

Net Deferred (Prepaid):
 Federal                                                                                    (1,365)         1,035            389
 State                                                                                        (201)           203             88
 Foreign                                                                                      (217)             -           (931)
                                                                                          --------       --------      ---------

                                                                                            (1,783)         1,238           (454)
                                                                                          --------       --------      ---------

                                                                                          $  1,786       $  5,146      $   1,705
                                                                                          --------       --------      ---------
                                                                                          --------       --------      ---------



       The Company and its majority-owned subsidiaries receive a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $676,000, $928,000, and $659,000 in fiscal 1999, 1998, and 1997, respectively, of such benefits of the Company and its majority-owned subsidiaries that have been allocated to capital in excess of par value, directly or through the effect of majority-owned subsidiaries' equity transactions.

       The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 34% to income (loss) before provision for income taxes and minority interest due to:

(In thousands)                                                                                1999           1998           1997
------------------------------------------------------------------------------------ -------------- -------------- --------------
Provision (Benefit) for Income Taxes at Statutory Rate                                    $   (275)      $  2,895      $     (99)
Differences Resulting From:
 State income taxes, net of federal tax                                                        801          1,012            764
 Amortization and write-off of cost in excess of net assets of acquired
    companies                                                                                  898            739          1,344
 Gain on issuance of stock by subsidiary                                                         -              -           (501)
 Nondeductible expenses                                                                         90             64             62
 Dividend from less than 80%-owned subsidiary                                                  122            118            115
 Other, net                                                                                    150            318             20
                                                                                          --------       --------      ---------

                                                                                          $  1,786       $  5,146      $   1,705
                                                                                          --------       --------      ---------
                                                                                          --------       --------      ---------


THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.     INCOME TAXES (CONTINUED)

       Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of:

(In thousands)                                                                                               1999           1998
---------------------------------------------------------------------------------------------------- -------------- --------------
Prepaid Income Taxes:
 Accrued compensation                                                                                    $  2,315       $  2,220
 Reserves and accruals                                                                                      3,519          3,640
 Net operating loss and tax credit carryforward                                                             3,111          1,934
 Allowance for doubtful accounts                                                                              212           (137)
 Other                                                                                                        179              -
                                                                                                         --------       --------

                                                                                                            9,336          7,657
 Less:  Valuation allowance                                                                                 1,328            739
                                                                                                         --------       --------

                                                                                                         $  8,008       $  6,918
                                                                                                         --------       --------
                                                                                                         --------       --------

Deferred Income Taxes:
 Depreciation                                                                                            $  3,637       $  2,785
 Other deferred items                                                                                         (99)           116
                                                                                                         --------       --------

                                                                                                         $  3,538       $  2,901
                                                                                                         --------       --------
                                                                                                         --------       --------

       The valuation allowance relates to the uncertainty surrounding the realization of the tax benefits attributable primarily to state operating loss carryforwards. The valuation allowance increased in fiscal 1999 as a result of certain losses that arose during the year. Of the total fiscal 1999 valuation allowance, $168,000 will be used to reduce cost in excess of net assets of acquired companies when any portion of the related deferred tax asset is recognized.

       The Company has not recognized a deferred tax liability for the difference between the book basis and tax basis of its investment in the common stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings and gains on issuance of stock by subsidiaries) because the Company does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax-free.

       The net operating loss carryforward primarily consists of $10,600,000 of foreign carryforwards, which do not expire, and $11,050,000 of state carryforwards, substantially all of which expire in 2003.

6.     SHORT- AND LONG-TERM OBLIGATIONS

SHORT-TERM OBLIGATIONS

       Effective in fiscal 1999, Thermo EuroTech has an agreement with a wholly owned subsidiary of Thermo Electron under which Thermo EuroTech can borrow funds that bear interest at a rate based on the Netherlands market rates, set at the beginning of each month. At fiscal year-end 1999, $9,228,000 was outstanding under this arrangement, bearing interest at 4.00%. Borrowings under this overdraft facility are guaranteed by Thermo Electron. Available borrowings at fiscal year-end 1999 were $632,000.

       Prior to fiscal 1999, Thermo EuroTech had a line of credit, denominated in Dutch guilders, under which approximately $6,700,000 could be borrowed at the Dutch discount rate plus 125 basis points. At fiscal year-end 1998, $6,346,000 was outstanding under this arrangement, bearing interest at 4.02%.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.     SHORT- AND LONG-TERM OBLIGATIONS (CONTINUED)

       In addition, in fiscal 1998, Thermo EuroTech entered into a line of credit, denominated in Irish punts. Borrowings, which are due in February 2000, were $6,705,000 and $6,052,000 at fiscal year-end 1999 and 1998, respectively, bearing interest at 3.60% and 5.75%, respectively. There are no additional amounts available under this line of credit.

LONG-TERM OBLIGATIONS


(In thousands except per share amounts)                                                                       1999          1998
----------------------------------------------------------------------------------------------------- ------------- -------------
4 5/8% Subordinated Convertible Debentures, Due 2003, Convertible at $15.90 per Share
 (includes $515 held by Thermo Electron in fiscal 1999)                                                 $  111,850    $  111,850
4 7/8% Subordinated Convertible Debentures, Due May 2000, Convertible into Shares of
 ThermoRetec at $17.92 per Share (includes $4,180 and $3,000 held by Thermo Electron)                       37,950        37,950
2 1/2% Subordinated Convertible Debentures, Due 2001, Convertible into Shares of Thermo
 EuroTech (Delaware) Inc. at $5.25 per Share                                                                 6,999             -
Zero Coupon Promissory Note (Note 2)                                                                             -        13,939
6.25% Mortgage Loan, Payable in Monthly Installments of $9, With Balloon Payment in May
 1999                                                                                                        1,063         1,173
Mortgage Loan, Payable in Monthly Installments of $5, With Final Payment in 2003 (a)                           856           949
Other                                                                                                        1,584         2,050
                                                                                                        ----------    ----------

                                                                                                           160,302       167,911
Less:  Current Maturities                                                                                    1,685        14,767
                                                                                                        ----------    ----------

                                                                                                        $  158,617    $  153,144
                                                                                                        ----------    ----------
                                                                                                        ----------    ----------

(a) Bears interest at Prime Rate, which was 7.75% at April 3, 1999.

       During fiscal 1999, the Company reorganized the capital structure of Thermo EuroTech by offering shareholders the right to exchange their common shares in Thermo EuroTech for 2 1/2% subordinated convertible debentures due 2001 (the Debentures) issued by a new wholly owned Delaware subsidiary of the Company, known as Thermo EuroTech (Delaware) Inc. (TETD). As of October 31, 1998, when the exchange offer expired, 1,646,854 common shares had been exchanged by Thermo EuroTech's shareholders, subject to certain conditions, for Debentures having an aggregate principal amount equal to $6,999,000. The reacquisition of these shares was accounted for using the purchase method of accounting. The Debentures are not redeemable prior to maturity, and are convertible into common stock of TETD at an initial conversion price of $5.25 per share. The Debentures are guaranteed on a subordinated basis by Thermo Electron. Following the transaction, the Company owned 78% of Thermo EuroTech's outstanding common shares.

       The 4 5/8% and 4 7/8% subordinated convertible debentures are guaranteed on a subordinated basis by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantees. During fiscal 1999, none of the 4 5/8% debentures were converted into shares of the Company's common stock.

       The annual requirements for long-term obligations as of April 3, 1999, are $1,685,000 in fiscal 2000; $38,490,000 in fiscal 2001; $7,492,000 in fiscal
2002; $652,000 in fiscal 2003; $111,912,000 in fiscal 2004; and $71,000 in fiscal 2005 and thereafter. Total requirements of long-term obligations are $160,302,000. See Note 11 for information pertaining to the fair value of the Company's long-term obligations.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.     COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

       The Company leases land, office, operating facilities, and equipment under operating leases expiring at various dates through fiscal 2008. The accompanying statement of operations includes expenses from operating leases of $6,273,000, $5,822,000, and $5,424,000 in fiscal 1999, 1998, and 1997, respectively. Future minimum payments due under noncancelable operating leases at April 3, 1999, are $5,217,000 in fiscal 2000; $4,228,000 in fiscal 2001;
$3,030,000 in fiscal 2002; $1,625,000 in fiscal 2003; $427,000 in fiscal 2004;
and $311,000 in 2005 and thereafter. Total future minimum lease payments are $14,838,000. See Note 8 for an office and manufacturing facility leased from Thermo Electron.

CONTINGENCIES

       The Company is contingently liable with respect to lawsuits and other matters that arose in the ordinary course of business. In the opinion of management, these contingencies will not have a material adverse effect upon the financial position of the Company or its results of operations.

8.     RELATED-PARTY TRANSACTIONS

CORPORATE SERVICES AGREEMENT

       The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company currently pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In calendar 1997 and 1996, the Company paid an amount equal to 1.0% of the Company's revenues. For these services, the Company was charged $2,480,000, $2,845,000, and $2,785,000 in fiscal 1999, 1998, and 1997, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company. In fiscal 1999, Thermo Electron billed the Company an additional $157,000 for certain administrative services required by the Company that were not covered by the corporate services agreement.

DEVELOPMENT AGREEMENT

       The Company and Thermo Electron entered into a development agreement under which Thermo Electron agreed to fund up to $4,000,000 of the direct and indirect costs of the Company's development of soil-remediation centers. As of October 2, 1993, all such funding under this agreement was completed. In exchange for this funding, the Company granted Thermo Electron a royalty equal to approximately 3% of net revenues from soil-remediation services performed at the centers developed under the agreement. The royalty payments may cease if the amounts paid by the Company yield a certain internal rate of return to Thermo Electron on the funds advanced to the Company under the agreement. Two sites were developed under this agreement. The Company paid royalties of $186,000, $115,000, and $186,000 in fiscal 1999, 1998, and 1997, respectively, relating to this agreement, which are included in selling, general, and administrative expenses in the accompanying statement of operations.

OPERATING LEASE

       In addition to the operating leases discussed in Note 7, the Company leases an office and operating facility from Thermo Electron. The accompanying statement of operations includes expenses from this operating lease of $166,000 in fiscal 1999 and 1998 and $106,000 in fiscal 1997. The future minimum payments due under the lease as of April 3, 1999, are $166,000 in fiscal 2000 through 2005 and thereafter. Total future minimum lease payments are $996,000.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     RELATED-PARTY TRANSACTIONS (CONTINUED)

OTHER RELATED-PARTY TRANSACTIONS

       The Company purchases and sells products and services in the ordinary course of business with other companies affiliated with Thermo Electron. Sales of services to such affiliated companies totaled $379,000, $320,000, and $49,000 in fiscal 1999, 1998, and 1997, respectively. Purchases of products and services from such affiliated companies total $231,000, $938,000, and $455,000 in fiscal 1999, 1998, and 1997, respectively.

REPURCHASE AGREEMENTS

       The Company invests excess cash in repurchase agreements with Thermo Electron as discussed in Notes 1 and 19.

SHORT- AND LONG-TERM OBLIGATIONS

       See Note 6 for a description of short- and long-term obligations of the Company held by Thermo Electron.

9.     COMMON STOCK

       Put rights are attached to certain shares of Company common stock which were previously issued in connection with an acquisition. The put rights obligate the Company, at the holders' option, to purchase shares of the Company's common stock for $8.00 per share at any time through January 2002. At the time a holder elects to tender shares, the Company has the option to net cash settle the obligation in lieu of purchasing the shares. At April 3, 1999, put rights with respect to 423,854 shares were outstanding. During fiscal 1999, the Company repurchased 423,824 shares of common stock under such arrangements.

       At April 3, 1999, the Company had 700,500 warrants outstanding to purchase shares of its common stock, which are exercisable at prices ranging from $10.00 to $11.34 per share and expire in fiscal 2001. The warrants were issued in fiscal 1992 and 1993 in connection with private placements completed by three of ThermoRetec's soil-remediation subsidiaries.

       At April 3, 1999, the Company had reserved 9,926,347 unissued shares of its common stock for possible issuance under stock-based compensation plans, conversion of the 4 5/8% subordinated convertible debentures, and exercise of warrants.

10.    TRANSACTIONS IN STOCK OF SUBSIDIARIES

       During fiscal 1997, Thermo EuroTech sold 1,105,000 shares of its common stock in a private placement at $4.25 per share for net proceeds of $4,314,000, resulting in a gain of $1,475,000.

       Dividends declared by ThermoRetec were $2,610,000, $2,504,000, and $2,557,000 in fiscal 1999, 1998, and 1997, respectively. Dividends declared by ThermoRetec include $1,798,000, $1,736,000, and $1,694,000 in fiscal 1999, 1998, and 1997, respectively, that were allocated to the Company and reinvested in 611,957 shares, 254,833 shares, and 194,961 shares, respectively, of ThermoRetec's common stock pursuant to ThermoRetec's Dividend Reinvestment Plan.

       The Company's percentage ownership of its majority-owned subsidiaries at year end was:


                                                                                                  1999          1998         1997
------------------------------------------------------------------------------------------ ------------ ------------- ------------
ThermoRetec                                                                                        70%           69%           69%
Randers Killam (a)                                                                                 95%           53%          100%
Thermo EuroTech                                                                                    78%           56%           53%

(a) Upon issuance of 22,606,210 shares of Randers Killam common stock to the Company, as described in Note 3, the Company owned approximately 95% of Randers Killam outstanding common stock. Fiscal 1997 represents the Company's ownership of The Killam Group prior to its transfer to Randers in fiscal 1998.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The Company's financial instruments consist primarily of cash and cash equivalents, available-for-sale and held-to-maturity investments, accounts receivable, notes payable and current maturities of long-term obligations, accounts payable, due to parent company and affiliated companies, and long-term obligations. The carrying amounts of these financial instruments, with the exception of available-for-sale and held-to-maturity investments and long-term obligations, approximate fair value due to their short-term nature.

       Available-for-sale investments are carried at fair value in the accompanying fiscal 1998 balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments. Held-to-maturity investments are carried at amortized cost in the accompanying fiscal 1998 balance sheet. The fair values are disclosed on the accompanying balance sheet and were determined based on quoted market prices.

       The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year ends. The carrying amount and fair value of the Company's long-term obligations are:


                                                                                        1999                       1998
                                                                             -------------------------  --------------------------
                                                                                 Carrying         Fair      Carrying         Fair
(In thousands)                                                                     Amount        Value        Amount        Value
---------------------------------------------------------------------------- ------------- ------------ ------------- ------------
Subordinated Convertible Debentures                                           $   156,799   $  139,587   $   149,800   $   143,416
Other                                                                               1,818        1,818         3,344         3,344
                                                                              -----------   ----------   -----------   -----------

                                                                              $   158,617   $  141,405   $   153,144   $   146,760
                                                                              -----------   ----------   -----------   -----------
                                                                              -----------   ----------   -----------   -----------



12.    SIGNIFICANT CUSTOMERS

       During fiscal 1999, 1998, and 1997, revenues derived from U.S. government agencies accounted for 6%, 4%, and 13%, respectively, of the Company's total revenues.

13.    RESTRUCTURING COSTS

       During fiscal 1999, the Company recorded $10,217,000 of restructuring costs, which were accounted for in accordance with Emerging Issues Task Force Pronouncement 94-3. Of these restructuring costs, $9,176,000 was recorded by ThermoRetec in connection with the closure of two soil-recycling facilities. The costs include a $6,238,000 write-down of fixed assets to their estimated disposal value of $895,000 and a $1,884,000 write-off of intangible assets, including $715,000 of cost in excess of net assets of acquired companies, as well as $1,054,000 for ongoing lease costs and severance for 13 employees, 6 of whom were terminated in fiscal 1999. ThermoRetec closed one soil-recycling facility in March 1999 and is actively seeking a buyer for the second soil-recycling facility. If no buyer is found, ThermoRetec will close the facility. In addition, the Company recorded $1,041,000 of restructuring costs for abandoned-facility payments relating to the consolidation of the facilities of another business.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    RESTRUCTURING COSTS (CONTINUED)

       A summary of the changes in accrued restructuring costs, which are included in other accrued expenses in the accompanying balance sheet, is:


                                                                                                            Facility
(In thousands)                                                                               Severance         Costs       Total
----------------------------------------------------------------------------------------- ------------- ------------- -----------
BALANCE AT APRIL 4, 1998                                                                    $       -     $       -     $       -
 Provision charged to expense                                                                     213         1,882         2,095
 Usage                                                                                           (101)         (275)         (376)
                                                                                            ---------     ---------     ---------

BALANCE AT APRIL 3, 1999                                                                    $     112     $   1,607     $   1,719
                                                                                            ---------     ---------     ---------
                                                                                            ---------     ---------     ---------



       During fiscal 1997, ThermoRetec recorded $7,800,000 of restructuring costs to write-down certain capital equipment and intangible assets in response to a severe downturn in its soil-recycling business, which resulted in the closure of two soil-remediation sites. The charge included a $2,206,000 write-down of cost in excess of net assets of acquired companies, which was nondeductible for tax purposes. In addition, the Company's analysis indicated that the future undiscounted cash flows from certain other soil-remediation sites that remained open would be insufficient to recover ThermoRetec's investment in these business units, thus requiring a write-down of certain assets, which is also included in the $7,800,000 charge.

       In May 1999, the Company announced certain other restructuring actions (Note 19).

14.    SUPPLEMENTAL CASH FLOW INFORMATION


(In thousands)                                                                                    1999          1998        1997
----------------------------------------------------------------------------------------- ------------- ------------- -----------
Cash Paid For:
 Interest                                                                                   $    8,244    $   10,363    $  10,255
 Income taxes                                                                               $    3,025    $    4,041    $   1,958

Noncash Activities:
 Fair value of assets of acquired companies                                                 $      643    $   29,477    $  12,996
 Cash paid for acquired companies                                                                 (643)      (14,765)      (5,465)
 Issuance of notes payable for acquired company                                                      -             -       (1,300)
 Issuance of subsidiary common stock for acquired companies                                          -        (3,125)      (2,006)
                                                                                            ----------    ----------    ---------

      Liabilities assumed of acquired companies                                             $        -    $   11,587    $   4,225
                                                                                            ----------    ----------    ---------
                                                                                            ----------    ----------    ---------
 Issuance of subsidiary subordinated convertible debentures in exchange for
    subsidiary common stock (Note 6)                                                        $    6,999    $        -    $       -

 Conversions of subordinated convertible debentures                                         $        -    $   13,220    $   4,812

 Company common stock received in settlement of a note receivable                           $      668    $        -    $       -

 Notes receivable received upon sale of business (Note 3)                                   $        -    $    2,881    $       -


THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.    BUSINESS SEGMENT INFORMATION

       The Company organizes and manages its businesses by individual functional operating entity. The Company has combined its operating entities into four segments: Environmental-liability Management, Engineering and Design, Laboratory Testing, and Metal Treating. In classifying entities into a particular segment, the Company aggregates businesses with similar economic characteristics, services, methods of providing services, customers, and regulatory environments.

       The Environmental-liability Management segment is a national provider of environmental-liability and resource-management services, offering these and related consulting services in four areas: consulting and engineering, nuclear remediation, soil remediation, and fluids recycling.

       The Engineering and Design segment provides comprehensive engineering and outsourcing services such as water and wastewater treatment, process engineering and construction, highway and bridge engineering, and infrastructure engineering. In addition, this segment provides consulting services that address natural resource management issues.

       The Laboratory Testing segment operates analytical laboratories that provide environmental- and pharmaceutical-testing services.

       The Metal Treating segment performs metallurgical processing services using thermal-treatment equipment. Until the October 1997 sale of its equipment division (Note 3), this segment also designed, manufactured, and installed advanced custom-engineered, thermal-processing systems.


(In thousands)                                                                                     1999        1998          1997
-------------------------------------------------------------------------------------------- ----------- ------------ -----------
Revenues:
 Environmental-liability Management (a)                                                      $  159,094  $  141,115   $   126,811
 Engineering and Design (b)                                                                      91,839      84,566        74,832
 Laboratory Testing (c)                                                                          40,523      37,485        35,431
 Metal Treating                                                                                  19,274      36,618        44,342
 Intersegment sales elimination (d)                                                                (691)       (998)       (2,913)
                                                                                             ----------  -----------    ---------

                                                                                             $  310,039  $  298,786     $ 278,503
                                                                                             ----------  -----------    ---------
                                                                                             ----------  -----------    ---------

Income (Loss) Before Provision for Income Taxes and Minority Interest:
 Environmental-liability Management (e)                                                      $   (3,644) $     (454)  $    (6,254)
 Engineering and Design (f)                                                                       4,406       6,303         6,689
 Laboratory Testing                                                                               5,206       4,363         1,494
 Metal Treating                                                                                   2,493       4,278         4,326
 Corporate (g)                                                                                   (2,473)     (2,756)       (3,626)
                                                                                             ----------  ----------   -----------

 Total operating income                                                                           5,988      11,734         2,629
 Interest and other expense, net                                                                 (6,796)     (3,220)       (2,920)
                                                                                             ----------  ----------   -----------

                                                                                             $     (808) $    8,514   $      (291)
                                                                                             ----------  ----------   -----------
                                                                                             ----------  ----------   -----------

Total Assets:
 Environmental-liability Management                                                         $   169,956  $  166,925   $   150,362
 Engineering and Design                                                                         106,301     102,394        85,679
 Laboratory Testing                                                                              48,434      43,557        39,795
 Metal Treating                                                                                  11,509      12,795        34,338
 Corporate (h)                                                                                   15,498      34,855        83,610
                                                                                             ----------  ----------   -----------

                                                                                            $   351,698  $  360,526   $   393,784
                                                                                             ----------  ----------   -----------
                                                                                             ----------  ----------   -----------


THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



15.    BUSINESS SEGMENT INFORMATION (CONTINUED)


(In thousands)                                                                                   1999         1998          1997
----------------------------------------------------------------------------------------- ------------ ------------- -----------
Depreciation and Amortization:
 Environmental-liability Management                                                          $  9,245      $ 7,672      $  7,049
 Engineering and Design                                                                         3,117        3,003         2,245
 Laboratory Testing                                                                             3,527        2,865         2,484
 Metal Treating                                                                                   834        1,007         1,089
 Corporate                                                                                        100          237            33
                                                                                             --------      -------      --------

                                                                                             $ 16,823      $14,784      $ 12,900
                                                                                             --------      -------      --------
                                                                                             --------      -------      --------

Capital Expenditures:
 Environmental-liability Management                                                          $  8,385      $ 8,916      $  9,008
 Engineering and Design                                                                         1,632        1,759         1,157
 Laboratory Testing                                                                             6,463        7,018         3,321
 Metal Treating                                                                                 1,053          764         1,839
 Corporate                                                                                       (118)           3           101
                                                                                             --------      -------      --------

                                                                                             $ 17,415      $18,460      $ 15,426
                                                                                             --------      -------      --------
                                                                                             --------      -------      --------



(a) Includes intersegment sales of $7,000, $82,000, and $1,799,000 in fiscal 1999, 1998, and 1997, respectively.

(b) Includes intersegment sales of $60,000, $73,000, and $4,000 in fiscal 1999, 1998, and 1997, respectively.

(c) Includes intersegment sales of $624,000, $843,000, and $1,110,000 in fiscal 1999, 1998, and 1997, respectively.

(d) Intersegment sales are accounted for at prices that are representative of transactions with unaffiliated parties.

(e) Includes restructuring costs of $9,176,000 and $7,800,000 in fiscal 1999 and 1997, respectively (Note 13). In addition, fiscal 1997 includes loss on sale of of $1,482,000 (Note 3).

(f) Includes restructuring costs of $1,023,000 in fiscal 1999 (Note 13).

(g) Primarily general and administrative expenses.

(h) Primarily cash, cash equivalents, and available-for-sale investments.

16.    EARNINGS (LOSS) PER SHARE

       Basic and diluted earnings (loss) per share were calculated as follows:


(In thousands except per share amounts)                                                          1999          1998         1997
----------------------------------------------------------------------------------------- ------------- ------------ ------------
BASIC
Net Income (Loss)                                                                            $ (1,421)     $  3,273     $   (162)
                                                                                             --------      --------     --------

Weighted Average Shares                                                                        19,402        18,700       18,090
                                                                                             --------      --------     --------

Basic Earnings (Loss) per Share                                                              $   (.07)     $    .18     $    (.01)
                                                                                             --------      --------     --------
                                                                                             --------      --------     --------


THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.    EARNINGS (LOSS) PER SHARE (CONTINUED)


(In thousands except per share amounts)                                                           1999          1998        1997
----------------------------------------------------------------------------------------- ------------- ------------- -----------
DILUTED
Net Income (Loss)                                                                           $  (1,421)    $   3,273     $    (162)
Effect of Majority-owned Subsidiaries' Dilutive Securities                                         (2)          (13)            -
                                                                                            ---------     ---------     ---------

Income (Loss) Available to Common Shareholders, as Adjusted                                 $  (1,423)    $   3,260     $    (162)
                                                                                            ---------     ---------     ---------

Weighted Average Shares                                                                        19,402        18,700        18,090
Effect of Stock Options                                                                             -           278             -
                                                                                            ---------     ---------     ---------

Weighted Average Shares, as Adjusted                                                           19,402        18,978        18,090
                                                                                            ---------     ---------     ---------

Diluted Earnings (Loss) per Share                                                           $    (.07)    $      .17    $   (.01)
                                                                                            ---------     ---------     ---------
                                                                                            ---------     ---------     ---------



       The computation of diluted earnings (loss) per share for each period excludes the effect of assuming the exercise of certain outstanding stock options, warrants, and put rights because the effect would be antidilutive. As of April 3, 1999, there were 2,464,925 of such options and warrants outstanding, with exercise prices ranging from $4.16 to $11.34 per share. As of April 3, 1999, put rights with respect to an aggregate 423,854 shares were outstanding. The put rights obligate the Company, at the holder's option, to purchase shares of the Company's common stock for $8.00 per share.

       In addition, the computation of diluted earnings (loss) per share for each period excludes the effect of assuming the conversion of convertible obligations because the effect would be antidilutive. As of April 3, 1999, the calculation excluded $111,850,000 principal amount of 4 5/8% subordinated convertible debentures, convertible at $15.90 per share.

17.    PROPOSED REORGANIZATION

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company, ThermoRetec, and Randers Killam would be merged into Thermo Electron. As a result, all three companies would become wholly owned subsidiaries of Thermo Electron. The public shareholders of all three companies would receive common stock in Thermo Electron in exchange for their shares. The completion of these transactions is subject to numerous conditions, including the establishment of prices and exchange ratios; confirmation of anticipated tax consequences; the approval of the Board of Directors of ThermoRetec and Randers Killam; the negotiation and execution of definitive merger agreements; the receipt of fairness opinions from investment banking firms that the transactions are fair to the Company's and subsidiaries' shareholders (other than the Company and Thermo Electron) from a financial point of view; the approval of the Company's Board of Directors, including its independent directors; and completion of review by the Securities and Exchange Commission of any necessary documents regarding the proposed transactions.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


18.    UNAUDITED QUARTERLY INFORMATION

(In thousands except per share amounts)


1999                                                                                   First   Second (a)       Third      Fourth
------------------------------------------------------------------------------ --------------------------- ----------- -----------
Revenues                                                                         $  76,693    $  77,177     $  80,400    $  75,769
Gross Profit                                                                        15,648       15,143        15,851       15,787
Net Income (Loss)                                                                    1,001       (3,696)          771          503
Basic and Diluted Earnings (Loss) per Share                                            .05         (.19)          .04          .03

1998                                                                                 First        Second    Third (b)      Fourth
------------------------------------------------------------------------------ ------------ ------------- ------------ -----------

Revenues                                                                         $  72,519    $  81,161     $  73,875    $  71,231
Gross Profit                                                                        14,568       15,485        14,001        9,621
Net Income (Loss)                                                                    1,332        1,567         1,656       (1,282)
Earnings (Loss) per Share:
 Basic                                                                                 .08          .09           .09         (.07)
 Diluted                                                                               .07          .08           .09         (.07)

(a) Reflects a pretax charge of $10,217,000 for restructuring costs.
(b) Reflects a pretax gain of $3,012,000 from ThermoRetec's sale of its investment in a joint venture.

19.    SUBSEQUENT EVENTS

RESTRUCTURING ACTIONS

       In May 1999, the Company announced the planned sale of several businesses by its majority-owned subsidiaries. These include the following:

       -- The used-oil processing business by Thermo EuroTech.

       -- Three soil-recycling facilities by ThermoRetec.

       -- The businesses of BAC Killam Inc., the Randers division, and E3-Killam
          Inc. by Randers Killam.

       In connection with these actions, the Company expects to incur approximately $65 million in pretax charges, primarily during the first quarter of fiscal 2000. These charges primarily represent the excess of book value of the businesses to be sold over the estimated proceeds from the sale. As a result of the sale of the businesses, the Company also expects to incur costs for ongoing lease obligations, severance, and other exit costs, which have been provided for in the estimate of $65 million. Revenues and operating loss from these businesses aggregated $49,627,000 and $112,000, respectively, in fiscal 1999.

CASH MANAGEMENT ARRANGEMENT

       Effective June 1, 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement (Note 1). Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. The Company will report amounts invested in this arrangement as "advance to affiliate" in its balance sheet, beginning in the first quarter of fiscal 2000.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Thermo TerraTech Inc.:

       We have audited the accompanying consolidated balance sheet of Thermo TerraTech Inc. (a Delaware corporation and an 87%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of April 3, 1999, and April 4, 1998, and the related consolidated statements of operations, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended April 3, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo TerraTech Inc. and subsidiaries as of April 3, 1999, and April 4, 1998, and the results of their operations and their cash flows for each of the three years in the period ended April 3, 1999, in conformity with generally accepted accounting principles.



                                                            Arthur Andersen LLP



Boston, Massachusetts
May 11, 1999 (except with respect
to the matters discussed in Note 19,
as to which the date is June 1, 1999)

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Forward-looking Statements."

OVERVIEW

       The Company provides industrial outsourcing services and manufacturing support encompassing a broad range of specializations. The Company operates in four segments: environmental-liability management, engineering and design, laboratory testing, and metal treating.

ENVIRONMENTAL-LIABILITY MANAGEMENT

        The Company's majority-owned ThermoRetec Corporation subsidiary is a national provider of environmental-liability and resource-management services. ThermoRetec offers these and related consulting services in four areas: consulting and engineering, nuclear remediation, soil remediation, and fluids recycling. The Company's majority-owned Thermo EuroTech N.V. subsidiary, located in the Netherlands, specializes in converting "off-spec" and contaminated petroleum fluids into useable oil products. Thermo EuroTech also provides in-plant waste management and recycling services through its Ireland-based Green Sunrise Holdings Ltd. subsidiary, acquired in February 1998. Through December 1996, this segment also included the results of the Company's J. Amerika division, an underground tank and groundwater treatment services company.

ENGINEERING AND DESIGN

       The Company's majority-owned The Randers Killam Group Inc. subsidiary provides comprehensive engineering and outsourcing services such as water and wastewater treatment, process engineering and construction, highway and bridge engineering, and infrastructure engineering. The Company's wholly owned Normandeau Associates Inc. subsidiary provides consulting services that address natural resource management issues.

LABORATORY TESTING

       The Company's wholly owned Thermo Analytical Inc. subsidiary operates analytical laboratories that provide environmental- and pharmaceutical-testing services, primarily to commercial clients throughout the U.S.

METAL TREATING

       The Company performs metallurgical processing services using thermal-treatment equipment at locations in California, Minnesota, and Wisconsin. Until the October 1997 sale of its equipment division located in Michigan (Note 3), the Company also designed, manufactured, and installed advanced custom-engineered, thermal-processing systems.

       In May 1999, the Company announced the planned sale of several businesses by its majority-owned subsidiaries. These include the used-oil processing business by Thermo EuroTech; three soil-recycling facilities by ThermoRetec; and the businesses of BAC Killam Inc., the Randers division, and E3-Killam Inc. by Randers Killam. In connection with these actions, the Company expects to incur approximately $65 million in pretax charges, primarily during the first quarter of fiscal 2000. These charges primarily represent the excess of book value of the businesses to be sold over the estimated proceeds from the sale. As a result of the sale of the businesses, the Company also expects to incur costs for ongoing lease obligations, severance, and other exit costs, which have been provided for in the estimate of $65 million. Revenues and operating loss from these businesses aggregated $49.6 million and $0.1 million, respectively, in fiscal 1999.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998

       Total revenues were $310.0 million in fiscal 1999, compared with $298.8 million in fiscal 1998. Metal Treating segment revenues decreased to $19.3 million in fiscal 1999 from $36.6 million in fiscal 1998, due to the sale of the Company's thermal-processing equipment business in October 1997, which contributed revenues of $17.3 million in fiscal 1998 (Note 3). Revenues from the Environmental-liability Management segment increased 13% to $159.1 million in fiscal 1999 from $141.1 million in fiscal 1998. Excluding intrasegment sales, revenues at ThermoRetec increased to $141.6 million in fiscal 1999 from $127.1 million in fiscal 1998, primarily due to $8.6 million of higher revenues from consulting and engineering services at RETEC and, to a lesser extent, the inclusion of $6.2 million of revenues from businesses acquired in fiscal 1998. Revenues from ThermoRetec's soil-remediation services increased $6.4 million in fiscal 1999, resulting from higher volumes of soil processed. These increases were offset in part by a decrease in revenues resulting from a decline in the number of contracts in process at ThermoRetec's eastern construction operations. Revenues from Thermo EuroTech increased $3.5 million to $17.5 million due to the inclusion for the full fiscal 1999 period of revenues from Green Sunrise, which was acquired in February 1998 and added incremental revenues of $6.4 million, offset in part by a decrease in sales of useable oil products. Revenues from the Engineering and Design segment increased to $91.8 million in fiscal 1999 from $84.6 million in fiscal 1998, primarily due to increased revenues from two construction and labor management contracts, which are expected to be completed by the end of the first quarter of fiscal 2000. Engineering and Design segment revenues also increased $3.5 million due to the inclusion for the full fiscal 1999 period of revenues from Randers, acquired May 1997. Revenues from the Laboratory Testing segment increased to $40.5 million in fiscal 1999 from $37.5 million in fiscal 1998 due to higher demand.

       The gross profit margin increased to 20% in fiscal 1999 from 18% in fiscal 1998. The gross profit margin from the Environmental-liability Management segment increased in fiscal 1999 primarily due to a reduction of losses on certain remedial-construction contracts, higher utilization of billable personnel, and higher volumes of soil processed at RETEC and, to a lesser extent, higher gross profit margin at Thermo EuroTech due to the inclusion of higher-margin revenue at Green Sunrise. The gross profit margin from the Engineering and Design segment decreased in fiscal 1999, primarily due to a change in the mix of contracts.

       Selling, general, and administrative expenses as a percentage of revenues increased slightly to 15% in fiscal 1999 from 14% in fiscal 1998, primarily due to the absence in fiscal 1999 of lower relative expenses at the Company's Metal Treating segment due to the fiscal 1998 sale of the thermal-processing equipment business and higher relative expenses at Green Sunrise, which was acquired in February 1998. In addition, selling, general, and administrative expenses at the Environmental-liability Management segment increased due to higher provisions for uncollectible accounts, increased administrative costs associated with ThermoRetec's name change, higher insurance costs, and inclusion for the full period of expenses from acquired businesses.

       During fiscal 1999, the Company recorded $10.2 million of restructuring costs. Of these restructuring costs, $9.2 million was recorded by ThermoRetec in connection with the closure of two soil-recycling facilities. The costs include a write-down of fixed assets to their estimated disposal value and a write-off of intangible assets, including cost in excess of net assets of acquired companies, as well as other closure costs. The closure was in response to changes in market conditions, which resulted in lower-priced disposal alternatives. These facilities reported aggregated revenues and operating losses of $2.2 million and $0.8 million, respectively, in fiscal 1998, and aggregated revenues and operating losses prior to the decision to close the facilities of $1.8 million and $0.1 million, respectively, in fiscal 1999. In addition, the Company recorded $1.0 million of restructuring costs for abandoned-facility payments relating to the consolidation of the facilities of another business (Note 13).

       Interest income decreased to $2.2 million in fiscal 1999 from $4.2 million in fiscal 1998, primarily as a result of lower average invested cash balances. Interest expense decreased to $9.0 million in fiscal 1999 from $10.8 million in fiscal 1998, primarily due to the repayment of a note payable in February and May 1998, the repayment of a

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998 (CONTINUED)

promissory note to Thermo Electron Corporation, and the conversion of the Company's 6 1/2% subordinated convertible debentures during fiscal 1998, offset in part by increased borrowings at Thermo EuroTech during fiscal 1999 and the issuance of $7.0 million principal amount of 2 1/2% convertible subordinated debentures due 2001 (Note 6).

       Equity in earnings of unconsolidated subsidiary in fiscal 1998 represented ThermoRetec's proportionate share of income from a joint venture. Gain on sale of unconsolidated subsidiary in fiscal 1998 resulted from ThermoRetec's sale of its interest in this joint venture (Note 3).

       The Company recorded income tax expense of $1.8 million in fiscal 1999 on a pretax loss primarily due to the effect of nondeductible amortization and write off of cost in excess of net assets of acquired companies. The effective tax rate in fiscal 1998 was 60%. This rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and the nondeductible amortization of cost in excess of net assets of acquired companies.

       The Company recorded minority interest income of $1.2 million in fiscal 1999, compared with minority interest expense of $0.1 million in fiscal 1998, primarily due to the effect of a net loss at ThermoRetec in fiscal 1999.

FISCAL 1998 COMPARED WITH FISCAL 1997

       Total revenues increased 7% to $298.8 million in fiscal 1998 from $278.5 million in fiscal 1997. Revenues from the Environmental-liability Management segment increased 11% to $141.1 million in fiscal 1998 from $126.8 million in fiscal 1997. Excluding intrasegment sales, revenues at ThermoRetec increased to $127.1 million in fiscal 1998 from $114.8 million in fiscal 1997, primarily due to the inclusion of $20.1 million of revenues from acquired businesses and, to a lesser extent, increased revenues from construction, consulting, and engineering services at RETEC. These increases were offset in part by an $11.1 million decrease in revenues resulting from a decline in the number of contracts in process at ThermoRetec's eastern construction operations. Revenues from soil-remediation services decreased $3.5 million, resulting from the closure of two sites, as well as heavy rains, which unfavorably affected operations at certain west coast sites, and, to a lesser extent, competitive pricing pressures. Revenues from Thermo EuroTech increased 17% to $14.0 million, primarily due to increased revenues relating to contracts to process oil-based muds and perform soil-remediation services overseas and the inclusion of $1.2 million of revenues from Green Sunrise, acquired in February 1998, offset in part by a decrease in revenues as a result of the sale of the Company's J. Amerika division in the fourth quarter of fiscal 1997 (Note 3). Revenues from the Engineering and Design segment increased to $84.6 million in fiscal 1998 from $74.8 million in fiscal 1997. The inclusion of an aggregate of $15.0 million of revenues from CarlanKillam Consulting Group, Inc. and Randers, acquired in November 1996 and May 1997, respectively, was offset in part by a decrease in revenues due to the completion of two major contracts in fiscal 1997. Revenues from the Laboratory Testing segment increased to $37.5 million in fiscal 1998 from $35.4 million in fiscal 1997 due to higher demand. Metal Treating segment revenues decreased to $36.6 million in fiscal 1998 from $44.3 million in fiscal 1997, primarily due to the sale of the Company's thermal-processing equipment business in October 1997 (Note 3), offset in part by an increase in demand for the Company's metallurgical-processing services in fiscal 1998.

       The gross profit margin remained constant at 18% in fiscal 1998 and 1997. The gross profit margin for the Laboratory Testing segment increased in fiscal 1998 due to lower margins in fiscal 1997 as a result of costs incurred related to efforts to eliminate redundant capabilities at regional laboratories. The gross profit margin from the Environmental-liability Management segment decreased in fiscal 1998 primarily due to losses on certain remedial-construction contracts at ThermoRetec's eastern construction operations as a result of poorly bid and executed contracts, and an increase in lower-margin revenues at ReTec, offset in part by increased margins at Thermo EuroTech due to a shift to higher-margin contracts in fiscal 1998.

       Selling, general, and administrative expenses as a percentage of revenues remained constant at 14% in fiscal 1998 and 1997. Selling, general, and administrative expenses increased primarily due to the inclusion of costs from acquired companies.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1998 COMPARED WITH FISCAL 1997 (CONTINUED)

       Restructuring and nonrecurring items of $9.3 million in fiscal 1997 includes a charge at ThermoRetec of $7.8 million to write down certain capital equipment and intangible assets in response to a severe downturn in its soil-recycling business, which resulted in the closure of two soil-remediation sites. The charge included a $2.2 million write-down of cost in excess of net assets of acquired companies, which was nondeductible for tax purposes. In addition, the Company's analysis indicated that the future undiscounted cash flows from certain other soil-remediation sites that remained open would be insufficient to recover ThermoRetec's investment in these business units, thus requiring a write-down of certain assets, which is included in the $7.8 million charge. In addition, restructuring and nonrecurring items in fiscal 1997 includes a $1.5 million loss on the sale of the Company's J. Amerika division (Note 3).

       Interest income decreased to $4.2 million in fiscal 1998 from $7.3 million in fiscal 1997 as a result of lower average investment balances following the repayment of a $38.0 million promissory note to Thermo Electron, the repurchase of Company and subsidiary common stock, as well as cash expended for acquisitions. These decreases were offset in part by cash received from the sale of the Company's thermal-processing equipment business and ThermoRetec's interest in a joint venture (Note 3). Interest expense decreased to $10.8 million in fiscal 1998 from $12.9 million in fiscal 1997, primarily due to the repayment of a promissory note to Thermo Electron and the conversion of the Company's 6 1/2% subordinated convertible debentures during fiscal 1998.

       The Company adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. The Company believes that this strategy provides additional motivation and incentives for the management of the subsidiaries through the establishment of subsidiary-level stock option incentive programs, as well as capital to support the subsidiaries' growth. As a result of the issuance of common stock by Thermo EuroTech in fiscal 1997, the Company recorded a gain of $1.5 million. This gain represents an increase in the Company's net investment in the subsidiary and is classified as gain on issuance of stock by subsidiary in the accompanying statement of operations. The Company does not expect to have transactions that will result in such gains in the future.

       Equity in earnings of unconsolidated subsidiary represents ThermoRetec's proportionate share of income from a joint venture. Gain on sale of unconsolidated subsidiary in fiscal 1998 resulted from ThermoRetec's sale of its interest in this joint venture (Note 3).

       The effective tax rates in fiscal 1998 and 1997 exceeded the statutory federal income tax rate primarily due to the nondeductible amortization of cost in excess of net assets of acquired companies and the impact of state income taxes. The effective tax rate in fiscal 1997 was reduced by the effect of a nontaxable gain on issuance of stock by subsidiary.

       The Company recorded minority interest expense of $0.1 million in fiscal 1998, compared with minority interest income of $1.8 million in fiscal 1997, primarily due to higher earnings from the Company's majority-owned subsidiaries and the inclusion of minority interest expense associated with Randers (Note 3).

LIQUIDITY AND CAPITAL RESOURCES

       Consolidated working capital was $67.0 million at April 3, 1999, compared with $69.3 million at April 4, 1998. Cash, cash equivalents, and available-for-sale investments were $43.0 million at April 3, 1999, compared with $36.7 million at April 4, 1998. Of the $43.0 million balance at April 3, 1999, $37.6 million was held by the Company's majority-owned subsidiaries and the remainder was held by the Company and its wholly owned subsidiaries. During fiscal 1999, $29.9 million of cash was provided by operating activities. During this period, $7.7 million of cash was provided by an increase in other current liabilities due to increased subcontract work at Randers Killam, as well as the timing of payments, including restructuring costs (Note 13). This effect was offset in part by an increase in unbilled contract costs and fees of $1.5 million, primarily due to the timing of billings on certain contracts.

       Excluding available-for-sale and held-to-maturity investment activity, the Company's investing activities in fiscal 1999 primarily consisted of capital additions. The Company expended $17.4 million for purchases of property, plant, and equipment in fiscal 1999 and expects to spend approximately $13.0 million for capital additions during fiscal 2000.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

       The Company's financing activities used cash of $18.5 million in fiscal 1999. During fiscal 1999, the Company repaid notes payable totaling $14.7 million. In October 1998, the Company, through Thermo EuroTech (Delaware) Inc., issued $7.0 million principal amount of 2 1/2% subordinated convertible debentures due 2001 in exchange for 1,646,854 common shares of the Company's Thermo EuroTech N.V. subsidiary (Note 6). During fiscal 1999, the Company used cash of $3.4 million to repurchase Company common stock pursuant to certain put rights on shares issued in connection with an acquisition. The Company has cash obligations to purchase additional shares under such arrangement aggregating $3.4 million through fiscal 2002 (Note 9).

       The Company generally expects to have positive cash flow from its existing operations. Although the Company does not presently intend to actively seek to acquire additional businesses in the near future, it may acquire one or more complimentary businesses if they are presented to the Company on terms the Company believes to be attractive. Such acquisitions may require significant amounts of cash. In addition, ThermoRetec's $38.0 million principal amount
4 7/8% subordinated convertible debentures mature on May 1, 2000. The maturity of ThermoRetec's debentures could adversely affect the Company's liquidity in the first quarter of fiscal 2001. The Company expects that it will finance any such acquisitions and the redemption of such debentures through a combination of internal funds and/or short-term borrowings from Thermo Electron, although it has no agreement with Thermo Electron to ensure that funds will be available on acceptable terms or at all. Except as described in this paragraph with respect to ThermoRetec's debentures, the Company believes that its existing resources are sufficient to meet the capital requirements of its existing businesses for the foreseeable future.

MARKET RISK

       The Company is exposed to market risk from changes in interest rates, foreign currency exchange rates, and equity prices, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.

FOREIGN CURRENCY EXCHANGE RATES

       The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term. The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in Dutch guilders. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is reflected in the "Accumulated other comprehensive items" component of shareholders' investment. A 10% depreciation in fiscal year-end 1999 functional currencies, relative to the U.S. dollar, would result in a $1.1 million reduction of shareholders' investment.

EQUITY PRICES

       The Company's and its subsidiaries' subordinated convertible debentures are sensitive to fluctuations in the price of Company or subsidiary common stock into which the debentures are convertible. Changes in equity prices would result in changes in the fair value of the Company's and its subsidiaries' subordinated convertible debentures due to the difference between the current market price and the market price at the date of issuance of the debentures. A 10% increase in fiscal year-end 1999 market equity prices would result in a negative impact to the Company of $1.0 million on the fair value of its subordinated convertible debentures.

INTEREST RATES

       The Company's subordinated convertible debentures are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of the Company's and its subsidiaries' subordinated convertible debentures due to the difference between the market interest rate and the rate at the date of issuance of the debentures. A 10% decrease in fiscal year-end 1999 market interest rates would result in a negative impact to the Company of $0.2 million on the fair value of its subordinated convertible debentures.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


MARKET RISK (CONTINUED)

       The Company's cash, cash equivalents, and variable-rate short- and long-term obligations are sensitive to changes in interest rates. Interest rate changes would result in a change in interest income and expense due to the difference between the current interest rates on cash, cash equivalents, and the variable-rate short- and long-term obligations and the rate that these financial instruments may adjust to in the future. A 10% decrease in fiscal year-end 1999 interest rates would result in a negative impact of $0.1 million on the Company's net income.

YEAR 2000

       The following constitutes a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. The Company continues to assess the potential impact of the year 2000 date recognition issue on the Company's internal business systems, services, and operations. The Company's year 2000 initiatives include (i) testing and upgrading significant information technology systems and facilities; (ii) assessing the year 2000 readiness of its key suppliers and vendors; and (iii) developing a contingency plan.

THE COMPANY'S STATE OF READINESS

       The Company has implemented a compliance program to ensure that its critical information technology systems and facilities will be ready for the year 2000. The first phase of the program, testing and evaluating the Company's critical information technology systems and facilities for year 2000 compliance, has largely been completed. During phase one, the Company tested and evaluated its significant computer systems, software applications, and related equipment for year 2000 compliance. The Company also evaluated the potential year 2000 impact on its critical facilities. The Company's efforts included testing the year 2000 readiness of the utility and telecommunications systems at its critical facilities. The Company is currently in phase two of its program, during which any noncompliant systems or facilities that were identified during phase one are prioritized and remediated. Based on its evaluations of its critical facilities, the Company does not believe that any material upgrades or modifications are required. The Company is currently upgrading or replacing its material noncompliant information technology systems, and this process was approximately 80% complete as of April 3, 1999. In many cases, such upgrades or replacements are being made in the ordinary course of business, without accelerating previously scheduled upgrades or replacements. The Company expects that all of its material information technology systems and critical facilities will be year 2000 compliant by October 1999.

       The Company is in the process of identifying and assessing the year 2000 readiness of key suppliers and vendors that are believed to be significant to the Company's business operations. As part of this effort, the Company has developed and is distributing questionnaires relating to year 2000 compliance to its significant suppliers and vendors. To date, no significant supplier or vendor has indicated that its business operations will be materially disrupted by the year 2000 issue. The Company has started to follow up with significant suppliers and vendors that have not responded to the Company's questionnaires. The Company has not completed the majority of its assessment of third-party risk, but expects to be substantially completed by October 1999.

CONTINGENCY PLAN

       The Company is developing a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems. This plan may include identifying manual or backup systems in the event of a failure of the Company's material information technology systems. As the Company continues to evaluate the year 2000 readiness of its business systems and facilities and significant suppliers and vendors, it will modify and adjust its contingency plan as may be required.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


YEAR 2000 (CONTINUED)

ESTIMATED COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES

       The Company had incurred third-party expenses (external costs) related to year 2000 issues of approximately $325,000 as of April 3, 1999, and the total external costs of year 2000 remediation are expected to be approximately $620,000. All of the external costs incurred as of April 3, 1999, were spent on testing and upgrading information technology systems. In fiscal year 1999, an immaterial amount of the Company's total information technology budget was spent on year 2000 issues. All internal costs and related external costs, other than capital additions, related to year 2000 remediation have been and will continue to be expensed as incurred.

       The Company does not track the internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems group.

REASONABLY LIKELY WORST CASE SCENARIO

       At this point in time, the Company is not able to determine the most reasonably likely worst case scenario to result from the year 2000 issue. One possible worst case scenario would be that the Company experiences year 2000 problems in its material information technology systems that cause the Company to be unable to access data, to process transactions, and to maintain accurate books and records. In such an event, the Company's operations could be delayed or temporarily shut down, and it could be unable to meet its obligations to customers in a timely fashion. The Company's business, operations, and financial condition could be adversely affected in amounts that cannot be reasonably estimated at this time.

RISKS OF THE COMPANY'S YEAR 2000 ISSUES

       While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays. Some services provided by the Company involve the delivery to clients of third-party software and hardware. In addition, certain older third-party products, which the Company no longer uses in providing its services to clients, may not be year 2000 compliant, which may expose the Company to claims. As discussed above, if any of the Company's key suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a material adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

       In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 2000 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

       DEPENDENCE ON ENVIRONMENTAL REGULATION. Federal, state, and local environmental laws govern each of the markets in which the Company conducts business, as well as many of the Company's operations. The markets for many of the Company's services, including industrial-remediation services, nuclear-remediation services, hazardous waste-remedial construction services, soil-remediation services, waste-fluids recycling services, engineering and design services, and laboratory services, and the standards governing most aspects of the construction and operation of the Company's facilities, were directly or indirectly created by, and are dependent on, the existence and enforcement of those laws. There can be no assurance that these laws and regulations will not change in the future, requiring new technologies or stricter standards with which the Company must comply. In addition, there can be no assurance that these laws and regulations will not be made more lenient in the future, thereby reducing the size of the markets addressed by the Company. Any such change in such federal, state, and local environmental laws and regulations may have a material adverse effect on the Company's business.

       Responsibility for establishing and enforcing certain federal policies, such as the federal underground storage tank policy, has been delegated to the states, which are not only required to establish regulatory programs, but are also permitted to mandate more stringent requirements than are otherwise required by federal law. Recently, certain states have adopted a "risk-based" approach to prioritizing site cleanups and setting cleanup standards, which attempts to balance the costs of remediation against the potential harm to human health and the environment from leaving sites unremediated. There can be no assurance that additional states will not adopt these policies or that these policies will not reduce the size of the potential market addressed by the Company.

       POTENTIAL ENVIRONMENTAL AND REGULATORY LIABILITY. The Company's operations are subject to comprehensive laws and regulations related to the protection of the environment. Among other things, these laws and regulations impose requirements to control air, soil, and water pollution, and regulate health, safety, zoning, land use, and the handling and transportation of hazardous and nonhazardous materials. Such laws and regulations also impose liability for remediation and cleanup of environmental contamination, both on-site and off-site, resulting from past and present operations. These requirements may also be imposed as conditions to operating permits or licenses that are subject to renewal, modification, or revocation. Existing laws and regulations, and new laws and regulations, may require the Company to modify, supplement, replace, or curtail its operating methods, facilities, or equipment at costs which may be substantial without any corresponding increase in revenue. The Company is also potentially subject to monetary fines, penalties, remediation, cleanup or stop orders, injunctions, or orders to cease or suspend certain of its practices. The outcome of any proceedings and associated costs and expenses could have a material adverse impact on the Company's business. In addition, the Company is subject to numerous laws and regulations related to the protection of human health and safety. Such laws and regulations may pose liability on the Company for exposure of its employees to radiation or other hazardous contamination or failure to isolate and remove radioactive or other hazardous contaminants from soil.

       The Company endeavors to operate its business to minimize its exposure to environmental and other regulatory liabilities. Although no claims giving rise to such liabilities have been asserted by the Company's customers or employees to date, there can be no assurance that such claims cannot or will not be asserted against the Company.

       UNCERTAINTY OF FUNDING. Remediation compliance requirements and attendant costs are often beyond the financial capabilities of individuals and small companies. To address this problem, some states have established tax-supported trust funds to assist in the financing of compliance and site remediation. As a consequence, in many of the states in which the Company markets its soil remediation services, the majority, and in some cases virtually all, of the soil remediated by the Company is paid for by large companies and/or these state trust funds. Any substantial decrease

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

in this funding could have a material adverse effect on the Company's business and financial performance. Many states have realized that the number of sites requiring remediation and the costs of compliance are substantially higher than were originally estimated. As a result, several states have relaxed enforcement activities and others have reduced compliance requirements in order to reduce the costs of cleanup. These factors have already resulted in lower levels of cleanup activity in some states and have had a material adverse effect on the Company's business. Continued de-emphasis on enforcement activities and/or further reductions in compliance requirements will have an even more severe adverse effect on the Company's business.

       The Company depends on funding from the federal and state governments, and their agencies and instrumentalities, for compensation for its services. For example, ThermoRetec's nuclear-remediation business provides a large portion of its services directly or indirectly to the U.S. Department of Energy (DOE) and the Company's engineering and design businesses perform significant amounts of services for state and municipal governments. Thermo NUtech has experienced a decrease in its radiochemistry laboratory work as a result of ongoing reductions in spending at the DOE as well as a shift in DOE spending from investigative work to cleanup work. Continued declines in spending by DOE and other governmental agencies could have a material adverse effect on the Company's business.

       COMPETITION. The markets for many of the Company's services are regional and are characterized by intense competition from numerous local competitors. Some of the Company's competitors have greater technical and financial resources than those of the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their services than the Company. Competition could increase if new companies enter the market or its existing competitors expand their service lines. There can be no assurance that the Company's current technology, technology under development, or ability to develop new technologies will be sufficient to enable it to compete effectively with its competitors.

       SEASONAL INFLUENCES. A majority of the Company's businesses experience seasonal fluctuations. A majority of the Company's soil-remediation sites, as well as the Company's fluids-recycling sites, experience declines in revenues if severe weather conditions occur. Site remediation work and certain environmental testing services, such as the services provided by Lancaster Laboratories, ReTec, Randers, IEM Sealand, and Thermo NUtech, may decline in winter months as a result of severe weather conditions. In Europe, Thermo EuroTech may experience a decline in the feedstock delivered to and from its facilities during winter months due to frozen waterways.

       POSSIBLE OBSOLESCENCE DUE TO TECHNOLOGICAL CHANGE. Technological developments are expected to continue at a rapid pace in the environmental services industry. The Company's technologies could be rendered obsolete or uneconomical by technological advances by one or more companies that address the Company's markets or by future entrants into the industry. There can be no assurance that the Company would have the resources to, or otherwise would be successful in, developing responses to technological advances by others.

       DEPENDENCE OF THERMO EUROTECH ON AVAILABILITY OF WASTE OIL SUPPLIES. Thermo EuroTech's North Refinery facility has historically received a large percentage of its oil feedstock from the former Soviet Union. North Refinery no longer receives any oil from that nation, due to political and economic changes that have made the transportation of waste oil difficult. To overcome this loss of supply, North Refinery has taken steps to replace and diversify its feedstock suppliers. No assurance can be given, however, that North Refinery will not experience future disruptions in deliveries. Any such disruptions could have a material adverse effect on the Company's results of operations.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

       POTENTIAL PROFESSIONAL LIABILITY. The Company's business exposes it to potential liability for the negligent performance of its services, and the Company could face substantial liability to clients and third parties for damages resulting from faulty designs or other professional services. The Company currently maintains professional errors and omissions insurance, but there can be no assurance that this insurance will provide sufficient coverage in the event of a claim, that the Company will be able to maintain such coverage on acceptable terms, if at all, or that a professional liability claim would not result in a material adverse effect on the Company's business, financial condition, and results of operations.

       DEPENDENCE ON SALES TO GOVERNMENT ENTITIES. A significant portion of the Company's revenues is derived from municipalities, state governments, and government utility authorities. Any decreases in purchases by these entities, including, without limitation, decreases resulting from shifts in priorities or overall budgeting limitations, could have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, most of the Company's contracts require the Company to perform specific services for a fixed fee. Contracts with governmental entities often permit the purchaser to cancel the agreement at any time. A significant overrun in the Company's expenses or cancellation of a significant contract could also result in a material adverse effect on the Company's business, financial condition, and results of operations. The Company's contracts with governmental entities are also subject to other risks, including contract suspensions; protests by disappointed bidders of contract awards, which can result in the re-opening of the bidding process; and changes in government policies or regulations.

       RISKS ASSOCIATED WITH ACQUISITION STRATEGY. The Company's strategy includes the acquisition of businesses that complement or augment the Company's existing services. The Company does not presently intend to actively seek to make additional acquisitions in the near future, and expects instead to concentrate its resources on strengthening its core businesses. The Company may, however, acquire one or more additional businesses if they are presented to the Company on terms the Company believes to be attractive.

       Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals. Any acquisitions completed by the Company may be made at substantial premiums over the fair value of the net assets of the acquired companies. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms that are not favorable to the Company and, in the case of equity financing, may result in dilution to the Company's shareholders.

       RISKS ASSOCIATED WITH SPIN-OUT OF SUBSIDIARIES. The Company adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of convertible debentures, and similar transactions, the Company records gains that represent the increase in the Company's net investment in the subsidiaries. These gains have represented a substantial portion of the net income reported by the Company in certain periods. The Company does not expect to have transactions that will result in such gains in the future.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS


       NO ASSURANCE OF DEVELOPMENT AND COMMERCIALIZATION OF TECHNOLOGY UNDER DEVELOPMENT. The Company is currently engaged in the development of several technologies that may ultimately be commercialized to provide services to customers. There are a number of technological challenges that the Company must successfully address to complete any of its development efforts. Technology development involves a high degree of risk, and returns to investors are dependent upon successful development and commercialization of such technology. There can be no assurance that any of the technologies currently being developed by the Company, or those to be developed in the future by the Company, will be technologically feasible or accepted by the marketplace, or that any such development will be completed in any particular timeframe.

       RISKS ASSOCIATED WITH CASH MANAGEMENT ARRANGEMENT WITH THE PARENT COMPANY. The Company participates in a cash management arrangement with its parent company, Thermo Electron. Under this cash management arrangement, the Company lends its excess cash to Thermo Electron on an unsecured basis. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under the cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The funds are held on an unsecured basis and therefore are subject to the credit risk of Thermo Electron. The Company's ability to receive its cash upon notice of withdrawal could be adversely affected if participants in the cash management arrangement demand withdrawal of their funds in an aggregate amount in excess of the 50% reserve required to be maintained by Thermo Electron. In the event of a bankruptcy of Thermo Electron, the Company would be treated as an unsecured creditor and its right to receive funds from the bankruptcy estate would be subordinated to secure creditors and would be treated on a pari passu basis with all other unsecured creditors. Further, all cash withdrawn by the Company from the cash management arrangement within one year before the bankruptcy would be subject to rescission. The inability of Thermo Electron to return the Company's cash on a timely basis or at all could have a material adverse effect on the Company's results of operations and financial position.

       POTENTIAL IMPACT OF YEAR 2000 ON PROCESSING DATE-SENSITIVE INFORMATION. While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays. Some services provided by the Company involve the delivery to clients of third-party software and hardware. In addition, certain older third-party products, which the Company no longer uses in providing its services to clients, may not be year 2000 compliant, which may expose the Company to claims. As discussed above, if any of the Company's key suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a material adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS

                         SELECTED FINANCIAL INFORMATION

(In thousands except per share amounts)                          1999 (a)      1998 (b)      1997 (c)      1996 (d)       1995
------------------------------------------------------------- ------------ ------------- ------------- ------------- -----------
STATEMENT OF OPERATIONS DATA
Revenues                                                       $  310,039   $   298,786    $  278,503   $   220,484   $  136,985
Net Income (Loss)                                                  (1,421)        3,273          (162)        3,447        4,476
Earnings (Loss) per Share:
 Basic                                                              (.07)           .18         (.01)           .20          .26
 Diluted                                                            (.07)           .17          (.01)          .18          .26

BALANCE SHEET DATA
Working Capital                                                $   67,043   $    69,319    $   77,315   $    66,008   $   63,459
Total Assets                                                      351,698       360,526       393,784       333,656      273,298
Long-term Obligations                                             158,617       153,144       165,186       155,384       96,851
Shareholders' Investment                                           92,157        97,130        83,526        85,870       77,217

(a) Reflects a $10.2 million pretax charge for restructuring costs.
(b) Reflects a pretax gain of $3.0 million from ThermoRetec's sale of its investment in a joint venture.
(c) Reflects $7.8 million of nonrecurring costs and a loss $1.5 million relating to the sale of the Company's J. Amerika division. Also reflects the issuance of $115.0 million principal amount of 4 7/8% subordinated convertible debentures, and a gain on issuance of stock by subsidiary of $1.5 million.
(d) Reflects the acquisition of Lancaster Laboratories in May 1995, the purchase of the businesses formerly operated by the environmental services joint venture from Thermo Instrument Systems Inc., and the issuance of a $35.0 million promissory note to Thermo Electron to fund the purchase. Reflects ThermoRetec's acquisition of ReTec in December 1995, the issuance of $38.0 million principal amount of 4 7/8% subordinated convertible debentures by ThermoRetec, and a gain on issuance of stock by subsidiaries of $4.1 million. Also reflects the write-off of goodwill of $5.0 million and a loss on the sale of assets of $0.6 million.

THERMO TERRATECH INC.                                 1999 FINANCIAL STATEMENTS


COMMON STOCK MARKET INFORMATION

       The Company's common stock is traded on the American Stock Exchange under the symbol TTT. The following table sets forth the high and low sales prices of the Company's common stock for fiscal 1999 and 1998, as reported in the consolidated transaction reporting system.


                                                                                       Fiscal 1999              Fiscal 1998
                                                                                 ---------------------  -------------------
Quarter                                                                            High       Low          High          Low
---------------------------------------------------------------------------- ------------- ------------ ------------- ------------
First                                                                              $6 3/4    $4 1/2     $11 1/8             $8 1/8
Second                                                                              5         3 3/4      12 1/16             9 7/8
Third                                                                               4         3 15/16     9 15/16            8 5/8
Fourth                                                                              5 3/4     4 3/8       8 3/16             6 5/8

       As of April 30, 1999, the Company had 923 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on April 30, 1999, was $4 3/16 per share.

       Common stock of ThermoRetec Corporation and The Randers Killam Group Inc., the Company's majority-owned public subsidiaries, are traded on the American Stock Exchange (symbols THN and RGI, respectively).

DIVIDEND POLICY

       The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.

                                                                      APPENDIX D

                       AMENDMENT NO. 1 ON FORM 10-K/A TO
                 ANNUAL REPORT ON FORM 10-K OF THERMO TERRATECH
                    FOR THE FISCAL YEAR ENDED APRIL 3, 1999

                                                                    Appendix D

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
               ---------------------------------------------------

                         AMENDMENT NO. 1 ON FORM 10-K/A
                                  TO FORM 10-K

(mark one)


     X     Annual Report Pursuant to Section 13 or 15(d) of the Securities
 --------- Exchange Act of 1934

           Transition Report Pursuant to Section 13 or 15(d) of the Securities --------- Exchange Act of 1934

                          Commission file number 1-9549

                              THERMO TERRATECH INC.
            (Exact name of Registrant as specified in its character)

Delaware                                                     04-2925807
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

81 Wyman Street, P.O. Box 9046
Waltham, Massachusetts                                                02454-9046
(Address of principal executive offices)                              (zip code)

       Registrant's telephone number, including area code: (781) 622-1000

           Securities registered pursuant to Section 12(b) of the Act:

                                                        Name of each exchange
Title of each class                                      on which registered
-------------------                                      -------------------

Common Stock, $.10 par value                             American Stock Exchange


          Securities registered pursuant to section 12(g) of the Act:
                                      None

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to the filing requirements for
at least the past 90 days.   X   No      .
                           -----    -----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference into Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the voting stock held by nonaffiliates of the Registrant as of April 30, 1999, was approximately $9,493,354.

As of April 30, 1999, the Registrant had 19,049,354 shares of Common Stock outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant's Annual Report to Shareholders for the fiscal year ended April 3, 1999, are incorporated by reference into Parts I and II.

Items 10, 11, 12 & 13 of Part III of the Registrant's Annual Report on Form 10-K for the fiscal year ended April 3, 1999 are hereby amended and restated in their entirety as follows:

                                    PART III

ITEM 10 - DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS

         Set forth below are the names of the directors, their ages, their offices in Thermo TerraTech Inc. ("Thermo TerraTech" or the "Company"), if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Company's Common Stock and of the common stock of its parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of products and services in measurement instrumentation, biomedical devices, energy, resource recovery, and emerging technologies, and of its majority-owned subsidiaries, ThermoRetec Corporation ("ThermoRetec") and The Randers Killam Group Inc. ("Randers"), is reported in Item 12 - Security Ownership of Certain Beneficial Owners and Management.

--------------------------------------------------------------------------------
JOHN P. APPLETON        Dr. Appleton, 64, has been president, chief executive
                        officer and a director of the Company since September
                        1993. Dr. Appleton has served as a vice president of
                        Thermo Electron since 1975 in various managerial
                        capacities. He was the chief executive officer of
                        ThermoRetec from September 1993 until May 1997. Dr.
                        Appleton also serves as the chairman of the board and a
                        director of Randers and ThermoRetec.
--------------------------------------------------------------------------------
JOHN N. HATSOPOULOS     Mr. Hatsopoulos, 65, has been a director of the Company
                        since 1986. He served as a vice president of the Company
                        and its chief financial officer from 1988 until December
                        1997 and December 1998, respectively. Mr. Hatsopoulos
                        was the senior vice president of the Company from
                        December 1997 until his retirement in December 1998. Mr.
                        Hatsopoulos was the president of Thermo Electron from
                        1997 to 1998 and its chief financial officer from 1988
                        to 1998. Prior to his appointment as president of Thermo
                        Electron, he served as an executive vice president from
                        1986 until 1998. Mr. Hatsopoulos is also a director of
                        LOIS/USA Inc., Thermedics Inc., Thermo Electron, Thermo
                        Fibertek Inc., Thermo Instrument Systems Inc., Thermo
                        Power Corporation and US Liquids Inc.
--------------------------------------------------------------------------------
BRIAN D. HOLT           Mr. Holt, 50, has been a director of the Company since
                        1997. Mr. Holt has been the president and chief
                        executive officer of Thermo Ecotek Corporation, a
                        majority-owned subsidiary of Thermo Electron that is
                        involved in clean-power resources, clean fuels, and
                        naturally derived products for protecting crops since
                        February 1994. He has been the chief operating officer,
                        environmental and energy, of Thermo Electron since
                        September 1998. From March 1996 to September 1998, he
                        was a vice president of Thermo Electron. For more than
                        five years prior to his appointment as an officer of
                        Thermo Ecotek Corporation, he was president and chief
                        executive officer of Pacific Generation Company, a
                        financier, builder, owner and operator of independent
                        power facilities. Mr. Holt is also a director of KFx,
                        Inc., Randers, Thermo Ecotek Corporation, Thermo Power
                        Corporation and ThermoRetec.
--------------------------------------------------------------------------------
DONALD E. NOBLE         Mr. Noble, 84, has been a director of the Company since
                        1986 and served as chairman of the board from 1992 to
                        November 1994. For more than 20 years, from 1959 to
                        1980, Mr. Noble served as the chief executive officer of
                        Rubbermaid Incorporated, first with the title of
                        president and then as the chairman of the board. Mr.
                        Noble is also a director of Thermo Electron, Thermo
                        Fibertek Inc., Thermo Power Corporation and Thermo
                        Sentron Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
WILLIAM A. RAINVILLE    Mr. Rainville, 57, has been a director of the Company
                        since February 1993 and was chairman of the board from
                        November 1994 through February 1997. Mr. Rainville has
                        been president and chief executive officer of Thermo
                        Fibertek Inc., a majority-owned subsidiary of Thermo
                        Electron that develops and manufactures equipment and
                        products for the papermaking and paper-recycling
                        industries, since its inception in 1991 and has been the
                        chief operating officer, recycling and recovery, of
                        Thermo Electron since September 1998. Prior to that
                        time, Mr. Rainville was a senior vice president of
                        Thermo Electron from March 1993 to September 1998; and a
                        vice president of Thermo Electron from 1986 to 1993. Mr.
                        Rainville is also a director of Thermo Ecotek
                        Corporation, Thermo Fibergen Inc., Thermo Fibertek Inc.
                        and ThermoRetec.
--------------------------------------------------------------------------------
POLYVIOS C. VINTIADIS   Mr. Vintiadis, 63, has been a director of the Company
                        since September 1992 and chairman of the board since
                        February 1997. Mr. Vintiadis has been the chairman and
                        chief executive officer of Towermarc Corporation, a real
                        estate development company, since 1984. Prior to joining
                        Towermarc, Mr. Vintiadis was a principal of Morgens,
                        Waterfall & Vintiadis, Inc., a financial services firm,
                        with whom he remains associated. For more than 20 years
                        prior to that time, Mr. Vintiadis was employed by Arthur
                        D. Little & Company, Inc. Mr. Vintiadis is also a
                        director of Spectra-Physics Lasers, Inc. and Thermo
                        Instrument Systems Inc.
--------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

         The board of directors has established an audit committee and a human resources committee, each consisting solely of directors who are not employees of the Company, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors"). The present members of the audit committee are Mr. Vintiadis (Chairman) and Mr. Noble. The audit committee reviews the scope of the audit with the Company's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. Noble (Chairman) and Mr. Vintiadis. The human resources committee reviews the performance of senior members of management, recommends executive compensation and administers the Company's stock option and other stock-based compensation plans. The Company does not have a nominating committee of the board of directors. The board of directors met four times, the audit committee met twice and the human resources committee met four times during fiscal 1999. Each director attended at least 75% of all meetings of the board of directors and committees on which he served held during fiscal 1999, except for Mr. Rainville, who attended 50% of such meetings. Mr. Rainville is also the president and chief executive officer of Thermo Fibertek Inc., another majority-owned subsidiary of Thermo Electron, and is required to travel extensively in his position. Mr. Rainville missed two meetings due to travel on company business.

         The board of directors has also established a special committee (the "Special Committee") consisting solely of one outside director for the purpose of evaluating the merits and negotiating the terms of the proposed transaction with Thermo Electron pursuant to which the Company would be taken private, considering such alternatives as the Special Committee deems appropriate and making a recommendation to the full board of directors on whether or not to approve any such proposed transaction. See Item 13 - Certain Relationships and Related Transactions. The sole member of the Special Committee is Mr. Vintiadis.

COMPENSATION OF DIRECTORS

          CASH COMPENSATION

         Outside directors receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. The non-employee chairman of the board, Mr. Vintiadis, receives an additional meeting fee for his services equal to $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone. Payment of directors' fees is made quarterly. Dr. Appleton, Mr. Holt and Mr. Rainville are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Company for their services as directors. Mr. Hatsopoulos, who is a consultant to Thermo Electron, does not receive any cash compensation from the Company for his services as a director during the term of his consulting agreement, which terminates December 2003. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     In addition, the member of the Special Committee receives a one-time retainer of $20,000 and a fee of $1,000 per day for attending regular meetings of the Special Committee and $500 per day for participating in meetings of the Special Committee held by means of conference telephone.

         DEFERRED COMPENSATION PLAN FOR DIRECTORS

         Under the Company's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Company that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Company's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 41,416 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of April 3, 1999, deferred units equal to approximately 32,352 full shares of Common Stock were accumulated for current directors under the Deferred Compensation Plan.

         DIRECTORS STOCK OPTION PLAN

         The Company's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock of the Company and its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of Common Stock annually and are also automatically granted every five years options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Company that is "spun out" to outside investors.

         Pursuant to the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock pursuant to the Directors Plan at the close of business on the date of each Annual Meeting of the Stockholders of the Company. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option. Options granted under this provision before 1995 expire after seven years; commencing in 1995, the option term was shortened to three years. Shares acquired upon exercise of the options are subject to repurchase by the Company at the exercise price if the recipient ceases to serve as a director of the Company or any other Thermo Electron company prior to the first anniversary of the grant date.

         In addition, under the Directors Plan, outside directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Company that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Company that occurs thereafter during the duration of the Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Company to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Company or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years.

         The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of May 31, 1999, options to purchase 27,700 shares of Common Stock had been granted under the Director's Plan, of which 16,900 were outstanding, 5,000 had lapsed, 5,800 had been exercised; and options to purchase 52,300 shares of Common Stock were reserved and available for future grant.

         DISCRETIONARY GRANTS OF STOCK OPTIONS TO DIRECTORS

         In addition to stock options granted pursuant to the Directors Plan, the Company may also make discretionary grants of stock options to directors. Beginning in fiscal 1997, the non-employee chairman of the board has received annually a discretionary grant of options to purchase an additional 1,000 shares of Common Stock of the Company. The exercise price for discretionary option grants is calculated in the same manner as for options granted pursuant to the Director's Plan, and the grant is awarded at the first regular meeting of the board of directors following the Annual Meeting of the Stockholders in conjunction with the chairman's annual appointment as chairman of the board.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

         The human resources committee of the board of directors (the "Committee") has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within a three-year period. The chief executive officer of the Company is required to comply with a separate stock holding policy established by the Committee, which is described in Item 11 - Executive Compensation - Stock Ownership Policies.

         In addition, the Committee has adopted a policy requiring directors to hold shares of the Company's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in Item 11 - Executive Compensation - Stock Ownership Policies.

EXECUTIVE OFFICERS

         Reference is made to Item 1(e) of this Report for information regarding the Executive Officers of the Registrant.

ITEM 11 - EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

NOTE: All share data for the common stock of Randers has been adjusted to reflect a one-for-five reverse stock split effected in February 1999.

         The following table summarizes compensation during the last three fiscal years for services to the Company in all capacities awarded to, earned by or paid to the Company's chief executive officer and its two other most highly compensated executive officers. These executive officers are together referred to as the "named executive officers." No other executive officer of the Company met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

         The Company is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Company, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Company's affairs is provided to the Company under the Corporate Services Agreement between the Company and Thermo Electron. See Item 13 - Certain Relationships and Related Transactions. Accordingly, the compensation for these individuals is not reported in the following table.


                           SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------
                                                                           LONG TERM COMPENSATION
                                                                           ----------------------
                                       ANNUAL COMPENSATION
                                       -------------------
                                                                         RESTRICTED     SECURITIES
     NAME AND         FISCAL                             OTHER ANNUAL       STOCK       UNDERLYING       ALL OTHER
PRINCIPAL POSITION     YEAR       SALARY     BONUS       COMPENSATION      AWARD (1)     OPTIONS (2)  COMPENSATION (3)
------------------     ----       ------     -----       ------------     ---------     -----------  ----------------

John P. Appleton (4)   1999        $189,000 $103,500           --            --         --                $17,455 (6)
  President and        1998        $175,500       $0 (5)       --            --        60,000 (TTT)       $ 5,762 (6)
  Chief Executive                                                                     120,000 (RGI)
  Officer              1997        $165,375  $90,000           --            --            --             $ 6,919
------------------------------------------------------------------------------------------------------------------------
Emil C. Herkert        1999        $214,000  $65,000        $37,391 (7)     $109,125    8,000 (TTT)       $26,202
   Vice President                                                                       6,100 (TMO)
                                                                                       10,000 (RGI)
                       1998        $207,000       $0 (5)    $48,188 (7)      --           300 (TMO)       $18,325
                                                                                        2,000 (MKA)
                                                                                        2,000 (ONX)
                                                                                      240,000 (RGI)
                                                                                        2,000 (TDX)
                                                                                        1,000 (TISI)
                                                                                        2,000 (TRIL)
                                                                                        1,500 (VIZ)
                                                                                        2,000 (TRCC)
                       1997        $200,000 $100,000        $37,186 (7)      --           300 (TMO)       $ 4,189
------------------------------------------------------------------------------------------------------------------------
Jeffrey L. Powell      1999        $145,000  $44,000           --            $49,500    5,000 (TTT)       $ 8,237 (8)
   Vice President                                                                       1,000 (TMO)
                       1998        $145,000       $0 (5)       --            --           700 (TMO)       $60,304 (8)
                                                                                        2,000 (MKA)
                                                                                        2,000 (ONX)
                                                                                       24,000 (RGI)
                                                                                        2,000 (TDX)
                                                                                        1,000 (TISI)
                                                                                        2,000 (TRIL)
                                                                                        1,500 (VIZ)
                                                                                        2,000 (TRCC)
                       1997        $122,000  $40,000           --            --           600 (TMO)       $ 7,023
                                                                                        2,000 (TFG)
                                                                                        6,000 (TOC)
------------------------------------------------------------------------------------------------------------------------

(1) In fiscal 1999, Mr. Herkert and Mr. Powell were awarded 19,400 and 8,800 shares, respectively, of restricted stock of the Company with a value of $109,125 and $49,500, respectively, on the grant date. The restricted stock awards vest in their entirety on January 2, 2002. Dividends are payable on restricted stock. At the end of fiscal 1999, Mr. Herkert and Mr. Powell held 19,400 and 8,800 shares, respectively, of restricted stock with an aggregate value of $97,000 and $44,000, respectively.

(2) Options to purchase Common Stock granted by the Company are designated in the table as "TTT". In addition, the named executive officers have also been granted options to purchase the common stock of the following Thermo Electron companies during the last three fiscal years as part of Thermo Electron's stock option program: Thermo Electron (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), Randers (designated in the table as RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo Fibergen Inc. (designated in the table as
         TFG), Thermo Information Solutions Inc. (designated in the table as
         TISI), Thermo Optek Corporation (designated in the table as TOC), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as VIZ) and Trex Communications Corporation (designated in the table as TRCC).

(3) Represents the amount of matching contributions made by the individual's employer on behalf of the named executive officers participating in Thermo Electron's 401(k) plan or, in the case of Mr. Herkert, the Elson T. Killam Savings and Investment Plan.

(4) Dr. Appleton has served in various management capacities for the Company and its subsidiaries and has served as an officer of Thermo Electron during the past three fiscal years. A portion of Dr. Appleton's annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Electron over each of the past three fiscal years as compensation for the services provided to Thermo Electron. The annual cash compensation reported in the table for Dr. Appleton represents the amounts paid by the Company and its subsidiaries solely for Dr. Appleton's services as an officer of the Company or its subsidiaries. Approximately 90% of Dr. Appleton's annual cash compensation (salary and bonus) earned in all capacities throughout the Thermo Electron organization was paid by the Company and its subsidiaries for his services to the Company and its subsidiaries in each of fiscal 1999, 1998 and 1997. These percentages include the allocation to ThermoRetec of 20% of Dr. Appleton's annual cash compensation (salary and bonus) in each of fiscal 1998 and 1997 for Dr. Appleton's services as ThermoRetec's chief executive officer. Salary and bonus paid to Dr. Appleton in 1997 reflect compensation decisions based on calendar year performance, in accordance with Thermo Electron's compensation practices for its officers. The salary and bonuses paid to Dr. Appleton for periods after 1998 reflect compensation decisions based on fiscal year performance. From time to time in the past, Dr. Appleton has been, and in the future may be, granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Company. These options are not reported in this table as they were granted as compensation for services to other Thermo Electron companies in capacities other than in his capacity as the president and chief executive officer of the Company.

(5) Dr. Appleton, Mr. Herkert and Mr. Powell elected to forego their bonuses for fiscal 1998 in light of the Company's operating and stock price performance in fiscal 1998.

(6) In addition to the matching contribution referred to in footnote (3), such amount includes $10,086 and $2,262, which represents the amount of compensation in fiscal 1999 and 1998, respectively, attributable to interest-free loans provided to Dr. Appleton pursuant to the stock holding assistance plans of the Company and ThermoRetec. See Item 13 - Certain Relationships and Related Transactions - Stock Holding Assistance Plans.

(7) This amount includes payments of $20,000 plus an additional gross-up amount of $17,186 to compensate for the federal and state income tax liability attributable to such payments in fiscal 1999, 1998 and 1997 made to Mr. Herkert pursuant to the terms of a certain Deferred Compensation Agreement with Elson T. Killam Associates.

(8) In addition to the matching contribution referred to in footnote (3), such amount includes the reimbursement by the Company of $50,000 in expenses associated with Mr. Powell's relocation to Concord, Massachusetts in fiscal 1998 and $3,218 and $932, which represents the amount of compensation in fiscal 1999 and 1998, respectively, attributable to interest-free loans provided to Mr. Powell pursuant to the stock holding assistance plan of ThermoRetec. See Item 13 - Certain Relationships and Related Transactions - Stock Holding Assistance Plans.

STOCK OPTIONS GRANTED DURING FISCAL 1999

         The following table sets forth information concerning individual grants of stock options made during fiscal 1999 to the Company's named executive officers. It has not been the Company's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1999.

         Dr. Appleton has served as a vice president of Thermo Electron since 1975 and from time to time has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Company and its majority-owned subsidiaries. These options are not reported in this table as they were granted as compensation for services to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Company.



                                         OPTION GRANTS IN FISCAL 1999
-------------------------------------------------------------------------------------------------------------
                                                                                       POTENTIAL REALIZABLE
                                              PERCENT OF                                 VALUE AT ASSUMED
                    NUMBER OF SECURITIES    TOTAL OPTIONS                              ANNUAL RATES OF STOCK
                     UNDERLYING OPTIONS       GRANTED TO      EXERCISE                PRICE APPRECIATION FOR
                    GRANTED AND COMPANY      EMPLOYEES IN     PRICE PER  EXPIRATION       OPTION TERM (2)
       NAME                 (1)              FISCAL YEAR        SHARE       DATE       5%            10%
       ----                 ---              ------------       -----       ----      ---            ---
John P. Appleton       --                     --                 --          --          --           --
---------------------------------------------------------------------------------------------------------------
Emil C. Herkert          8,000 (TTT)           1.02%               $5.03     2/24/04     $11,120       $24,560
                           300 (TMO)           0.01% (3)          $34.50      6/2/03      $2,859        $6,318
                         5,800 (TMO)           0.14% (3)          $16.20     9/23/03     $25,984       $57,362
                        10,000 (RGI)           2.33% (3)           $2.50     2/24/04      $6,900       $15,300
---------------------------------------------------------------------------------------------------------------
Jeffrey L. Powell        5,000 (TTT)           0.64%               $5.03     2/24/04      $6,950       $15,350
                         1,000 (TMO)           0.02% (3)          $34.50      6/2/03      $9,530       $21,060
---------------------------------------------------------------------------------------------------------------


(1) All of the options granted during the fiscal year are immediately exercisable at the date of grant. In all cases, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a one- to five-year period, depending on the option term, which may vary from five to ten years, provided the optionee continues to be employed by the granting company or any other Thermo Electron company. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (2) under Summary Compensation Table above for the company abbreviations used in this table.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron or its subsidiaries other than the Company as part of Thermo Electron's compensation program and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

         The following table reports certain information regarding stock option exercises during fiscal 1999 and outstanding stock options held at the end of fiscal 1999 by the Company's named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1999.



           AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL 1999 YEAR-END OPTION VALUES
----------------------------------------------------------------------------------------------------------------
                                                                                                       VALUE OF
                                                                                NUMBER OF            UNEXERCISED
                                                                               UNEXERCISED           IN-THE-MONEY
                                                                            OPTIONS AT FISCAL     OPTIONS AT FISCAL
                                             SHARES                              YEAR-END              YEAR-END
                                           ACQUIRED ON         VALUE          (EXERCISABLE/         (EXERCISABLE/
         NAME            COMPANY (1)        EXERCISE       REALIZED (2)     UNEXERCISABLE)(1)       UNEXERCISABLE)
         ----            -----------        --------       ------------     -----------------       --------------
John P. Appleton (3)         TTT               --               --               275,000  /0 (4)          $0  /--
                             RGI               --               --               120,000  /0              $0  /--
                             THN               --               --                63,000  /0              $0  /--
----------------------------------------------------------------------------------------------------------------------
Emil C. Herkert              TTT               --               --                 8,000  /0              $0  /--
                             TMO               --               --                43,900  /0 (5)          $0  /--
                             MKA               --               --                 2,000  /0              $0  /--
                             ONX               --               --                 2,000  /0              $0  /--
                             RGI               --               --               250,000  /0          $3,310  /--
                             TDX               --               --                 2,000  /0              $0  /--
                             TISI              --               --                     0  /1,000          --  /$0 (7)
                             TRIL              --               --                     0  /2,000          --  /$0 (7)
                             VIZ               --               --                 1,500  /0              $0  /--
                             TRCC              --               --                     0  /2,000          --  /$0 (7)
----------------------------------------------------------------------------------------------------------------------
Jeffrey L. Powell            TTT               --               --                28,000  /0              $0  /--
                             TMO               300            $3,101              35,112  /0 (6)      $4,860  /--
                             MKA               --               --                 2,000  /0              $0  /--
                             ONX               --               --                 2,000  /0              $0  /--
                             RGI               --               --                24,000  /0              $0  /--
                             TDX               --               --                 2,000  /0-             $0  /--
                             TBA               --               --                 2,000  /0         $17,500  /--
                             TFG               --               --                 2,000  /0              $0  /--
                             TFT              4,500           $34,875                  0  /0              $0  /--
                             TISI              --               --                     0  /1,000          --  /$0 (7)
                             TLZ               --               --                 5,000  /0              $0  /--
                             TLT               --               --                     0  /2,000          --  /$0 (7)
                             TOC               --               --                 6,000  /0              $0  /--
                             TMQ               --               --                 6,000  /0              $0  /--
                             THN               --               --               111,000  /0              $0  /--
                             TSR               --               --                 2,000  /0              $0  /--
                             TRIL              --               --                     0  /2,000          --  /$0 (7)
                             VIZ               --               --                 1,500  /0              $0  /--
                             TRCC              --               --                     0  /2,000          --  /$0 (7)
                             TXM               --               --                 4,000  /0              $0  /--
----------------------------------------------------------------------------------------------------------------------

(1) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase the common stock of Thermo Information Solutions Inc.,

         ThermoLyte Corporation, Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act or (ii) nine years from the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly-traded companies, the repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by the granting company or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation Please see footnote (2) under Summary Compensation Table above for the company abbreviations used in this table. In addition, company abbreviations used in this table and not defined in footnote (2) are defined as follows: Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibertek Inc. (designated in the table as TFT), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR) and Trex Medical Corporation (designated in the table as TXM)

(2) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(3) Dr. Appleton has served as a vice president of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Company from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Company.

(4) In addition to the terms described in footnote (2) above, 60,000 of the shares subject to option are, if acquired through exercise, restricted from resale until Dr. Appleton's retirement.

(5) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Herkert are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In fiscal 1997 and 1998, the human resources committee of the board of directors of Thermo Electron accelerated the vesting of 1,800 shares and 1,350 shares, respectively.

(6) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Powell are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to lapse ratably over a five-year period commencing with the fifth anniversary of the grant date.

(7) No public market existed for the shares underlying these options as of April 3, 1999. Accordingly, no value in excess of exercise price has been attributed to these options.

DEFINED BENEFIT RETIREMENT PLAN

         Killam Associates, a subsidiary of Randers, maintains a Defined Benefit Retirement Plan (the "Plan") for eligible U.S. employees. Accrued benefits under the Plan were frozen as of March 31, 1995. Mr.Herkert is a participant in the

Plan. The following table sets forth the estimated annual benefits payable under the Plan upon retirement in specified compensation and years-of-service classifications. The estimated benefits reflect the statutory limits on compensation that can be recognized for Plan purposes. The limit at March 31, 1995 was $150,000 per year.



      ANNUAL                                YEARS OF SERVICE
   COMPENSATION                             ----------------
   ------------         15           20            25           30           35
                        --           --            --           --           --

    $100,000        $20,064       $26,752      $33,440      $40,128       $46,817
     125,000         25,427        33,902       42,378       50,853        59,329
     150,000         20,789        41,052       51,315       61,578        71,842


         Each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65, although benefits are not reduced if the employee retires after reaching 62). Before the benefit was frozen, it provided 1.05% of an employee's Average Final Compensation (as defined below) in excess of the average of the Social Security wage bases, multiplied by his years of service (up to a maximum of 35 years). Benefits are reduced for retirement before age
62. Average Final Compensation is the average total compensation for the 5 consecutive years out of the last 15 years prior to 1995 which produce the highest average. The frozen annual accrued benefit for Mr. Herkert is $93,332 (based on the compensation limit of $235,840 that was in effect in 1993). The Plan benefits shown are payable during the employee's lifetime unless the employee elects another form of benefit that provides death protection.

EXECUTIVE RETENTION AGREEMENTS

         Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by Thermo Electron "without cause" or by the individual for "good reason", as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon
(i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and
(b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

         In 1998, Thermo Electron authorized an executive retention agreement with Dr. Appleton and Mr. Herkert. This agreement provides that in the event the individual's employment is terminated under the circumstances described above, the individual would be entitled to a lump sum payment equal to the sum of (a) in the case of Dr. Appleton, two times, and in the case of Mr. Herkert, one times his highest annual base salary in any 12 month period during the prior five-year period, plus (b) in the case of Dr. Appleton, two times , and in the case of Mr. Herkert, one times his highest annual bonus in any 12 month period during the prior five-year period. In addition, the individual would be provided benefits for a period of, in the case of Dr. Appleton, two years, and in the case of Mr. Herkert, one year after such termination substantially equivalent to the benefits package the individual would have been otherwise entitled to receive if the individual was not terminated. Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options that the individual holds in Thermo Electron and its subsidiaries, including the Company, as of the date of the change in control. Finally, the individual would be entitled to a cash payment equal to, in the case of Dr. Appleton, $20,000, and in the case of Mr. Herkert, $15,000, to be used toward outplacement services. These executive retention agreements supercede and replace any and all prior severance arrangements which these individuals had with Thermo Electron.

         Assuming that the severance benefits would have been payable as of April 5, 1999, the lump sum salary and bonus payment under such agreement to Dr. Appleton and Mr. Herkert would have been approximately $680,000 and $343,000, respectively. In the event that payments under these agreements are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the individual would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by him with respect to such payment, plus the amount of all other additional taxes imposed on him attributable to the receipt of such gross-up payment.

STOCK OWNERSHIP POLICIES

         The human resources committee of the board of directors (the "Committee") established a stock holding policy for executive officers of the Company that required executive officers to own a multiple of their compensation in shares of Common Stock. For the chief executive officer, the multiple is one times his base salary and reference incentive compensation for the fiscal year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy has been amended to apply only to the chief executive officer.

         In order to assist executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Company is authorized to make interest-free loans to executive officers to enable them to purchase shares of Common Stock in the open market. This plan was also amended to apply only to the chief executive officer. The loans are required to be repaid upon the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the Committee.

         The Committee also has a policy requiring its executive officers to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and each majority-owned subsidiary of the Company, as of May 31, 1999, with respect to (i) each director, (ii) each executive officer named in the summary compensation table set forth in Item 11 - Executive Compensation (the "named executive officers") and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of May 31, 1999, with respect to each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

         While certain directors or executive officers of the Company are also directors and executive officers of ThermoRetec, Randers, or Thermo Electron, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron and of the shares of the common stock of ThermoRetec and Randers owned by the Company.


                                                              THERMO
                                           THERMO            ELECTRON           THERMORETEC     THE RANDERS KILLAM
              NAME (1)                TERRATECH INC. (2)    CORPORATION (3)    CORPORATION (4)    GROUP INC. (5)
              --------                ------------------   -----------------   ---------------    --------------
Thermo Electron Corporation (6)          16,638,220                N/A              N/A                  N/A
Loomis, Sayles & Company L.P. (7)         2,738,581                N/A              N/A                  N/A
John P. Appleton                            305,939            154,363           73,000              120,000
John N. Hatsopoulos                          60,357            851,454           61,282               48,000
Emil C. Herkert                              89,900             46,400                0              252,000
Brian D. Holt                               250,000            286,943                0                4,000
Donald E. Noble                              53,377             59,117           10,500                  300
Jeffrey L. Powell                            56,635             36,831          121,000               24,000
William A. Rainville                         60,000            352,959           24,000               24,000
Polyvios C. Vintiadis                        16,593              2,500            3,000               52,809
All directors and  current executive
     officers as a group (10 persons)       957,616          2,303,515          338,282              537,109


(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

(2) Shares of Common Stock beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Herkert, Mr. Holt, Mr. Noble, Mr. Powell, Mr. Rainville, Mr. Vintiadis and all directors and current executive officers as a group include 275,000, 40,000, 8,000, 250,000, 8,300,
         28,000, 60,000, 7,300 and 734,600 shares, respectively, that such person or group has the right to acquire within 60 days of May 31, 1999, through the exercise of stock options. Shares beneficially owned by Dr. Appleton, Mr. Hatsopoulos and all directors and current executive officers as a group include 305, 315 and 1,222 shares, respectively, allocated through May 31, 1999, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan ("ESOP"), of which the trustees, who have investment power over its assets are officers of Thermo Electron. Shares beneficially owned by Mr. Noble, Mr. Vintiadis and all directors and current executive officers as a group include 22,037, 9,293 and 31,330 full shares, respectively, allocated through April 3, 1999, to their respective accounts maintained under the Deferred Compensation Plan. Shares beneficially owned by Mr. Hatsopoulos and all directors and current executive officers as a group include 12,500 shares that Mr. Hatsopoulos has the right to acquire within 60 days after May 31, 1999, through the exercise of a stock purchase warrant. Except for Dr. Appleton, who beneficially owned 1.58% and Mr. Holt who beneficially owned 1.3% of the Common Stock outstanding as of May 31, 1999, no director or named executive officer beneficially owned more than 1% of the Common Stock outstanding as of such date; all directors and current executive officers as a group beneficially owned 4.98% of the Common Stock outstanding as of May 31, 1999.

(3) Shares of the common stock of Thermo Electron beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Herkert, Mr. Holt, Mr. Noble, Mr. Powell, Mr. Rainville and all directors and current executive officers as a group include 116,902, 805,535, 43,900, 283,950, 7,625, 30,050,
         286,837, and 2,018,597 shares, respectively, that such person or members of the group have the right to acquire within 60 days of May 31, 1999, through the exercise of stock options. Shares beneficially owned by Dr. Appleton, Mr. Hatsopoulos and all directors and current executive officers as a group include 1,615, 2,036 and 6,148 shares, respectively, allocated through May 31, 1999, to their respective accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Noble and all directors and current executive officers as a group each include 45,827 shares allocated through April 3, 1999, to Mr. Noble's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. No director or named executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of May 31, 1999; all directors and current executive officers as a group beneficially owned 1.45% of the common stock of Thermo Electron outstanding as of such date.

(4) Shares of the common stock of ThermoRetec beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Noble, Mr. Powell, Mr. Rainville, Mr. Vintiadis and all directors and current executive officers as a group include 63,000, 22,500, 6,000, 111,000, 22,500, 1,500 and 264,000
         shares, respectively, that such person or group has the right to acquire within 60 days after May 31, 1999, through the exercise of stock options. No director or named executive officer beneficially owned more than 1% of the common stock of ThermoRetec outstanding as of May 31, 1999; all directors and current executive officers as a group beneficially owned 2.48% of the common stock of ThermoRetec outstanding as of such date.

(5) Shares of the common stock of Randers beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Herkert, Mr. Holt, Mr. Noble, Mr. Powell, Mr. Rainville, Mr. Vintiadis and all directors and current executive officers as a group include 120,000, 48,000, 250,000, 4,000, 300, 24,000, 24,000, 48,300 and 530,600 shares, respectively, that such person or group has the right to acquire within 60 days after May 31, 1999, through the exercise of stock options. Shares beneficially owned by Mr. Vintiadis and all directors and current executive officers as a group each include 4,509 shares allocated through April 3, 1999 to Mr. Vintiadis' account maintained pursuant to Randers' deferred compensation plan for directors. No director or named executive officer beneficially owned more than 1% of the common stock of Randers outstanding as of May 31, 1999; all directors and current executive officers as a group beneficially owned 2.10% of the common stock of Randers outstanding as of such date.

(6) Shares beneficially owned by Thermo Electron include 32,389 shares of Common Stock issuable upon the conversion of a 4 5/8% convertible debenture due in 2003. As of May 31, 1999, Thermo Electron beneficially owned approximately 87.2% of the outstanding Common Stock. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of May 31, 1999, Thermo Electron had the power to elect all of the members of the Company's board of directors.

(7) Information regarding the number of shares of Common Stock beneficially owned by Loomis, Sayles & Company L.P. is based upon the most recent
         Schedule 13G of Loomis, Sayles & Company L.P. received by the Company, which reported such ownership as of March 10, 1999. The address of Loomis, Sayles & Company L.P. is One Financial Center, Boston, Massachusetts 02111. As of March 10, 1999, Loomis, Sayles & Company L.P. beneficially owned approximately 12.39% of the outstanding Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Company's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1999, except in the following instances. Thermo Electron filed five Form 4s late, reporting a total of 33 transactions, including 11 open market purchases of shares of Common Stock and 22 transactions associated with the grant, exercise and lapse of options to purchase Common Stock granted to employees under its stock option program.

ITEM 13 -  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Thermo Electron has, from time to time, caused its subsidiaries to sell minority interests to investors, resulting in several majority-owned, private and publicly-held subsidiaries. Thermo Electron has created the Company as a majority-owned, publicly-held subsidiary. The Company and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

         Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo

Electron and each of the Thermo Subsidiaries, including the Company, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

         To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

         The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

         As provided in the Charter, the Company and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Company. The Company was assessed an annual fee equal to 0.8% of the Company's revenues for these services in fiscal 1999. The annual fee will remain at 0.8% of the Company's revenues for fiscal 2000. The fee is reviewed annually and may be changed by mutual agreement of the Company and Thermo Electron. During fiscal 1999, Thermo Electron assessed the Company $2,480,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. In fiscal 1999, the Company was billed an additional $157,000 by Thermo Electron for certain administrative services required by the Company that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services

Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.

         The Company has entered into a Tax Allocation Agreement with Thermo Electron that outlines the terms under which the Company will be included in Thermo Electron's consolidated Federal and state income tax returns. Under current law, the Company will be included in such tax returns so long as Thermo Electron owns at least 80% of the Company's outstanding Common Stock. In years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed its own separate company tax returns. If Thermo Electron's equity ownership of the Company were to drop below 80%, the Company would file its own tax returns. In fiscal 1999, the Company paid Thermo Electron $1,217,000 under the Tax Allocation Agreement.

         Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company, and its publicly traded subsidiaries, ThermoRetec and Randers would be merged into Thermo Electron. As a result, all three companies would become wholly owned subsidiaries of Thermo Electron. The public shareholders of all three companies would receive common stock in Thermo Electron in exchange for their shares. The completion of these transactions is subject to numerous conditions, including the establishment of prices and exchange ratios; confirmation of anticipated tax consequences; the approval of the Board of Directors of ThermoRetec and Randers; the negotiation and execution of definitive merger agreements; the receipt of fairness opinions from investment banking firms that the transactions are fair to the Company's and subsidiaries' shareholders (other than the Company and Thermo Electron) from a financial point of view; the approval of the Company's Board of Directors, including its independent directors; and completion of review by the Securities and Exchange Commission of any necessary documents regarding the proposed transactions.

         From time to time the Company may transact business with other companies in the Thermo Group.

         The Company leases an office and operating facility from Thermo Electron. The total rental payments made to Thermo Electron during fiscal year 1999 under this agreement were $166,000.

         The Company and Thermo Electron entered into a development agreement under which Thermo Electron agreed to fund up to $4,000,000 of the direct and indirect costs of the Company's development of soil-remediation centers. In exchange for this funding, the Company granted Thermo Electron a royalty equal to approximately 3% of net revenues from soil-remediation services performed at the centers developed under this agreement. The royalty payments may cease if the amounts paid by the Company yield a certain internal rate of return to Thermo Electron on the funds advanced to the Company under this agreement. The Company paid Thermo Electron royalties of $186,000 in fiscal 1999.

         The Company purchases and sells products and services in the ordinary course of business to Thermo Electron and Thermo Electron's other subsidiaries. In fiscal 1999, the Company sold a total of $379,000 of products to Thermo Electron and its other subsidiaries and purchased a total of $231,000 of products and/or services from such companies.

         Until mid-December 1998, the Company's Thermo EuroTech N.V. subsidiary, along with certain other Thermo Subsidiaries, participated in a notional pool arrangement with ABN AMRO, which included a $29,719,000 credit facility. The Company had access to $9,553,000 under this credit facility. Only European-based Thermo Subsidiaries participated in this arrangement. Under this arrangement the Bank notionally combined the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement was then allocated based on balances attributable to the respective participants. Thermo Electron guaranteed all of the obligations of each participant in this arrangement. For 1998, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 5.00% and the average annual interest rate paid on overdrafts was approximately 5.00%.

         As of mid-December 1998, the Company's Thermo EuroTech N.V. subsidiary, along with certain other Thermo Subsidiaries, has entered into a modification of the above-described arrangement with ABN AMRO. Only European-based Thermo Subsidiaries participate in this arrangement. The new arrangement with ABN AMRO consists of a zero balance arrangement, which includes a $22,780,000 credit facility. The Company has access to $8,818,000 under this credit facility. Funds borrowed by the Company under this arrangement pay interest at a rate set by Thermo Finance B.V., a wholly-owned subsidiary of Thermo Electron, at the beginning of each month, based on Netherlands market rates. Funds invested by the Company under the arrangement earn a rate set by Thermo Finance B.V. at the beginning of each month, based on Netherlands market rates. Such invested funds are collateralized with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of April 3, 1999, the Company had a negative cash balance of approximately $8,186,000 based on an exchange rate of $0.4899/NLG 1.00. As of April 3, 1999, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 3.6% and the average annual interest rate paid on overdrafts was approximately 4.2%.

         At April 3, 1999, the Company owed Thermo Electron and its other subsidiaries an aggregate of $2,522,000 for amounts due under the Services Agreement and related administrative charges, for other products and services, and for miscellaneous items, net of amounts owed to the Company by Thermo Electron and its other subsidiaries for products, services and other miscellaneous items. The largest amount of such net indebtedness owed by the Company to Thermo Electron and its other subsidiaries since April 4, 1998 was $3,128,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

         As of April 3, 1999, approximately $40,625,000 of the Company's cash equivalents was invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. This agreement was terminated effective June 1, 1999 in connection with the adoption of a new domestic cash management agreement.

         Effective June 1, 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice.

STOCK HOLDING ASSISTANCE PLAN

         The human resources committee of the board of directors (the "Committee"), established a stock holding policy that requires the chief executive officer to acquire and hold a minimum number of shares of Common Stock. In order to assist the chief executive officer in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Company may make interest-free loans to the chief executive officer, to enable him to purchase the Common Stock in the open market. The stock holding policy and the stock holding assistance plan were both subsequently amended to apply only to the chief executive officer. In fiscal 1998 and 1999, Dr. Appleton received loans in the principal amount of $137,607 under this plan to purchase 20,000 shares, the entire amount of which was outstanding as of May 31, 1999. The loan is repayable upon the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the Committee.

         Each of the Company's publicly-traded, majority owned subsidiaries have adopted similar stock holding policies and stock holding assistance plans, which were applicable to their executive officers prior to their amendment to make them applicable only to their chief executive officers. Certain executive officers of the Company are also the chief executive officers of these subsidiaries and are required to comply with the subsidiary's stock holding policies. Dr. Appleton, the Company's president and chief executive officer, was also the chief executive officer of ThermoRetec until May 14, 1997. Mr. Powell, a vice president of the Company, was also the chief executive officer of ThermoRetec until April 30, 1998. In fiscal 1998, Dr. Appleton received loans in the principal amount of $61,867.50 under the plan to purchase 10,000 shares of the common stock of ThermoRetec, of which the entire amount is still outstanding. In fiscal 1998, Mr. Powell received loans in the principal amount of $59,940.50 under the plan to purchase 10,000 shares of the common stock of ThermoRetec, of which the entire amount is still outstanding. Each of these loans is repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise determined by the human resources committee of the board of directors of ThermoRetec.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 on form 10-K/A to be signed by the undersigned, duly authorized.

                                                THERMO TERRATECH INC.


                                                By:  /s/  Sandra L. Lambert
                                                   -----------------------------
                                                    Sandra L. Lambert
                                                    Secretary

                                                                      APPENDIX E

               QUARTERLY REPORT ON FORM 10-Q OF THERMO TERRATECH
                       FOR THE QUARTER ENDED JULY 3, 1999

                                                                APPENDIX E



                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

              ----------------------------------------------------

                                    FORM 10-Q

(mark one)

[ X ] Quarterly Report Pursuant to Section 13 or 15(d) of the Securities
      Exchange Act of 1934 for the Quarter Ended July 3, 1999

[   ] Transition Report Pursuant to Section 13 or 15(d) of the Securities
      Exchange Act of 1934

                          Commission File Number 1-9549

                              THERMO TERRATECH INC.
             (Exact name of Registrant as specified in its charter)

Delaware                                                             04-2925807
(State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)

81 Wyman Street, P.O. Box 9046                                       02454-9046
Waltham, Massachusetts                                               (Zip Code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (781) 622-1000

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes [ X ]  No [     ]

Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date.

          Class                                   Outstanding at July 30, 1999
  ----------------------------                    ----------------------------
  Common Stock, $.10 par value                              19,072,138

PART I - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS

                              THERMO TERRATECH INC.

                           Consolidated Balance Sheet
                                   (Unaudited)

                                     Assets

                                                                July 3,      April 3,
(In thousands)                                                                                                1999          1999
----------------------------------------------------------------------------------------------------- ------------- -------------
Current Assets:
 Cash and cash equivalents (includes $884 and $41,667 under repurchase agreements with
    parent company)                                                                                     $    2,529    $   43,013
 Advance to affiliate (Note 7)                                                                              39,338             -
 Accounts receivable, less allowances of $3,276 and $3,577                                                  60,501        59,377
 Unbilled contract costs and fees                                                                           17,259        19,974
 Inventories                                                                                                 1,733         1,869
 Prepaid and refundable income taxes                                                                         6,853         6,946
 Prepaid expenses                                                                                            3,256         3,196
                                                                                                        ----------    ----------

                                                                                                           131,469       134,375
                                                                                                        ----------    ----------
Property, Plant, and Equipment, at Cost (Note 5)                                                           132,055       151,219
 Less:  Accumulated depreciation and amortization                                                           60,106        59,705
                                                                                                        ----------    ----------

                                                                                                            71,949        91,514
                                                                                                        ----------    ----------
Other Assets (Note 5)                                                                                       14,760        15,949
                                                                                                        ----------    ----------

Cost in Excess of Net Assets of Acquired Companies (Note 5)                                                 89,382       108,627
                                                                                                        ----------    ----------

                                                                                                        $  307,560    $  350,465
                                                                                                        ----------    ----------
                                                                                                        ----------    ----------


                              THERMO TERRATECH INC.

                                   (Unaudited)

                    Liabilities and Shareholders' Investment

                                                                                                           July 3,      April 3,
(In thousands except share amounts)                                                                           1999          1999
----------------------------------------------------------------------------------------------------- ------------- -------------
Current Liabilities:
 Notes payable and current maturities of long-term obligations (includes $8,383 and
    $9,228 under overdraft facility with related party)                                                 $   17,053    $   17,618
 Subordinated convertible debentures (includes $4,300 of related-party debt)                                37,950             -
 Accounts payable                                                                                           16,877        17,404
 Accrued payroll and employee benefits                                                                      11,863        12,771
 Accrued restructuring costs (Note 5)                                                                        9,139         1,719
 Deferred revenue                                                                                            2,854         2,675
 Other accrued expenses                                                                                     12,165        12,623
 Due to parent company and affiliated companies                                                              2,405         2,522
                                                                                                        ----------    ----------

                                                                                                           110,306        67,332
                                                                                                        ----------    ----------
Deferred Income Taxes                                                                                        3,026         3,538
                                                                                                        ----------    ----------

Other Deferred Items                                                                                         1,076         1,076
                                                                                                        ----------    ----------

Long-term Obligations:
 Subordinated convertible debentures (includes $515 and $4,695 of related-party debt)                      118,849       156,799
 Other                                                                                                       1,769         1,818
                                                                                                        ----------    ----------

                                                                                                           120,618       158,617
                                                                                                        ----------    ----------
Minority Interest                                                                                           23,598        27,745
                                                                                                        ----------    ----------

Shareholders' Investment:
 Common stock, $.10 par value, 75,000,000 shares authorized; 19,583,773 shares issued                        1,958         1,958
 Capital in excess of par value                                                                             70,837        70,633
 Retained earnings (accumulated deficit)                                                                   (19,196)       25,898
 Treasury stock at cost, 533,169 and 543,319 shares                                                         (4,053)       (4,130)
 Deferred compensation                                                                                        (270)         (252)
 Accumulated other comprehensive items (Note 2)                                                               (340)       (1,950)
                                                                                                        ----------    ----------

                                                                                                            48,936        92,157
                                                                                                        ----------    ----------
                                                                                                        $  307,560    $  350,465
                                                                                                        ----------    ----------
                                                                                                        ----------    ----------




The accompanying notes are an integral part of these consolidated financial statements.

                              THERMO TERRATECH INC.

                      Consolidated Statement of Operations
                                   (Unaudited)



                                                                                                            Three Months Ended
                                                                                                       --------------------------
                                                                                                           July 3,       July 4,
(In thousands except per share amounts)                                                                       1999          1998
----------------------------------------------------------------------------------------------------- ------------- -------------
Revenues                                                                                                $   75,908    $   76,693
                                                                                                        ----------    ----------

Costs and Operating Expenses:
 Cost of revenues (Note 5)                                                                                  60,214        61,045
 Selling, general, and administrative expenses                                                              11,241        11,575
 Restructuring costs (Note 5)                                                                               54,197             -
                                                                                                        ----------    ----------

                                                                                                           125,652        72,620
                                                                                                        ----------    ----------
Operating Income (Loss)                                                                                    (49,744)        4,073

Interest Income                                                                                                591           644
Interest Expense (includes $58 and $36 to related party)                                                    (2,139)       (2,257)
                                                                                                        ----------    ----------

Income (Loss) Before Income Taxes and Minority Interest                                                    (51,292)        2,460
Income Tax (Provision) Benefit (Note 5)                                                                      1,985        (1,299)
Minority Interest Income (Expense)                                                                           4,213          (160)
                                                                                                        ----------    ----------

Net Income (Loss)                                                                                       $  (45,094)   $    1,001
                                                                                                        ----------    ----------
                                                                                                        ----------    ----------

Basic and Diluted Earnings (Loss) per Share (Note 3)                                                    $   (2.37)    $      .05
                                                                                                        ----------    ----------
                                                                                                        ----------    ----------

Basic and Diluted Weighted Average Shares (Note 3)                                                          19,050        19,514
                                                                                                        ----------    ----------
                                                                                                        ----------    ----------





















The accompanying notes are an integral part of these consolidated financial statements.

                              THERMO TERRATECH INC.

                      Consolidated Statement of Cash Flows
                                   (Unaudited)


                                                                                                            Three Months Ended
                                                                                                           ---------------------
                                                                                                           July 3,       July 4,
(In thousands)                                                                                                1999          1998
----------------------------------------------------------------------------------------------------- ------------- -------------
Operating Activities:
 Net income (loss)                                                                                      $  (45,094)   $    1,001
 Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
      Noncash restructuring costs (Note 5)                                                                  46,567             -
      Change in deferred income taxes                                                                       (2,841)            -
      Depreciation and amortization                                                                          3,484         4,068
      Minority interest (income) expense                                                                    (4,213)          160
      Provision for losses on accounts receivable                                                                8           363
      Other noncash items                                                                                    1,850           194
      Changes in current accounts:
        Accounts receivable                                                                                 (1,215)         (466)
        Inventories and unbilled contract costs and fees                                                     2,108        (3,967)
        Other current assets                                                                                  (193)         (220)
        Accounts payable                                                                                      (459)          661
        Other current liabilities                                                                            3,067        (3,193)
                                                                                                        ----------    ----------

          Net cash provided by (used in) operating activities                                                3,069        (1,399)
                                                                                                        ----------    ----------

Investing Activities:
 Advances to affiliate, net (Note 7)                                                                       (39,338)            -
 Proceeds from sale and maturities of available-for-sale investments                                             -        14,065
 Purchases of property, plant, and equipment                                                                (3,969)       (5,814)
 Proceeds from sale of property, plant, and equipment                                                          206           181
 Other                                                                                                        (121)         (262)
                                                                                                        ----------    ----------

          Net cash provided by (used in) investing activities                                              (43,222)        8,170
                                                                                                        ----------    ----------

Financing Activities:
 Repayment of notes payable and long-term obligations                                                         (126)      (14,194)
 Proceeds from issuance of Company and subsidiary's common stock                                                57            36
 Repurchase of Company common stock                                                                              -          (150)
 Repayment of long-term notes receivable                                                                        43           487
 Other                                                                                                          98            12
                                                                                                        ----------    ----------

          Net cash provided by (used in) financing activities                                                   72       (13,809)
                                                                                                        ----------    ----------

Exchange Rate Effect on Cash                                                                                  (403)          (77)
                                                                                                        ----------    ----------

Decrease in Cash and Cash Equivalents                                                                      (40,484)       (7,115)
Cash and Cash Equivalents at Beginning of Period                                                            43,013        34,711
                                                                                                        ----------    ----------

Cash and Cash Equivalents at End of Period                                                              $    2,529    $   27,596
                                                                                                        ----------    ----------
                                                                                                        ----------    ----------



The accompanying notes are an integral part of these consolidated financial statements.

                              THERMO TERRATECH INC.

                   Notes to Consolidated Financial Statements

1.     General

       The interim consolidated financial statements presented have been prepared by Thermo TerraTech Inc. (the Company) without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the financial position at July 3, 1999, and the results of operations and cash flows for the three-month periods ended July 3, 1999, and July 4, 1998. Interim results are not necessarily indicative of results for a full year.

       The consolidated balance sheet presented as of April 3, 1999, has been derived from the consolidated financial statements that have been audited by the Company's independent public accountants. Certain amounts in fiscal 1999 have been reclassified to conform to the presentation in the fiscal 2000 financial statements. The consolidated financial statements and notes are presented as permitted by Form 10-Q and do not contain certain information included in the annual financial statements and notes of the Company. The consolidated financial statements and notes included herein should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the fiscal year ended April 3, 1999, filed with the Securities and Exchange Commission.

2.     Comprehensive Income

       Comprehensive income combines net income (loss) and "other comprehensive items," which represents certain items that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax gains or losses from available-for-sale investments. During the first quarter of fiscal 2000 and 1999, the Company had a comprehensive loss of $43,832,000 and comprehensive income of $1,079,000, respectively.

3.     Earnings (Loss) per Share

       Basic and diluted earnings (loss) per share were calculated as follows:


                                                                                                            Three Months Ended
                                                                                                       ---------------------------
                                                                                                             July 3,       July 4,
(In thousands except per share amounts)                                                                        1999         1998
------------------------------------------------------------------------------------------------------ -------------- -----------
Net Income (Loss)                                                                                        $  (45,094)    $    1,001
                                                                                                         ----------     ----------

Weighted Average Shares                                                                                      19,050         19,514
                                                                                                         ----------     ----------

Basic and Diluted Earnings (Loss) per Share                                                              $    (2.37)    $      .05
                                                                                                         ----------     ----------
                                                                                                         ----------     ----------



       The computation of diluted earnings (loss) per share for each period excludes the effect of assuming the exercise of outstanding stock options, warrants, and put rights because the effect would be antidilutive. As of July 3, 1999, there were 2,379,075 of such options and warrants outstanding, with exercise prices ranging from $4.16 to $11.34 per share. As of July 3, 1999, put rights with respect to an aggregate of 423,854 shares were outstanding. The put rights obligate the Company, at the holders' option, to purchase shares of the Company's common stock for $8.00 per share.

       In addition, the computation of diluted earnings (loss) per share for each period excludes the effect of assuming the conversion of $111,850,000 principal amount of 4 5/8% subordinated convertible debentures, convertible at $15.90 per share, because the effect would be antidilutive.

                              THERMO TERRATECH INC.

4.     Business Segment Information


                                                                                                           Three Months Ended
                                                                                                       ---------------------------
                                                                                                             July 3,       July 4,
(In thousands)                                                                                                 1999          1998
------------------------------------------------------------------------------------------------------ -------------- ------------
Revenues:
 Environmental-liability Management                                                                      $    38,865  $   39,716
 Engineering and Design                                                                                       21,905      22,775
 Laboratory Testing                                                                                           10,984       9,671
 Metal Treating                                                                                                4,358       4,707
 Intersegment sales elimination (a)                                                                             (204)       (176)
                                                                                                         -----------  -----------

                                                                                                         $    75,908  $   76,693
                                                                                                         -----------  -----------
                                                                                                         -----------  -----------

Income (Loss) Before Income Taxes and Minority Interest:
 Environmental-liability Management (b)                                                                  $   (37,088) $    1,413
 Engineering and Design (c)                                                                                  (13,957)      1,433
 Laboratory Testing                                                                                            1,624       1,261
 Metal Treating                                                                                                  441         612
 Corporate (d)                                                                                                  (764)       (646)
                                                                                                         -----------  ----------

 Total operating income (loss)                                                                               (49,744)      4,073
 Interest expense, net                                                                                        (1,548)     (1,613)
                                                                                                         -----------  ----------

                                                                                                         $   (51,292) $    2,460
                                                                                                         -----------  -----------
                                                                                                         -----------  -----------



(a) Intersegment sales are accounted for at prices that are representative of transactions with unaffiliated parties.

(b) Includes restructuring and related costs of $39,187,000 in the first quarter of fiscal 2000 (Note 5).

(c) Includes restructuring costs of $15,668,000 in the first quarter of fiscal 2000 (Note 5).

(d) Primarily general and administrative expenses.

5.     Restructuring and Related Costs

       In May 1999, the Company announced that its majority-owned subsidiaries plan to sell several businesses. The businesses proposed to be sold include the used-oil processing operation of Thermo EuroTech, N.V.; three soil-recycling facilities of ThermoRetec Corporation, in addition to the sites previously announced; and the Randers division, BAC Killam Inc., and E3-Killam Inc. businesses of The Randers Killam Group Inc. In connection with these actions, the Company recorded $55,910,000 of restructuring and related costs, including restructuring costs of $54,197,000, a tax asset write-off of $1,055,000, and an inventory provision of $658,000. In the accompanying statement of operations, the tax write-off is included in income tax (provision) benefit and the inventory provision is included in cost of revenues. Restructuring costs include a $22,192,000 write-down of cost in excess of net assets of acquired companies to reduce the carrying value of the businesses proposed to be sold to the estimated proceeds from their sale; a $20,239,000 write-down of fixed assets to their estimated disposal value; $4,555,000 for ongoing lease costs for facilities that will be exited in connection with the sale of certain businesses; $2,494,000 for estimated land reclamation costs; a $1,905,000 charge for the cumulative foreign translation adjustment related to Thermo EuroTech's used-oil processing business; a $1,788,000 write-off of intangible assets related to license acquisition costs at the used-oil processing business; $581,000 for severance costs for 42 employees across all functions, 9 of whom were terminated in the first quarter of fiscal 2000; and a $443,000 write-off of other current assets associated with the businesses. The tax write-off represents a deferred tax asset that will not be realized as a result of selling Thermo EuroTech's used-oil processing business. The inventory provision also relates to exiting this business. The write- down of fixed assets principally relates to special purpose equipment in the used-oil processing and soil-recycling businesses. The effects of these charges reduced depreciation and amortization expense, thereby reducing the pretax operating loss by approximately $1,000,000 during the first quarter of fiscal 2000.

                              THERMO TERRATECH INC.

       The businesses that are proposed to be sold reported unaudited aggregate revenues and operating income, prior to restructuring and related costs, of $9,402,000 and $385,000, respectively, in the first quarter of fiscal 2000 and aggregate revenues and operating loss of $49,627,000 and $112,000, respectively, in fiscal 1999.

       During fiscal 1999, the Company recorded restructuring costs, primarily related to the closure or sale of two soil-recycling facilities by ThermoRetec. The Company closed one soil-recycling facility in March 1999 and is actively seeking a buyer for the second soil-recycling facility. If no buyer is found, ThermoRetec will close the facility. In addition, the Company recorded restructuring costs for abandoned-facility payments relating to the consolidation of the facilities of another business. In connection with these restructuring activities, the Company established reserves, primarily for ongoing lease costs and severance for 13 employees, 6 of whom were terminated as of April 3, 1999. During the first quarter of fiscal 2000, the Company did not terminate any additional employees related to this restructuring action.

       A summary of the changes in accrued restructuring costs, which the Company expects to pay primarily during the remainder of fiscal 2000, is as follows:


                                                                               Facility-closing             Land
(In thousands)                                                   Severance                Costs      Reclamation            Total
------------------------------------------------------------- ---------------- ----------------- ---------------- ----------------
BALANCE AT APRIL 3, 1999                                             $    112         $   1,607         $      -         $  1,719
 Provision charged to expense                                             581             4,555            2,494            7,630
 Usage                                                                    (49)              (54)               -             (103)
 Currency translation                                                       -               (47)             (60)            (107)
                                                                     --------         ---------         --------         --------

BALANCE AT JULY 3, 1999                                              $    644         $   6,061         $  2,434         $  9,139
                                                                     --------         ---------         --------         --------
                                                                     --------         ---------         --------         --------



       The Company expects to incur additional restructuring costs of $3,000,000, primarily during the remainder of fiscal 2000, for severance, employee retention, and relocation expenses. Pursuant to the requirements of Emerging Issues Task Force Pronouncement 94-3, these costs are not permitted as charges until they are incurred.

6.     Proposed Reorganization

       Thermo Electron Corporation has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company, ThermoRetec, and Randers Killam would be merged into Thermo Electron. As a result, all three companies would become wholly owned subsidiaries of Thermo Electron. The public shareholders of all three companies would receive common stock in Thermo Electron in exchange for their shares. The completion of these transactions is subject to numerous conditions, including the establishment of prices and exchange ratios; confirmation of anticipated tax consequences; the approval of the Board of Directors of ThermoRetec and Randers Killam; the negotiation and execution of definitive merger agreements; the receipt of fairness opinions from investment banking firms that the transactions are fair to the Company's and subsidiaries' shareholders (other than the Company and Thermo Electron) from a financial point of view; the approval of the Company's Board of Directors, including its independent directors; and completion of review by the Securities and Exchange Commission of any necessary documents regarding the proposed transactions.

7.     Cash Management Arrangement

       Effective June 1, 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management

                              THERMO TERRATECH INC.

arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Amounts invested in this arrangement are included in "advance to affiliate" in the accompanying balance sheet.

       In addition, under the new domestic cash management arrangement, amounts borrowed from Thermo Electron for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 150 basis points, set at the beginning of each month. The Company has no borrowings under this arrangement at July 3, 1999.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed under the heading "Forward-looking Statements" in Exhibit 13 to the Company's Annual Report on Form 10-K for the fiscal year ended April 3, 1999, filed with the Securities and Exchange Commission.

OVERVIEW

       The Company provides industrial outsourcing services and manufacturing support encompassing a broad range of specializations. The Company operates in four segments: environmental-liability management, engineering and design, laboratory testing, and metal treating.

ENVIRONMENTAL-LIABILITY MANAGEMENT

       The Company's majority-owned ThermoRetec Corporation subsidiary is a national provider of environmental-liability and resource-management services. ThermoRetec offers these and related consulting services in four areas: consulting and engineering, nuclear remediation, soil remediation, and fluids recycling. The Company's majority-owned Thermo EuroTech N.V. subsidiary, located in the Netherlands, specializes in converting "off-spec" and contaminated petroleum fluids into useable oil products. The Company intends to exit this business, as discussed in the results of operations. Thermo EuroTech also provides in-plant waste management and recycling services through its Ireland-based Green Sunrise Holdings Ltd. subsidiary.

ENGINEERING AND DESIGN

       The Company's majority-owned The Randers Killam Group Inc. subsidiary provides comprehensive engineering and outsourcing services such as water and wastewater treatment, process engineering and construction, highway and bridge engineering, and infrastructure engineering. The Company intends to exit the Process Engineering and Construction segment and Highway and Bridge Engineering segment of this business, as discussed in the results of operations. The Company's wholly owned Normandeau Associates Inc. subsidiary provides consulting services that address natural resource management issues.

LABORATORY TESTING

       The Company's wholly owned Thermo Analytical Inc. subsidiary operates analytical laboratories that provide environmental- and pharmaceutical-testing services, primarily to commercial clients throughout the U.S.

                              THERMO TERRATECH INC.

METAL TREATING

       The Company performs metallurgical processing services using thermal-treatment equipment at locations in California, Minnesota, and Wisconsin.

RESULTS OF OPERATIONS

FIRST QUARTER FISCAL 2000 COMPARED WITH FIRST QUARTER FISCAL 1999

       Total revenues were $75.9 million in the first quarter of fiscal 2000, compared with $76.7 million in the first quarter of fiscal 1999. Revenues from the Environmental-liability Management segment decreased slightly to $38.9 million in fiscal 2000 from $39.7 million in fiscal 1999. Excluding intrasegment sales, revenues at ThermoRetec increased to $35.8 million in fiscal 2000 from $34.2 million in fiscal 1999, due to an increase of $1.6 million from consulting and engineering services. Revenues from Thermo EuroTech decreased $2.5 million to $3.0 million due to a decrease in sales of useable oil products and, to a lesser extent, a decrease in revenues relating to contracts to process oil-based muds and perform soil-remediation services overseas. Revenues from the Engineering and Design segment decreased slightly to $21.9 million in fiscal 2000 from $22.8 million in fiscal 1999, primarily due to decreased contract revenue. Revenues from the Laboratory Testing segment increased to $11.0 million in fiscal 2000 from $9.7 million in fiscal 1999 due to higher demand. Revenues from the Metal Treating segment decreased slightly to $4.4 million in fiscal 2000 from $4.7 million in fiscal 1999.

       The gross profit margin increased to 22% in the first quarter of fiscal 2000 from 20% in the first quarter of fiscal 1999, excluding a $0.7 million write-off of inventory at the Environmental-liability Management segment (Note
5). The increase was primarily due to the reduction of depreciation expenses in fiscal 2000 at the Environmental-liability Management and Engineering and Design segments (Note 5), which reduced the pretax operating loss by $0.9 million. The gross profit margin also increased at the Laboratory Testing segment, due to an increase in revenues without a significant increase in overhead costs.

       Selling, general, and administrative expenses as a percentage of revenues remained constant at 15% in the first quarters of both fiscal 2000 and fiscal 1999.

       In May 1999, the Company announced that its majority-owned subsidiaries plan to sell several businesses. The businesses proposed to be sold include the used-oil processing operation of Thermo EuroTech; three soil-recycling facilities of ThermoRetec; and the Randers division, BAC Killam Inc., and E3-Killam Inc. businesses of Randers Killam. In connection with these actions, the Company recorded $54.2 million of restructuring costs in the first quarter of fiscal 2000. Of these restructuring costs, $38.5 million was recorded by the Environmental-liability Management segment and $15.7 million was recorded by the Engineering and Design segment. These charges represent the excess of book value of the businesses proposed to be sold over the estimated proceeds from their sale, a write-down of fixed assets to their estimated disposal value, ongoing lease obligations, land reclamation costs, a charge for a cumulative translation adjustment, write-offs of intangible and other assets, and severance costs (Note
5). These businesses reported aggregate revenues and operating income, prior to restructuring, of $9.4 million and $0.4 million, respectively, in the first quarter of fiscal 2000 and aggregate revenues and operating loss of $49.6 million and $0.1 million, respectively, in fiscal 1999.

       Interest income remained constant at $0.6 million in the first quarter of fiscal 2000 and fiscal 1999. Interest expense remained relatively constant at $2.1 million in the first quarter of fiscal 2000, compared with $2.3 million in the first quarter of fiscal 1999.

       The Company recorded a tax benefit in the first quarter of fiscal 2000 at an effective rate below the statutory federal income tax rate, primarily due to the write-off of nondeductible cost in excess of net assets of acquired companies. In addition, the net tax benefit recorded in fiscal 2000 includes a $1,055,000 write-off of deferred tax

                              THERMO TERRATECH INC.

assets (Note 5). The effective tax rate in the first quarter of fiscal 1999 was 53% and exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and the nondeductible amortization of cost in excess of net assets of acquired companies.

       The Company recorded minority interest income of $4.2 million in the first quarter of fiscal 2000, compared with minority interest expense of $0.2 million in the first quarter of fiscal 1999, primarily due to losses incurred in fiscal 2000 by the Company's majority-owned subsidiaries.

LIQUIDITY AND CAPITAL RESOURCES

       Consolidated working capital was $21.2 million at July 3, 1999, compared with $67.0 million at April 3, 1999. Working capital decreased $38.0 million due to the reclassification of subordinated convertible debentures due May 2000 to current liabilities. Cash and cash equivalents were $2.5 million at July 3, 1999, compared with $43.0 million at April 3, 1999. In addition, as of July 3, 1999, the Company had $39.3 million invested in an advance to affiliate. Prior to the use of a new domestic cash management arrangement between the Company and Thermo Electron Corporation (Note 7), which became effective June 1, 1999, amounts invested with Thermo Electron were included in cash and cash equivalents. Of the total cash and cash equivalents, $2.2 million was held by the Company's majority-owned subsidiaries and the balance was held by the Company and its wholly owned subsidiaries. Of the total advance to affiliate, $38.9 million was advanced by the Company's majority-owned subsidiaries and the balance was advanced by the Company and its wholly owned subsidiaries.

       During the first quarter of fiscal 2000, $3.1 million of cash was provided by operating activities. During this period, $2.1 million of cash was provided by a decrease in inventories and unbilled contract costs and fees, primarily due to the timing of billings at ThermoRetec and Randers Killam. In addition, an increase in other current liabilities provided $3.1 million of cash, primarily due to a $7.4 million increase in accrued restructuring costs, which the Company expects to pay primarily over the next 12 months. This increase was offset in part by decreases in accrued interest and billings in excess of costs and fees, due to the timing of payments and billings.

       Excluding advances to affiliate activity (Note 7), the Company's investing activities in the first quarter of fiscal 2000 primarily consisted of capital additions. The Company expended $4.0 million for purchases of property, plant, and equipment in the first quarter of fiscal 2000 and expects to spend approximately $9.0 million for capital additions during the remainder of fiscal 2000.

       The Company's financing activities provided cash of $0.1 million in the first quarter of fiscal 2000. Pursuant to certain put rights on shares issued in connection with an acquisition, the Company has cash obligations aggregating $3.4 million to purchase its common stock through fiscal 2002.

       The Company generally expects to have positive cash flow from its existing operations. Although the Company does not presently intend to actively seek to acquire additional businesses in the near future, it may acquire one or more complimentary businesses if they are presented to the Company on terms the Company believes to be attractive. Such acquisitions may require significant amounts of cash. In addition, ThermoRetec's $38.0 million principal amount 4 7/8% subordinated convertible debentures mature on May 1, 2000. The maturity of ThermoRetec's debentures could adversely affect the Company's liquidity in the first quarter of fiscal 2001. The Company expects that it will finance any such acquisitions and the redemption of such debentures through a combination of internal funds and/or short-term borrowings from Thermo Electron, although it has no agreement with Thermo Electron to ensure that funds will be available on acceptable terms or at all. Thermo Electron has expressed its willingness to advance up to $5 million to the Company for short-term liquidity in the event that the need arises. Except as described in this paragraph with respect to ThermoRetec's debentures, the Company believes that its existing resources are sufficient to meet the capital requirements of its existing businesses for the foreseeable future.

                              THERMO TERRATECH INC.

YEAR 2000

       The following information constitutes a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. The Company continues to assess the potential impact of the year 2000 date recognition issue on the Company's internal business systems, services, and operations. The Company's year 2000 initiatives include (i) testing and upgrading significant information technology systems and facilities; (ii) assessing the year 2000 readiness of its key suppliers and vendors; and (iii) developing a contingency plan.

THE COMPANY'S STATE OF READINESS

       The Company has implemented a compliance program to ensure that its critical information technology systems and non-information technology systems will be ready for the year 2000. The first phase of the program, testing and evaluating the Company's critical information technology systems and non-information technology systems for year 2000 compliance, has largely been completed. During phase one, the Company tested and evaluated its significant computer systems, software applications, and related equipment for year 2000 compliance. The Company also evaluated the potential year 2000 impact on its critical non-information technology systems. The Company's efforts included testing the year 2000 readiness of the utility and telecommunications systems at its critical facilities. The Company is currently in phase two of its program, during which any material noncompliant information technology systems or non-information technology systems that were identified during phase one are prioritized and remediated. Based on its evaluations, the Company does not believe that any material upgrades or modifications to its critical non-information technology systems are required. The Company is currently upgrading or replacing its material noncompliant information technology systems, and this process was approximately 85% complete as of July 3, 1999. In many cases, such upgrades or replacements are being made in the ordinary course of business, without accelerating previously scheduled upgrades or replacements. The Company expects that all of its material information technology systems and critical non-information technology systems will be year 2000 compliant by the end of October 1999.

       The Company is in the process of identifying and assessing the year 2000 readiness of key suppliers and vendors that are believed to be significant to the Company's business operations. As part of this effort, the Company has developed and is distributing questionnaires relating to year 2000 compliance to its significant suppliers and vendors. To date, no significant supplier or vendor has indicated that it believes its business operations will be materially disrupted by the year 2000 issue. The Company has started to follow up with significant suppliers and vendors that have not responded to the Company's questionnaires. The Company has not completed the majority of its assessment of third-party risk, but expects to be substantially completed by the end of October 1999.

CONTINGENCY PLAN

       The Company is developing a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems. This plan may include identifying manual or backup systems in the event of a failure of the Company's material information technology systems. As the Company continues to evaluate the year 2000 readiness of its business systems and facilities and significant suppliers and vendors, it will modify and adjust its contingency plan as may be required. The Company expects to complete its contingency plan by the end of October 1999.

ESTIMATED COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES

       The Company had incurred third-party expenses (external costs) related to year 2000 issues of approximately $350,000 as of July 3, 1999, and the total external costs of year 2000 remediation are expected to be approximately $400,000. All of the external costs incurred as of July 3, 1999, were spent on testing and upgrading information technology systems. In fiscal 1999 and in the first quarter of fiscal 2000, an immaterial amount of the Company's total information technology budget was spent on year 2000 issues. All internal costs and related external costs, other than capital additions, related to year 2000 remediation have been and will continue to be expensed as incurred. The Company does not track the internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems group.

                              THERMO TERRATECH INC.

REASONABLY LIKELY WORST CASE SCENARIO

       At this point in time, the Company is not able to determine the most reasonably likely worst case scenario to result from the year 2000 issue. One possible worst case scenario would be that the Company experiences year 2000 problems in its material information technology systems that cause the Company to be unable to access data, to process transactions, and to maintain accurate books and records. In such an event, the Company's operations could be delayed or temporarily shut down, and it could be unable to meet its obligations to customers in a timely fashion. The Company's business, operations, and financial condition could be adversely affected in amounts that cannot be reasonably estimated at this time.

RISKS OF THE COMPANY'S YEAR 2000 ISSUES

       While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays. Some services provided by the Company involve the delivery to clients of third-party software and hardware. In addition, certain older third-party products, which the Company no longer uses in providing its services to clients, may not be year 2000 compliant, which may expose the Company to claims. As discussed above, if any of the Company's key suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a material adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.

ITEM 3 - QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

       The Company's exposure to market risk from changes in foreign exchange rates, equity prices, and interest rates has not changed materially from its exposure at fiscal year-end 1999.

PART II - OTHER INFORMATION

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

(a)    Exhibits

       See Exhibit Index on the page immediately preceding exhibits.

(b)    Reports on Form 8-K

       On May 12, 1999, the Company filed a Current Report on Form 8-K, dated as of May 5, 1999, with respect to modifications to the previously announced reorganization plan of the Company's parent, Thermo Electron Corporation, involving certain of Thermo Electron's subsidiaries, including the Company.

       On May 25, 1999, the Company filed a Current Report on Form 8-K, dated as of May 24, 1999, with respect to certain pretax restructuring and other charges that will be taken by the Company.

                              THERMO TERRATECH INC.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized as of the 10th day of August 1999.

                                               THERMO TERRATECH INC.



                                               /s/ Paul F. Kelleher
                                               -----------------------------
                                               Paul F. Kelleher
                                               Chief Accounting Officer



                                               /s/ Theo Melas-Kyriazi
                                               -----------------------------
                                               Theo Melas-Kyriazi
                                               Chief Financial Officer

                              THERMO TERRATECH INC.

                                  EXHIBIT INDEX



Exhibit
Number            Description of Exhibit
--------          ----------------------
   27.1           Financial Data Schedule.

   27.2           Amended Financial Data Schedule for the fiscal year ended April 3, 1999.



                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and Thermo Electron's Certificate of Incorporation and Bylaws limit the monetary liability of directors to Thermo Electron and to its stockholders and provide for indemnification of Thermo Electron's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Thermo Electron and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Thermo Electron also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

    Thermo Electron has an insurance policy which insures its directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The following exhibits are filed herewith or incorporated herein by reference:

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         2.1            Agreement and Plan of Merger, dated as of October 19, 1999, by and among Thermo Electron, Thermo TerraTech and TTT
                        Acquisition Corporation (included as Appendix A to the Proxy
                        Statement-Prospectus forming a part of this Registration
                        Statement and incorporated herein by reference).

         3.1            Amended and Restated Certificate of Incorporation of Thermo
                        Electron (filed as Exhibit 1 to Thermo Electron's Amendment
                        No. 3 to Registration Statement on Form 8-A/A [File
                        No. 1-8002] and incorporated herein by reference).

         3.2            Bylaws of Thermo Electron (filed as Exhibit 3 to Thermo
                        Electron's Quarterly Report on Form 10-Q for the quarter
                        ended July 3, 1999 [File No. 1-8002] and incorporated herein by reference).

         4.1            Fiscal Agency Agreement dated as of January 3, 1996, between the Registrant and Chemical Bank pertaining to the
                        Registrant's 4 1/4% Subordinated Convertible Debentures due
                        2003 (filed as Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
                        [File No. 1-8002] and incorporated herein by reference).

    The Registrant agrees, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, to furnish to the Commission upon request, a copy of each instrument with respect to other long-term debt of the Registrant or its consolidated subsidiaries.

         4.2            Rights Agreement, dated as of January 19, 1996, between
                        Thermo Electron Corporation and the First National Bank of
                        Boston, as Rights Agent, which includes as Exhibit A the
                        Form of Certificate of Designations, as Exhibit B the Form
                        of Rights Certificate, and as Exhibit C the Summary of
                        Rights to Purchase Preferred Stock (filed as Exhibit 1 to
                        the Registrant's Registration Statement on Form 8-A filed on
                        January 26, 1996, as amended by Amendment No. 1 to
                        Registration Statement on Form 8-A/A filed on May 30, 1997 and incorporated herein by reference).

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         4.3            Amendment No. 1 to Rights Agreement, dated as of June 11,
                        1999, between Thermo Electron Corporation and BankBoston,
                        N.A. (formerly, The First National Bank of Boston), as
                        Rights Agent, which includes as Exhibit B the amended and
                        restated Form of Rights Certificate and as Exhibit C the
                        amended and restated Summary of Rights to Purchase Preferred
                        Stock (filed as Exhibit 2 to the Registrant's Amendment
                        No. 2 to Registration Statement on Form 8-A/A filed on
                        June 21, 1999 and incorporated herein by reference).

         4.4            Indenture dated as of October 29, 1998, by and between the
                        Registrant and Bankers Trust Company, as Trustee, relating to the issuance of senior debt securities by the Registrant
                        (filed as Exhibit 4.1 to the Registrant's Current Report on
                        Form 8-K dated October 29, 1998, filed with the Securities and Exchange Commission on October 30, 1998, and
                        incorporated herein by reference).

         4.5            First Supplemental Indenture dated as of October 29, 1998, by and between the Registrant and Bankers Trust Company, as
                        Trustee, relating to the issuance by the Registrant of
                        $150,000,000 aggregate principal amount of its 7.625% Notes due 2008 (filed as Exhibit 4.2 to the Registrant's Current
                        Report on Form 8-K dated October 29, 1998, filed with the
                        Securities and Exchange Commission on October 30, 1998, and
                        incorporated herein by reference).

         5.1 Opinion and consent of Seth H. Hoogasian, Esq. as to the validity of the Securities.

         8.1            Opinion and consent of Hale and Dorr LLP as to tax matters.

        10.1            Form of Indemnification Agreement between the Registrant and the directors and officers of its majority-owned
                        subsidiaries.

        10.2            Form of Amended and Restated Indemnification Agreement
                        between the Registrant and   its directors and officers.

        23.1            Consent of Arthur Andersen LLP to the Registrant.

        23.2            Consent of Arthur Andersen LLP to Thermo TerraTech Inc.

        23.3            Consent of Seth H. Hoogasian, Esq. (included as part of
                        Exhibit 5.1).

        23.4            Power of Attorney (see signature pages to this Registration
                        Statement).

        23.5            Consent of Hale and Dorr LLP (included as part of
                        Exhibit 8.1).

        99.1            Form of Proxy of Thermo TerraTech Inc.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (2) that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request; and

    (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on November 9, 1999.

                                                       THERMO ELECTRON CORPORATION

                                                       By:             /s/ RICHARD F. SYRON
                                                            -----------------------------------------
                                                                         Richard F. Syron
                                                              PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                                             DIRECTOR

                        POWER OF ATTORNEY AND SIGNATURES

    Each of the undersigned Directors and Officers of Thermo Electron Corporation hereby appoints Theo Melas-Kyriazi, Paul F. Kelleher, Kenneth J. Apicerno, Seth H. Hoogasian and Sandra L. Lambert, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ RICHARD F. SYRON
     -------------------------------------------       President, Chief Executive    November 9, 1999
                  Richard F. Syron                       Officer and Director

               /s/ THEO MELAS-KYRIAZI
     -------------------------------------------       Chief Financial Officer       November 9, 1999
                 Theo Melas-Kyriazi

                /s/ PAUL F. KELLEHER
     -------------------------------------------       Chief Accounting Officer      November 9, 1999
                  Paul F. Kelleher

              /s/ GEORGE N. HATSOPOULOS
     -------------------------------------------       Chairman of the Board         November 9, 1999
                George N. Hatsopoulos

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ JOHN M. ALBERTINE
     -------------------------------------------       Director                      November 9, 1999
                  John M. Albertine

                /s/ SAMUEL W. BODMAN
     -------------------------------------------       Director                      November 9, 1999
                  Samuel W. Bodman

                 /s/ PETER O. CRISP
     -------------------------------------------       Director                      November 9, 1999
                   Peter O. Crisp

              /s/ ELIAS P. GYFTOPOULOS
     -------------------------------------------       Director                      November 9, 1999
                Elias P. Gyftopoulos

               /s/ JOHN N. HATSOPOULOS
     -------------------------------------------       Director                      November 9, 1999
                 John N. Hatsopoulos

                  /s/ FRANK JUNGERS
     -------------------------------------------       Director                      November 9, 1999
                    Frank Jungers

                /s/ ROBERT A. MCCABE
     -------------------------------------------       Director                      November 9, 1999
                  Robert A. McCabe

                /s/ HUTHAM S. OLAYAN
     -------------------------------------------       Director                      November 9, 1999
                  Hutham S. Olayan

                /s/ ROBERT W. O'LEARY
     -------------------------------------------       Director                      November 9, 1999
                  Robert W. O'Leary

               /s/ ROGER D. WELLINGTON
     -------------------------------------------       Director                      November 9, 1999
                 Roger D. Wellington

                                 EXHIBIT INDEX

     EXHIBIT NO.        DESCRIPTION
     -----------        -----------
         2.1            Agreement and Plan of Merger, dated as of October 19, 1999, by and among Thermo Electron, Thermo TerraTech and TTT
                        Acquisition Corporation (included as Appendix A to the Proxy
                        Statement-Prospectus forming a part of this Registration
                        Statement and incorporated herein by reference).

         3.1            Amended and Restated Certificate of Incorporation of Thermo
                        Electron (filed as Exhibit 1 to Thermo Electron's Amendment
                        No. 3 to Registration Statement on Form 8-A/A [File
                        No. 1-8002] and incorporated herein by reference).

         3.2            Bylaws of Thermo Electron (filed as Exhibit 3 to Thermo
                        Electron's Quarterly Report on Form 10-Q for the quarter
                        ended July 3, 1999 [File No. 1-8002] and incorporated herein by reference).

         4.1            Fiscal Agency Agreement dated as of January 3, 1996, between the Registrant and Chemical Bank pertaining to the
                        Registrant's 4 1/4% Subordinated Convertible Debentures due
                        2003 (filed as Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
                        [File No. 1-8002] and incorporated herein by reference).

    The Registrant agrees, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, to furnish to the Commission upon request, a copy of each instrument with respect to other long-term debt of the Registrant or its consolidated subsidiaries.

         4.2            Rights Agreement, dated as of January 19, 1996, between
                        Thermo Electron Corporation and the First National Bank of
                        Boston, as Rights Agent, which includes as Exhibit A the
                        Form of Certificate of Designations, as Exhibit B the Form
                        of Rights Certificate, and as Exhibit C the Summary of
                        Rights to Purchase Preferred Stock (filed as Exhibit 1 to
                        the Registrant's Registration Statement on Form 8-A filed on
                        January 26, 1996, as amended by Amendment No. 1 to
                        Registration Statement on Form 8-A/A filed on May 30, 1997 and incorporated herein by reference).

         4.3            Amendment No. 1 to Rights Agreement, dated as of June 11,
                        1999, between Thermo Electron Corporation and BankBoston,
                        N.A. (formerly, The First National Bank of Boston), as
                        Rights Agent, which includes as Exhibit B the amended and
                        restated Form of Rights Certificate and as Exhibit C the
                        amended and restated Summary of Rights to Purchase Preferred
                        Stock (filed as Exhibit 2 to the Registrant's Amendment
                        No. 2 to Registration Statement on Form 8-A/A filed on
                        June 21, 1999 and incorporated herein by reference).

         4.4            Indenture dated as of October 29, 1998, by and between the
                        Registrant and Bankers Trust Company, as Trustee, relating to the issuance of senior debt securities by the Registrant
                        (filed as Exhibit 4.1 to the Registrant's Current Report on
                        Form 8-K dated October 29, 1998, filed with the Securities and Exchange Commission on October 30, 1998, and
                        incorporated herein by reference).

         4.5            First Supplemental Indenture dated as of October 29, 1998, by and between the Registrant and Bankers Trust Company, as
                        Trustee, relating to the issuance by the Registrant of
                        $150,000,000 aggregate principal amount of its 7.625% Notes due 2008 (filed as Exhibit 4.2 to the Registrant's Current
                        Report on Form 8-K dated October 29, 1998, filed with the
                        Securities and Exchange Commission on October 30, 1998, and
                        incorporated herein by reference).

         5.1 Opinion and consent of Seth H. Hoogasian, Esq. as to the validity of the Securities.

     EXHIBIT NO.        DESCRIPTION
     -----------        -----------
         8.1            Opinion and consent of Hale and Dorr LLP as to tax matters.

        10.1            Form of Indemnification Agreement between the Registrant and the directors and officers of its majority-owned
                        subsidiaries.

        10.2 Form of Amended and Restated Indemnification Agreement between the Registrant and its directors and officers.

        23.1            Consent of Arthur Andersen LLP to the registrant.

        23.2            Consent of Arthur Andersen LLP to Thermo TerraTech Inc.

        23.3            Consent of Seth H. Hoogasian, Esq. (included as part of
                        Exhibit 5.1).

        23.4            Power of Attorney (see signature pages to this Registration
                        Statement).

        23.5            Consent of Hale and Dorr LLP (included as part of
                        Exhibit 8.1).

        99.1            Form of Proxy of Thermo TerraTech Inc.